As filed with the U.S. Securities and Exchange Commission on February 25, 2025

Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

Dalu International Group Limited
(Exact name of Registrant as specified in its charter)

_________________

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	6500	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification number)

Dalu International Building No.1207
No. 11-1, Section 4, Renmin South Road, Wuhou District, Chengdu City
Sichuan Province, China 610042
Tel: +86 (28) 8625-8726
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________

Copies of all communications, including communications
sent to agent for service, should be sent to:

Richard I. Anslow, Esq. Wei Wang, Esq. Ellenoff Grossman &Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: (212) 370-1300	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road, Suite 260 Vienna, VA 22182 Tel: (301) 760-7393

_________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2025

1,500,000 Ordinary Shares

Dalu International Group Limited

This is the initial public offering of ordinary shares of Dalu International Group Limited, a Cayman Islands exempted holding company with substantially all of its operations conducted in the People’s Republic of China (“China” or the “PRC”). Throughout this prospectus, unless the context indicates otherwise, references to “Dalu” refer to Dalu International Group Limited, a holding company and references to “we,” the “Company” or “our company” are to Dalu and its consolidated subsidiaries.

We are offering 1,500,000 ordinary shares, par value $0.0001 per share. We expect the initial public offering price of the shares to be in the range of $4.00 to $6.00 per share. Prior to this offering, there has been no public market for our ordinary shares. We have applied to have our ordinary shares listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DLHZ.” We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq; however, we will not complete this offering unless we are so listed.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Foreign Private Issuer.”

We are, and, upon completion of this offering, we will continue to be a “controlled company,” as defined under the Nasdaq Listing Rules, as long as our majority shareholder and Chairman and his affiliates own and hold more than 50% of our outstanding ordinary shares. For as long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from certain Nasdaq corporate governance requirements. See “Prospectus Summary — Implications of Being a Controlled Company.”

Investing in our ordinary shares involves significant risks. The risks could result in a material change in the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Our ordinary shares offered in this prospectus are shares of our Cayman Islands holding company, which has no material operations of its own and conducts substantially all of its operations through the operating entities established in the PRC, primarily Sichuan Dalu Yinglianhua Property Management Co., Ltd. (“Yinglianhua”) and Sichuan Dalu Huazhan Commercial Operation Management Co., Ltd. (“Huazhan”). For a description of our corporate structure, see “Corporate History and Structure” beginning on page 65.

In addition, as we conduct substantially all of our operations in China, we are subject to legal and operational risks associated with having substantially all of our operations in China, including risks related to the legal, political and economic policies of the PRC government, the relations between China and the United States, or PRC or United States regulations, which risks could result in a material change in our operations and/or cause the value of our ordinary shares to significantly decline or become worthless and affect our ability to offer or continue to offer securities to investors. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. As advised by our PRC counsel, Yuan Tai Law Offices, as of the date of this prospectus, we are not directly subject to these regulatory actions or statements, as we have not implemented any monopolistic behavior and our business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry. The Standing Committee of the National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires our company, or any of our subsidiaries to obtain regulatory approval from Chinese authorities before listing or conducting securities offerings in the U.S.  If any of our PRC subsidiaries or the holding company were required to obtain approval in the future and were denied permission from PRC authorities to list on U.S. exchanges or conduct securities offerings in the U.S., our ability to conduct our business may be materially impacted, we will not be able to continue listing on any U.S. exchange, continue to offer securities to investors, the interest of the investors may be materially adversely affected and our ordinary shares may significantly decrease in value or become worthless. See “Risk Factors” beginning on page 19 for a discussion of these legal and operational risks and other information that should be considered before making a decision to purchase our ordinary shares.

Furthermore, as more stringent criteria have been imposed by the U.S. Securities and Exchange Commission (the “SEC”) and the Public Company Accounting Oversight Board (the “PCAOB”) recently, our securities may be prohibited from trading if our auditor cannot be fully inspected. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in the PRC or Hong Kong. This list does not include our auditor, ZH CPA, LLC, who is based in the U.S. and is registered with the PCAOB and subject to the PCAOB inspection. On August 26, 2022, the China Securities Regulatory Commission (the “CSRC”), the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol (the “Protocol”) governing inspections and investigations of audit firms based in China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB announced that it has secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate the previous 2021 determination report to the contrary. Notwithstanding the foregoing, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause our securities to be delisted from the stock exchange. See “Risk Factors — Risks Related to Doing Business in China — Our ordinary shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditors. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three” on page 34.

On February 17, 2023, the CSRC issued the Trial Measures for the Administration of Overseas Issuance and Listing of Securities by Domestic Enterprises and five supporting guidelines, which became effective on March 31, 2023 (the “Overseas Listing Regulations”). The Overseas Listing Regulations are applicable to overseas securities offerings and/or listings conducted by issuers who are (i) companies incorporated in the PRC (“PRC domestic companies”) and (ii) companies incorporated overseas with substantial operations in the PRC. The Overseas Listing Regulations stipulate that such issuer shall fulfill the filing procedures within three working days after it makes an application for initial public offering and listing in an overseas stock market. Among other things, if an overseas listed issuer intends to effect any follow-on offering in an overseas stock market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after the completion of the offering. The required filing materials shall include, but not be limited to, (1) filing report and relevant commitment letter and (2) domestic legal opinions. On the same date, the CSRC circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Overseas Listing Regulations, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions (collectively, the “Guidance Rules and Notice”). Starting from March 31, 2023, domestic companies that have submitted valid applications for overseas offerings and listing but have not obtained the approval from relevant overseas regulatory authority or overseas stock exchange before March 31, 2023 can reasonably arrange the timing of filing applications and shall complete filings with the CSRC prior to their overseas offering and listings. If a domestic company fails to complete the required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. Since these statements and regulatory actions by the PRC government are newly published, there are substantial uncertainties as to the implementation and interpretation, and how they will affect this offering and future financing. As of the date of this prospectus, we have completed the filing for this offering with the CSRC in compliance with the Overseas Listing Regulations and the CSRC has concluded the filing procedure and published the filing results on the CSRC website on May 30, 2024. The Overseas Listing Regulations may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Overseas Listing Regulations on a timely basis, or at all. On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China jointly issued the Provisions on Strengthening the Confidentiality and Archive Management Work Relating to the Overseas Securities Offering and Listing (the “Confidentiality and Archives Administration”), which came into effect on March 31, 2023 with the Overseas Listing Regulations. The Confidentiality and Archives Administration requires that, in the process of overseas offering and listing of securities by domestic entities, the domestic entities, and securities companies and securities service institutions that provide relevant securities service shall strictly implement the provisions of relevant PRC laws and regulations and the requirements of these provisions, establish and improve rules on confidentiality and archives administration. Where the domestic entities provide with or publicly disclose documents, materials or other items related to the state secrets and government work secrets to the relevant securities companies, securities service institutions, overseas regulatory authorities, or other entities or individuals, the entities shall apply for approval of competent departments with the authority of examination and approval in accordance with law and report the matter to the secrecy administrative departments at the same level for record filing. Where there is unclear or controversial whether or not the concerned materials are related to state secrets, the materials shall be reported to the relevant secrecy administrative departments for determination. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China — The CSRC issued the Overseas Listing Regulations for China-based companies seeking to offer its securities in foreign markets. The Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our ordinary shares to significantly decline or become worthless” on page 22.

Our officers and directors will have significant influence over the Company following the completion of this offering due to their significant shareholding in the Company, in particular Mr. Dalu Yang, our Chairman of the board of directors, who currently beneficially owns an aggregate of 70.0% of our outstanding ordinary shares and is expected to own approximately 64.6% of our outstanding ordinary shares upon the completion of this offering, assuming no exercise of the underwriters’ over-allotment option. We expect Mr. Yang would have more than 50% of the voting power of our company following the offering thereby cause us to become a “controlled company” under Nasdaq Listing Rules. For more information regarding Mr. Yang’s beneficial ownership, see “Principal Shareholders” and “Risk Factors — Risks Related to Offering and Ownership of Ordinary Shares — Our Chairman of the board of directors, Mr. Dalu Yang, has a substantial influence over our company. His interests may not be aligned with the interests of our other shareholders, and he could prevent or cause a change of control or other transactions” on page 53. For more information regarding implications of us being a “controlled company,” see “Risk Factors — Risks Related to Offering and Ownership of Ordinary Shares — We are a “controlled company” defined under the Nasdaq Listing Rules. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq Listing Rules, we could elect to rely on this exemption in the future and you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements” on page 53.

As a holding company, we rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to our PRC subsidiaries via capital contribution or shareholder loans, as the case may be.

As of the date of this prospectus, there were no cash flows between our Cayman Islands holding company and our subsidiaries. Based on the advice of our Cayman counsel, Maples and Calder (Hong Kong) LLP, there are no limitations imposed by Cayman Islands law on Dalu’s ability to transfer cash between Dalu and its investors, other than as set out under “Dividend Policy.” Among Dalu and its subsidiaries, cash can be transferred from Dalu and China HK Dalu Group Limited (“Dalu HK”), a wholly-owned subsidiary of Dalu formed in Hong Kong, as needed in the form of capital contributions or shareholder loans, as the case may be, to the PRC subsidiaries as we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through capital contributions or loans, and only if we satisfy the applicable government registration, filing and approval requirements in China. The transfer of funds among PRC companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Second Revision, the “Provisions on Private Lending Cases”), which was implemented on January 1, 2021 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by our PRC counsel, Yuan Tai Law Offices, the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between subsidiaries. We believe, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except transfer of funds involving money laundering and criminal activities.

The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Further, to the extent cash or assets in our business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets.

As of the date of this prospectus, no transfers, dividends or other distributions have been made from our subsidiaries to the holding company or the investors out of the PRC, including U.S. investors, and no transfers, loans, or capital contributions have been made from our holding company to any of our subsidiaries or the investors out of the PRC, including the U.S. investors. In addition, each of our PRC operating subsidiaries maintains a fund management policy which dictates the purpose, amount and procedure of fund transfers of such company. See “Prospectus Summary — Dividends and Other Distributions” for more information. Our subsidiaries in the PRC generate and retain cash generated from operating activities and re-invest it in our business. In the future, cash proceeds raised from overseas financing activities may be transferred to our PRC subsidiaries via capital contribution and shareholder loans, as the case may be, to meet the capital needs of their business operations. See “Prospectus Summary — Dividends and Other Distributions.”

	Per Share		Total
Public offering price	$	[•]	$	[•]
Underwriting discounts and commissions(1)(2)	$	[•]	$	[•]
Proceeds to us, before expenses	$	[•]	$	[•]

____________

(1)      Represents underwriting discount and commissions equal to 7.5% per share (or $[•] per share).

(2)      Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering, payable to the Revere Securities, LLC, as the representative of the underwriters, or fees and expenses of the underwriters. For a description of the other terms of compensation to be received by the underwriters, see “Underwriting.”

We have granted a 45-day option to the underwriters to purchase up to an additional 15% of the total number of ordinary shares to be offered in this offering, solely to cover over-allotments, if any.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares to purchasers against payment therefor on or about [•], 2025.

The date of this prospectus is [•], 2025.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

For investors outside of the United States of America (the “United States” or the “U.S.”): Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Shares and the distribution of this prospectus outside of the United States.

i

ABOUT THIS PROSPECTUS

Unless otherwise indicated, in this prospectus, the following terms shall have the meaning set out below:

“China” or “PRC”	The People’s Republic of China, including Hong Kong and Macau. The term “Chinese” has a correlative meaning for the purpose of this prospectus.
“Code”	The United States Internal Revenue Code of 1986, as amended
“Dalu”	Dalu International Group Limited, a Cayman Islands exempted company
“Dalu Group”	Sichuan Dalu Group Co., Ltd. and its affiliates. Mr. Dalu Yang, our Chairman of the board of directors, is the Chairman and legal representative of Dalu Group.
“Dalu HK”	China HK Dalu Group Limited, a limited company formed in Hong Kong, and a direct and wholly-owned subsidiary of Dalu.
“Exchange Act”	The Securities Exchange Act of 1934, as amended
“Huazhan”	Sichuan Dalu Huazhan Commercial Operation Management Co., Ltd., a limited liability company formed in China and an indirect, wholly-owned subsidiary of Dalu
“mainland China”	The People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan, Hong Kong and Macau
“Nasdaq”	Nasdaq Stock Market LLC
“ordinary shares”	Ordinary shares, par value $0.0001 per share, of Dalu
“PCAOB”	The Public Company Accounting Oversight Board
“RMB” or “Renminbi”	Legal currency of China
“PFIC”	A passive foreign investment company
“SEC”	The United States Securities and Exchange Commission
“Securities Act”	The Securities Act of 1933, as amended
“US$,” “U.S. dollars,” “$,” and “dollars”	Legal currency of the United States
“Yinglianhua”	Sichuan Dalu Yinglianhua Property Management Co., Ltd., a limited company formed in China, and an indirect and wholly-owned subsidiary of Dalu

Our reporting currency is the US$. The functional currency of our entities formed in China is the RMB. The functional currency of our entities incorporated in Hong Kong is the Hong Kong Dollar (“HKD”). This registration statement contains conversion of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. The conversion of RMB into U.S. dollars in this prospectus is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus are made at the rate as of September 30, 2024, that is RMB 7.0176 to US$1.00. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange.

ii

Numerical figures included in this registration statement may be subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our Chairman will be presented as “Dalu Yang,” even though, in Chinese, Mr. Yang’s name is presented as “Yang Dalu.”

Our year-end is March 31. References to a particular “year” are to our year ended March 31 of that calendar year. Our audited consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States (the “U.S. GAAP”).

Except where indicated or where the context otherwise requires, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates, surveys, and research as well as from publicly available information, industry and general publications and research, surveys and studies conducted by third parties regarding our industry and market position in China. Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus, and to risks due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these forecasts and other forward-looking information.

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ®, ™ and other similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This prospectus may contain additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

iii

PROSPECTUS SUMMARY

Investors are cautioned that you are purchasing ordinary shares of our Cayman Islands holding company in this initial public offering instead of purchasing equity securities of our subsidiaries that have business operations in China. This corporate structure involves unique risks.

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully, including our financial statements and related notes and the risks described under “Risk Factors.” This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are an integrated property management services and commercial operation services provider and we operate a real estate leasing business in Chengdu, the capital city of Sichuan Province, China. With an operating history of two decades, our PRC subsidiaries have been focusing on providing property management services to owners, developers and occupiers of residential and commercial properties in Chengdu and have accumulated extensive experience in the property management services sector. In addition, to drive our value growth and diversify our revenue streams, we also provide a variety of commercial operation services, primarily consisting of brand planning, market research and positioning consultancy, tenant sourcing and management, marketing and business support to owners and developers of commercial properties and engage in real estate leasing business. We are a well-known property management brand in Chengdu, having undertaken property management and related services for well-known projects in some of the most prosperous commercial areas, such as the fashion center of Chengdu and one of the most popular pedestrianized shopping streets, Chunxi Road, and South Renmin Road in Chengdu’s central business district.

Our Revenue Model

Our revenue was approximately $2.84 million and $2.76 million, respectively, for the six months ended September 30, 2024 and 2023. Our revenue was approximately $5.54 million and $4.79 million, respectively, for the fiscal years ended March 31, 2024 and 2023. We had net income of approximately $0.88 million and $0.84 million, respectively, for the six months ended September 30, 2024 and 2023. We had net income of approximately $1.92 million and $0.62 million, respectively, for the fiscal years ended March 31, 2024 and 2023. We had retained earnings of approximately $2.93 million, $2.05 million and $0.14 million as of September 30, 2024, March 31, 2024 and 2023, respectively.

We generated revenue primarily from (i) provision of property management services, (ii) provision of commercial operation services, (iii) real estate leasing business and (iv) other community value-added services which are one-off services demanded by customers.

For property management services, we charge our property management fee primarily on a basis of unit price per square meter per month. For the six months ended September 30, 2024 and 2023, the average unit price was $0.34 and $0.35 per square meter per month for residential properties, and $1.71 and $1.75 per square meter per month for non-residential properties, respectively. For the years ended March 31, 2024 and 2023, the average unit price was $0.35 and $0.24 per square meter per month for residential properties, and $1.71 and $1.50 per square meter per month for non-residential properties, respectively. The price was calculated by dividing our revenue from the respective property type for the year by the gross floor area under management during the same period.

We provide a range of commercial operation services primarily to property developers and property owners. The commercial operation services comprise of brand planning, market research and positioning consultancy, tenant sourcing and management, marketing and business support. We charge a predetermined percentage over the lease income earned by the property developers and property owners.

For the real estate leasing business, we subleased three properties, including office buildings and mixed-use buildings, from related parties to both third party and related party customers. We commenced real estate leasing business in April 2022.

We also provide other community value-added services to customers, primarily ad-hoc maintenance services. These services were provided based on specific requirements of the customers.

Our Strengths

We believe that the following strengths contribute to our growth and differentiate us from our competitors:

•        We have a proven track record.    With a 20-year operating history, we, through our subsidiaries, have accumulated extensive experience in the property management services sector. Properties we manage include residential properties, office buildings, commercial complexes and other properties.

•        Rooted in Chengdu, the capital city of Sichuan Province, we are equipped with location and resources advantages in the property management and commercial operation services industries.    We are an integrated property management service provider based in Chengdu, a cosmopolitan city with a population of over 7.8 million, which makes it the 5th most populous agglomeration in China, according to the World Population Review. We have undertaken property management and related services for well-known projects in the most prosperous commercial areas, such as the fashion center of Chengdu and the most popular pedestrianized shopping streets, Chunxi Road, and South Renmin Road in Chengdu’s central business district.

•        We offer standard and customized property management services and commercial operation services to a variety of property types, creating competitive edges for building a distinctive service brand.    Through our comprehensive service offerings and with the breadth of our service offerings, we have the flexibility and capacity to customize service offerings based on the specific needs of our customers.

•        We are committed to providing innovative and customer-value service to property developers, owners and residents.    Pivoted to the needs of our customers and considering the variety of requirements and service options for different types of properties, including residential properties, office buildings and other commercial properties, we offer different services in response to the different needs of our commercial and individual customers.

•        We have an experienced and professional management team.    Members of our senior management have on average nearly 15 years of experience in property management, real estate development and sales, and commercial operation services industries and have rich and solid expertise in corporate governance and property management.

Our Challenges

We believe that we are currently facing the following challenges to grow and expand our business:

•        To date, limited access to capital has slowed down our pace to gain additional market share.    To expand our offering of services and our presence to more provinces and cities in China, we need a significant amount of capital to support our operations and to maintain a healthy cash flow. To date, due to the comparatively complicated and time-consuming bank loan procedures, limited access to sufficient capital has to some extent restricted our business development and tempered our further expansion of market share. We need additional capital to expand our operations.

•        Our internal control and corporate governance need to be strengthened.    We have identified limitations and weaknesses in our manual processes, overlapping or duplicating of effort, and a lack of governance. Optimization is required for our internal control systems, such as corporate financial management, quality supervision, and system construction management.

•        We will face fierce market competition in the industry.    At present, office space and retail space supply are rising when occupancy rates are on the decline. How to attract and retain tenants and customers has become a major challenge in our business operations. Our ability to offer better property management services, high quality amenities and generous concessions are restricted by the limited funds we have. In a market environment with severe homogeneity, we need to strategize well to market our uniqueness and provide better and valuable services through more effective cost control.

Our Strategies

We are committed to reinforcing our property management services and further developing the commercial operation services by pursuing the following strategies:

•        Continue to scale up our business by expanding our property management and commercial operation services portfolio and increase our market share.

•        Pursue strategic investments through merger and acquisition and establishment of joint ventures.

•        Deploy information technologies to improve customer experience and increase operational efficiency.

•        Enhance our human capital through recruitment, training and motivation.

Our Market Opportunities

We believe our operation will continue to experience a strong growth in China based on the following market opportunities:

•        We serve a rapidly growing market with strong growth tailwinds. The integrated property management and commercial operation services market in China is expected to reach $107.86 billion by 2027, registering a compound annual growth rate (“CAGR”) of 4.5% during the forecast period from 2020 to 2027, according to StrategyHelix. The revenue-bearing gross floor area (“GFA”) of non-commercial properties under management market has grown from 14.72 billion square meters in 2017 to 19.3 billion square meters in 2020, accomplishing a CAGR of 9.5% of the historic period, and is estimated to expand the GFA to 24.53 billion square meters by 2027. The GFA of commercial properties under management for commercial operation services market has grown from 807 million square meters in 2017 to 1.17 billion square meters in 2020, and is estimated to expand the GFA to 2.19 billion square meters by 2027. The combination of these statistics demonstrates a rapidly growing market with increasing demands for the type of services we offer.

•        In line with the continues growth of the market demands the integrated property management and commercial operation services, the PRC government has issued laws and regulations that we expect to have beneficial effects to the growth of the PRC property management industry in China. The policies encourage the expansion of the business scope of property management and recommend the modernization of community management by integrating modern technologies, public resources and commercial services into the management process. The PRC government has also shifted its policy in the direction of discouraging price speculations and over-leveraged debt in the real estate development industry. In response, the national and local governments are encouraging restoring and transforming existing properties in the cities to attract new tenants and users. We believe this policy shift will provide a growth opportunity to the commercial operation services providers in China.

Our Corporate History and Structure

Dalu is a Cayman Islands exempted company incorporated on August 10, 2022. Structured as a holding company with no material operations, Dalu conducts its operations in China through its PRC subsidiaries, primarily Yinglianhua and Huazhan.

Yinglianhua was incorporated in April 2002 as a PRC limited liability company and has been engaged in the business of providing property management services.

In December 2018, Zhonglian was incorporated as a PRC limited liability company and as a 51% owned subsidiary of Yinglianhua. Zhonglian is primarily engaged in the business of providing property management services.

On July 19, 2022, Yinglianhua transferred all its equity interest in Zhonglian to two third-party individuals in consideration of RMB 1.72 million (approximately $256,800). As a result, Zhonglian is no longer a subsidiary of the Company.

In January 2022, Huazhan was incorporated as a PRC limited liability company and commenced commercial operation services and real estate leasing business in Chengdu in April 2022.

With the growth of our business and in order to facilitate international capital investment in us, we started a reorganization as described below:

In August 2022, Huazhan acquired 100% equity interest of Yinglianhua for nil consideration. In August 2022, Dalu was incorporated as a Cayman Islands exempted company and China HK Dalu Group Limited (“Dalu HK”) was incorporated as a Hong Kong limited company and a wholly-owned subsidiary of Dalu. On September 19, 2022, Dalu HK acquired all the equity interest of Huazhan from the five PRC individual shareholders of Huazhan, including Dalu Yang, our Chairman and principal shareholder, Dacheng Yang, brother of Dalu Yang, Xiufang Chen, wife of Dacheng Yang, and two third party individuals, for nil consideration.

The diagram below shows our corporate structure as of the date of this prospectus:

Dalu International Group Limited
("Dalu")
a Cayman Islands company
100%
China HK Dalu Group Limited
("Dalu HK")
a Hong Kong company
Offshore
100%
Onshore
Sichuan Dalu Huazhan Commercial Operation Management Co., Ltd.
("Huazhan")
a People's Republic of China company
100%
Sichuan Dalu Yinglianhua Property Management Co., Ltd.
("Yinglianhua")
a People's Republic of China company

Huazhan and Yinglianhua contributed 100% of our consolidated revenue for the six months ended September 30, 2024 and 2023, and for the year ended March 31, 2024. Huazhan, Yinglianhua and Zhonglian (Yinglianhua’s former subsidiary) contributed 100% of our consolidated revenue for the year ended March 31, 2023. Huazhan and Yinglianhua accounted for 100% of our consolidated total assets and liabilities as of September 30, 2024, March 31, 2024 and 2023. For more information, see our consolidated financial statements and related notes from pages F-2 to F-50 that appear in this prospectus.

Dividends and Other Distributions

Dalu is a holding company with no material operations of its own and does not generate any revenue. We currently conduct substantially all of our operations through Yinglianhua and Huazhan, our operating entities in the PRC. We are permitted under PRC laws and regulations to provide funding to PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” on page 30.

Under our current corporate structure, we rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. Our subsidiaries in the PRC generate and retain cash generated from operating activities and re-invest it in our business. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. As of the date of this prospectus, there were no cash flows between our Cayman Islands holding company and our subsidiaries.

The transfer of funds among PRC companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Second Revision, the “Provisions on Private Lending Cases”), which was implemented on January 1, 2021 in China to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (v) the lending is violations of public orders or good morals; or (vi) the lending is in violations of mandatory provisions of laws or administrative regulations. As advised by our PRC counsel, Yuan Tai Law Offices, the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between PRC subsidiaries. See “Regulation — Regulations Relating to Private Lending.”

Based on the advice of our Cayman counsel, Maples and Calder (Hong Kong) LLP, there are no limitations imposed by Cayman Islands law on Dalu’s ability to transfer cash between Dalu and its investors, other than as set out under “Dividend Policy.” Among Dalu and its subsidiaries, cash can be transferred from Dalu and Dalu HK as needed in the form of capital contributions or shareholder loans, as the case may be, to the PRC subsidiaries as we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through capital contributions or loans, and only if we satisfy the applicable government registration, filing and approval requirements in China. We believe, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except transfer of funds involving money laundering and criminal activities. The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC. See also “Risk Factors — Risks Related to Doing Business in China — Dividends payable to our foreign investors and gains on the sale of our ordinary shares by our foreign investors may be subject to PRC tax” on page 32. Further, to the extent cash or assets in our business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets. See “Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets in our business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” on page 23. As of the date of this prospectus, no transfers, dividends or other distributions have been made from our subsidiaries to the holding company or the investors outside of the PRC, including U.S. investors, and no transfers, loans, or capital contributions have been made from our holding company to any of our subsidiaries or the investors out of the PRC, including the U.S. investors. We intend to retain all of our available funds and any future earnings after this offering and cash proceeds from overseas financing activities, including this offering, to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. As of the date of this prospectus, no transfers, dividends or other distributions have been made among our PRC subsidiaries. See “Prospectus Summary — Our Corporate History and Structure — Dividends and Other Distributions” on page 5 and consolidated financial statements beginning on page F-1. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us based on current statutory limits to our PRC subsidiaries via capital contribution or shareholder loans, as the case may be.

Our PRC operating subsidiaries have maintained cash management policies which dictate the purpose, amount and procedure of cash transfers between the PRC operating subsidiaries and other persons or entities. Cash should be handled in accordance with the prescribed procedures, including requiring departments or individuals to submit in advance to the subsidiary’s financial center a cash payment application, which should be reviewed by the lead accountant. After the lead accountant confirms that all requirements are met, the application will be submitted to the required approver(s), in accordance with the List of Approval Authority for Various Types of Funds required in the same policy, for approval. Only with the required approval(s) can the cashier proceed with the cash payment or wire transfer.

Each of the operating subsidiaries’ financial management department conducts regular and irregular examination of the internal control of cash transfers, including responsibilities and authorities of supervising departments or personnel, compliance with approval procedures, and storage of the payment stamps and checks. Our subsidiaries in the PRC generate and retain cash generated from operating activities and re-invest it in our business. In the future, cash proceeds raised from overseas financing activities may be transferred to our PRC subsidiaries via capital contribution and shareholder loans, as the case may be, to meet the capital needs of their business operations.

Our PRC subsidiaries are permitted to pay dividends only out of their retained earnings. However, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of its registered capital. This portion of our PRC subsidiaries’ respective net assets are prohibited from being distributed to their shareholders as dividends. See “Regulation — Regulations on Dividend Distributions.” However, none of our subsidiaries has made any dividends or other distributions to our holding company or any U.S. investors as of the date of this prospectus. See also “Risk Factors — Risks Related to Doing Business in China — We rely to a significant extent on dividends and other distributions on equity paid by our subsidiaries to fund offshore cash and financing requirements and any limitation on the ability of our PRC subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities” on page 31.

In addition, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to transfer cash out of China, and pay dividends in foreign currencies to our shareholders. There can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations. See “Risk Factors — Risks Related to Doing Business in China — Restrictions on currency exchange may limit our ability to utilize our revenues effectively” on page 33.

Summary of Risks Affecting Our Company

Our business is subject to multiple risks and uncertainties, as more fully described in “Risk Factors” and elsewhere in this prospectus. We urge you to read “Risk Factors” and this prospectus in full. Our principal risks may be summarized as follows:

Risks Related to Doing Business in China

We are also subject to risks and uncertainties relating to doing business in China in general, including, but are not limited to, the following:

•        Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies. See “Risk Factors — Risks Related to Doing Business in China — Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” on page 19;

•        The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless” on page 19;

•        The rules and regulations in China can change quickly with little advance notice and uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could limit the legal protections available to you and us. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the ordinary shares we are registering for sale. See “Risk Factors — Risks Related to Doing Business in China — The rules and regulations in China can change quickly with little advance notice and uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could limit the legal protections available to you and us” beginning on page 20.

•        The Overseas Listing Regulations lay out the filing regulation arrangement for both direct and indirect overseas listings, and clarify the determination criteria for indirect overseas listing in overseas markets. Among other things, if an overseas listed issuer intends to effect any initial public offering in an overseas stock market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after the completion of the offering. The required filing materials shall include, but not be limited to, (1) filing report and relevant commitment letter and (2) domestic legal opinions. The Overseas Listing Regulations may subject us to additional compliance requirements in the future. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China — The CSRC issued the Overseas Listing Regulations for China-based companies seeking to offer its securities in foreign markets. The Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our ordinary shares to significantly decline or become worthless” on page 22;

•        To the extent cash or assets in our business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies. We believe, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except transfer of funds involving money laundering and criminal activities. See “Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets in our business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” beginning on page 23.

•        You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management team members named in the prospectus based on foreign laws. See “Risk Factors — Risks Related to Doing Business in China — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management team members named in the prospectus based on foreign laws” on page 24;

•        PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” on page 30;

•        We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have material and adverse effects on our ability to conduct our business. See “Risk Factors — Risks Related to Doing Business in China — We rely to a significant extent on dividends and other distributions on equity paid by our subsidiaries to fund offshore cash and financing requirements and any limitation on the ability of our PRC subsidiaries to transfer cash out of China and/or make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities” on page 31;

•        Our ordinary shares may be delisted under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the PCAOB is unable to inspect our auditors. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period before our ordinary shares may be prohibited from trading or delisted. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law. The Consolidated Appropriations Act contains, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in the PRC or Hong Kong. This list does not include our auditor, ZH CPA LLC. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed the Protocol governing inspections and investigations of audit firms based in China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB announced that it has secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate the previous 2021 determination report to the contrary. While our auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause our securities to be delisted from the stock exchange See “Risk Factors — Risks Related to Doing Business in China — Our ordinary shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three” on page 34; and

•        Failure to pay social insurance premium and housing provident funds pursuant to PRC regulations may adversely affect our financial condition and results of operations. See “Risk Factors — Risks Related to Doing Business in China — Failure to pay the social insurance premium and housing provident funds for and on behalf of our employees in accordance with the Labor Contract Law or comply with other related regulations of the PRC may have an adverse impact on our financial conditions and results of operations.” on page 34.

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

•        A significant portion of our revenue was generated from Dalu Group and its affiliates or the properties developed by Dalu Group and its affiliates, a group of entities which we do not have control over. See “Risk Factors — Risks Related to Our Business and Industry — A significant portion of our revenue was generated from Dalu Group and its affiliates or the properties developed by Dalu Group and its affiliates, a group of entities which we do not have control over” beginning on page 36.

•        We have identified a material weakness in our internal controls over financial reporting. If we do not adequately remediate this material weakness, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our shares. See “Risk Factors — Risks Related to Our Business and Industry — We have identified a material weakness in our internal controls over financial reporting. If we do not adequately remediate this material weakness, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our shares” beginning on page 37.

•        Any financial difficulties faced by Dalu Group and its affiliates may have material and adverse impacts on our business, financial condition, results of operation and prospects. See “Risk Factors — Risks Related to Our Business and Industry — Any financial difficulties faced by Dalu Group and its affiliates may have material and adverse impacts on our business, financial condition, results of operation and prospects” beginning on page 38.

•        Overcharge of utility fees may result in penalties and administrative orders such as suspension of business for rectification. See “Risk Factors — Risks Related to Our Business and Industry — Overcharge of utility fees may result in penalties and administrative orders such as suspension of business for rectification” beginning on page 38.

•        A majority of our lease agreements in connection with the properties we managed under our commercial operation services and real estate leasing business were signed after the underlying properties had been mortgaged, for which we failed to obtain the mortgagees’ written consents. See “Risk Factors — Risks Related to Our Business and Industry — A majority of our lease agreements in connection with the properties we managed under our commercial operation services and real estate leasing business were signed after the underlying properties had been mortgaged, for which the mortgagees’ written consents are not obtained” beginning on page 39.

•        Our future growth may not materialize as planned, and any failure to manage our future growth effectively may have a material adverse effect on our business, financial position and results of operations. See “Risk Factors — Risks Related to Our Business and Industry — Our future growth may not materialize as planned, and any failure to manage our future growth effectively may have a material adverse effect on our business, financial position and results of operations” beginning on page 39.

•        We cannot assure you that we can secure new or renew our existing preliminary property management service contracts or commercial operation service and leasing contracts with property developers, including Dalu Group, on favorable terms, or at all. See “Risk Factors — Risks Related to Our Business and Industry — We cannot assure you that we can secure new or renew our existing preliminary property management service contracts or commercial operation service and leasing contracts with property developers, including Dalu Group, on favorable terms, or at all” beginning on page 40.

•        Our future acquisitions may not be successful and we may face difficulties in integrating acquired operations with our existing operation. See “Risk Factors — Risks Related to Our Business and Industry — Our future acquisitions may not be successful and we may face difficulties in integrating acquired operations with our existing operation” beginning on page 41.

•        We may face fluctuations in our labor and subcontracting costs, and the increase in employee benefit cost and subcontracting costs could harm our business and reduce our profitability. See “Risk Factors — Risks Related to Our Business and Industry — We may face fluctuations in our labor and subcontracting costs, and the increase in employee benefit cost and subcontracting costs could harm our business and reduce our profitability” beginning on page 42.

•        We are exposed to risks associated with third-party subcontractors performing certain services to our customers. See “Risk Factors — Risks Related to Our Business and Industry — We are exposed to risks associated with third-party subcontractors performing certain services to our customers” beginning on page 42.

•        We may be subject to losses and decreased profit margins if we fail to effectively anticipate or control our costs in providing our property management services, as we generally charge our customers on a lump sum basis. See “Risk Factors — Risks Related to Our Business and Industry — We may be subject to losses and decreased profit margins if we fail to effectively anticipate or control our costs in providing our property management services, as we generally charge our customers on a lump sum basis” beginning on page 43.

•        All of our operations are concentrated in the city of Chengdu, and our business could be adversely affected in the event of any adverse development in government policies or business environment in the city. See “Risk Factors — Risks Related to Our Business and Industry — All of our operations are concentrated in the city of Chengdu, and our business could be adversely affected in the event of any adverse development in government policies or business environment in the city” beginning on page 43.

•        We may not be able to collect property management fees from property owners, residents and property developers which could incur impairment losses on our trade and bill receivables. See “Risk Factors — Risks Related to Our Business and Industry — We may not be able to collect property management fees from property owners, residents and property developers which could incur impairment losses on our trade and bill receivables” beginning on page 43.

•        Our diversified business may not develop and succeed as planned, and therefore our overall growth strategy may not work as expected. See “Risk Factors — Risks Related to Our Business and Industry — Our diversified business may not develop and succeed as planned, and therefore our overall growth strategy may not work as expected” beginning on page 44.

•        We may be liable for unpaid social insurance contributions and a late payment fee because we have failed to register for and/or fully contribute to social insurance and housing provident funds for some of our employees. See “Risk Factors — Risks Related to Our Business and Industry — We have failed to register for and/or fully contribute to social insurance and housing provident funds for some of our employees.” beginning on page 47.

•        We are susceptible to changes in regulatory landscapes of the PRC property management and PRC real estate industries. See “Risk Factors — Risks Related to Our Business and Industry — We are susceptible to changes in regulatory landscapes of the PRC property management and PRC real estate industries” beginning on page 45.

•        Risks relating to natural disasters, epidemics, acts of terrorism or war in the PRC and globally may materially and adversely affect our business. See “Risk Factors — Risks Related to Our Business and Industry — Risks relating to natural disasters, epidemics, acts of terrorism or war in the PRC and globally may materially and adversely affect our business” beginning on page 45.

•        We face intense competition in the property management market and if we fail to compete successfully against existing and new competitors, our business, financial position, results of operations and prospects may be materially and adversely affected. See “Risk Factors — Risks Related to Our Business and Industry — We face intense competition in the property management market and if we fail to compete successfully against existing and new competitors, our business, financial position, results of operations and prospects may be materially and adversely affected” beginning on page 46.

•        Our insurance may not sufficiently cover, or may not cover at all, losses and liabilities we may encounter during the ordinary course of operation. See “Risk Factors — Risks Related to Our Business and Industry — Our insurance may not sufficiently cover, or may not cover at all, losses and liabilities we may encounter during the ordinary course of operation” beginning on page 47.

•        We may be involved in legal and other disputes and claims from time to time during the ordinary course of operation. See “Risk Factors — Risks Related to Our Business and Industry — We may be involved in legal and other disputes and claims from time to time during the ordinary course of operation” beginning on page 47.

Risks Related to This Offering and Ownership of Our Ordinary Shares

In addition to the risks and uncertainties described above, we are subject to risks relating to ordinary shares and this offering, including, but not limited to, the following:

•        An active trading market for our ordinary shares or our ordinary shares may not develop and the trading price for our ordinary shares may fluctuate significantly. See “Risk Factors — Risks Related to This Offering and Ownership of Our Ordinary Shares — An active trading market for our ordinary shares or our ordinary shares may not develop and the trading price for our ordinary shares may fluctuate significantly” on page 49.

•        Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities. See “Risk Factors — Risks Related to This Offering and Ownership of Our Ordinary Shares — Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities” on page 50.

•        The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors. Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our ordinary shares. See “Risk Factors — Risks Related to This Offering and Ownership of Our Ordinary Shares — The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors” and “Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our ordinary shares” on pages 50 and 51.

•        Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution. See “Risk Factors — Risks Related to This Offering and Ownership of Our Ordinary Shares — Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution” on page 52.

Recent Regulatory Developments in China

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) and the Anti-Monopoly Law of the People’s Republic of China promulgated by the SCNPC in 2008, as amended on June 24, 2022 and came into effect on August 1, 2022 (the “Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the Ministry of Commerce of the People’s Republic of China (the “MOFCOM”) be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008, as last amended in 2024, are triggered. Moreover, the Anti-Monopoly Law requires that transactions which involve the national security, the examination on the national security shall also be conducted according to the relevant provisions of the Measures for the Safety Examination of Foreign Investment. In addition, the PRC Measures for the Security Review of Foreign Investment which became effective in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition.

On July 6, 2021, the relevant PRC government authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law (the “Opinions”). The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date of this prospectus, except for the Overseas Listing Regulations, no official guidance or related implementation rules have been issued yet and the interpretation of these opinions remains unclear at this stage. See “Risk Factors — Risks Related to Doing Business in China — Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our ordinary shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China” on page 26.

In addition, on July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued the Measures for Cybersecurity Review (Revision Draft for Comments) for public comments, which propose to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users. On December 28, 2021, the Measures for Cybersecurity Review (2021 version) which were promulgated and became effective on February 15, 2022, provide that any “online platform operator” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 version), further list the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC has said that under the new rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs.

On February 17, 2023, the CSRC issued the Overseas Listing Regulations. The Overseas Listing Regulations are applicable to overseas securities offerings and/or listings conducted by issuers who are (i) PRC domestic companies directly and (ii) companies incorporated overseas with substantial operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. The Overseas Listing Regulations stipulate that such issuer shall fulfill the filing procedures within three working days after it makes an application for initial public offering and listing in an overseas stock market. Among other things, if an overseas listed issuer intends to effect any follow-on offering in an overseas stock market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after the completion of the offering. The required filing materials shall include, but not be limited to, (1) filing report and relevant commitment letter and (2) domestic legal opinions. On the same day, the CSRC also held a press conference for the release of the Overseas Listing Regulations and issued the Guidance Rules and Notice, which, among others, clarifies that: (i) on or prior to the effective date of the Overseas Listing Regulations, the PRC domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; (ii) a six-month transition period will be granted to PRC domestic companies which, prior to the effective date of the Overseas Listing Regulations, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Overseas Listing Regulations. As our PRC subsidiaries accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended March 31, 2024 and 2023, and the key components of our operations are carried out in the PRC, this offering will be considered an indirect offering and we are subject to the filing requirements under the Overseas Listing Regulations. As of the date of this prospectus, we have completed the filing for this offering with the CSRC in compliance with the Overseas Listing Regulations. The Overseas Listing Regulations may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Overseas Listing Regulations on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless.

As further advised by our PRC counsel, Yuan Tai Law Offices, as of the date of this prospectus, except for those licenses and permissions held by our PRC subsidiaries set forth in the table below under the heading “Regulatory Permissions,” neither Dalu nor any of its subsidiaries is currently required to obtain regulatory approvals or permissions from the CSRC, the CAC, or any other relevant PRC regulatory authorities for their business operations, our offering (including the sales of securities to foreign investors) and our listing in the U.S. under any existing PRC law, regulations or rules, nor we have received any inquiry, notice, warning, sanctions or regulatory objection to our business operations, our offering and listing in the U.S. from the CSRC, the CAC, or other PRC regulatory authorities. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC or other PRC regulatory authorities required for our business operations and overseas listings, including this offering. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. The PRC government may take actions to exert more oversight and control over offerings by China-based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless. If it is determined in the future that the approval or permissions of the CSRC, the CAC or any other regulatory authority is required for the business operations and this offering and we do not receive or maintain the approvals or permissions, or we inadvertently conclude that such approvals or permissions are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approvals or permissions in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, limit our ability to pay dividends outside of China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

The CSRC, the CAC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our ordinary shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. See “Risk Factors — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless” on page 19 and “Risk Factors — Risks Related to Doing Business in China — The rules and regulations in China can change quickly with little advance notice and uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could limit the legal protections available to you and us” on page 20.

Regulatory Permissions

We are not operating in an industry that prohibits or limits foreign investment. As a result, as advised by our PRC counsel, Yuan Tai Law Offices, other than those requisite for a domestic company in China to engage in the businesses similar to ours, we are not required to obtain any permission from the PRC authorities, including the CSRC, the CAC or any other governmental agency that is required to approve our operations. However, if we do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

As of the date of this prospectus, we and our PRC subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include business licenses. The following table provides details on the licenses and permissions held by our PRC subsidiaries.

Company	License/Permission	Issuing Authority	Term of Validity
Huazhan	Business License	Chengdu Hi-Tech Industrial Development Zone Administration for Market Regulation	Long-term
Yinglianhua	Business License	Chengdu Qingyang District Administrative Examination and Approval Bureau	Long-term

Implications of Being an Emerging Growth Company

We had less than $1.235 billion in revenue during our last year. As a result, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of reduced public reporting requirements. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

•        not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•        reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” if our annual gross revenues exceed $1.235 billion or if we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Implications of Being a Foreign Private Issuer

Upon consummation of this offering, we will report under the Exchange Act, as a non-U.S. company with “foreign private issuer” status. Even after we no longer qualify as an emerging growth company, so long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act and the rules thereunder that are applicable to U.S. domestic public companies, including:

•        the rules under the Exchange Act that require U.S. domestic public companies to issue financial statements prepared under U.S. GAAP;

•        the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of any securities registered under the Exchange Act;

•        the sections of the Exchange Act that require insiders to file public reports of their share ownership and trading activities and that impose liability on insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act that require the filing with the SEC of quarterly reports on Form 10-Q, containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events.

We will file with the SEC, within four months after the end of each year (or such other reports required by the SEC), an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain of the more extensive SEC executive compensation disclosure rules. Therefore, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.

Implications of Being a Controlled Company

We expect that our Chairman of the board of directors, Mr. Dalu Yang, will own a majority of our ordinary shares following this offering and we will continue to be a controlled company pursuant to “controlled company” defined under the Nasdaq Listing Rules. Accordingly, we will be a controlled company under the applicable Nasdaq listing standards. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq Listing Rules, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors upon closing of this offering. Our status as a controlled company could cause our Ordinary Shares to look less attractive to certain investors or otherwise harm our trading price. As a result, the investors will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Please see “Risk Factors — Risks Related to Offering and Ownership of Ordinary Shares — We are a “controlled company” defined under the Nasdaq Listing Rules. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq Listing Rules, we could elect to rely on this exemption in the future and you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.”

Corporate Information

Our principal executive offices are located at Dalu International Building No.1207, No. 11-1, Section 4, Renmin South Road, Wuhou District, Chengdu City, Sichuan Province, China 610042, and our telephone number is +86 (028) 8625-8726. Our registered office in the Cayman Islands is located at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, DE 19711.

The Offering

Securities being offered:	1,500,000 ordinary shares on a firm commitment basis (or 1,725,000 ordinary shares if the underwriters exercise their over-allotment option in full).
Initial offering price:	We estimate the initial public offering price for the ordinary shares will be in the range of $4.00 to $6.00 per ordinary share.
Number of ordinary shares outstanding before the offering:	18,000,000 ordinary shares.
Number of ordinary shares outstanding after the offering:	19,725,000 ordinary shares, assuming full exercise of the underwriters’ over-allotment option, and 19,500,000 ordinary shares, assuming no exercise of the underwriters’ over-allotment option.
Underwriters’ over-allotment option:	We have granted the underwriters an option for a period of up to 45 days to purchase up to an additional 15% of the total number of ordinary shares to be offered.
Use of proceeds:

We intend to use the net proceeds of this offering for:

•   pursuing strategic investments through merger and acquisition and establishment of joint ventures;

•   deploying information technologies to improve customer experience and increase operational efficiency;

•   continuing to scale up our business by expanding our property management and commercial operation services portfolio and increase our market share;

•   enhancing our human capital through recruitment, training and motivation; and

•   general purpose of business operations.

For more information on the use of proceeds, see “Use of Proceeds” on page 59.

Lock-up agreements:

All of our directors and officers and holders of 5% or more of our outstanding ordinary shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of six months from the commencement of the Company’s first day of trading on the Nasdaq Capital Market. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Indemnification escrow:

Net proceeds of this offering in the amount of $200,000 shall be used to fund an escrow account for a period of 12 months following the closing date of this offering, which account shall be used in the event that we have to indemnify the underwriters pursuant to the terms of an underwriting agreement with the underwriters.

Proposed Nasdaq symbol:	We have applied to have our ordinary shares listed on the Nasdaq under the symbol “DLHZ.”
Transfer agent and registrar:	[•]
Risk factors:

Investing in our ordinary shares involves significant risks. The risks could result in a material change in the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 19.

RISK FACTORS

Investing in our ordinary shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends, the trading price of our ordinary shares and ability to offer and continue to offer securities to investors. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to Doing Business in China

Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Substantially all of our operations are conducted in the PRC and substantially all of our revenue is sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC or changes in government relations between China and the United States or other governments. There is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past four decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity.

In July 2021, the Chinese government provided new guidance on China-based companies raising capital outside of China, including through VIE arrangements. In light of such developments, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC. As substantially all of our operations are based in China, any future Chinese, U.S. or other rules and regulations that place restrictions on capital raising or other activities by China based companies could adversely affect our business and results of operations. If the business environment in China deteriorates from the perspective of domestic or international investment, or if relations between China and the United States or other governments deteriorate, the Chinese government may intervene with our operations and our business in China and United States, as well as the market price of our ordinary shares, may also be adversely affected.

The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless.

We are currently not required to obtain approval from PRC authorities to list on U.S exchanges, however, if our holding company or any of our PRC subsidiaries were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, continue to offer securities to investors, or materially affect the interest of the investors and cause significantly depreciation of our price of ordinary shares.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in our operations in China.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. Similarly, our business segments may be subject to various government and regulatory interference in the regions in which we operate. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we are currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry. Recent statements by the Chinese government indicating an intent, and the PRC government may take actions to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless.

The rules and regulations in China can change quickly with little advance notice and uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could limit the legal protections available to you and us.

Our PRC subsidiaries are subject to various PRC laws, rules and regulations generally applicable to companies in China. The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China. These laws, regulations and requirements may change in the future and may change the extent of legal protections available to us.

As relevant laws and regulations are relatively new and the PRC legal system continues to rapidly evolve with little advance notice, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights change, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business, impede our ability to continue our operations and reduce the value of your investment in us.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. On July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, among others, in addition to “operator of critical information infrastructure,” any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities.

On November 14, 2021, the CAC released the Regulations on Network Data Security (draft for public comments) and accepted public comments until December 13, 2021. The draft Regulations on Network Data Security provide that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. The enacted version of the Regulations on Network Data Security was promulgated in September 2024 and came into force as from January 1, 2025. The enacted version required that if a network data processor carries out network data processing activities that affects or may affect national security, it shall undergo a national security review in accordance with relevant state regulations, and emphasized special protection of important data. Important data refers to data in a specific field, a specific group, a specific region, or of a certain precision and scale, which, once tampered with, damaged, leaked, or illegally accessed or illegally utilized, may directly jeopardize national security, economic operation, social stability, public health and safety. We do not believe, based upon the opinion of our PRC counsel, that we are subject to the cybersecurity review as we are not a data processor and do not possess personal information of more than one million users. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to penalties for non-compliance.

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operator” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 version), further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs. We believe, based upon the opinion of our PRC counsel, none of the Company or any of its PRC subsidiaries is an operator of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure because none of the Company or any of its PRC subsidiaries is engaged in important public communication and information services, energy, transportation, water conservancy, finance, public services, e-government, defense technology and industry, as well as other important network facilities, information systems that may seriously endanger national security, national economy and people’s livelihood. Additionally, based upon the opinion of our PRC counsel, none of the Company or any of its PRC subsidiaries is an “online platform operator” controlling personal information of more than one million users under the Cybersecurity Review Measures because none of the Company or any of its PRC subsidiaries is a network operator which owns, manages network or provides network services as defined under the Cybersecurity Law and none of the Company or any of its PRC subsidiaries operates an online platform. Therefore, we are not subject to the Measures for Cybersecurity Review and are not required to pass the security evaluation organized by the CAC and the compliance with such regulation will not materially impact our business operations. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to fines or penalties for non-compliance.

On February 17, 2023, the CSRC issued the Overseas Listing Regulations. The Overseas Listing Regulations are applicable to overseas securities offerings and/or listings conducted by issuers who are (i) PRC domestic companies directly and (ii) companies incorporated overseas with substantial operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. The Overseas Listing Regulations stipulate that such issuer shall fulfill the filing procedures within three working days after it makes an application for initial public offering and listing in an overseas stock market. Among other things, if an overseas listed issuer intends to effect any follow-on offering in an overseas stock market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after the completion of the offering. The required filing materials shall include, but not be limited to, (1) filing report and relevant commitment letter and (2) domestic legal opinions. On the same day, the CSRC also held a press conference for the release of the Overseas Listing Regulations and issued the Guidance Rules and Notice, which, among others, clarifies that: (i) on or prior to the effective date of the Overseas Listing Regulations, the PRC domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; (ii) a six-month transition period will be granted to PRC domestic companies which, prior to the effective date of the Overseas Listing Regulations, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Overseas Listing Regulations. As our PRC subsidiaries accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended March 31, 2024 and 2023 and the key components of our operations are carried out in the PRC, this offering will be considered an indirect offering and we are subject to the filing requirements under the Overseas Listing Regulations. As of the date of this prospectus, we have completed the filing for this offering with the CSRC in compliance with the Overseas Listing Regulations. The Overseas Listing Regulations may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Overseas Listing Regulations on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China — The CSRC issued the Overseas Listing Regulations for China-based companies seeking to offer its securities in foreign markets. The Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our ordinary shares to significantly decline or become worthless.”

Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals and complete this offering and any follow-on offering or if even we complete this offering and any follow-on offering, we may be required to delist from Nasdaq and subject to fines and penalties, which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

Furthermore, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence our operations at any time, which are beyond our control. Therefore, any such action may adversely affect our operations and significantly limit or hinder our ability to offer or continue to offer securities to you and reduce the value of such securities.

Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers could result in a material change in our operations, financial performance and/or the value of our ordinary shares or impair our ability to raise money.

The CSRC issued the Overseas Listing Regulations for China-based companies seeking to offer its securities in foreign markets. The Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our ordinary shares to significantly decline or become worthless.

On February 17, 2023, the CSRC issued the Overseas Listing Regulations, which became effective on March 31, 2023. The Overseas Listing Regulations lay out the filing regulation arrangement for both direct and indirect overseas listings, and clarify the determination criteria for indirect overseas listing in overseas markets.

The Overseas Listing Regulations are applicable to overseas securities offerings and/or listings conducted by issuers who are (i) PRC domestic companies directly and (ii) companies incorporated overseas with substantial operations primarily in the PRC. The Overseas Listing Regulations stipulate that such issuer shall fulfill the filing procedures within three working days after it makes an application for initial public offering and listing in an overseas stock market. Among other things, if an overseas listed issuer intends to effect any follow-on offering in an overseas stock market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after the completion of the offering. The required filing materials shall include, but not be limited to, (1) filing report and relevant commitment letter and (2) domestic legal opinions.

In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) that the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) that the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) that, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy; (4) that the domestic enterprise is currently under judicial investigation for suspicion of criminal offenses or is under investigation for suspicion of major violations, and there are no clear conclusions yet; and (5) that there are material ownership disputes over the equity of the domestic enterprise held by the controlling shareholder, a shareholder controlled by the controlling shareholder or the actual controller. The Overseas Listing Regulations stipulate the legal consequences for breaches, including failure to fulfill filing obligations or engaging in fraudulent filing behavior, which may result in a fine ranging from RMB1 million to RMB10 million, and in cases of severe violations, the relevant responsible persons may also be barred from entering the securities market.

On February 17, 2023, the CSRC also held a press conference for the release of the Overseas Listing Regulations and issued the Guidance Rules and Notice, which, among others, clarifies that: (i) on or prior to the effective date of the Overseas Listing Regulations, the PRC domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; (ii) a six-month transition period will be granted to PRC domestic companies which, prior to the effective date of the Overseas Listing Regulations, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Overseas Listing Regulations. As our PRC subsidiaries accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended March 31, 2024 and 2023, and the key components of our operations are carried out in the PRC, this offering will be considered an indirect offering and we are subject to the filing requirements under the Overseas Listing Regulations.

As of the date of this prospectus, we have completed the filing for this offering with the CSRC in compliance with the Overseas Listing Regulations and the CSRC has concluded the filing procedure and published the filing results on the CSRC website on May 30, 2024. The Overseas Listing Regulations may subject us to additional compliance requirements, and we cannot assure you that we will be able to get the clearance of filing procedures under the Overseas Listing Regulations on a timely basis, or at all. We believe that except for the Overseas Listing Regulations and the Guidance Rules and Notice, none of the situations that would clearly prohibit overseas offering and listing applies to us. We reached this conclusion based on the advice of our PRC counsel, Yuan Tai Law Offices. However, there is uncertainty inherent in relying on an opinion of counsel on whether we are required to obtain permissions from the Chinese government. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer its securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless.

To the extent cash or assets in our business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Dalu is an offshore holding company with no material operations of its own, and conducts substantially all of its operations through its operating subsidiaries established in the PRC, primarily in Chengdu, Sichuan Province. As of the date of this prospectus, a substantial portion of our cash and assets are located in the PRC. As of the date of this prospectus, no transfers, dividends or other distributions have been made to date from our subsidiaries to our holding company or investors outside of the PRC. The transfer of funds among PRC companies are subject to the Provisions on Private Lending Cases, which was implemented on January 1, 2021 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases do not prohibit cash transfers among the PRC company’s subsidiaries. As of the date of this prospectus, we have not been notified of any restrictions which could limit our PRC subsidiaries’ ability to transfer cash to another PRC subsidiary.

However, the Announcement of the SAT and SAFE on Issues Concerning the Filing of Taxes for External Payments of Trade in Services and Other Items, which was promulgated on July 9, 2013 and came into effect on September 1, 2013, imposes limitations on our ability to transfer cash to foreign entities and individuals. Specifically, dividend distribution to our foreign investors shall be reviewed by a bank designated by the State Administration of Foreign Exchange of the PRC (“SAFE”) that processes outward remittance of profits equivalent to more than $50,000 for a PRC institution, and the designated bank shall under the principle of genuine transaction, review documents including but not limited to, the resolution of the board of directors of such PRC institution on distribution of profits, original tax recordation form, and audited financial statements, relating to the outward remittance, and stamp and endorse the relevant original tax recordation form with the actual remittance amount and remittance date of the profits. Upon review and approval by the designated bank, our PRC subsidiary in China may remit dividends, profit, principal of loans and loan interest to Dalu HK, unless the PRC government temporarily introduces relevant policies that prevent such remittance in a timely manner.

Based on the advice of our Cayman counsel, Maples and Calder (Hong Kong) LLP, there are no limitations imposed by Cayman Islands law on Dalu’s ability to transfer cash between Dalu and its investors, other than as set out under “Dividend Policy.” Among Dalu and its subsidiaries, cash can be transferred from Dalu and Dalu HK as needed in the form of capital contributions or shareholder loans, as the case may be, to the PRC subsidiaries as we are permitted under the PRC laws and regulations to provide funding to our PRC subsidiaries only through capital contributions or loans, and only if we satisfy the applicable government registration, filing and approval requirements in China. We believe, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except transfer of funds involving money laundering and criminal activities. The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Further, to the extent cash or assets in our business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

There can be no assurance that the PRC government will not intervene or impose restrictions in future on our ability to transfer or distribute cash within our PRC subsidiaries or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management team members named in the prospectus based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, all of our senior executive officers reside within China for a significant portion of the time and a substantial portion of such persons’ assets are located in China. Ms. Ya Wu, our Chief Financial Officer, is a PRC national. A majority of our directors, including Mr. Dalu Yang, Ms. Xiaoyuan Zhang and Mr. Yong Hu, reside in China and are PRC nationals, and a substantial portion of such persons’ assets are located in China. To effect service of process upon us or those persons inside China and to request to serve shall be submitted to the people’s court in accordance with the international treaty to which China is a party or in accordance with the principle of reciprocity. To effect service of process upon us or those persons inside China, a request to serve shall be submitted to the people’s court in accordance with the international treaty to which China is a party or in accordance with the principle of reciprocity. The people’s court shall examine the request to service, where the request for judicial assistance from a foreign state has the circumstances for refusal of assistance set forth in the Hague Service Convention or a bilateral treaty on judicial assistance in civil matters, the people’s court shall refuse to assist in serving. The whole service of process inside China will involve multiple levels of people’s court and no specific timeline has been prescribed for handling such request to service. For those who do not have treaties, the request shall be submitted through diplomatic channels. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision shall apply to an intermediate people’s court of China having jurisdiction. The people’s court, after examining the application in accordance with international treaties concluded by China or to which China is a party, or in accordance with the principle of reciprocity, considers it does not contravene the basic principles of Chinese law and does not harm the sovereignty, security or social and public interests, the people’s court may judge to recognize the validity of the judgment and issue a writ of execution if necessary.

We have been advised by our PRC counsel, Yuan Tai Law Offices, that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between different jurisdictions, and PRC courts will not recognize or enforce these foreign judgments if PRC courts believe the foreign judgments violate the basic principles of PRC laws or national sovereignty, security or public interest after review. However, currently, China does not have treaties or reciprocity arrangement providing for recognition and enforcement of foreign judgments ruled by courts in the United States or the Cayman Islands. Thus, it is uncertain whether a PRC court would enforce a judgment ruled by a court in the United States or the Cayman Islands.

Service of process upon Hong Kong-based entities or individuals may be difficult to obtain within the U.S. There is also uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against these Hong Kong-based entities or individuals predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. or (ii) entertain original actions brought in Hong Kong against these Hong Kong-based entities or individuals predicated upon the securities laws of the U.S. or any state in the U.S. A judgment of a court in the U.S. predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the U.S. was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the U.S. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the U.S. or the securities laws of any State or territory within the U.S.

Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which took effect in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. See “Enforceability of Civil Liabilities.” See also “— Risks Related to Our Ordinary Shares and this Offering — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.

These constraints may impact both the cost and time associated with legal proceedings in mainland China and Hong Kong. On the point of cost constraints, investors could face additional legal expenses (including hiring local attorneys and translators), travel costs for attending court proceedings, and other administrative charges. On the point of time constraint, investors may face time constraints due to legal delays, appeals, and the complexity of cases of pursuing such enforcement in mainland China and Hong Kong.

Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our ordinary shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission (the “SASAC”), the State Administration of Taxation (the “SAT”), the State Administration of Industry and Commerce (the “SAIC”), the CSRC, and the SAFE, jointly adopted the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

As advised by our PRC counsel, Yuan Tai Law Offices, the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the prospectus are subject to the M&A Rules; and pursuant to M&A Rules, acquisition of a PRC domestic enterprise by an offshore special purpose vehicle, which is defined as an overseas company established or controlled by a PRC resident legal person or individual to facilitate an overseas listing of their equity interests in PRC domestic entities, is subject to prior approval from MOFCOM. While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, Yuan Tai Law Offices, that the CSRC or MOFCOM approval is not required in the context of this offering because (i) the acquiring entity of Huazhan is ultimately owned by a foreign individual who is not a shareholder of Huazhan and thus, the foreign entity is not an offshore special purpose vehicle. Therefore, the acquisition is not subject to M&A Rules. However, the opinion of our PRC counsel is subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules that may be promulgated in the future. We cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as our ability to complete this offering. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ordinary shares offered by this prospectus. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery may not occur. See “Regulation — Regulations Relating to Overseas Listing and M&A.”

In addition, the security review rules issued by the MOFCOM that took effect in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. Furthermore, according to the security review, foreign investments that would result in acquiring the actual control of assets in certain key sectors, such as critical agricultural products, energy and resources, equipment manufacturing, infrastructure, transport, cultural products and services, information technology, Internet products and services, financial services and technology sectors, are required to obtain approval from designated governmental authorities in advance.

We are not operating in an industry that prohibits or limits foreign investment. As a result, as advised by our PRC counsel, Yuan Tai Law Offices, other than those requisite for a domestic company in China to engage in the businesses similar to ours, we are not required to obtain any permission from Chinese authorities including the CSRC, the CAC or any other governmental agency that is required to approve our operations. However, if we do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

As of the date of this prospectus, we and our PRC subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include business license. As advised by our PRC counsel, Yuan Tai Law Offices, except for the overseas listing filing requirements from the CSRC, neither we nor any of our subsidiaries is currently required to obtain regulatory approval from Chinese authorities before listing in the U.S. under any existing PRC law, regulations or rules, including from CAC, or any other relevant Chinese regulatory agencies that is required to approve our operations in China. However, if we do not receive or maintain the approvals and listing filing requirements, or interpretations change such that we are required to obtain approval in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions, if required, could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merge or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the MOFCOM. There is a possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain the approval of the MOFCOM or other PRC governmental authorities for our completed or ongoing mergers and acquisitions. There is no assurance that, if we plan to make an acquisition, we can obtain such approval from the MOFCOM or any other relevant PRC governmental authorities for our mergers and acquisitions, and if we fail to obtain those approvals, we may be required to suspend our acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on our business, results of operations and corporate structure.

In addition, on July 6, 2021, the relevant PRC government authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date of this prospectus, except for the Overseas Listing Regulations, no official guidance or related implementation rules have been issued yet and the interpretation of these opinions remains unclear at this stage.

On July 10, 2021, CAC issued the Measures for Cybersecurity Review (Revision Draft for Comments) for public comments, which proposes to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users.

On November 14, 2021, CAC issued the Regulations on Network Data Security (draft for public comments) which set forth cyber data security compliance requirements in greater detail. On September 24, 2024, the State Council promulgated the Network Data Security Management Regulations, which came into effect on January 1, 2025.

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and took effect on February 15, 2022, which iterates that any “online platform operator” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. As advised by our PRC counsel, Yuan Tai Law Offices, we are not among the “operators of critical information infrastructure” or “online platform operators” as mentioned above. The Company, through Dalu HK and its subsidiaries, provides property management services and commercial operation services and operates real estate leasing business, and neither the Company nor its subsidiaries is engaged in data activities as defined under the Personal Information Protection Law, which includes, without limitation, collection, storage, use, processing, transmission, provision, publication and deletion of data. In addition, neither the Company nor its subsidiaries is an operator of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure. However, the Measures for Cybersecurity Review and the Network Data Security Management Regulations remain unclear on how it will be interpreted, amended and implemented by the relevant PRC governmental authorities.

There remain uncertainties as to when the final measures will be issued and take effect, how they will be enacted, interpreted or implemented, and whether they will affect us. If we inadvertently conclude that the Measures for Cybersecurity Review do not apply to us, or applicable laws, regulations, or interpretations change and it is determined in the future that the Measures for Cybersecurity Review become applicable to us, we may be subject to review when conducting data processing activities, and may face challenges in addressing its requirements and make necessary changes to our internal policies and practices. We may incur substantial costs in complying with the Measures for Cybersecurity Review, which could result in material adverse changes in our business operations and financial position. If we are not able to fully comply with the Measures for Cybersecurity Review, our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and our securities may significantly decline in value or become worthless.

The Overseas Listing Regulations lay out the filing regulation arrangement for both direct and indirect overseas listings, and clarify the determination criteria for indirect overseas listing in overseas markets. Among other things, if an overseas listed issuer intends to effect any initial public offering in an overseas stock market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after the completion of the offering. The required filing materials shall include, but not be limited to, (1) filing report and relevant commitment letter and (2) domestic legal opinions. As of the date of this prospectus, we have completed the filing for this offering with the CSRC in compliance with the Overseas Listing Regulations. The Overseas Listing Regulations may subject us to additional compliance requirements in the future. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China — The CSRC issued the Overseas Listing Regulations for China-based companies seeking to offer its securities in foreign markets. The Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our ordinary shares to significantly decline or become worthless.”

As of the date of this prospectus, we have completed the filing with CSRC pursuant to the Overseas Listing Regulations for this offering. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings, including this offering and offering securities to foreign investors. If it is determined in the future that additional approval of the CSRC, CAC or any other regulatory authority is required for this offering, we may face sanctions by the CSRC, CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. The CSRC, CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our ordinary shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities.

PRC regulations regarding acquisitions impose significant regulatory approval and review requirements, which could make it more difficult for us to pursue growth through acquisitions.

Under the PRC Anti-Monopoly Law, companies undertaking acquisitions relating to businesses in China must notify the State Administration for Market Regulation, or the SAMR, in advance of any transaction where the parties’ revenues in the China market exceed certain thresholds and the buyer would obtain control of, or decisive influence over, the target, while under the M&A Rules, the approval of MOFCOM must be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire domestic companies affiliated with such PRC enterprises or residents. Applicable PRC laws, rules and regulations also require certain merger and acquisition transactions to be subject to security review. Furthermore, the PRC Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress effective 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds (i.e., during the previous fiscal year, (i) the total global revenues of all operators participating in the transaction exceeds RMB10 billion and at least two of these operators each had a revenue of more than RMB400 million within China, or (ii) the total revenues within China of all the operators participating in the concentration exceeded RMB2 billion, and at least two of these operators each had a revenue of more than RMB400 million within China) must be subject to SAMR merger control review before they can be completed. As a result, many of the transactions we may undertake could be subject to SAMR merger review. Complying with the requirements of the relevant regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from SAMR, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. If the practice of SAMR and MOFCOM remains unchanged, our ability to carry out our investment and acquisition strategy may be materially and adversely affected and there may be significant uncertainty as to whether we will be able to complete large acquisitions in the future in a timely manner or at all.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles (the “SAFE Circular 37”) on July 4, 2014, which replaced the former circular promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligation, and we are aware that all substantial beneficial owners have completed the necessary registration with the local SAFE branch or qualified banks as required by SAFE Circular 37. However, we may not at all times be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and cannot assure you that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules. The failure of our beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

Any failure to comply with PRC regulations regarding the registration requirements for employee share incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any share incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of share options and the purchase or sale of shares and interests. In the event we adopt an equity incentive plan, our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who are granted options or other awards under the equity incentive plan will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries. We may make loans to PRC subsidiaries subject to the approval or filing requirements from governmental authorities and limitation of amount, or we may make additional capital contributions to our subsidiaries in China.

Any loans to Huazhan in China, which is treated as a foreign-invested enterprise under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to Huazhan in China to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. In addition, a foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprise or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises (the “SAFE Circular 19”) effective June 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice

from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in China in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account (the “SAFE Circular 16”) effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to Huazhan, which may adversely affect our liquidity and our ability to fund and expand our business in China.

On October 23, 2019, SAFE issued the Circular on Further Promoting Cross-border Trade and Investment Facilitation (the “SAFE Circular 28”), which took effect on the same day. SAFE Circular 28, subject to certain conditions, allows foreign-invested enterprises whose business scope does not include investment, or non-investment foreign-invested enterprises, to use their capital funds to make equity investments in China.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, and the PRC government may issue new policies to foreign currencies for current account transactions in the future, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to PRC subsidiaries in or future capital contributions by us to Huazhan in China. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We rely to a significant extent on dividends and other distributions on equity paid by our subsidiaries to fund offshore cash and financing requirements and any limitation on the ability of our PRC subsidiaries to transfer cash out of China and/or make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities.

We are a holding company and rely to a significant extent on dividends and other distributions on equity paid by our subsidiaries for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund inter-company loans, service any debt we may incur outside of China and pay our expenses. The laws, rules and regulations applicable to our PRC subsidiaries permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations.

Under PRC laws, rules and regulations, each of our subsidiaries incorporated in China is required to set aside at least 10% of its after-tax profits each year, after making up for previous years’ accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such fund reaches 50% of its registered capital. As a result of these laws, rules and regulations, our subsidiaries incorporated in China are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends. As of September 30, 2024, these restricted assets totaled $151,522. However, there can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations.

Under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the determination of “de facto management body.”

Dividends payable to our foreign investors and gains on the sale of our ordinary shares by our foreign investors may be subject to PRC tax.

Limitations on the ability of our PRC subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities, including to make investments or acquisitions that could be beneficial to our businesses, pay dividends to our shareholders or otherwise fund and conduct our business.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementing rules, both of which came into effect on January 1, 2008 and were amended on December 29, 2018 with the latest amendment to the Implementation Regulations of the PRC Enterprise Income Tax Law issued on December 6, 2024, and effective as of January 20, 2025, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (the “SAT Circular 82”) on April 22, 2009. SAT Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by individuals or foreign enterprises, the determining criteria set forth in SAT Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income, and our profitability and cash flow may be materially reduced as a result of our global income being taxed.

Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our ordinary shares, and any gain realized from the transfer of our ordinary shares, may be treated as income derived from sources within the PRC and may as a result be subject to PRC taxation. See “Regulation — Regulations Relating to Taxation.” Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ordinary shares by such investors may be subject to PRC tax at a current rate of 20%. Any PRC tax liability may be reduced under applicable tax treaties. However, it is unclear whether holders of our ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas if we are considered a PRC resident enterprise. If dividends payable to our non-PRC investors, or gains from the transfer of our ordinary shares by such investors, are subject to PRC tax, the value of your investment in our ordinary shares may decline significantly.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises (the “SAT Circular 7”). The SAT Circular 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, the SAT Circular 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. The SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises (the “SAT Circular 37”), which came into effect on December 1, 2017. The SAT Circular 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Circular 7 and/or SAT Circular 37. For transfer of shares in our company that do not qualify for the public securities market safe harbor by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Circular 7 and/or SAT Circular 37. As a result, we may be required to expend valuable resources to comply with SAT Circular 7 and/or SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Restrictions on currency exchange may limit our ability to utilize our revenues effectively.

All of our revenues are denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries. Currently, PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since we expect a significant portion of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC and/or transfer cash out of China to pay dividends in foreign currencies to our shareholders. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries. In addition, there can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations.

Fluctuations in exchange rates may reduce the value of, and amount in U.S. Dollars of dividends payable on, our shares in foreign currency terms.

The value of the RMB and the Hong Kong dollar against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. In August 2015, the People’s Bank of China (“PBOC”) changed the way it calculates the mid-point price of RMB against the U.S. dollar, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply as well as changes in major currency rates. In 2017, the value of the Renminbi appreciated by approximately 6.3% against the U.S. dollar; and in 2018, the Renminbi depreciated by approximately 5.7% against the U.S. dollar. From the end of 2018 through the end of December 2020, the value of the Renminbi appreciated by approximately 5.10% against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the RMB and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the RMB against the U.S. dollar. However, the PRC government may still at its discretion restrict access to foreign currencies for current account transactions in the future. Therefore, it is difficult to predict how market forces or government policies may impact the exchange rate between the RMB and the U.S. dollar or other currencies in the future. In addition, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. If the exchange rate between RMB and U.S. dollar fluctuates in unanticipated manners, the value of, and dividends payable on, our shares in foreign currency terms may be adversely affected. We may not be able to pay dividends in foreign currencies to our shareholders.

Failure to pay the social insurance premium and housing provident funds for and on behalf of our employees in accordance with the Labor Contract Law or comply with other related regulations of the PRC may have an adverse impact on our financial conditions and results of operations.

PRC laws and regulations require us to pay several statutory social welfare benefits for our employees, including pension insurance, unemployment insurance, medical insurance, work-related injury insurance, maternity insurance, and housing provident fund. The amounts of our contributions for our employees under such benefit plans are calculated based on a certain percentage of salaries, including bonuses and allowances, up to a maximum amount specified by the local government from time to time at locations where we operate.

In the six months ended September 30, 2024 and 2023, and the fiscal years ended March 31, 2024 and 2023, and up to the date of this prospectus, our operating PRC subsidiaries have only made partial contributions to the social insurance plan based on the actual salary level of some of our employees as prescribed by relevant laws and regulations, and have not contributed to the housing provident fund. As of the date of this prospectus, we have not received any notice from the local authorities or any claim or request from the relevant employees that require us to make payments or impose upon us administrative penalties for insufficient contributions. It is estimated that the outstanding housing provident fund amounts are $130,920 and $110,290, respectively, for the six months ended September 30, 2024 and 2023, and $115,806 and $101,134, respectively, for the years ended March 31, 2024 and 2023, which have been fully accrued in the consolidated financial statements. As advised by our PRC counsel, under the Regulations on Administration of Housing Provident Fund, (i) if our operating PRC subsidiaries fail to complete housing provident fund registration before the prescribed deadlines required by the housing provident fund management center, we may be subject to a fine ranging from RMB10,000 (approximately $1,420) to RMB50,000 (approximately $7,1920) for each non-compliant subsidiary or branch and (ii) the housing provident fund management center may require payment of the outstanding amount within a prescribed period. If the payment is not made within such time limit, an application may be made to the PRC courts for compulsory enforcement. It is estimated that the outstanding social insurance contributions are $145,310 and $134,916, respectively, for the six months ended September 30, 2024 and 2023, and $128,431 and $135,027, respectively, for the years ended March 31, 2024 and 2023, which have been fully accrued in the consolidated financial statements. According to the Social Insurance Law of the PRC, for outstanding social insurance fund contributions that we did not fully pay within the prescribed deadlines, the relevant PRC authorities may demand that the Company pay the outstanding social insurance contributions within a stipulated deadline and we may be liable for a late payment fee equal to 0.05% of the outstanding contribution amount for each day of delay, which amounts to approximately $56,000. If such payment is not made within the stipulated period, the competent authority may further impose a fine of one to three times the overdue amount. We have made aggregate provisions of $23,766, $23,517, $21,214 and $78,476 in our consolidated statements of income and comprehensive income for the shortfall in our social insurance and housing provident fund contributions for the six months ended September 30, 2024 and 2023, and for the fiscal years ended March 31, 2024 and 2023, respectively. We cannot assure you that the relevant government authorities will not require us to pay the outstanding amount within a prescribed time and impose late charges or fines on us, which may materially and adversely affect our business, financial condition, and results of operations.

Our ordinary shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditors. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

The HFCA Act was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such ordinary shares from being traded on a national securities exchange or in the over-the-counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period before our ordinary shares may be prohibited from trading or delisted. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law. The Consolidated Appropriations Act contains, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong. Our auditor is not headquartered in China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination.

Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our ordinary shares to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

On December 15, 2022, the PCAOB announced that it has secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate the previous 2021 determination report to the contrary.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor’s registration with the PCAOB took effect in August 2017 and it is currently subject to PCAOB inspections. The PCAOB currently has access to inspect the working papers of our auditor. However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC” staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCA Act are uncertain. While we understand that there has been dialogue among the CSRC, the SEC and the PCAOB regarding the inspection of PCAOB-registered accounting firms in China, there can be no assurance that we will be able to comply with requirements imposed by U.S. regulators. Such uncertainty could cause the market price of our ordinary shares to be materially and adversely affected, and our securities could be delisted and prohibited from being traded on the national securities exchange earlier than would be required by the HFCA Act. If our securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our ordinary shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ordinary shares.

Further, new laws and regulations or changes in laws and regulations in both the United States and China could affect our ability to list our ordinary shares on Nasdaq, which could materially impair the market for and market price of our ordinary shares.

Risks Related to Our Business and Industry

A significant portion of our revenue was generated from Dalu Group and its affiliates or the properties developed by Dalu Group and its affiliates, which we do not have control over.

During the six months ended September 30, 2024 and 2023, and during the years ended March 31, 2024 and 2023, a significant portion of our revenue was generated from Dalu Group and its affiliates, which are controlled by Mr. Dalu Yang, our Chairman and principal shareholder, and we do not have control over. Our revenue from Dalu Group and its affiliates accounted for 23.9% and 25.5% of our revenues in the six months end September 30, 2024 and 2023, respectively, and 25.2% and 24.5% of our revenues in the years ended March 31, 2024 and 2023, respectively. In addition, our revenue generated from our property management services provided in relation to properties developed by Dalu Group accounted for approximately 24.6% and 25.6% of our revenues in the six months end September 30, 2024 and 2023, respectively, and approximately 25.2% and 22.5% of our total revenue in the years ended March 31, 2024 and 2023, respectively.

However, we do not have control over Dalu Group’s or its affiliates’ management strategy or the macro-economic factors that affect their business operations. We cannot assure you that Dalu Group or its affiliates will continue to engage us as its property management service provider or give us priority when selecting its future property management service provider for any properties it develops, particularly because that we are subject to tender and bidding process for residential properties before we provide preliminary property management service to Dalu Group. We may lose business opportunities if Dalu Group or its affiliates suffers adverse developments that materially affect their property development business. There is no assurance that we will be able to procure property management service agreements from alternative sources to make up for the shortfall in a timely manner or on favorable terms, nor can we guarantee that we will be successful in any efforts to diversify our customer base. In addition, there is no assurance that all of our property management service agreements with Dalu Group and its affiliates will be renewed successfully upon their expiration. If we are not able to supplement any shortfall in business from properties developed by other independent property developers, our results of operations, financial position and growth prospects may be materially and adversely affected.

As of September 30, 2024, March 31, 2024 and 2023, the accounts receivables due from Dalu Group and its affiliates were approximately $0.8 million, $1.5 million and $1.0 million, respectively. As of September 30, 2024, March 31, 2024 and 2023, the accounts receivables due from Dalu Group and its affiliates that aged over one year amounted to $nil, $105,820 and $141,947, respectively.

Our accounts receivable due from Dalu Group and its affiliates constituted a major component of our total accounts receivable as of September 30, 2024, March 31, 2024 and 2023. We generally grant longer credit periods to such related parties than to third parties as we believe the risk of default of our related parties was relatively low, and we intend to continue to grant longer credit periods to them than to third parties going forward. Long credit periods may increase our potential credit risk exposures. In response, we have been increasing our efforts to settle related party receivables in a timely manner during the six months ended September 30, 2024 and 2023, and during the years ended March 31, 2024 and 2023, and intend to continue such efforts going forward. However, there can be no assurance that all such accounts receivable due from related parties will be settled on time, the failure of which may adversely affect our liquidity position and results of operations.

In addition, we intend to strategically expand our business through collaboration with third parties. However, there can be no assurance that we will maintain our current revenue levels and profitability if we diversify and take on more projects from, or sign more service contracts with, third-party developers in the future. For example, during the years ended March 31, 2024 and 2023, residential properties developed by Dalu Group and its affiliates under our management are primarily mid-to high-end residential properties with relatively higher property management fee rates. If the residential properties developed by third-party developers managed by us cannot match the quality of those developed by Dalu Group and its affiliates, we will likely get lower property management fee rates, which may adversely affect our revenue and profitability.

We have identified a material weakness in our internal controls over financial reporting. If we do not adequately remediate this material weakness, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our shares.

Prior to this offering, we have been a private company and were never required to evaluate our internal control within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. Our management has not completed assessment of the effectiveness of our internal control over U.S. GAAP financial reporting, and our independent registered public accounting firm has not conducted an audit of the effectiveness of our internal control over financial reporting. However, in the course of preparing and auditing our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm respectively identified one material weakness in our internal control over financial reporting as of March 31, 2024. In accordance with reporting requirements set forth by the SEC, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP to design and implement formal period-end financial reporting controls and procedures to address complex U.S. GAAP technical accounting issues, and to prepare and review the consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC.

As of the date of this prospectus, we have taken the following measure to remediate the material weakness:

•        Appointing three independent director nominees who have extensive U.S public company experience and will serve on our board upon effectiveness of the Company’s registration statement on Form F-1 for its initial public offering.

We also plan to remediate the material weakness through the following measures within three to five years after the completion of this offering:

•        Establish internal audit function by engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control;

•        Hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; and

•        Implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel.

Our management, including our Chief Executive Officer and our Chief Financial Officer, does not expect that our disclosure controls and procedures or our internal controls will prevent or detect 100% of all errors and fraud that may occur. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act and become a “large accelerated filer” or an “accelerated filer” as such term is defined in Rule 12b-2 of the Exchange Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our shares.

Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Any significant financial difficulties faced by Dalu Group and its affiliates may have material and adverse impacts on our business, financial condition, results of operation and prospects.

The performance of our property management services is primarily dependent on the total amount of building area and number of properties we manage for property developers. As such, our business growth is, and will likely continue to be, affected by the construction and delivery schedule of property developers.

During the six months ended September 30, 2024 and 2023, approximately 73.8% and 71.0%, respectively, of our revenue was generated from properties developed by Dalu Group and its affiliates. During the years ended March 31, 2024 and 2023, approximately 75.9% and 81.7%, respectively, of our revenue was generated from properties developed by Dalu Group and its affiliates. Any significant financial difficulties faced by Dalu Group or its affiliates may delay the construction and delivery of properties developed by Dalu Group or and its affiliates for our management as scheduled, which in turn may limit our business growth and result in a material adverse effect on our business, financial position, results of operations and prospect. There is no assurance that we will be able to procure property management service agreements from alternative sources to make up for the shortfall in a timely manner or on favorable terms. If Dalu Group faces any significant financial difficulties, becomes insolvent or delays its payment of our fees, our cash flow, as well as our business, financial condition and results of operation may be adversely affected.

Overcharge of utility fees may result in penalties and administrative orders such as suspension of business for rectification.

According to the Regulation on Property Management, which was promulgated by the State Council on June 8, 2003, came into effect on September 1, 2003 and latest amended on March 19, 2018, if a property management company collect public utility bills on entrustment, no additional charges shall be collected from the owners. According to the Pricing Law of the PRC, which took effect in on May 1, 1998, and the Provisions on Administrative Punishment on Pricing Violations, which took effect in on August 1, 1999 and latest amended on December 4, 2010, if a business operator fails to implement government guided prices or government fixed prices, its illegal gains will be confiscated and a fine of no more than five times of the illegal gains will be imposed; if there are no illegal gains, a penalty of no less than RMB 50,000 but no more than RMB 500,000 will be imposed; and in the case of material violation, a penalty of no less than RMB 500,000 but no more than RMB 2,000,000 will be imposed and suspension of business for rectification will also be ordered.

As of September 30, 2024, March 31, 2024 and 2023, we reserved utility fees in excess of actual charges in an aggregate amount of approximately $0.5 million, $0.5 million and $0.5 million, respectively. On November 8, 2022, we received a notice of administrative penalties from Chengdu Market Supervision Administration which inspected Yinglianhua for the period from January 2020 to April 2022. The notice required us to refund approximately $78,300 of the overcharge to our customers and assessed a penalty in the amount of approximately $7,826. We have refunded our customers and expect to pay the assessed penalties. We have not received any further notice for incompliance and penalties as of the date of this prospectus. We will refund the customers or apply the relevant portion to the customers’ account as utility credits, at the customers’ option. We plan to develop internal policies and procedures to monitor and check the calculation and collection of utility payments and minimize the occurrence of overcharges.

A majority of our lease agreements in connection with the properties we managed under our commercial operation services and real estate leasing business were signed after the underlying properties had been mortgaged, for which the mortgagees’ written consents are not obtained.

Pursuant to the Civil Code of the People’s Republic of China, which took effect on January 1, 2021, if a lease agreement is signed after a mortgage has been established on the same property, the validity of the lease agreement is not affected under normal circumstances. However, if the ownership of such properties changes as a result of the foreclosure of the properties, the new owner of the properties is entitled to terminate the lease agreement.

A majority of the lease agreements in connection with the properties we managed under our commercial operation services and real estate leasing were signed after the properties had been mortgaged. In addition, the mortgage agreements for the properties subject to such lease agreements stipulate that if the mortgaged property is leased, a written consent of the mortgagee is required. As of the date of this prospectus, such written consents have not been obtained, which constitutes a breach of the mortgage agreement. In the event that the property under the mortgage is foreclosed, the property will be transferred to a new owner and these lease agreements may be terminated. Under any of the above circumstances, the corresponding agreements between the owners of the properties and Huazhan and the agreements between Huazhan and the ultimate tenants will be terminated accordingly. We will therefore not be able to collect rent under these lease agreements or service fees under the asset management agreements if the leases for the properties under our management are similarly impacted. In addition, we may be liable for breach of the lease agreements in our real estate leasing business. During the six months ended September 30, 2024 and 2023, our revenue attributable to agreements involving mortgaged properties accounted for approximately 77.8% and 67.0% of our total revenue, respectively. During the years ended March 31, 2024 and 2023, our revenue attributable to agreements involving mortgaged properties accounted for approximately 68.3% and 58.9% of our total revenue, respectively.

We have obtained a guaranty from our related party, Dalu Group. Dalu Group has agreed to indemnify and hold us harmless from any losses we may incur in connection with the termination of the relevant lease agreements as a result of the failure to obtain the consent of relevant mortgages. See “Related Party Transactions — Letter of Undertaking” for more details.

Our future growth may not materialize as planned, and any failure to manage our future growth effectively may have a material adverse effect on our business, financial position and results of operations.

We have been seeking to expand our existing business through mergers and acquisitions, establishment of joint ventures, expanding our property management and commercial operation services portfolio, growing our real estate leasing business, and deploying information technologies, as well as enhancing our human resources. We base our expansion plans on our assessment of market prospects; thus we cannot assure you that our assessment will prove to be correct or that our business will grow as planned. Our expansion plans may be affected by a number of factors, most of which are beyond our control. Such factors include but are not limited to:

•        changes in China’s economic conditions in general and the real estate market and property management industries in particular;

•        changes in disposable personal income in the PRC;

•        changes in government policies and regulations;

•        changes in the supply of and demand for property management services, commercial operation services and real estate leasing business;

•        natural disasters and epidemic, including the COVID-19;

•        our ability to generate sufficient liquidity internally and obtain external financing;

•        our ability to recruit and train competent employees;

•        our ability to select and work with suitable and reliable subcontractors and suppliers;

•        our ability to understand the needs of property developers, owners and residents in the properties where we provide property management services and commercial operation services;

•        our ability to grow our real estate leasing business;

•        our ability to adapt to new markets where we have no prior experience and in particular, whether we can adapt to the administrative, regulatory, cultural and tax environments in such markets;

•        our ability to leverage our brand name and to compete successfully against the players who might have more resources and experience than us; and

•        our ability to improve our administrative, technical, operational and financial infrastructure.

Subject to uncertainties and risks which are mostly beyond our control, we cannot assure you that our future growth will materialize or that we will be able to manage our future growth effectively. Our business, financial condition, results of operations and growth prospects could be materially and adversely affected if our future plans fail to achieve positive results.

We cannot assure you that we can secure new or renew our existing preliminary property management service contracts or commercial operation service and leasing contracts with property developers, including Dalu Group, on favorable terms, or at all.

We believe that our ability to expand our portfolio of property management service contracts is key to the sustainable growth of our business. We generally obtained new property management service contracts by participating in tenders. As of September 30, 2024, we provided property management services for seven properties totaling approximately 199,515 square meters (approximately 2.11 million square feet) and commercial operation service for five properties totaling approximately 450,895 square meters (approximately 4.78 million square feet). We also subleased three properties totaling approximately 29,823 square meters (approximately 0.32 million square feet). The selection of a property management company depends on a number of factors, including but not limited to, service quality, pricing level and operational history of the property management company. We cannot assure you that we will be able to procure new property management service contracts on favorable terms, or at all. Our efforts may be hindered by factors beyond our control, which may include, among others, changes in general economic conditions, evolving government regulations, as well as supply and demand dynamics within the property management industry.

During six months ended September 30, 2024 and 2023, and during the years ended March 31, 2024 and 2023, we entered into five and five preliminary management service contracts with property developers during later stages of property development, respectively. In the six months ended September 30, 2024 and 2023, our revenues generated from our property management services provided in relation to properties developed by Dalu Group accounted for approximately 24.6% and 25.6% of our revenues in the six months ended September 30, 2024 and 2023, respectively. In the years ended March 31, 2024 and 2023, our revenue generated from our property management services provided in relation to properties developed by Dalu Group accounted for approximately 25.2% and 22.5%, respectively, of our total revenue. See “Business — Our Services — Property Management Services” for more details.

We do not have control over the management strategy of Dalu Group or the macroeconomic or other factors that affect their business operations and financial positions. There is no assurance that we will be able to maintain the high bidding success rate in the future. Any adverse development in the business or financial positions of Dalu Group or its respective ability to develop and maintain properties may materially and adversely affect our ability to procure new property management services and commercial operation services. Our preliminary property management service contracts with Dalu Group are also subject to expiration and may not be renewed successfully. We may also fail to diversify our customer base. As a result, we cannot assure you that we will be able to procure service contracts from alternative sources to make up the shortfall in a timely manner or on favorable terms, or at all, which could materially and adversely affect our business, financial conditions and results of operations.

Moreover, preliminary property management service contracts are transitional in nature and facilitate the transfer of legal and actual control of the properties from property developers to property owners. Preliminary property management service contracts typically expire when property owners’ associations are established and new property management service contracts are entered into. Please see “Business — Our Services — Property Management Services — Residential Property Management Service Agreements” for more information. To continue managing the property, we would have to enter into a new property management service contracts with the property owners’ associations. There is no guarantee that property owners’ associations will enter into new property management service contracts with us instead of our competitors. We may therefore bear the risk of termination of rendering services of the existing projects as a result of the set-up of property owners’ associations. Our customers select us based on parameters, such as quality and cost, and we cannot assure you that we will always be able to balance them on favorable terms for both sides.

Even if we succeed in entering into property management service contracts with property owners’ associations, we cannot guarantee that they will be renewed upon expiration. It is also possible that they may be terminated for cause.

There is no guarantee that we would be able to find other business opportunities on favorable terms, or at all. Moreover, as both termination and non-renewal may be detrimental to our reputation, we may experience material adverse effects to our brand value. We believe that our brand value is essential to our ability to procure new property management service contracts. Failure to cultivate our brand value may diminish our competitiveness within the industries and lead to an adverse effect on our growth prospects and results of operations.

Our future acquisitions may not be successful and we may face difficulties in integrating acquired operations with our existing operation.

We have not made any acquisitions during the six months ended September 30, 2024, and during the years ended March 31, 2024 and 2023, but we plan to evaluate opportunities to acquire other property management companies and/or other businesses and integrate their operations into our business to further expand our business scale and service and geographical coverage. However, there can be no assurance that we will be able to identify suitable opportunities. The PRC property management market is highly fragmented and intensely competitive with numerous market participants. See “Business — Competition” for more details. Accordingly, a number of property management companies with similar resources and strategies could be competing for high quality acquisition targets. As such, even if we manage to identify suitable opportunities, we may not be able to complete the acquisitions on terms favorable or acceptable to us, in a timely manner, or at all. Acquisitions are time-consuming and costly affairs and therefore our management’s attention may be diverted during the process. There are also a number of uncertainties in acquiring such property management services providers, commercial operation services providers and real estate brokerage firms, including but not limited to difficulties in identifying all the risks relating to potential acquisitions during the due diligence process as there may be additional business risks that are different from those we have historically experienced. The inability to identify suitable acquisition targets or successfully complete acquisitions could materially and adversely affect our competitiveness and growth prospects.

In addition, acquisitions and integration of acquired operations with our existing operation involve uncertainties and risks, including, without limitation:

•        potential ongoing financial obligations and unforeseen or hidden liabilities;

•        inability to apply our business model or standardized operational processes on the acquisition targets;

•        difficulties in integrating acquired operations with our existing business;

•        failure to achieve the intended objectives, benefits or revenue-enhancing opportunities;

•        failure to protect and maintain the acquired rights relating to brand names and/or other material intellectual property rights; and

•        diversion of resources and management attention.

Approximately 50.0%, or $[•] million, of the proceeds raised from this offering will be used to pursue selective strategic investment and acquisition opportunities and further develop strategic partnerships. As of the date of this prospectus, we have not identified or committed to any acquisition targets for our use of net proceeds from this offering. Please see “Use of Proceeds” in this prospectus for more details. If we fail to identify suitable acquisition opportunities or our future acquisition transactions fail to consummate for other reasons which may be beyond our control, our proceeds from this offering may not be effectively used.

We may face fluctuations in our labor and subcontracting costs, and the increase in employee benefit cost and subcontracting costs could harm our business and reduce our profitability.

The property management and commercial operation services industries in the PRC are labor intensive. For the six months ended September 30, 2024 and 2023, our employee benefit costs accounted for approximately 23.6% and 22.2% of our total cost of sales, respectively. For the years ended March 31, 2024 and 2023, our employee benefit costs accounted for approximately 22.6% and 22.2% of our total cost of sales, respectively. We delegate certain labor-intensive services, such as security and cleaning services, to third-party subcontractors. We did not outsource such services since the year ended March 31, 2024. The decrease in labor and subcontracting costs is due to the launch of real estate leasing business and commercial operation services in April 2022, which is less labor intensive compared to other services we provide. Since our labor and subcontracting costs together accounted for a significant portion of our cost of sales, we believe that controlling and reducing our labor and subcontracting costs is crucial for us to maintain and improve our profit margins as well as other operating costs.

We face pressure from rising labor and subcontracting costs due to various factors, including but not limited to:

•        increases in minimum wages. The minimum wage in the regions where we operate has generally increased in recent years, which has a direct impact on our employee benefit costs, as well as the fees we pay to our third-party subcontractors.

•        increases in headcount. As we expand our operations, the headcount of our property management staff, sales and marketing staff and administrative staff may increase. We may also need to retain and continuously recruit qualified employees to meet our growing demand for talent, which might further increase our total headcount. Any increases in headcount would also increase our costs in relation to, among others, recruiting, salaries, employee benefits, training, social insurance and housing provident fund contributions.

•        delay in implementing technological solutions, procedure standardization and operation automation as well as other measures to reduce our reliance on manual labor and cost of sales. There is usually a lapse in time between our commencement of property management services for a particular property and any implementation of our technological solutions, management digitalization, service professionalization, procedure standardization and operation automation measures to that property to reduce our reliance on manual labor and cost of services. Before we carry out such measures and upgrades, our ability to mitigate the impact of labor cost increase is limited.

We cannot assure you that we will be able to control our costs or improve our efficiency. Any failure in effectively controlling our costs may have material and adverse impacts on our business, financial position and results of operations.

We are exposed to risks associated with third-party subcontractors performing certain services to our customers.

We delegate certain property management services, such as security and cleaning services, to third-party subcontractors. We select our third-party subcontractors based on factors, such as their qualifications, industry reputation, credit, service quality and price competitiveness. We also impose internal quality control measures on our subcontractors such as routine internal examination, third-party assessment and customer feedback assessment. Please see “Business — Subcontractors and Suppliers” for more information. However, we cannot assure you that they will always perform in accordance with our expectations. They may act in ways contrary to our or our customers’ instructions, their contractual obligations and our quality standards and operational procedures. We may also fail to monitor their performance as directly and effectively as with our own employees. As a result, we are subject to risks associated with being responsible for any sub-standard performance by our third-party subcontractors, including but not limited to litigation, reputational damage, disruptions to our business, termination or non-renewal of our service contracts and monetary claims from our customers. We may also incur extra costs in order to monitor or replace third-party subcontractors which do not perform in accordance with our expectations, or mitigate or compensate damages incurred by such third-party subcontractors. We did not outsource such services since the year ended March 31, 2024.

In addition, we may be unable to renew our existing subcontracting contracts upon expiration, or fail to seek suitable replacement in a timely manner, or on favorable terms, or at all. We also do not have control over our subcontractors to maintain qualified, experienced and sizable teams, or renew their qualifications. In any event that our third-party subcontractors fail to perform their contractual obligations properly and in a timely manner, our work process could be interrupted which could potentially result in a breach of contract between our customers and us. Any of such events could materially and adversely affect our service quality, reputation and performance, as well as our business, financial condition and results of operations.

We may be subject to losses and decreased profit margins if we fail to effectively anticipate or control our costs in providing our property management services, as we generally charge our customers on a lump sum basis.

During the six months ended September 30, 2024 and 2023, our revenues generated from our property management services provided in relation to properties developed by Dalu Group accounted for approximately 24.6% and 25.6% of our revenues in the six months end September 30, 2024 and 2023, respectively. During the years ended March 31, 2024 and 2023, 25.2% and 22.5%, respectively, of revenue was generated from our property management services under the lump-sum fee model. On a lump sum basis, we charge property management fees monthly, quarterly, semi-annually or annually at pre-determined fixed lump sum prices per square meter, representing “all-inclusive” fees for the property management services provided. These management fees do not necessarily correspond with the actual amount of property management costs we incur. The amount we recognize as revenue is the full amount of property management fees we charge to the property owners or property developers, and the amount we recognize as our cost of sales is the actual costs we incur in connection with rendering our services. Please see “Business — Our Services — Property Management Services” and “Consolidated Financial Statements — Notes to Consolidated Financial Statements — Summary of Significant Accounting Policies” for more information on our fee model and relevant accounting policy.

In the event that we fail to accurately anticipate our actual costs prior to negotiating and entering into our property management service contracts, and our fees are insufficient to sustain our profit margins, we would not be entitled to collect additional amounts from our customers. We also cannot guarantee that we will be able to adequately control our costs in the course of providing our property management services. Any losses we incur may materially and adversely affect our results of operations.

If we are unable to raise property management fee rates and there is a shortfall of working capital after deducting the property management costs, we would cut costs to reduce the shortfall. However, our ability to mitigate against such losses through cost-saving initiatives, such as automation measures aimed at reducing labor costs and energy-saving measures aimed at reducing energy costs, may not be successful, and our cost-saving efforts may adversely affect the quality of our property management services, which in turn would further reduce the owners’ willingness to pay us higher property management fees. Such events could adversely impact our reputation, profitability, results of operations and financial position.

All of our operations are concentrated in the city of Chengdu, and our business could be adversely affected in the event of any adverse development in government policies or business environment in the city.

All of our operations are concentrated in the city of Chengdu. Given such concentration, any material adverse social, economic or political development in or any natural disaster or epidemic affecting the city of Chengdu will materially and adversely affect our business, financial position and results of operations.

We may not be able to collect property management fees from property owners, residents and property developers which could incur impairment losses on our trade and bill receivables.

We may encounter difficulties in collecting property management fees from property owners and residents especially in communities with relatively high vacancy rate. We cannot assure you that our collection measures will be effective or enable us to accurately predict our future collection rate. As of September 30, 2024, March 31, 2024 and 2023, our outstanding accounts receivable arising from property management services amounted to approximately $0.70 million, $0.78 million and $0.53 million, respectively.

In the six months ended September 30, 2024 and 2023, we recorded an average of accounts receivable turnover of 237 days and 245 days, respectively. During the same periods, our collection rate of property management fees, calculated by dividing the property management fees we actually received during a period by the total property management fees payable to us accumulated during the same period, was 138.4% and 43.7%, respectively. The increase in collection rate of property management fees and decrease in turnover days are due to collection of property management fees of prior year from related parties and improved collection of property management fees of current year from related parties.

In the years ended March 31, 2024 and 2023, we recorded an average of accounts receivable turnover of 226 days and 151 days, respectively. During the same periods, our collection rate of property management fees, calculated by dividing the property management fees we actually received during a period by the total property management fees payable to us accumulated during the same period, was 83.9% and 62.4%, respectively. The increase in collection rate of property management fees are due to collection of property management fees of prior year from related parties, while the increase in turnover days was caused by delayed payment of property management fees of current year from related parties.

Even though we seek to collect overdue property management fees through a number of collection measures, we cannot assure you that such measures will be effective or enable us to accurately predict our future collection rates.

For the six months ended September 30, 2024 and 2023, the Company provided expected credit losses of $nil and $55,627 against accounts receivable. For the years ended March 31, 2024 and 2023, we accrued provision for expected credit losses of $44,565 and $25,465, respectively. Although our management’s estimates and the related assumptions have been made in accordance with information available to us, such estimates or assumptions are subject to further adjustment if new information becomes known. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Discussion of Certain Balance Sheet Items” for more information. In the event that the actual recoverability is lower than expected, or that our past allowance for impairment of trade receivables becomes insufficient in light of any new information, we may need to provide for an additional allowance for impairment of trade receivables, which may adversely affect our cash flow position and our ability to meet our working capital requirements, and therefore materially and adversely affect our business, financial position and results of operations.

Our diversified business may not develop and succeed as planned, and therefore our overall growth strategy may not work as expected.

We have diversified our services by providing commercial operation services to meet the evolving needs of our customers, whether they are property owners or non-property owners. Please see “Business — Our Services” for more information. However, our diversified services are still expanding and evolving depending on the circumstances of the project and our accumulated experience. With operating history and experience limited to one region, we may face unknown risks, rising expenses and fierce competition in the market. We cannot assure you that we will be able to grow our business as planned. We may also be unfamiliar with the new business operations in new markets, and fail to effectively promote our new services to new markets. New services, or entrance into new markets, may also require substantial time, resources and capital, and profitability targets. We also may not have the same level of familiarity with the practices for provision of new services or relationships with our strategic partners, third-party subcontractors and other suppliers as we do in the property management industry. We may not be able to recruit sufficient qualified personnel to support the growth of our diversified services. In addition, we may have limited ability to leverage on our brand name in the relevant industries in the way that we have done so in the property management and commercial operation services industries, which could put us in a less competitive position in the new market.

Furthermore, we cannot assure you that our investment in our diversified business can be recovered in a timely manner, or at all, or our results of return would be more competitive than that of other comparable companies. Our development of and investment in our diversified service platform may be subject to PRC laws and regulations governing license approval and renewal. Please see “Regulation — Qualification of Property Management Enterprises” for more information. We cannot assure you that we can obtain or renew our license on time, if at all. We cannot guarantee that our future strategic development plan, which is based upon our forward-looking assessment of market prospects and customer preference, will always turn out to be successfully. A number of factors beyond our control may also affect our plan for the diversified services, which include changes in the PRC’s economic conditions in general, government policies and regulations on relevant industries and changes in supply and demand for our services. Any of the foregoing could adversely affect our reputation, business, cash flows, financial position and results of operations.

We are susceptible to changes in regulatory landscapes of the PRC property management and PRC real estate industries.

The PRC property management and commercial operation services industries and our operations are affected by the relevant regulatory environment and measures. In particular, the fees that property management companies may charge in connection with property management services are strictly regulated and supervised by relevant PRC authorities. We seek to comply with the regulatory regime of the property management service in conducting our business operations. In December 2014, the National Development and Reform Commission (the “NDRC”) issued the Circular of NDRC on the Opinion on Liberalizing Price Controls in Certain Services, which requires the relevant provincial authorities to relax the price control policies in relation to the property management services for non-affordable housing. Property management fees for affordable housing, housing-reform properties and properties in older residential areas and management fees under preliminary property management service contracts remain subject to price guidance imposed by provincial level price administration departments and the administrative departments of housing and urban-rural development. The PRC government may also promulgate new laws and regulations in relation to property management fees from time to time. Please see “Regulation — Fees Charged by Property Management Enterprises” for more information.

We expect that price controls on residential properties will be relaxed over time. For now, our property management fees are subject to the existing local regulations passed by the relevant authorities to implement the above-mentioned circular issued by NDRC on the Opinion on Liberalizing Price controls in Certain Services. As of September 30, 2024, we had approximately 4 residential projects, all of which were subject to price control under the relevant local regulations. The government-imposed limits on fees, coupled with rising labor and other operating costs, could have a negative impact on our revenue. If a property is managed on a lump sum basis, we may experience a decrease in profit margin. If a property is managed on a commission basis, in the event that the collected fees after deducting the commission are insufficient to cover property management expenses, the property owners are legally responsible for making up for such shortage. We cannot assure you that the PRC government will not reverse its policy and re-impose limits on property management fees. In such event, our profit margins may reduce as our labor, subcontracting and other associated costs increase. We also cannot assure you that we would be able to respond to such changes in a timely manner and effectively by implementing our cost-saving measures, nor that we would be able to pass the additional coasts to our customers. The PRC government may also unexpectedly promulgate new laws and regulations that have potential adverse impact on our business. This could increase our compliance and operational costs, thereby materially and adversely affect our business, financial condition and results of operations.

In addition, approximately a quarter of our revenues were generated from our property management services for the years ended March 31, 2024 and 2023. The growth potential of our property management services will be indirectly affected by the PRC real estate and leasing industries. The PRC government has implemented a series of measures with a view to control the growth of the economy in recent years. In particular, the PRC government has continued to introduce various restrictive measures to discourage speculation in the real estate market. The government exerts considerable direct and indirect influence on the development of the PRC property management and commercial operation services industries by imposing industry policies and other economic measures, such as control over the supply of land for property development, control of foreign exchange, property financing, taxation and foreign investment. As a result, the PRC government may restrict or reduce property development activities, place limitations on the ability of commercial banks to make loans to property purchasers, impose additional taxes and levies on property sales and affect the delivery schedule and occupancy rates of the properties we service. The PRC government will also, from time to time, promulgate new laws and regulations in relation to the PRC property management and commercial operation services industries based on macroeconomic considerations. Therefore, the overall demand for properties may decrease and in turn decelerate the overall growth of property management services, commercial operation services and real estate leasing business, which could in turn affect our growth potential and our business expansion.

Risks relating to natural disasters, epidemics, acts of terrorism or war in the PRC and globally may materially and adversely affect our business.

Natural disasters, epidemics, acts of terrorism or war or other factors that are beyond our control may materially and adversely affect the economy, infrastructure and livelihood of people in the areas where we have or plan to have business operations. In particular, due to their geographic regions, some of these areas are susceptible to the threat of floods, earthquakes, sandstorms, snowstorms, fires or droughts, power shortages or failures, as well as potential wars, terrorist attacks or epidemics such as Ebola, SARS, H1N1, H5N1, H7N9 or, most recently, the novel coronavirus named COVID-19 by the World Health Organization (“WHO”). Any of such events could result in tremendous proprietary damages and losses, personnel injuries and live losses, as well as disruption or destruction of our business operations.

In particular, an outbreak of respiratory illness caused by a novel coronavirus, namely COVID-19, spread across the world in early 2020. On March 11, 2020, the WHO declared COVID-19 outbreak a pandemic. The outbreak of COVID-19 has endangered the health of many people in China, resulting in numerous confirmed cases and deaths and significantly disrupted travels and local economies in and outside of China. To prevent further transmission of COVID-19, the PRC government has adopted a series of measures nationwide, including among others, locking down some of the cities in the PRC, restrictions on enterprises from resuming work, traffic control, travel bans, management and control over commencement schedules of construction in new and existing construction sites.

The occurrence of any of the above events may adversely affect our operations and results of operations. The WHO announced on May 5, 2023 that COVID-19 was no longer a public health emergency of international concern. In the long term, the aftermath of the COVID-19 pandemic or any similar epidemic is likely to adversely affect the economies and financial markets of many countries, and may result in a global economic downturn or a recession. This would likely adversely affect demand for some of our services, which may, in turn negatively impact our results of operations. With a high degree of uncertainty surrounding the future severity of COVID-19 or similar epidemic and actions taken by national and local governments and other entities to contain the coronavirus, the extent to which COVID-19 or similar epidemic will continue to impact our businesses, revenues and operating results will depend on future developments.

We face intense competition in the property management market and if we fail to compete successfully against existing and new competitors, our business, financial position, results of operations and prospects may be materially and adversely affected.

The PRC property management and commercial operation services industries are intensely competitive and highly fragmented. Please see “Business — Competition” for more information on the competitive landscape. Our major competitors include large national, regional and local property management companies that may have stronger capital resources, longer operating histories, better track records, greater brand or better name recognition, greater expertise and experience in regional and local markets as well as richer financial, technical, marketing and public relation resources than we do. We believe that we compete with our competitors on a number of factors, primarily including business scale, brand recognition, financial resources, price and service quality. Such competitors may be able to devote more resources to the development, promotion, sale, and support of their services, and therefore they may be better positioned than we are to compete for customers, financing, skilled management and labor resources. In addition to competition from established companies, emerging companies may enter our existing or new markets. Property developers may also develop their own in-house property management business or engage their affiliated service providers, which could reduce the availability of business opportunities. If we fail to improve and evolve ourselves among the competitors, we may not be able to continue to compete effectively or maintain or improve our market position, and such failure could have a material adverse effect on our business, financial position and results of operations.

Our competitors may emulate our business model, and we may lose a competitive advantage that has distinguished ourselves from our competitors. If we do not distinguish ourselves and fail to compete successfully against existing and new competitors, our business, financial position, results of operations and prospects may be materially and adversely affected.

Some of our lease agreements were not registered with the relevant government authorities.

Pursuant to relevant PRC regulations, parties to a lease agreement are required to file the lease agreements for registration and obtain property leasing filing certificates for their leases. As of September 30, 2024, we failed to register all 51 lease agreements under which we are the tenants. The failure to register the lease agreements does not affect the validity of the lease agreements under the relevant PRC laws and regulations, or our rights or entitlements to lease out the investment properties to tenants. However, we may be required by relevant government authorities to file the lease agreements to complete the registration formalities and may be subject to a fine for non-registration within the prescribed time limit, which may range from RMB1,000 (approximately $142) to RMB10,000 (approximately $1,420) per lease agreement. The imposition of the above fines could require us to make additional efforts and/or incur additional expenses, any of which could materially and adversely impact our business, financial condition and results of operations. We cannot assure you that the other parties to our lease agreements will be cooperative and that we can complete the registration of these lease agreements and any other lease agreements that we may enter into in the future. Please see “Business — Properties” for more information.

Our insurance may not sufficiently cover, or may not cover at all, losses and liabilities we may encounter during the ordinary course of operation.

We purchase and maintain insurance policies that we believe to be aligned with the standard commercial practice in our industries and as required under relevant laws and regulations. Please see “Business — Insurance” for more information. However, we cannot assure you that our insurance coverage will be sufficient or available to cover damage, liabilities or losses we may incur in the ordinary course of our business. We do not carry any business interruption insurance or litigation insurance as aligned with the customary market practice in the PRC. In addition, there are certain losses for which insurance is not available in the PRC on commercially practicable terms, such as losses suffered due to business interruptions, earthquakes, typhoons, flooding, war or civil disorder. If we are held responsible for any such damages, liabilities or losses and there is an insufficiency or unavailability of insurance, we could suffer significant costs and diversion of our resources, and thereby materially and adversely affect our business, financial condition and results of operation.

We have failed to register for and/or fully contribute to social insurance and housing provident funds for some of our employees.

In accordance with applicable PRC laws and regulations, we are obliged to contribute to social insurance and housing provident funds for our employees. During the six months ended September 30, 2024 and during the years ended March 31, 2024 and 2023, we did not register or contribute to housing provident funds for any of our employees. It is estimated that the outstanding housing provident fund amounts are $130,920 and $110,290, respectively, for the six months ended September 30, 2024 and 2023, and $115,806 and $101,134, respectively, for the years ended March 31, 2024 and 2023, which have been fully accrued in the consolidated financial statements. As advised by our PRC counsel, under the Regulations on Administration of Housing Provident Fund, (i) if we fail to complete housing provident fund registration before the prescribed deadlines, we may be subject to a fine ranging from RMB10,000 (approximately $1,380) to RMB50,000 (approximately $6,920) for each non-compliant subsidiary or branch and (ii) if we fail to pay housing provident fund contributions within the prescribed deadlines, we may be subject to an order by the relevant people’s court to make such payments. During the six months ended September 30, 2024 and 2023, and during years ended March 31, 2024 and 2023, we did not fully contribute to social insurance for all of our employees. It is estimated that the outstanding social insurance contributions are $145,310 and $134,916, respectively, for the six months ended September 30, 2024 and 2023, and $128,431 and $135,027, respectively, for the years ended March 31, 2024 and 2023, which have been fully accrued in the consolidated financial statements. According to the Social Insurance Law of the PRC, for outstanding social insurance fund contributions that we did not fully pay within the prescribed deadlines, the relevant PRC authorities may demand that we pay the outstanding social insurance contributions within a stipulated deadline and we may be liable for a late payment fee equal to 0.05% of the outstanding contribution amount for each day of delay, which amounts to approximately $56,000. If we fail to make such payments, we may be liable to a fine of one to three times the outstanding contribution amount. Please see “Regulation — Regulations Relating to Employment” for more information.

We may be involved in legal and other disputes and claims from time to time during the ordinary course of operation.

We may, from time to time, be involved in disputes with and subject to claims by property developers, public entities, property owners and residents as well as local property management companies, to whom we provide property management services. Disputes may also arise if they are dissatisfied with our services. In addition, property owners may take legal action against us if they perceive that our services are inconsistent with our contractual service standards. Furthermore, we may from time to time be involved in disputes with and subject to claims by other parties involved in our business, including our third-party subcontractors, suppliers and employees, or other third parties who sustain injuries or damages while visiting properties under our management. All of these disputes and claims may lead to legal or other proceedings or cause negative publicity against us, thereby resulting in damage to our reputation, substantial costs and diversion of resources and management’s attention from our business activities. Any such dispute, claim or proceeding may have a material adverse effect on our business, financial position and results of operations.

Any claims by third parties alleging possible infringement of their intellectual property rights would have an adverse effect on our business, brand value and reputation.

We may become subject to claims from competitors or third parties alleging intellectual property infringement in our ordinary course of business from time to time. Any claims or legal proceedings brought against us in relation to such issues, with or without merit, could result in substantial costs and divert capital resources and management attention. In the event of an adverse determination, we may be compelled to pay substantial damages or to seek licenses from third parties and pay ongoing royalties on unfavorable terms. Moreover, regardless of whether we prevail, intellectual property disputes may damage our brand value and reputation in the eyes of current and potential customers and within our industries.

The enforcement of certain labor-related regulations in the PRC may adversely affect our business and our results of operations.

The Interim Provisions on Labor Dispatch, or the Labor Dispatch Provisions, effective on March 1, 2014, provides that outsourced employees are only allowed to work in temporary, ancillary and replaceable positions. The number of outsourced employees hired by an employer may not exceed 10% of its total labor force and the employer has a two-year transition period to comply with such requirement. Pursuant to the current Labor Contract Law, a labor-dispatching enterprise or an employer using outsourced workers who violates requirements of labor dispatching under the Labor Contract Law may be subject to fine by competent labor administrative authority and, if losses are caused to any outsourced employee, such labor-dispatching enterprise and employer shall assume liabilities jointly and severally.

We may be subject to enforcement action and fines if the PRC government enforces certain land administration laws against certain projects we currently manage.

According to the Interim Regulations of the PRC on Granting and Transferring of the State-owned Land Use Right in Cities and Towns, latest amended on November 29, 2020, if the allocated land is to be transferred, leased or mortgaged, the state-owned land right user shall either make up the land use right granting consideration or pay the land use right granting consideration with the proceeds generated from the transfer, leasing or mortgaging of the land and with approval of the relevant land and real estate administrative department. If the allocated land is leased without approval, the illegal gains will be confiscated and penalties will be imposed in accordance with the seriousness of the case.

There are 83 carports that we manage under certain assets entrustment management agreement that are considered allocated land. The carports have been leased out without approval by the land and real estate administrative department. If the PRC government enforces the abovementioned regulation, we may not continue to operate these carports and will not be able to collect service fees under the agreement.

Additionally, state-owned assets in PRC are required to go through public bidding procedures to grant the rights of operation and lease of such properties. The counter party to the asset entrustment management agreement for one of our projects located at Changcheng Road, Guangming Village, Wenxing Town, Shuangliu District, Chengdu with an area of 14,752 square meters and 186 parking lots (the “GDYG Project”) has obtained its operation rights without due public bidding procedures. If the PRC government enforces the noncompliance of the procedures, the counter party may lose its operation rights, thus rendering the assets entrustment management agreement ineffective, and we will not be able to continue to collect service sees under this agreement.

Furthermore, according to the Land Administration Law of the PRC, if the state-owned land has not been used according to the approved purposes, the state-owned land shall be ordered to be returned and penalties shall be imposed. As advised by our PRC counsel, the documents relating to GDYG Project reflect that the purpose of the land is for industrial use. However, the GDYG Project under our management is for commercial purposes. Consequently, if the PRC government enforces the land administration rules, the assets entrustment management agreement for the GDYG project will be invalidated. We have obtained a guaranty from our related party, Dalu Group, which has agreed to indemnify and hold us harmless from any losses we may incur in connection with the termination of the relevant agreement. See “Related Party Transactions — Letter of Undertaking” for more details.

We may be subject to fines for any inability to comply with national environmental, health and safety standards.

We are subject to extensive and increasingly stringent environmental protection, health and labor safety laws, regulations and decrees that impose fines for violation of such laws, regulations or decrees. In addition, there is a growing awareness of environmental, health and labor safety issues, and we may sometimes be expected to meet a standard which is higher than the compulsory requirements. We cannot guarantee that more stringent environmental protection, health and labor safety requirements or standards will not be imposed in the future. We cannot assure you that our procedures and training will be completely effective in satisfying all relevant environmental and safety requirements. If we are unable to comply with existing or future environmental, health and labor safety laws and regulations or are unable to meet public expectations in relation to relevant matters, our reputation may be damaged or we may be required to pay penalties or fines or take remedial actions and our operations may be suspended, any of which may adversely impact our business, financial position, results of operations and growth prospects.

Accidents in our business may expose us to liability and reputational risk.

Accidents may occur during the course of our business. Work injuries may occur during the ordinary course of our business. For example, repair and maintenance services performed by our employees may involve the handling of tools and machinery that carry the inherent occupational risk of accidents. Hence, we are exposed to risks in relation to work safety, including but not limited to claims for injuries, fatal or otherwise, sustained by our employees or subcontractors. Such occurrences may also damage our reputation within the property management and commercial operation services industries. We may also experience business disruptions and be required to implement additional safety measures or modify our business model as a result of any governmental or other investigations. To the extent that we incur additional costs, we may suffer material adverse effects to our business, financial position, results of operations and brand value. In addition, we are exposed to claims that may arise due to employees’ or third-party subcontractors’ negligence or recklessness when performing repair and maintenance services. We may be held liable for the injuries or deaths of employees, subcontractors, residents or others. We may also experience interruptions to our business and may be required to change the manner in which we operate as a result of governmental investigations or the implementation of safety measures upon occurrence of accidents. Any of the foregoing could adversely affect our reputation, business, financial position and results of operations.

We are exposed to risks associated with failing to detect and prevent fraud, negligence or other misconduct (accidental or otherwise) committed by our employees, subcontractors or third parties.

We have established risk management and internal control systems consisting of policies and procedures that we believe will contribute to the growth of our business. However, we cannot guarantee that they will always enable us to detect, prevent and take remedial measures in relation to fraud, negligence or other misconduct (accidental or otherwise) committed by our employees, subcontractors or third parties in a timely and effective manner. Examples of such behavior include crimes such as theft, vandalism and bribery during tenders.

Although we have limited control over the behavior of any of these parties, we may be viewed as at least partially responsible for their conduct on contractual or tortious grounds. We may become, or be joined as, a defendant in litigation or other administrative or investigative proceedings and be held accountable for injuries or damages sustained by our customers or third parties. To the extent that we cannot recover related costs from the employees, subcontractors or third parties involved, we may experience material adverse effects on our business, financial position and results of operations. We may also attract negative publicity and incur damages to our reputation and brand value.

Risks Related to This Offering and Ownership of Our Ordinary Shares

An active trading market for our ordinary shares or our ordinary shares may not develop and the trading price for our ordinary shares may fluctuate significantly.

We plan to apply to list our ordinary shares on the Nasdaq. Prior to the completion of this offering, there has been no public market for our ordinary shares, and we cannot assure you that a liquid public market for our ordinary shares will develop. If an active public market for our ordinary shares does not develop following the completion of this offering, the market price and liquidity of our ordinary shares may be materially and adversely affected. The initial public offering price for our ordinary shares was determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our ordinary shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ordinary shares.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities.

Nasdaq Listing Rules 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small and the insiders of our company will hold a large portion of the Company’s listed securities following the consummation of the offering. Nasdaq might apply the additional and more stringent criteria for our initial and continued listing, which might cause delay or even denial of our listing application.

The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors.

The trading price of our ordinary shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performance of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our ordinary shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our ordinary shares may be highly volatile for factors specific to our own operations, including the following:

•        regulatory developments affecting us or our industry;

•        actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•        changes in financial estimates by securities research analysts;

•        conditions in the market for health and wellness products;

•        announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

•        additions to or departures of our senior management;

•        fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•        release or expiry of lock-up or other transfer restrictions on our outstanding shares;

•        negative publicity regarding Chinese listed companies; and

•        sales or perceived potential sales of additional ordinary shares.

Any of these factors may result in large and sudden changes in the volume and price at which our ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our ordinary shares.

In addition to the risks addressed above in “— The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors,” our ordinary shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our ordinary shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our ordinary shares. In addition, investors of our ordinary shares may experience losses, which may be material, if the price of our ordinary shares declines after this offering or if such investors purchase shares of our ordinary shares prior to any price decline.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ordinary shares, the market price for our ordinary shares and trading volume could decline.

The trading market for our ordinary shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ordinary shares, the market price for our ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume of our ordinary shares to decline.

The sale or availability for sale of substantial amounts of our ordinary shares could adversely affect their market price.

Sales of substantial amounts of our ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 under the Securities Act and the applicable lock-up agreements. Following the consummation of our initial public offering, there will be 19,500,000 ordinary shares outstanding immediately after this offering or 19,725,000 ordinary shares assuming the full exercise of the underwriters’ over-allotment option. In connection with this offering, we and each of our directors and officers named in the section “Management,” and certain shareholders have agreed not to sell any ordinary shares for six months from the date of this prospectus without the prior written consent of the underwriter, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”). We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ordinary shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ordinary shares for return on your investment.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased our ordinary shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ordinary shares in this offering, you will pay more for each share than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial dilution of $[•] per share, representing the difference between our net tangible book value per share of $[•] as of [•], after giving effect to this offering and an assumed initial public offering price of $5.00 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus. See “Dilution” for a more complete description of how the value of your investment in our ordinary shares will be diluted upon the completion of this offering.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our share price.

We plan to use the net proceeds of this offering primarily for pursuing strategic investment opportunities, deploying information technologies to improve customer experience and increase operational efficiency, and for working capital and other general corporate purposes. See “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

If we are classified as a passive foreign investment company, United States taxpayers who own our ordinary shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

•        At least 75% of our gross income for the year is passive income; or

•        The average percentage of our assets (determined at the end of each quarter) during the taxable year which produces passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our ordinary shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, because we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Taxation — Material United States Federal Income Tax Considerations — Passive Foreign Investment Company.”

The amended and restated memorandum and articles of association that we intend to adopt contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares.

Some provisions of our articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders. Under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Our Chairman of the board of directors, Mr. Dalu Yang, has substantial influence over our company. His interests may not be aligned with the interests of our other shareholders, and he could prevent or cause a change of control or other transactions.

As of the date of this prospectus, Mr. Dalu Yang, our Chairman of the board of directors, beneficially owns an aggregate of 12,600,000, or 70%, of our outstanding ordinary shares. Upon the completion of this offering, Mr. Yang will beneficially own approximately 12,600,000 ordinary shares, or approximately 64.6% of our outstanding ordinary shares, assuming no exercise of the underwriters’ over-allotment option.

Accordingly, Mr. Yang could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the appointment of directors and other significant corporate actions. Mr. Yang will also have the power to prevent or cause a change in control. Without the consent of Mr. Yang, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. In addition, Mr. Yang could violate his fiduciary duties by diverting business opportunities from us to himself or others. The interests of Mr. Yang may differ from the interests of our other shareholders. The concentration in the ownership of our ordinary shares may cause a material decline in the value of our ordinary shares. For more information regarding Mr. Yang and his affiliated entity, see “Principal Shareholders.”

We are a “controlled company” defined under the Nasdaq Listing Rules. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq Listing Rules, we could elect to rely on this exemption in the future and you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We expect that our Chairman of the board of directors, Mr. Dalu Yang, will own a majority of our ordinary shares following this offering. Under the Nasdaq Listing Rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule that the compensation of our Chief Executive Officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq Listing Rules, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors upon closing of this offering. Our status as a controlled company could cause our ordinary shares to look less attractive to certain investors or otherwise harm our trading price. As a result, the investors will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less exhaustive body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies) or to obtain copies of the register of members of these companies. Our directors have discretion under our articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow our home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Comparison of Cayman Islands Corporate Law and U.S. Corporate Law.”

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our amended and restated articles of association provide that upon the requisition of any one or more of our shareholders who together hold shares representing in aggregate not less than one-third of the total number of votes attaching to all our issued and outstanding shares entitled to vote at general meetings, our directors are obliged to convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. Advance notice of at least 5 clear days is required for the convening of a general meeting. A quorum required for a general meeting is the holders of a majority of the issued and outstanding share capital being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy. For these purposes, “clear days” means that period excluding (a) the day when the notice is given or deemed to be given and (b) the day for which it is given or on which it is to take effect.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the PRC. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands may render you unable to enforce a judgment against our assets or the assets of our directors and officers. If a judgment needs to be enforced in China, application shall be submitted to an intermediate people’s court of China having jurisdiction. The people’s court, after examining the application in accordance with international treaties concluded by China or to which China is a party, or in accordance with the principle of reciprocity, considers it does not contravene the basic principles of Chinese law and does not harm the sovereignty, security or social and public interests, the people’s court may judge to recognize the validity of the judgment and issue a writ of execution. For more information regarding the relevant laws of the Cayman Islands and the PRC, see “Enforceability of Civil Liabilities.”

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each year. In addition, we intend to publish our results on a semi-annual basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

We will incur significantly increased costs and devote substantial management time as a result of the listing of our ordinary shares.

We will incur additional legal, accounting and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we will be required to comply with the additional requirements of the rules and regulations of the SEC and the Nasdaq rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the number of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us and our business may be adversely affected.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our ordinary shares may be volatile which could subject us to securities litigation and make it more difficult for you to sell your shares.

As a company conducting a relatively small public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. While the underwriters are required to sell shares in this offering to at least 300 round lot shareholders (a round lot shareholder is a shareholder who purchases at least 100 shares) in order to ensure that we meet the Nasdaq initial listing standards, we have not otherwise imposed any obligations on the underwriters as to the maximum number of shares they may place with individual investors. If, in the course of marketing the offering, the underwriters were to determine that demand for our shares was concentrated in a limited number of investors and such investors determined to hold their shares after the offering rather than trade them in the market, other shareholders could find the trading and price of our shares affected (positively or negatively) by the limited availability of our shares. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their share price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

$200,000 from the proceeds of this offering will be placed in escrow for twelve (12) months from the date of this offering for the purpose of indemnifying the underwriters and may not be used during the twelve (12) months, or potentially at all, for further developing our business.

We have entered into an indemnification escrow agreement, whereby, we have agreed to place $200,000 from the proceeds of this offering into an escrow account in the United States for a period of twelve (12) months following this offering for the purpose of satisfying indemnity claims of the underwriters. Accordingly, we will not be able to use $200,000 from the proceeds of this offering to develop our business operations for twelve (12) months, or at all, if we are required to indemnify the underwriters, which could adversely impact our earnings and cash flows, thereby having an adverse effect on our financial condition, results of operations, and per share trading price of our ordinary shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and “Regulation.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•        the potential impact on our business of the economic, political and social conditions of the PRC;

•        any changes in the laws, regulations or rules of the mainland China or local province that may affect our operations;

•        our dependence on introducing new services on a timely basis;

•        our dependence on growth in the demand for our services;

•        our ability to compete effectively;

•        our dependence on a small number of customers for a substantial portion of our net revenue;

•        our ability to successfully manage our expansion and allocation in response to changing industry and market conditions;

•        implementation of our expansion plans and our ability to obtain capital resources for our planned growth;

•        our dependence on key personnel;

•        our ability to expand into new geographic areas, businesses and industries and to undertake mergers, acquisitions, investments or divestments;

•        general economic and political conditions, including those related to the property management and commercial operation services industries;

•        possible disruptions in commercial activities caused by events such as natural disasters, terrorist activity;

•        our estimates of expenses, capital requirements and needs for additional financing and our ability to fund our current and future operations;

•        fluctuations in foreign currency exchange rates; and

•        other factors in the “Risk Factors” section in this prospectus.

These forward-looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We disclaim any obligation to update our forward-looking statements, except as required by law.

This prospectus contains certain data and information that we obtained from various Chinese government and private publications, including industry data and information from 2022 Property Service Enterprise Listed Company Research Report published by China Property Management Research Institution, Shanghai E-House Real Estate Research Institute and CRIC China, and Report of the Work of the Government in 2019. Statistical data in these publications also include projections based on a number of assumptions.

In addition, the new and rapidly changing nature of the property management and commercial operation services industries results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industries. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $[•] million, after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us, and based upon an assumed initial offering price of $5.00 per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus (excluding any exercise of the underwriters’ over-allotment option). A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by approximately $[•], after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus. These above-referenced net proceeds amounts do not include $[•] of the offering proceeds to be allotted to the indemnification escrow account to pay for the underwriters’ indemnity.

We plan to use the net proceeds from this offering as follows:

•        Approximately 50% to pursue strategic investments through merger and acquisition and establishment of joint ventures, although as of the date of this prospectus, we have not identified, or engaged in any material discussions regarding, any potential target;

•        Approximately 25% to deploy information technologies to improve customer experience and increase operational efficiency;

•        Approximately 10% to scale up our business by expanding our property management and commercial operation services portfolio and increase our market share;

•        Approximately 5% to enhance our human capital through recruitment, training and motivation; and

•        Approximately 10% for general purpose of business operations.

In the event that the anticipated proceeds will not be sufficient to fund all the proposed purposes above, we plan to use the proceeds for purposes in following order of priority:

1.      to enhance our human capital through recruitment, training and motivation;

2.      to establish internal control system (out of the general purpose of business operation allocation);

3.      to scale up our business by expanding our property management and commercial operation services portfolio and increase our market share;

4.      to pursue strategic investments through merger and acquisition and establishment of joint ventures; and

5.      to deploy information technologies to improve customer experience and increase operational efficiency.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. The relevant filing and registration processes for capital contributions typically take approximately eight weeks to complete. The filing and registration processes for loans typically take approximately four weeks or longer to complete. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to PRC subsidiaries, we cannot assure you that we will be able to complete these filings and registrations on a timely basis, or at all. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Additionally, David Yang Holdings Limited and Mr. Dalu Yang, our Chairman of the Board and shareholder, along with his daughter, Ms. Yi Yang, our Chief Executive Officer and director, have undertaken to urge the Company not to use the proceeds of this offering for real estate development purposes, either directly or indirectly. The Company has undertaken the same commitment and will disclose its use of proceeds in compliance with applicable laws and regulations. Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing, financial instruments or demand deposits.

DIVIDEND POLICY

Our board of directors has discretion regarding whether to declare or pay dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that we are able to pay our debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We have never declared or paid cash dividends on our shares. We currently do not have any plans to pay cash dividends. Rather, we currently intend to retain all of our available funds and any future earnings to operate and grow our business.

Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2024 as follows:

•        on an actual basis; and

•        on an adjusted basis to reflect the sale of 1,500,000 ordinary shares in this offering (without exercise of over-allotment option), at an assumed initial public offering price of $5.0 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

•        on an adjusted basis to reflect the sale of 1,725,000 ordinary shares (with full exercise of over-allotment option) in this offering, at an assumed initial public offering price of $5.0 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The adjustments reflected below are subject to change and are based upon available information and certain assumptions that we believe are reasonable. Total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this capitalization table in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of September 30, 2024
	Actual	Pro Forma As Adjusted Assuming No Exercise of Underwriters’ Over-allotment Option(1)	Pro Forma As Adjusted Assuming Full Exercise of Underwriters’ Over-allotment Option(2)
	US$	US$	US$
Cash and cash equivalents	4,140,351	10,482,551	11,511,926
Shareholders’ Equity
Ordinary shares, $0.0001 par value, 500,000,000 ordinary shares authorized, 18,000,000 ordinary shares issued and outstanding, 19,500,000 ordinary shares issued and outstanding on a pro forma as adjusted basis, and 19,725,000 ordinary shares issued and outstanding on a pro forma adjusted basis with full exercise of over-allotment option	1,800	1,950	1,973
Preference share, $0.0001 par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—	—
Subscription receivable	(1,800)	(1,800)	(1,800)
Additional paid-in capital	78,952	6,421,002	7,450,354
Statutory reserve	72,570	72,570	72,570
Retained earnings	2,929,254	2,929,254	2,929,254
Accumulated other comprehensive income	38,395	38,395	38,395
Total shareholders’ equity	3,119,171	9,461,371	10,490,746
Total capitalization	3,119,171	9,461,371	10,490,746

____________

(1)      We estimate that such net proceeds will be approximately $6,342,200 based on the assumed offering price of $5.0 per ordinary share.

(2)      If the over-allotment option is exercised in full, based on an assumed initial public offering price of $5.0 per share (the mid-point of the estimated public offering price range shown on the cover page of this prospectus), the net proceeds to us from this offering will be approximately $7,371,575, after deducting the underwriting discounts and estimated offering expenses payable by us.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary shares and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the per ordinary share offering price is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our net tangible book assets attributable to shareholders as of September 30, 2024 were approximately $2.7 million or approximately $0.1524 per ordinary share. Net tangible book value per ordinary share as of September 30, 2024 represents the amount of total assets less intangible assets and total liabilities, divided by the number of ordinary shares outstanding.

We will have 19,500,000 ordinary shares outstanding upon completion of the offering or 19,725,000 ordinary shares assuming the full exercise of the underwriters’ over-allotment option based on the assumed offering price of $5.0 per ordinary share. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after [•], will be approximately $0.4659 per ordinary share. This would result in dilution to investors in this offering of approximately $4.5341 per ordinary share or approximately 90.7% from the assumed offering price of $5.0 per ordinary share. Net tangible book value per ordinary share would increase to the benefit of present shareholders by $0.3135 per share attributable to the purchase of the ordinary shares by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to investors purchasing ordinary shares in the offering.

	Offering Without Over-Allotment	Offering With Over-Allotment
Assumed offering price per ordinary share	$5.0	$5.0
Net tangible book value per ordinary share as of September 30, 2024	$0.1524	$0.1524
Increase per ordinary share attributable to payments by new investors	$0.3135	$0.3604
Pro forma net tangible book value per ordinary share after the offering	$0.4659	$0.5128
Dilution per ordinary share to new investors	$4.5341	$4.4872

Assuming the underwriters’ over-allotment option is not exercised, each $1.00 increase (decrease) in the assumed initial public offering price of $5.0 per ordinary share would increase (decrease) the pro forma as adjusted amount of total capitalization by $1,374,300, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and estimated offering expenses payable by us.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands in order to enjoy the following benefits, such as:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•        the Cayman Islands has a less exhaustive body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have the standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, if a shareholder intends to effect service of process upon us or these persons, request to serve shall be submitted to the people’s court in accordance with the international treaty to which China is a party or in accordance with the principle of reciprocity; to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, application shall be submitted to an intermediate people’s court of China having jurisdiction. The people’s court, after examining the application in accordance with international treaties concluded by China or to which China is a party, or in accordance with the principle of reciprocity, considers it does not contravene the basic principles of Chinese law and does not harm the sovereignty, security or social and public interests, the people’s court may judge to recognize the validity of the judgment and issue a writ of execution.

We have appointed Puglisi & Associates, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law has advised us, that there is uncertainty as to whether the courts of the Cayman Islands would:

•        recognize or enforce judgments of United States courts obtained against us or our directors or officers to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Enforcement of Judgments/Enforcement of Civil Liabilities

We have been advised by our Cayman Islands legal counsel, Maples and Calder (Hong Kong) LLP, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize and enforce a final and conclusive judgement in personam obtained in federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature, a fine or a penalty or similar fiscal or revenue obligations) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that: (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of the natural justice of Cayman Islands; (c) such judgment was not obtained by fraud; (d) such judgment was not obtained in a manner, and is not of a kind the enforcement of which, is contrary to natural justice or the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the civil liability provisions of the federal securities laws in the United States without retrial on the merits if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that may be regarded as fines, penalties or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

In addition, all of our senior executive officers reside within China for a significant portion of the time and are PRC nationals, and a substantial portion of such persons’ assets are located in China. Ms. Ya Wu, our Chief Financial Officer, is a PRC national. A majority of our directors, including Mr. Dalu Yang, Ms. Xiaoyuan Zhang and Mr. Yong Hu, reside in China or Hong Kong and are PRC nationals, and a substantial portion of such persons’ assets are located in China. To effect service of process upon us or those persons inside China, a request to serve shall be submitted to the people’s court in accordance with the international treaty to which China is a party or in accordance with the principle of reciprocity. The people’s court shall examine the request to service, where the request for judicial assistance from a foreign state has the circumstances for refusal of assistance set forth in the Hague Service Convention or a bilateral treaty on judicial assistance in civil matters, the people’s court shall refuse to assist in serving. The whole service of process inside China will involve multiple levels of people’s court and no specific timeline has been prescribed for handling such request to service. For those who do not have treaties, the request shall be submitted through diplomatic channels. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside China or Hong Kong due the legal obstacles, and cost and time constraints. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

We have been advised by our PRC counsel, Yuan Tai Law Offices, that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between different jurisdictions, and PRC courts will not recognize or enforce these foreign judgments if PRC courts believe the foreign judgments violate the basic principles of PRC laws or national sovereignty, security or public interest after review. However, currently, China does not have treaties or reciprocity arrangement providing for recognition and enforcement of foreign judgments ruled by courts in the United States or the Cayman Islands. Thus, it is uncertain whether a PRC court would enforce a judgment ruled by a court in the United States or the Cayman Islands.

Service of process upon Hong Kong-based entities or individuals may be difficult to obtain within the U.S. There is also uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against these Hong Kong-based entities or individuals predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. or (ii) entertain original actions brought in Hong Kong against these Hong Kong-based entities or individuals predicated upon the securities laws of the U.S. or any state in the U.S. A judgment of a court in the U.S. predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the U.S. was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the U.S. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the U.S. or the securities laws of any State or territory within the U.S.

These constraints may impact both the cost and time associated with legal proceedings in mainland China and Hong Kong. On the point of cost constraints, investors could face additional legal expenses (including hiring local attorneys and translators), travel costs for attending court proceedings, and other administrative charges. On the point of time constraint, investors may face time constraints due to legal delays, appeals, and the complexity of cases of pursuing such enforcement in mainland China and Hong Kong.

See “Risk Factors — Risks Related to Doing Business in China — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management team members named in the prospectus based on foreign laws.”

CORPORATE HISTORY AND STRUCTURE

Corporate History

Dalu is a Cayman Islands exempted company incorporated on August 10, 2022. Structured as a holding company with no material operations, Dalu conducts its operations in China through its PRC subsidiaries, primarily Yinglianhua and Huazhan.

Dalu is a Cayman Islands exempted company incorporated on August 10, 2022. Structured as a holding company with no material operations, Dalu conducts its operations in China through its PRC subsidiaries, primarily Yinglianhua and Huazhan.

Yinglianhua was incorporated in April 2002 as a PRC limited liability company and has been engaged in the business of providing property management services.

In December 2018, Zhonglian was incorporated as a PRC limited liability company and as a 51% owned subsidiary of Yinglianhua. Zhonglian is primarily engaged in the business of providing property management services.

On July 19, 2022, Yinglianhua transferred all its equity interest in Zhonglian to two third party individuals in consideration of RMB 1.72 million (approximately $256,800). As a result, Zhonglian is no longer a subsidiary of the Company.

In January 2022, Huazhan was incorporated as a PRC limited liability company to engage in commercial operation services and real estate leasing business.

With the growth of our business and in order to facilitate international capital investment in us, we started a reorganization as described below:

In August 2022, Huazhan acquired 100% equity interest of Yinglianhua for no consideration. In August 2022, Dalu was incorporated as a Cayman Islands exempted company and China HK Dalu Group Limited (“Dalu HK”) was incorporated as a Hong Kong limited company and a wholly-owned subsidiary of Dalu. On September 19, 2022, Dalu HK acquired all the equity interest of Huazhan from the five PRC individual shareholders of Huazhan, including Dalu Yang, our Chairman and principal shareholder, Dacheng Yang, brother of Dalu Yang, Xiufang Chen, wife of Dacheng Yang, and two third party individuals, for no consideration.

The diagram below shows our corporate structure as of the date of this prospectus:

Our Subsidiaries

We are not operating in industries that prohibit or limit foreign investment. As a result, as advised by our PRC counsel, Yuan Tai Law Offices, other than those requisite for a domestic company in China to engage in the businesses similar to ours, we are not required to obtain any permission from Chinese authorities including the CSRC, the CAC or any other governmental agency that is required to approve our operations. However, if we do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

As of the date of this prospectus, we and our PRC subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include business licenses. The following table provides details on the licenses and permissions held by our PRC subsidiaries.

Company	License/Permission	Issuing Authority	Term of Validity
Huazhan	Business License	Chengdu Hi-Tech Industrial Development Zone Administration for Market Regulation	Long-term
Yinglianhua	Business License	Chengdu Qingyang District Administrative Examination and Approval Bureau	Long-term

As advised by our PRC counsel, Yuan Tai Law Offices, we are required to complete the filing with the CSRC pursuant to the Overseas Listing Regulations before listing in the U.S. As of the date of this prospectus, we have completed the filing for this offering with the CSRC in compliance with the Overseas Listing Regulations. Except for the aforementioned filing, neither we nor any of our PRC subsidiaries is currently required to obtain regulatory approval from CAC, or any other relevant Chinese regulatory agencies that is required to approve our operations in China. However, the PRC government may take actions to exert more oversight and control over offerings by China based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless.

Huazhan and Yinglianhua contributed 100% of our consolidated revenue for the six months ended September 30, 2024 and 2023, and for year ended March 31, 2024. Huazhan, Yinglianhua and Zhonglian (Yinglianhua’s former subsidiary) contributed 100% of our consolidated revenue for the year ended March 31, 2023. Huazhan and Yinglianhua accounted for 100% of our consolidated total assets and liabilities as of September 30, 2024, March 31, 2024 and 2023. For more information, see our consolidated financial statements and related notes from page F-2 to page F-50 that appear in this prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data for the six months ended September 30, 2024 and 2023 and for the years ended March 31, 2024 and 2023, are derived from our consolidated financial statements included elsewhere in this prospectus.

Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our summary consolidated statements of income and comprehensive income for the six months ended September 30, 2024 and 2023 and for the years ended March 31, 2024 and 2023.

	For the Six Months Ended September 30,		For the Year Ended March 31,
	2024	2023	2024	2023 (Restated)
	(unaudited)	(unaudited)
Revenues	$2,835,271	$2,763,265	$5,536,775	$4,785,153
Cost of Sales	$(1,581,332)	$(1,509,973)	$(3,005,984)	$(3,169,317)
Gross profit	$1,253,939	$1,253,292	$2,530,791	$1,615,836
Total operating expenses	$(222,935)	$(258,981)	$(219,678)	$(1,179,890)
Operating income	$1,031,004	$994,311	$2,311,113	$435,946
Other income, net	$59,138	$30,998	$41,786	$184,578
Income tax (expenses) benefits	$(212,329)	$(188,740)	$(433,512)	$941
Net income	$877,813	$836,569	$1,919,387	$621,465

The following table presents our summary consolidated balance sheets data as of September 30, 2024, March 31, 2024 and 2023.

	September 30, 2024	March 31, 2024	March 31, 2023 (Restated)
	(unaudited)
Balance sheet data
Current assets	$6,338,727	$5,358,328	$3,261,285
Total assets	$19,665,886	$19,248,954	$19,033,981
Current liabilities	$4,235,676	$4,208,637	$4,501,126
Total liabilities	$16,546,715	$17,092,976	$18,770,371
Total liabilities and equity	$19,665,886	$19,248,954	$19,033,981

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and elsewhere in this prospectus. See also “Cautionary Note Regarding Forward Looking Statements.” Our financial statements have been prepared in accordance with U.S. GAAP.

Overview

We are an integrated property management services and commercial operation services provider and operate real estate leasing business in Chengdu, the capital city of Sichuan Province, China. With an operating history of two decades, our PRC subsidiaries have been focusing on providing property management services to owners, developers and occupiers of residential and commercial properties in Chengdu and have accumulated extensive experience in the property management services sector. In addition, to drive our value growth and diversify our revenue streams, we commenced commercial operation services and operate real estate leasing business in Chengdu in April 2022. As of September 30, 2024, we provided property management services for seven properties totaling approximately 199,515 square meters (approximately 2.11 million square feet) and commercial operation service for five properties totaling approximately 450,895 square meters (approximately 4.78 million square feet). We also subleased three properties totaling approximately 29,823 square meters (approximately 0.32 million square feet). We are a well-known property management brand in Chengdu, having undertaken property management and related services for renown projects in the most prosperous commercial areas, such as the fashion center of Chengdu and most popular pedestrianized shopping street, Chunxi Road, and South Renmin Road in Chengdu’s central business district.

For the six months ended September 30, 2024 and 2023, our revenues were approximately $2.8 million and $2.8 million, respectively. For the years ended March 31, 2024 and 2023, our revenues were approximately $5.5 million and $4.8 million, respectively. Our net income was approximately $0.9 million and $0.8 million, respectively, for the six months ended September 30, 2024 and 2023. Our net income was approximately $1.9 million and $0.6 million (restated), respectively, for the years ended March 31, 2024 and 2023.

Factors Affecting Results of Operations

Our business, financial condition and results of operations have been, and are expected to continue to be, affected by a number of factors, which primarily include the following:

Our ability to operate with changes in regulatory landscapes of the PRC property management and commercial operation services industries

The PRC property management and commercial operation services industries and our operations are affected by the relevant regulatory environment and measures. In particular, the fees that property management companies may charge for property management services are strictly regulated and supervised by relevant PRC authorities. In December 2014, the NDRC issued the Circular of NDRC on the Opinion on Liberalizing Price Controls in Certain Services, which requires the relevant provincial authorities to relax the price control policies in relation to the property management services for non-affordable housing. Property management fees for affordable housing, housing-reform properties and properties in older residential areas and management fees under preliminary property management service contracts remain subject to price guidance imposed by provincial level price administration departments and the administrative departments of housing and urban-rural development. The PRC government may also promulgate new laws and regulations in relation to property management fees from time to time.

Our ability to obtain property management service contracts with property developers on favorable terms

We believe that our ability to expand our portfolio of property management service contracts is key to the sustainable growth of our business. We generally obtain new property management service contracts by participating in tenders. The selection of a property management company depends on a number of factors, including but not limited to, service quality, pricing level and operational history of the property management company. We cannot assure you that we will be able to procure new property management service contracts on favorable terms, or at all. Our efforts may be hindered by factors beyond our control, which may include, among others, changes in general economic conditions, evolving government regulations, as well as supply and demand dynamics within the property management industry.

The majority of our revenues from property management services were generated from properties developed by Dalu Group, which is our related party. In the six months ended September 30, 2024 and 2023, our revenue generated from our property management services provided in relation to properties developed by Dalu Group accounted for approximately 24.6% and 25.6%, respectively, of our total revenue. In the years ended March 31, 2024 and 2023, our revenue generated from our property management services provided in relation to properties developed by Dalu Group accounted for approximately 25.2% and 22.5%, respectively, of our total revenue.

Our ability to diversify our services, including the growth of our commercial operation services and real estate leasing business

We have relied on the provision of property management services to generate revenues since inception. To develop additional streams of revenue, we commenced offering commercial operation services and engaging in real estate leasing business in April 2022. We offer standard and customized property management services and commercial operation services to a variety of property types, creating competitive edges for building a distinctive service brand. Through our comprehensive service offerings and with the breadth of our service offerings, we have the flexibility and capacity to customize service offerings based on specific needs of our customers. Our ability to provide diversified and customized services can help us establish a distinctive property management brand, enhance customer experience, which will enable us to diversify our revenue stream and increase our total revenue.

Our ability to control our labor and subcontracting costs

The property management and commercial operation services industries in the PRC are labor intensive. For the six months ended September 30, 2024 and 2023, our employee benefit costs accounted for approximately 23.6% and 22.2% of our total cost of sales, respectively. For the years ended March 31, 2024 and 2023, our employee benefit costs accounted for approximately 22.6% and 22.2% of our total cost of sales, respectively. We outsource certain labor-intensive services, such as security and cleaning services, to third-party subcontractors for the year ended March 31, 2023, and we did not outsource such services since the year ended March 31, 2024. Since our labor and subcontracting costs together accounted for a significant portion of our cost of sales related to property management services, we believe that effective control of our labor and subcontracting costs is crucial for us to maintain and improve our profit margins as well as other operating costs.

Key Components of Results of Operations

Revenues

We generated revenue primarily from (i) provision of property management services, (ii) provision of commercial operation services, (iii) real estate leasing business and (iv) other community value-added services which are one-off services demanded by customers. We commenced real estate leasing business and commercial operation services in April 2022. For the six months ended September 30, 2024 and 2023, our revenue was approximately $2.8 million and $2.8 million, respectively. For the years ended March 31, 2024 and 2023, our revenue was approximately $5.5 million and $4.8 million, respectively. The following table sets forth a breakdown of our revenue by service type for the years indicated.

	For the Six Months Ended September 30,				For the Year Ended March 31,
	2024		2023		2024		2023
	US$	%	US$	%	US$	%	US$	%
	(unaudited)		(unaudited)
Real estate leasing income	$1,744,947	61.5%	$1,661,275	60.1%	$3,325,863	60.1%	$2,855,569	59.7%
Property management services	696,308	24.6%	708,105	25.6%	1,396,158	25.2%	1,275,579	26.7%
Commercial operation services	319,313	11.3%	314,878	11.4%	649,445	11.7%	491,382	10.3%
Other community value – added services	74,703	2.6%	79,007	2.9%	165,309	3.0%	162,623	3.3%
	$2,835,271	100%	$2,763,265	100%	$5,536,775	100%	$4,785,153	100%

Real estate leasing business

The Company started real estate leasing business in April 2022. For the year ended March 31, 2023, the Company leased four properties, including office buildings and mixed-use buildings, from related parties, and subleased to both third party and related party customers. The terms of leases with property tenants are generally between three and six years with market-based renewal options.

For the year ended March 31, 2024, the Company leased one additional office building, and early terminated the lease of one office building.

For the six months ended September 30, 2024, the Company leased one additional office building from two lessors. As of September 30, 2024, the Company terminated two office buildings.

Lease income is primarily derived from the lease payments from tenants and is recorded net of tax.

Property management services

The table below sets out the breakdown of our GFA (square meters), number of projects, and our revenue generated from property management services by types of properties under management:

	For the Six Months Ended September 30,
	2024			2023
	Revenues	GFA	Number of projects	Revenues	GFA	Number of projects
Residential properties	$339,825	164,803	4	$343,593	164,803	4
Commercial properties	356,483	34,712	3	364,512	34,712	3
	$696,308	199,515	7	$708,105	199,515	7
	For the Year Ended March 31,
	2024			2023
	Revenues	GFA	Number of projects	Revenues	GFA	Number of projects
Residential properties	$682,891	164,803	4	$739,333	180,943	4
Commercial properties	713,267	34,712	3	536,246	30,390	2
	$1,396,158	199,515	7	$1,275,579	211,333	6

For the six months ended September 30, 2024 and 2023, and for the years ended March 31, 2024 and 2023, the Company provided a range of property management services to property developers, property owners and occupiers, which primarily comprised of security and cleaning services. The property management portfolio covered residential properties and non-residential properties, including commercial and office buildings. The Company charges a predetermined, set price for property management services payable on a monthly basis during the period it provides property management services.

For the property management services, the Company acts as a principal as the Company is determined to be the primary obligor in fulfilling the property management services to the customers.

Commercial operation services

Since April 2022, the Company has provided a range of commercial operation services primarily to property developers and property owners, including related parties. The commercial operation services primarily comprise brand planning, market research and positioning consultancy, tenant sourcing and management, marketing and business support.

The Company charges commercial operation service fees at a predetermined percentage over the lease income earned by the property developers and property owners. The Company acts as a principal in providing these services as the Company is determined to be the primary obligor in fulfilling such services to the customers.

Other community value-added services

The Company also provides other community value-added services to customers, primarily ad-hoc maintenance services. These services are provided based on specific requirements of the customers. Revenues are recognized when the services were rendered.

Cost of revenues

Our cost of revenues consists primarily of lease expenses for our real estate leasing business, employee salaries and welfare expenses, landscaping and cleaning expenses, security charges, maintenance costs and other expenses directly attributable to our operations. These costs are recorded in the consolidated statements of income and comprehensive income as incurred.

	For the Six Months Ended September 30,				For the Year Ended March 31,
	2024		2023		2024		2023
	US$	%	US$	%	US$	%	US$	%
	(unaudited)		(unaudited)
Lease expenses	$1,114,377	70.5%	$1,112,228	73.7%	$2,210,156	73.5%	$2,199,256	69.4%
Salary and welfare expenses	373,675	23.6%	335,781	22.2%	678,180	22.6%	703,684	22.2%
Subcontract costs	—	0%	—	0%	—	0%	118,303	3.7%
Other cost of revenues	93,280	5.9%	61,964	4.1%	117,648	3.9%	148,074	4.7%
	$1,581,332	100%	$1,509,973	100%	$3,005,984	100%	$3,169,317	100%

General and administrative expenses

General and administrative expenses primarily consist of (i) staff costs, consisting of salaries, social insurance and housing funds for our personnel in our finance and human resource departments; (ii) provision for expected credit losses of accounts receivable, (iii) professional service fees, such as legal fees for our daily operations; and (iv) other miscellaneous expenses.

	For the Six Months Ended September 30,				For the Year Ended March 31,
	2024		2023		2024		2023 (Restated)
	US$	%	US$	%	US$	%	US$	%
	(unaudited)		(unaudited)
Staff costs	$41,279	18.5%	$46,223	17.8%	$93,541	42.5%	$142,180	12.0%
Provision of expected losses of accounts receivable	—	0%	55,627	21.5%	44,565	20.3%	25,465	2.2%
Professional service fees	149,298	67.0%	146,860	56.7%	62,021	28.2%	1,000,193	84.8%
Other miscellaneous expenses	32,358	14.5%	10,271	4.0%	19,551	9.0%	12,052	1.0%
	$222,935	100%	$258,981	100%	$219,678	100%	$1,179,890	100%

Taxation

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. Additionally, upon payments of dividends by the Company in the Cayman Islands to its shareholders, no withholding tax will be imposed.

Hong Kong

Under the Hong Kong tax laws, subsidiary in Hong Kong is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for the first HKD$2 million of assessable profits is 8.25% and assessable profits above

HKD$2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019. The subsidiary in Hong Kong may be exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

China

Effective from January 1, 2008, the PRC’s statutory enterprise income tax rate is 25%.

Results of Operations

For the Six Months Ended September 30, 2024 and 2023

The following table sets forth a summary of our results of operations for the six months ended September 30, 2024 and 2023, both in dollar amounts and as percentages of total revenue. This information should be read together with our audited consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Six Months Ended September 30,		Changes
	2024	2023	Amount	%
	(unaudited)	(unaudited)
Revenues	$2,835,271	$2,763,265	$72,006	2.6%
Cost of revenues	(1,581,332)	(1,509,973)	71,359	4.9%
Gross profit	1,253,939	1,253,292	647	0.1%

Operating Expenses
General and administrative expenses	(222,935)	(258,981)	(36,046)	(13.9)%
Total operating expenses	(222,935)	(258,981)	(36,046)	(13.9)%
Income from operations	1,031,004	994,311	36,693	3.7%

Other income
Interest income, net	2,800	876	1,924	219.6%
Other income, net	56,338	30,122	26,216	87.0%
Income before provision for income tax	1,090,142	1,025,309	64,833	6.3%
Income tax expenses	(212,329)	(188,740)	23,589	12.5%
Net income	$877,813	$836,569	$41,244	4.9%

Revenues

Our revenues kept stable at approximately $2.8 million and $2.8 million for the six months ended September 30, 2024 and 2023, respectively.

For the six months ended September 30, 2024 and 2023, we had six and four office buildings and mixed-use buildings under sub-lease, for real estate leasing business, from certain related parties, respectively. We generated lease income of approximately $1.7 million and $1.7 million, respectively, from third-party tenants and one related-party tenant for the six months ended September 30, 2024 and 2023.

Our revenues from property management services and commercial operation services were also stable for the six months ended September 30, 2024 and 2023 because we provided services to the same customers and charged at stable service fee rate.

Cost of revenues

Our cost of revenue was approximately $1.6 million and $1.5 million for the six months ended September 30, 2024 and 2023, respectively. The change of cost of revenues was attributable to an increase of approximately $37,900 in employee salary and welfare expenses due to an increase of base salary of employees.

Gross margin

Our gross margin kept stable at 44.2% and 45.4% for the six months ended September 30, 2024 and 2023, respectively.

General and administrative expenses

Our general and administrative expenses decreased by 13.9% from approximately $0.3 million for the six months ended September 30, 2023 to approximately $0.2 million for the six months ended September 30, 2024. The decrease in general and administrative expenses was attributable to a decrease of approximately $55,600 in provision of credit losses because of improved collection of accounts receivable for the six months ended September 30, 2024, partially offset by an increase of approximately $19,600 in other expenses.

Income tax expenses

Our income tax expenses slightly increased from approximately $0.19 million for the six months ended September 30, 2023 to approximately $0.21 million for the six months ended September 30, 2024, which was primarily because of utilization of more net operating losses brought forward during the six months ended September 30, 2023.

Net income

As a result of the foregoing, we generated net income of approximately $0.9 million and $0.8 million for the six months ended September 30, 2024 and 2023, respectively.

For the Years Ended March 31, 2024 and 2023

The following table sets forth a summary of our results of operations for the years ended March 31, 2024 and 2023, both in dollar amounts and as percentages of total revenue. This information should be read together with our audited consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended March 31		Changes
	2024	2023 (Restated)	Amount	%
Revenues	$5,536,775	$4,785,153	$751,622	15.7%
Cost of revenues	(3,005,984)	(3,169,317)	(163,333)	(5.2)%
Gross profit	2,530,791	1,615,836	914,955	56.6%

Operating Expenses
General and administrative expenses	(219,678)	(1,179,890)	(960,212)	(81.4)%
Total operating expenses	(219,678)	(1,179,890)	(960,212)	(81.4)%
Income from operations	2,311,113	435,946	1,875,167	430.1%

Other income
Interest income, net	2,934	717	2,217	309.2%
Gain from disposal of a subsidiary	—	172,514	(172,514)	(100.0)%
Other income, net	38,852	11,347	27,505	242.4%
Income before provision for income tax	2,352,899	620,524	1,732,375	279.2%
Income tax expenses	(433,512)	941	(434,453)	(46,169.3)%
Net income	$1,919,387	$621,465	$1,297,922	208.8%

Revenues

Our revenues increased by approximately $0.7 million, or 15.7%, to approximately $5.5 million for the year ended March 31, 2024 from approximately $4.8 million for the year ended March 31, 2023. The increase was primarily driven by an increase of approximately $0.5 million from our real estate leasing business and an increase of approximately $0.1 million from our property management services, and an increase of approximately $0.1 million from commercial operation services.

We launched our real estate leasing business and commercial operation business in April 2022. For the years ended March 31, 2024 and 2023, we leased five and four office buildings and mixed-use buildings, for real estate leasing business, from certain related parties, respectively. We generated lease income of approximately $3.3 million and $2.9 million, respectively, from third-party tenants and one related-party tenant for the years ended March 31, 2024 and 2023. The increase in lease income was primarily attributable to our entry into one additional office building lease, which was used for real estate leasing business, and increase in tenants for existing office building leases.

Our revenues from property management services increased by approximately $0.1 million, or 9.5%, from approximately $1.3 million for the year ended March 31, 2023 to approximately $1.4 million for the year ended March 31, 2024. The increase was mainly attributable to (i) an increase of approximately $0.1 million in property management service income generated from commercial properties as we entered into one additional commercial property service agreement. Due to the additional commercial property, our GFA of commercial properties increased from 30,390 square meters for the year ended March 31, 2023 to 34,712 square meters for the year ended March 31, 2024, and (ii) an increase of approximately $0.2 million in property management service income generated from residential properties. For the year ended March 31, 2024, we terminated one property management project due to disposal of Zhonglian, and entered into a new project, which caused the GFA of residential properties decreased from 180,943 square meters for the year ended March 31, 2023 to 164,803 square meters for the year ended March 31, 2024. However since we charged higher property management service fees from new residential property customers, we had an increase in revenues from property management service income generated from residential properties, partially net off against a decrease of 0.1 million generated by Zhonglian, which was disposed of in July 2022.

Revenues from commercial operation services increased by approximately $0.1 million, or 32.2%, from approximately $0.5 million for the year ended March 31, 2023 to approximately $0.6 million for the year ended March 31, 2024. The increase was primarily due to an increase of occupancy rate in properties for which we provide commercial operation services, and the occupancy rate is one of the factors in calculation of fee from commercial operation services.

Cost of revenues

Our cost of revenue decreased by 5.2% from approximately $3.2 million for the year ended March 31, 2023 to approximately $3.0 million the year ended March 31, 2024. The decrease of cost of revenues was attributable to (i) a decrease of approximately $0.1 million in subcontract costs because our employees provided property management services, and (ii) a decrease of approximately $0.1 million in other cost of revenues with our emphasis on cost saving policies within the Company.

Gross margin

Our gross margin increased from 33.8% for the year ended March 31, 2023 to 45.7% for the year ended March 31, 2024. The increase was primarily driven by the increase of gross margin of real estate leasing business by 10.6% from 23.0% for the year ended March 31, 2023 to 33.5% for the year ended March 31, 2024, because we leased vacant spaces to more tenants.

General and administrative expenses

Our general and administrative expenses decreased by 81.4% from $1,179,890 (restated) for the year ended March 31, 2023 to $219,678 the year ended March 31, 2024. The decrease of general and administrative expenses was attributable to a decrease of professional expenses of approximately $1.0 million as we recognized expenses in the year of 2023 of approximately $1.0 million charged by a financial advisor, and a decrease of approximately $48,639 in payroll and welfare expenses with resignation of certain employees of our administrative department, partially net off against an increase of $19,100 in provision of credit losses with adoption of ASU 2016-13 in measurement of expected credit losses since April 1, 2023.

Income tax expenses

Our income tax expenses increased from approximately $0.3 million for the year ended March 31, 2023 to approximately $0.5 million for the year ended March 31, 2024, which was primarily caused by the increase in pre-tax income during the year ended March 31, 2024 compared to the year ended March 31, 2023.

Net income

As a result of the foregoing, we generated net income of approximately $1.9 million for the year ended March 31, 2024, an increase of approximately $1.3 million from net income of $0.6 million for the year ended March 31, 2023.

Discussion of Certain Balance Sheet Items

The following table sets forth selected information from our consolidated balance sheets as of September 30, 2024, March 31, 2024 and 2023. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus.

	September 30, 2024	March 31, 2024	March 31, 2023 (Restated)
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$4,140,351	$2,215,252	$787,510
Restricted cash	—	—	12,626
Accounts receivable	605,322	448,100	303,182
Accounts receivable – related parties	840,289	1,485,033	994,304
Prepayments	2,192	24,744	3,137
Due from related parties	54,552	634,560	767,712
Deferred offering costs	375,759	267,193	—
Other current assets	320,262	283,446	392,814
	6,338,727	5,358,328	3,261,285
Due from related parties, noncurrent	—	—	291,223
Property and equipment, net	185,366	152,333	14,728
Right of use assets	13,117,878	13,643,428	15,377,214
Deferred tax assets	23,915	94,865	89,531
Total assets	$19,665,886	$19,248,954	$19,033,981

Liabilities
Current liabilities
Accounts payable	$25,477	$80,826	$107,769
Contract liabilities	1,036,429	681,876	628,569
Income tax payable	322,635	340,915	48,572
Due to related parties	227,077	234,561	594,797
Operating lease liabilities, current – related parties	1,256,254	1,496,346	1,466,095
Accrued expenses and other liabilities	1,367,804	1,374,113	1,655,324
	4,235,676	4,208,637	4,501,126
Operating lease liabilities, noncurrent – related parties	11,957,282	12,526,544	14,269,245
Other liabilities, non-current	353,757	357,795	—
Total liabilities	$16,546,715	$17,092,976	$18,770,371

Cash and cash equivalents

Cash and cash equivalents consist of funds deposited with banks and cash on hand, which are highly liquid and are unrestricted as to withdrawal or use. The total balance of cash and cash equivalents was approximately $4.1 million, $2.2 million and $0.8 million as of September 30, 2024, March 31, 2024 and 2023, respectively.

Compared with the balance as of March 31, 2024, the change in the balance of cash and cash equivalents as of September 30, 2024 was primarily caused by cash of approximately $1.9 million provided by our operating activities, partially offset by purchase of property and equipment of approximately $42,000 and payments of our initial public offering expenses of approximately $23,300.

Compared with the balance as of March 31, 2023, the change in the balance of cash and cash equivalents as of March 31, 2024 was primarily caused by cash of approximately $1.9 million provided by our operating activities, partially offset by purchase of property and equipment of approximately $0.2 million and payments of our initial public offering expenses of approximately $0.3 million.

Restricted cash

Restricted cash mainly represents the utility payments we collected from our customers that we are obliged to pay to utility suppliers on behalf of our customers.

Our restricted cash was $nil, $nil and $12,626 as of September 30, 2024, March 31, 2024 and 2023, respectively. For the six months ended September 30, 2024 and for the year ended March 31, 2024, we did not collect the utility fees from customers in advance. As of September 30, 2024 and March 31, 2024, we had no restricted cash on the consolidated balance sheets.

Accounts receivable — third parties

As of September 30, 2024 and March 31, 2024, accounts receivable represented amounts due from customers for which we provided real estate leasing business, property management and other services. As of September 30, 2023, accounts receivable represented amounts due from customers for which we provided property management and other services.

As compared with the balance as of March 31, 2024, the increase of accounts receivable was primarily caused by an increase of approximately $0.1 million in due from customers for which the Company provided operating lease services in the six months ended September 30, 2024.

As compared with the balance as of March 31, 2023, the increase of accounts receivable was primarily caused by an increase of approximately $0.1 million in due from customers for which the Company provided property management services in the year ended March 31, 2024.

Accounts receivable — related parties, due from related parties, current and noncurrent

The balance of accounts receivable — related parties consisted of (1) property management fees receivable, from providing property management services to related parties, (2) commercial operating service fees receivable due from related parties, and (3) real estate leasing fees receivable due from related parties.

The balance of due from related parties consisted of (1) real estate deposits due from related parties who leased office buildings and business complexes to the Company, and (2) other operating expense paid on behalf of related parties.

See “Note 10 — Related Party Transactions and Balances to our unaudited condensed consolidated financial statements.” and “Note 12 — Related Party Transactions and Balances to our consolidated financial statements.”

Other current assets

As of September 30, 2024 and March 31, 2024, the balance of other current assets was stable at approximately $0.3 million and $0.3 million, respectively.

As compared with the balance as of March 31, 2023, the balance of other current assets decreased by approximately $0.1 million as of March 31, 2024, which was primarily caused by receipt of 80% of consideration during the year ended March 31, 2024, or approximately $0.2 million, from disposal of a subsidiary, partially offset by an increase of approximately $0.1 million in value-added tax recoverable.

Right of use assets and lease liabilities

We commenced our real estate leasing business in April 2022. For the year ended March 31, 2023, we entered into lease agreements with related parties for four office buildings and mixed-use buildings, with lease terms ranging from 10 to 15 years.

For the year ended March 31, 2024, we entered into one additional lease agreement with a related party for office buildings, with a lease term of 10 years. For the year ended March 31, 2024, we also early terminated one lease agreement with a related party for office buildings.

For the six months ended September 30, 2024, we entered into one additional lease agreement with a related party for half of an office building, with a lease term of 5 years, and one additional lease agreement with a third party for the other half of an office building, with a lease term of 5 years. As of September 30, 2024, we had two idle office buildings under lease, both of which were early terminated as of the date of this prospectus.

All of these office buildings and mixed-use buildings are located in Sichuan Province of China under non-cancelable operating leases. As of September 30, 2024, March 31, 2024 and 2023, the Company recorded right of use assets of approximately $13.1 million, $13.6 million and $15.4 million and lease liabilities, including current and noncurrent, of approximately $13.2 million, $14.0 million and $15.7 million. Lease expense for lease payment is recognized on a straight-line basis over the lease term.

Contract liabilities

A contract liability is an entity’s obligation to transfer goods or services to a customer for which the entity has received consideration or an amount of consideration is due from the customer. The Company required advance payments from its customers from real estate leasing business and property management business. As of September 30, 2024, March 31, 2024 and 2023, the Company had stable contract liabilities of approximately $1.0 million, $0.7 million and $0.6 million, respectively.

Accrued expenses and other liabilities

As of September 30, 2024, March 31, 2024 and 2023, our accrued expenses and other liabilities were stable at approximately $1.7 million, $1.7 million and $1.7 million, respectively. A breakdown of accrued expenses and other liabilities was as follows:

	September 30, 2024	March 31, 2024	March 31, 2023
	(unaudited)
Deposit payable(1)	$279,574	$243,996	$589,276
Reserve for utility payments collected on behalf of utility companies(2)	493,664	450,701	542,723
Accrued payroll and welfare(3)	339,427	307,019	293,425
Other tax payable	102,773	237,760	135,593
Others	152,366	134,637	94,307
	$1,367,804	$1,374,113	$1,655,324

____________

(1)      As of September 30, 2024, March 31, 2024 and 2023, the deposits payable were collected from tenants for leased office space. The deposits would be returned to the lessees upon termination of lease agreements. The deposits payable were stable at approximately $0.3 million, $0.2 million and $0.6 million, respectively, as of September 30, 2024, March 31, 2024 and 2023.

(2)      Reserve for utility payments collected on behalf represented the excess of collection amount from property occupiers over the amount charged by utility suppliers. The balance of utility expense reserves kept stable as of September 30, 2024, March 31, 2024 and 2023. The balance will be refunded to the customers or used as credits for future utility payments, at the option of the customers

(3)      The balance of accrued payroll and welfare represented (i) unpaid salary and welfare expenses of current month and would be paid in the next month, and (ii) the outstanding housing provident fund and social insurance contributions which the Company did not fully paid. These outstanding balances may be subject to penalties and fines due to late payments. As of September 30, 2024, March 31, 2024 and 2023, the balance of accrued payroll and welfare kept stable.

Liquidity and Capital Resources

To date, we have financed our operating and investing activities primarily through cash generated from operating activities. As of September 30, 2024, March 31, 2024 and 2023, our cash and cash equivalents were approximately $4.1 million, $2.2 million and $0.8 million, respectively. Our cash and cash equivalents primarily consist of cash and time deposits with terms of three months or less.

Cash flows

The following table sets forth a summary of our cash flows for the periods presented:

	For the Six Months Ended September 30,		For the Year Ended March 31,
	2024	2023	2024	2023
	(unaudited)	(unaudited)
Net cash provided by operating activities	$1,878,689	$1,105,367	$1,886,363	$744,825
Net cash (used in) provided by investing activities	(42,025)	(84,044)	(152,194)	12,247
Net cash used in financing activities	(23,278)	(24,322)	(269,177)	—
Effect of exchange rates on cash, cash equivalents and restricted cash	111,713	(69,844)	(49,876)	(5,672)
Net increase in cash, cash equivalents and restricted cash	1,925,099	927,157	1,415,116	751,400
Cash, cash equivalents and restricted cash, beginning of year/period	2,215,252	800,136	800,136	48,736
Cash, cash equivalents and restricted cash, end of year/period	$4,140,351	$1,727,293	$2,215,252	$800,136

Operating activities

For the Six Months Ended September 30, 2024 and 2023

Net cash provided by operating activities for the six months ended September 30, 2024 was approximately $1.9 million, primarily attributable to net income of approximately $0.9 million, adjusted for changes in operating assets and liabilities, primarily consisting of (i) an increase in accounts receivable of approximately $0.1 million due from third parties, which was due to the increase in accounts receivable due from property management customers, (ii) a decrease in accounts receivable of approximately $0.7 million due from related parties, which was due to improved collection of accounts receivable, and (iii) a decrease of approximately $0.6 million in due from related parties as a result of improved collection of outstanding balances from the related parties.

Net cash provided by operating activities for the six months ended September 30, 2023 was approximately $1.1 million, primarily attributable to net income of approximately $0.8 million, adjusted for non-cash amortization of right of use assets of approximately $0.6 million and changes in operating assets and liabilities, primarily consisting of (i) an increase in accounts receivable of approximately $0.3 million and $0.4 million due from third parties and related parties, respectively, due to the increase in accounts receivable due from customers for which we provided property management services, and (ii) an increase of approximately $0.4 million in contract liabilities for our real estate leasing services.

For the Years Ended March 31, 2024 and 2023

Net cash provided by operating activities for the year ended March 31, 2024 was approximately $1.9 million, primarily attributable to net income of approximately $1.9 million, adjusted for changes in operating assets and liabilities, primarily consisting of (i) an increase in accounts receivable of approximately $0.2 million due from third parties, which was due to the increase in accounts receivable due from property management customers, (ii) an increase in accounts receivable of approximately $0.5 million due from related parties, which was due to the increase in provision of property management services to related parties, (iii) a decrease of approximately $0.4 million in due from related parties as a result of collection of outstanding balances from the related parties, (iv) an increase of approximately $0.2 million in accrued expenses and other liabilities as we collected deposits from lessees, and (v) an increase of approximately $0.3 million in income tax payable as our operating subsidiaries generate an increase of taxable income for the year ended March 31, 2024.

Net cash provided by operating activities for the year ended March 31, 2023 was approximately $0.7 million, primarily attributable to net income of approximately $0.6 million, adjusted for non-cash gain from sales of a subsidiary of approximately $0.2 million and changes in operating assets and liabilities, primarily consisting of (i) an increase in accounts receivable of approximately $0.4 million and $0.8 million due from third parties and related parties, respectively, due to combined effects of the increase in accounts receivable due from real estate lessees as we commenced the services in April 2022, (ii) an increase of approximately $0.6 million in contract liabilities for our real estate leasing services, and (iii) an increase of approximately $0.7 million in accrued expenses and other liabilities as we collected deposits from lessees.

Investing activities

For the Six Months Ended September 30, 2024 and 2023

For the six months ended September 30, 2024, we had cash used in investing activities of approximately $42,000, which was used in purchases of property and equipment.

For the six months ended September 30, 2023, we had cash used in investing activities of approximately $84,000, which was used in purchases of property and equipment.

For the Years Ended March 31, 2024 and 2023

For the year ended March 31, 2024, we had cash used in investing activities of approximately $0.2 million, which was used in purchases of property and equipment of approximately $0.2 million.

For the year ended March 31, 2023, we had cash provided by investing activities of $12,247, which was primarily provided by collection of loans of $0.4 million from a related party, partially offset by loans of $0.4 million made to related parties, purchases of property and equipment of $19,034 and disposal of cash of $17,368 in a sold subsidiary.

Financing activities

For the Six Months Ended September 30, 2024 and 2023

For the six months ended September 30, 2024, we reported cash used in financing activities of approximately $23,300 which was used for payments of offering costs.

For the six months ended September 30, 2023, we reported cash used in financing activities of approximately $24,300, which was used for payments of offering costs.

For the Years Ended March 31, 2024 and 2023

For the year ended March 31, 2024, we reported cash used in financing activities of approximately $0.3 million, which was used for payments of offering costs.

For the year ended March 31, 2023, we did not record cash provided by or used in financing activities.

Commitment and Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as certain legal proceedings, claims and disputes. The Company records a liability for such loss contingencies when the likelihood of an unfavorable outcome is probable and the amount of loss can be reasonably estimated.

Unregistered lease agreements

Pursuant to relevant PRC regulations, parties to a lease agreement are required to file the lease agreements for registration and obtain property leasing filing certificates for their leases. As of September 30, 2024, the Company failed to register 51 lease agreements under which the Company is the tenant. The failure to register the lease agreements does not affect the validity of the lease agreements under the relevant PRC laws and regulations, or the Company’s rights or entitlements to lease out the investment properties to tenants. However, the Company may be required by relevant government authorities to file the lease agreements to complete the registration formalities and may be subject to a fine for non-registration within the prescribed time limit, which may range from RMB1,000 (approximately $142) to RMB10,000 (approximately $1,420) per lease agreement. The amount of fines and other penalties charged by governmental authority cannot be reasonably estimated as of the date of report date. As of September 30, 2024 and March 31, 2024 and 2023, the Company did not accrue the contingent liability in the balance sheet.

Non-transferred land under projects we manage

According to the Interim Regulations of the PRC on Granting and Transferring of the State-owned Land Use Right in Cities and Towns, as amended, if the allocated land is to be transferred, leased or mortgaged, the state-owned land right user shall either make up the land use right granting consideration or pay the land use right granting consideration with the proceeds generated from the transfer, leasing or mortgaging of the land and with approval of the relevant land and real estate administrative department. If the allocated land is leased without approval, the illegal gains will be confiscated and penalties will be imposed in accordance with the seriousness of the case. As of September 30, 2024, there were 83 carports that the Company manages under certain assets entrustment management agreement that are considered allocated land. The carports have been leased out without the approval by the land and real estate administrative department. The amount of fines and other penalties charged by governmental authority cannot be reasonably estimated as of the date of report date. As of September 30, 2024 and March 31, 2024 and 2023, the Company did not accrue the contingent liability in the balance sheet.

Social insurance and housing funds

In accordance with applicable PRC laws and regulations, the Company is obliged to contribute to social insurance and housing provident funds for the Company’s employees. During the six months ended September 30, 2024 and 2023, and for the year ended March 31, 2024 and 2023, the Company did not register or contribute to housing provident funds for any of the Company’s employees. It is estimated that the outstanding housing provident fund for the six months ended September 30, 2024 and 2023 are $130,920 and $110,290 respectively. It is estimated that the outstanding housing provident fund for the year ended March 31, 2024 and 2023 are $115,806 and $101,134, respectively. As advised by the Company’s PRC counsel, under the Regulations on Administration of Housing Provident Fund, (i) if the Company fails to complete housing provident fund registration before the prescribed deadlines, the Company may be subject to a fine ranging from RMB10,000 (approximately $1,420) to RMB50,000 (approximately $7,120) for each non-compliant subsidiary or branch and (ii) if the Company fails to pay housing provident fund contributions within the prescribed deadlines, the Company may be subject to an order by the relevant people’s court to make such payments. During the six months ended September 30, 2024 and 2023, and for the year ended March 31, 2024 and 2023, the Company did not fully contribute to social insurance for all of its employees. It is estimated that the outstanding social insurance contributions for the six months ended September 30, 2024 and 2023 are $145,310 and $134,916, respectively. It is estimated that the outstanding social insurance contributions for year ended March 31, 2024 are $128,431 and $135,027, respectively. According to the Social Insurance Law of the PRC, for outstanding social insurance fund contributions that the Company did not fully pay within the prescribed deadlines, the relevant PRC authorities may demand that the Company pays the outstanding social insurance contributions within a stipulated deadline and the Company may be liable for a late payment fee equal to 0.05% of the outstanding contribution amount for each day of delay, which amounts to approximately $56,000. If the Company fails to make such payments, the Company may be liable to a fine of one to three times the outstanding contribution amount.

The outstanding housing provident fund and social insurance contributions were recorded as “accrued payroll and welfare” in the account of accrued expenses and other current liabilities as of September 30, 2024, March 31, 2024 and 2023, respectively.

Fees payable due to China PINX International Investment Group Limited (“China PINX”)

The Company entered into a financial advisory agreement with China PINX, pursuant to which China PINX would provide financial advisory services relating to initial public offering to the Company in exchange for cash consideration of $2.0 million. As of the date of the report, the Company has paid $1.0 million to PINX, with the last instalment of $1.0 million payable upon closing initial public offering on the Nasdaq.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in product development services with us.

Research and Development

The Company has not engaged in any research and development activities since inception.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Exchange Risk

Foreign currency risk is the risk of loss resulting from changes in foreign currency exchange rates. Fluctuations in exchange rates between the RMB and other currencies in which we conduct business may affect our financial position and results of operations.

Dalu and Dalu HK’s functional currency is U.S. dollar. Our subsidiaries are operating in mainland China with all of their transactions settled in RMB. As a result of, we are mainly exposed to limited foreign exchange risk arising from our cash and cash equivalents.

However, we consider that our business in mainland China is not exposed to any significant foreign exchange risk as there are no significant financial assets or liabilities of these subsidiaries denominated in the currencies other than the functional currency.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits and financial products purchased from financial institutions. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.

Holding Company Structure

All of our revenues have been, and we expect they are likely to continue to be, in the form of Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements and clearance of taxes. However, current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Our PRC subsidiaries are required to set aside at least 10% of their after-tax profits after making up previous years’ accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Historically, our PRC subsidiaries have not paid dividends to us. Furthermore, capital account transactions, which include foreign direct investment in and loans to our PRC subsidiaries, must be approved by and/or registered with SAFE, its local branches and certain local banks, as the case may be.

As a Cayman Islands exempted company and offshore holding company, Dalu is permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, subject to the approval, filings or registration of government authorities and limits on the amount of capital contributions and loans. This may delay us from using the proceeds from this offering to make loans or capital contributions to our PRC subsidiaries. We expect to invest substantially all of the proceeds from this offering in our PRC operations within the business scopes of our PRC subsidiaries. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Critical Accounting Estimates

We prepare our financial statements in accordance with U.S. GAAP, which requires our management to make judgments, estimates and assumptions. We continually evaluate these judgments, estimates and assumptions based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and various assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. When reading our consolidated financial statements, you should consider our selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions.

While management believes its judgments, estimates and assumptions are reasonable, they are based on information presently available and actual results may differ significantly from those estimates under different assumptions and conditions. We believe that the following critical accounting policy estimate involves the most significant judgments used in the preparation of our financial statements.

(a)     Allowance for expected credit losses

We adopted ASU 2016-13 to measure allowance for expected credit loss from April 1, 2023.

Prior to the adoption of ASU 2016-13, we applied ASC 310, Receivables (“ASC 310”) to recognize and measure accounts receivable. We record impairment losses for accounts receivable based on assessments of the recoverability of the trade and other receivables and individual account analysis, including the current creditworthiness and the past collection history of each debtor. Impairments arise when there is objective evidence indicating that the balances may not be collectible. The identification of bad and doubtful debts, in particular of a loss event, requires the use of judgment and estimates, which involve the estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed non-collectable on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

After the adoption of ASU 2016-13, we assess collectability by reviewing accounts receivable on aging schedules because the accounts receivable were primarily consisted of property management fees due from customers in similar geographical areas. In determining the amount of the allowance for credit losses, we consider historical collectability based on past due status, the age of the balances, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect our ability to collect from customers. Delinquent account balances are written-off against the allowance for expected credit loss after management has determined that the likelihood of collection is not probable.

For the six months ended September 30, 2024 and 2023, the Company provided expected credit losses of $nil and $55,627 against accounts receivable. For the year ended March 31, 2024, we provided expected credit losses of $44,565 against accounts receivable. For the year ended March 31, 2023, we provided allowance of $25,465 against the accounts receivable.

Recently Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

OUR INDUSTRY

Overview

The integrated property management and commercial operation services market has grown into an industry in its own in China in recent years, alongside the real estate development sector. Continuous urbanization and development of urban agglomeration, growth in demand for quality property management service and development of government policies are the prime drivers of the integrated property management and commercial operation services market in China.

According to StrategyHelix, a publisher of industry statistics and market intelligence (“StrategyHelix”), from 1999 to 2020, the urbanization rate in China rose from 34.8% to 63.9%. The increase in the urbanization rate promoted the expansion of the real estate market in the urban areas and the growth of the property management industry. In 2020, PRC property management area was approximately 25.9 billion square meters, representing an increase of 7.4 billion square meters from 2016. The integrated property management and commercial operation services market in China is expected to reach $107.86 billion by 2027, registering a CAGR of 4.5% during the forecast period from 2020 to 2027.

The integrated property management and commercial operation services market in China is segmented into property management services and commercial operation services. The property management services segment led the market and accounted for a share of 67.6% in 2020 and is expected to reach $67.53 billion in revenue by 2027, expanding at a CAGR of 3.3% from 2021 to 2027, according to StrategyHelix. Approximately 54 property management companies went public in China, including Hong Kong, as of May 2022, according to a report titled 2022 White Paper on the Development of China’s Real Estate Industry, published by Guandian Index Institute, a data analysis company in China. The revenue of the commercial operation services segment has grown from $17.68 billion in 2017 to $23.49 billion in 2020 and is expected to reach $40.34 billion by 2027, expanding at a CAGR of 6.8% from 2021 to 2027, according to StrategyHelix.

Services Scope

The integrated property management and commercial operation services market is generally composed of property management services for all property types (including residential properties, office buildings, shopping malls, public, industrial and other properties) and operation services for commercial properties. Market players who adopt the integrated business model target enhanced brand awareness, diversified service portfolios, multichannel revenues and access to integrated resources across the value chain.

The property management services in China generally consist of services such as maintaining the properties and collecting management fees, security, gardening and cleaning, with recent trends to offer additional services with higher profit margin, such as community-based services in education, healthcare, senior care, childcare, bulk-buying of groceries, in-home repair and maintenance services, as well as sales and rental services.

The commercial operation services in China consist of pre-opening and operation management services for commercial properties, such as office building and shopping malls, tenant sourcing, and opening preparation services.

Some market participants also offer commercial subleasing services, where the market participants lease commercial properties from the owners and sublease to tenants, such as office buildings, retail stores and supermarkets.

The Integrated Property Management and Commercial Operation Services Market in China

The revenue of China’s property management services segment totaled $49.03 billion in 2020.The GFA of non-commercial properties under management reached 19.3 billion square meters in 2020, according to StrategyHelix.

The revenue of the commercial operation services segment in China has grown from $17.68 billion in 2017 to $23.49 billion in 2020, trailing a CAGR of 9.9% through the period of 2017 to 2020. The GFA under management for commercial property operation services reached 1.17 billion square meters in 2020, according to StrategyHelix.

China Integrated Property Management and Commercial Operation Services Market, Historic and Forecast
Market Size, by Product Type, 2017-2027, (USD Million)

This robust market is closely related to the rapid urbanization of China. The urban population in China has grown significantly in the past decade, creating higher demand for housing in many cities. The urban population in China has grown from 809 million in 2017 to 883 million in 2021, representing an urbanization rate of 63% as of 2021, according to the World Bank.

The property management services segment in China has benefited from the urban population growth. The current generation of property owners, tenants and residents in China recognize the importance of quality of life, and the pandemic-caused in-home quarantine measures have further increased residents’ sensitivity on property management industry’s response to the overall improvement of the property management services. A recent 2022 study jointly published by China Property Management Research Institution, Shanghai E-House Real Estate Research Institute and CRIC China, the 2022 Property Service Enterprise Listed Company Research Report (the “CRIC Report”) has found that the property owners who are more satisfied with the property management services have shown willingness to accept price adjustments and pay higher fees for better services. The GFA of non-commercial properties under management market has grown from 14.72 billion square meters in 2017 to 19.3 billion square meters in 2020, accomplishing a CAGR of 9.5% of the historic period, and is estimated to expand the GFA to 24.53 billion square meters by 2027, according to StrategyHelix.

China Gross Floor Area of Non-commercial Properties under Management Market, Historic Market Size, by Type, 2017-2020, (Million Square Meters)

Type	2017	2018	2019	2020	CAGR
Residential	14,719	15,858	17,964	19,301	9.5%

China Gross Floor Area of Non-commercial Properties under Management Market, Forecast Market Size, by Type, 2021-2027, (Million Square Meter)

Type	2021	2022	2023	2024	2025	2026	2027	CAGR
Residential	19,861	20,576	21,708	22,598	23,366	23,974	24,525	3.6%

Source: StrategyHelix

The commercial operation services segment in China has also expanded in response to the growth of the urbanization and a large inventory of existing commercial properties in China. The market focus for commercial properties, including office buildings, has shifted from construction stage to commercial management era. The high-quality office projects in city centers will attract more tenants in this competitive landscape. Comparing to the 20 largest cities in the global prime office market, which consist of 23 million square meters by average; there are only four cities in China, Beijing, Shanghai, Guangzhou and Shenzhen with prime office volume exceeding 10 million square meters, according to a research report published by iResearch Inc., a data and industry report publisher in China. We believe that the commercial operation services market has a vast potential to operate and develop in China, given the population size of the PRC. The GFA of commercial properties under management for commercial operation services market has grown from 807 million square meters in 2017 to 1.17 billion square meters in 2020, and is estimated to expand the GFA to 2.19 billion square meters by 2027.

The integrated property management and commercial operation services market has evolved and reshaped with the concepts of sustainable development, people-oriented, health and well-being, digitization and new technologies innovation. We believe we have competitive advantage in this market because of our history of providing services to both the market suppliers and the ultimate users. By facilitating the developers to market their properties and attract high-quality tenants and providing appropriate commercial services to suit the needs of the tenants and users of the properties, we contribute to the crucial stages of the real estate asset life cycle.

Recent Government Policies

In June 2003, the PRC government promulgated the Regulations on Property Management and established a regulatory framework for the property management industry in China. Since then, several policies, laws and rules have come into effect regulating various aspects of the property management industry and promoting the industry’s development. Furthermore, various provincial and municipal governments have issued their own laws and regulations. We expect that the PRC laws, regulations and policies will continue to provide regulatory guidance to the PRC property management industry in China. In December, 2020, the PRC government promulgated the “Notice of the Ministry of Housing and Urban-Rural Development and Other Departments on Strengthening and Improving Residential Property Management,” which encourages expanding the business scope of property management, strengthening the construction of smart property management service capabilities, and improving the technology intelligence level of facilities and equipment, and encourages qualified property service companies to expand services to the fields of senior care, childcare, housekeeping, culture, health, real estate brokerage, and package delivery fields. We believe that such policies will benefit the property management community by establishing a supportive and orderly environment for the development of the property management industry.

The commercial operation services sector has also shown great potential in response to the recent PRC government policy shift in the direction of discouraging price speculations and over-leveraged debt in the real estate development industry in China. The national and local governments are encouraging the restoration and transformation of existing property inventories to attract new tenants and users.

With the implementations of the COVID-19 pandemic related quarantines and mandatory shutdowns in China, property management companies that were capable to provide quality service and meet the residents’ demands were able to achieve higher customer satisfaction and gain customer loyalty with thoughtful services. Due to the quarantine restrictions, property management companies were encouraged to accelerate the development of mobile applications, internet platforms and smart community technologies to provide online products and services to their residents. The Chinese government indicated its plans to greatly improve the conditions of the significant number of old and outdated residential communities by carrying out projects including renovations of water pipes and electricity, circuits, establishment of common area facilities, installation of elevators, and improvement of conditions of supermarkets, convenience stores, shopping malls, carparks, and wheelchair accessible passages, among other community facilities, in its Report of the Work of the Government in 2019. We believe our industry will benefit from these encouraging government policies.

Our Growth Factors

We currently conduct all of our business in China. We believe our operation will continue to experience a strong growth in China based on the following factors:

•        We are in a major urban center in China.    We have been operating for over twenty years through our subsidiary in Chengdu, a major city in western China, also known as the “land of plenty.” Yicai Global, a financial magazine in China categorized Chengdu as a new Tier 1 city based on its higher economic output and relatively more mature real estate market development. Beijing, Shanghai, Guangzhou and Shenzhen have long been considered as Tier 1 cities. According to the Sichuan Statistical Yearbook 2020 and Sichuan Statistical Yearbook 2021, Chengdu had a population of 20.95 million as of December 31, 2020, making it the fourth largest city in China. Chengdu utilized $50.4 billion in foreign direct investment and reached real gross domestic product growth rate of 7.8% in 2019 and 4.0% in 2020, respectively. The table below sets forth selected economic statistics for Chengdu for the periods indicated.

Major Economic Indicators	2019	2020
Population (million)	20.41	20.95
Gross Domestic Product (RMB billion)	1,701.1	1,771.7
Real GDP Growth	7.8%	4.0%
Per Capita GDP (RMB)	84,584	85,679
GDP Composition
Primary industry	3.6%	3.7%
Secondary industry	30.8%	30.6%
Tertiary industry	65.6%	65.7%
Fixed-assets Investment Growth	8.2%	10.2%
Retail Sales (RMB billion)	831.3	811.9
Exports (US$ billion)	47.95	59.32
Imports (US$ billion)	36.44	44.06
Utilized Foreign Direct Investment (US$ billion)	54.4	50.4

Sources: Sichuan Statistical Yearbook 2020, Sichuan Statistical Yearbook 2021

•        We have focused on improving the quality of our services.    Quality of services may significantly contribute to the competitiveness of property management and commercial operation services providers. According to the CRIC Report, the overall property owners’ satisfaction level has been positively corelated with the timeliness of the fee payments, the renewal rate of the service contracts and higher fees collected by the property management companies that achieve higher customer satisfaction. The owners and residents in China have shown willingness to pay a premium price for higher qualify of the services and have more discretions on spending in goods and services beyond basic necessities.

•        We have a brand and reputation emphasized on consistency and development since the inception.    New participants without established brands or cultivated relationships with suppliers, service providers and customers face increasing difficulties in penetrating the property management market. Our subsidiaries have built up our brand and reputation through decades of services and operations in our geographical area of operation and has been known as a solid, professional and highly efficient property management team, which we believe will contribute to our growth.

•        Firm support from our property developer affiliate.    In the competitive landscape of the integrated property management and commercial operation services market, companies with substantial developer backgrounds are demonstrating outstanding performances. These companies gain supports from the related developers and receive steady source of properties originated from the desirable sales and land reserves of the developers, capitalize on the well-established brands of the developers to improve their own stature and value; and potentially reach resources such as the opportunities to enrich the property portfolio of the integrated property management and commercial operation services companies when the related developers venture into other industries outside property development, such as culture, tourism, finance, healthcare and elderly care, among other commercial areas. Our Chairman, Mr. Dalu Yang, is also the Chief Executive Officer of Dalu Group, a real estate development company with over thirty years of operation history in China. We have collaborated with Dalu Group on multiple portfolios of our operation and will continue to form strategic collaboration relationship with Dalu Group for future commercial operation services projects.

•        Favorable government policies will benefit the property management community and the commercial operation services sector.    Since 2003, various provincial and municipal governments have issued laws and regulations that we expect to have beneficial effects to the growth of the PRC property management industry in China. The policies encourage the expansion of the business scope of property management and recommend the modernization of community management by integrating modern technologies, public resources and commercial services into the management process. We believe that such policies will benefit the property management community by establishing a supportive and orderly environment for the development of the property management industry. The PRC government has also shifted its policy in the direction of discouraging price speculations and over-leveraged debt in the real estate development industry. In response, the national and local governments are encouraging restoring and transforming existing properties in the cities to attract new tenants and users. We believe this policy shift will provide a growth opportunity to the commercial operation services providers in China.

•        Positive measures taken to the COVID-19 pandemic caused shutdowns and quarantines.    Due to the quarantine restrictions related to COVID-19, property management companies started to accelerate the development of mobile applications, internet platforms and smart community technologies to provide online products and services to their residents. The Chinese government also indicated its plans to improve the conditions of the significant number of old and outdated residential communities by encouraging and implementing projects including renovations of water pipes and electricity, circuits, establishment of common area facilities, installation of elevators, and improvement of conditions of wheelchair accessible passages, among other community facilities, in its Report of the Work of the Government in 2019. We believe the market participants in our industry will benefit from these encouraging government policies.

OUR BUSINESS

Overview

We are an integrated property management services and commercial operation services provider and operate real estate leasing business in Chengdu, the capital city of Sichuan Province, China. With an operating history of two decades, our PRC subsidiaries have been focusing on providing property management services to owners, developers and occupiers of residential and commercial properties in Chengdu and have accumulated extensive experience in the property management services sector. In addition, to drive our value growth and diversify our revenue streams, we also provide a variety of commercial operation services to owners and developers of commercial properties and have engaged in real estate leasing business since April 2022. As of September 30, 2024, we provided property management services for seven properties totaling approximately 199,515 square meters (approximately 2.11 million square feet) and commercial operation service for five properties totaling approximately 450,895 square meters (approximately 4.78 million square feet). We also subleased three properties totaling approximately 29,823 square meters (approximately 0.32 million square feet). We are a well-known property management brand in Chengdu, having undertaken property management and related services for renown projects in the most prosperous commercial areas, such as the fashion center of Chengdu and most popular pedestrianized shopping street, Chunxi Road, and South Renmin Road in Chengdu’s central business district.

For the six months ended September 30, 2024 and 2023, our revenues were approximately $2.8 million and $2.8 million, respectively. For the years ended March 31, 2024 and 2023, our revenues were approximately $5.5 million and $4.8 million, respectively. Our net income was approximately $0.9 million and $0.8 million, respectively, for the six months ended September 30, 2024 and 2023. Our net income was approximately $1.9 million and $0.6 million, respectively, for the years ended March 31, 2024 and 2023.

Competitive Strengths

We believe that our growth is mainly attributable to the following competitive strengths:

•        We have a proven track record.    With a 20-year operating history, we, through our subsidiaries, have accumulated extensive experience in the property management services sector that drives our value growth. As of September 30, 2024, we provided property management services for seven properties totaling approximately 199,515 square meters (approximately 2.11 million square feet) and commercial operation service for five properties totaling approximately 450,895 square meters (approximately 4.78 million square feet). We also subleased three properties totaling approximately 29,823 square meters (approximately 0.32 million square feet). Properties we manage include residential properties, offices buildings, commercial complex and other properties. We believe that our diversified services and property type coverage will provide us with competitive edges in achieving differentiation and establishing a distinctive brand as the cultural, historical and tourism sites are being increasingly valued, particularly in Chengdu, with the further development and growth of the property management and commercial operation services industries.

•        Rooted in Chengdu, the capital city of Sichuan Province, we are equipped with location and resources advantages in the property management and commercial operation services industries.    We are an integrated property management service provider based in Chengdu, a cosmopolitan city with a population of over 7.8 million, which makes it the 5th most populous agglomeration in China, according to the World Population Review. Capturing significant growth opportunities in Chengdu, we have gradually become a well-known property management brand in the region and fully leveraged the resource advantages of being based in the capital city of Sichuan Province to continuously expand our operations and achieved stable financial growth. We have undertaken property management and related services for renown projects in some of the most prosperous commercial areas, such as the fashion center of Chengdu and one of the most popular pedestrianized shopping streets, Chunxi Road, and South Renmin Road in Chengdu’s central business district. We believe that there will still be tremendous potential for growth given the continuous fast economic development in Chengdu. Leveraging our property management service experience over the past 20 years and support from our shareholders in the form of network and relationships in the property management and commercial operation services industries, we will be able to grasp opportunities brought in Chengdu.

•        We offer standard and customized property management services and commercial operation services to a variety of property types, creating competitive edges for building a distinctive service brand.    Through our comprehensive service offerings and with the breadth of our service offerings, we have the flexibility and capacity to customize service offerings based on the specific needs of our customers. For example, in addition to our standard commercial operation services, at the request of the client, we provided additional services tailored for the Dalu Yusha Life Plaza project, including market research, planning and positioning as a dinning and entertainment project and the upgrade of the exterior design, from design to final completion. We believe that our diversified and customized services can help us establish a distinctive property management brand, enhance customer experience, which will enable us to gain an established reputation and achieve additional brand premium.

•        We are committed to providing innovative and customer-value services to property developers, owners and residents.    Pivoted to the needs of our customers and considering the variety of requirements for residential properties, office buildings and other commercial properties, we offer different services in response to the different needs of to our enterprise customers and individual customers. For residential properties, we aim to create high quality living ambience and amenities for properties owners and residents. For commercial operation services, we provide multifaceted services including branding, sales and marketing, leasing and renovation. We believe that our flexible business model would enable us to increase operational leverage, translating revenue growth into increased profitability. Since our establishment, we have always adhered to bringing customers a pleasant life experience and generating capital value in assets. We strive to establish our brand to become one of the well-known brands in the industry in western China.

•        We have an experienced and professional management team.    Members of our senior management have on average nearly 15 years of experience in property management, real estate development and sales, and commercial operation services industries and have rich and solid expertise in corporate governance and property management, enabling us to seize current and future development opportunities in the property management and commercial operation services industries and precisely determine our development priorities that best serve our long-term interest. For details of the experience and qualification of our management team, please refer to the section headed “Directors and Senior Management” in this prospectus.

Our Challenges

We believe that we are currently facing the following challenges to grow and expand our business:

•        To date, limited access to capital has slowed down our pace to gain additional market share.    To expand our offering of services and our presence to more provinces and cities in China, we need a significant amount of capital to support our operations and to maintain a healthy cash flow. To date, due to the comparatively complicated and time-consuming bank loan procedures, limited access to sufficient capital has to some extent restricted our business development and tempered our further expansion of market share. We need additional capital to expand our operations.

•        Our internal control and corporate governance need to be strengthened.    We have identified limitations and weaknesses in our manual processes, overlapping or duplicating of effort, and a lack of governance. Optimization is required for our internal control systems, such as corporate financial management, quality supervision, and system construction management.

•        We will face fierce market competition in the industry.    At present, office space and retail space supply are rising when occupancy rates are on the decline. How to attract and retain tenants and customers has become a major challenge in our business operations. Our ability to offer better property management services, high quality amenities and generous concessions are restricted by the limited funds we have. In a market environment with severe homogeneity, we need to strategize well to market our uniqueness and provide better and valuable services through more effective cost control.

Business Strategies

We are committed to reenforcing our property management services and further developing the commercial operation services by pursuing the following strategies:

•        Pursue strategic investments through merger and acquisition and establishment of joint ventures.    We will opportunistically pursue attractive acquisitions to improve our offerings to customers across geographies and service lines. We plan to selectively acquire, invest in or establish joint ventures with, property management and commercial operation service providers with complementary strengths or with targeted operation scale and profitability. We believe through strategic investments, acquisitions and market expansion, we can diversify our service offerings, enhance our geographic distribution and market shares, and realize economies of scale. We expect to be able to continue to find, acquire and integrate acquisitions to drive growth and improve profitability. As of the date of this prospectus, we have not identified any potential acquisition target or entered into any definitive agreement for investment or acquisition.

•        Continue to scale up our business by expanding our property management and commercial operation services portfolio and increase our market share.    We are prepared to continue to grow organically. Based on our experience in managing properties and servicing properties’ owners and residents of the properties we manage, we intend to strategically expand our business through enlarging the business scale of commercial properties under management and developing new value-added services to residential properties owners, such as general repair and maintenance, house cleaning, car wash and childcare. We plan to actively participate in the bidding for new engagements of property management services for residential properties and commercial properties for a stable expansion of our business. Through continuously developing our commercial operation services, we will further enrich our service portfolio, enhance our service capabilities, explore value of services and provide personalized one-stop customer experience to our customers, which will in turn further optimize our brand and reputation.

•        Deploy information technologies to improve customer experience and increase operational efficiency.    We will increase our investment in technology to make our technological innovation our core competitive edge. We plan to engage third-party developers to create an online services platform for us to centralize access control, parking lot management, security monitoring and office building management, and improve customer engagement. In addition, we plan to invest in technology to upgrade and transform our various information management systems to improve the efficiencies in managing our financials, human sources, customer relationships, and business intelligence.

•        Enhance our human capital through recruitment, training and motivation.    We believe our people are key to our success. We endeavor to attract and retain high quality employees at all levels and we will continue to invest in our human capital. To that end, we intend to maintain competitive remuneration package and benefits programs to incentivize the top talents. We intend to provide suitable promotion opportunities and clear career paths for our employees. We will continue to optimize employee training programs by organizing regular trainings provided by senior employees and external consultants covering various aspects of our business, such as overall management, project execution and technical know-hows.

Our Services

We are driven to improve property users’ quality of life and vitalize the property operations for property owners and real estate developers by leveraging our deep expertise and experience in real estate management and operation services in China. We believe service quality is key to enhancing our customer satisfaction and increasing our brand recognition, and endeavor to provide highly customized services to maximize customer experiences.

Property Management Services

We have been providing property management services since 2002. We provide a wide range of property management services primarily to property developers, property owners and occupiers. Our property management portfolio covers residential properties and commercial properties, including office buildings and commercial complex.

As of September 30, 2024, we provided property management services for seven properties totaling approximately 199,515 square meters (approximately 2.11 million square feet).

Scope of Services

We primarily provide the following types of property management services:

•        Security.    We seek to ensure that the properties under our management are safe and in good order. In particular, we dispatch security staff to routinely patrol the properties, set up surveillance over common areas, verify identities of visitors and visiting vehicles, and handle emergencies. We use a combination of internal staff and subcontractors to provide security services.

•        Cleaning Services.    We provide general cleaning, garbage clearance and hygiene maintenance services to the affiliated carparks and common areas of the properties under our management, such as hallways, staircases, rooftops, and gardens, primarily through third-party subcontractors.

For cost control and management efficiency purposes, we may elect to subcontract such services.

Property Management Fee

We charge our property management fee primarily on a basis of unit price per square meter per month. For the six months ended September 30, 2024 and 2023, the average unit price was $0.34 and $0.35 per square meter per month for residential properties, and $1.71 and $1.75 per square meter per month for non-residential properties, respectively. For the years ended March 31, 2024 and 2023, the average unit price was $0.35 and $0.24 per square meter per month for residential properties, and $1.71 and $1.50 per square meter per month for non-residential properties, respectively. The average unit price calculated by dividing our revenue from the respective property type for the year by the gross floor area under management during the same period.

The following table illustrates the revenue from property management services and gross floor area under management by type of properties for the six months ended September 30, 2024 and 2023, and for the years ended March 31, 2024 and 2023:

	For the Six Months Ended September 30,
	2024			2023
	Revenue (in U.S. dollars)	% of Revenue	Gross Floor Area (in square meters)	Revenue (in U.S. dollars)	% of Revenue	Gross Floor Area (in square meters)
Residential properties	$339,825	12.1%	164,803	$343,593	12.4%	164,803
Commercial properties	$356,483	12.7%	34,712	$364,512	13.2%	34,712
	For the Year Ended March 31,
	2024			2023
	Revenue (in U.S. dollars)	% of Revenue	Gross Floor Area (in square meters)	Revenue (in U.S. dollars)	% of Revenue	Gross Floor Area (in square meters)
Residential properties	$682,891	12.3%	164,803	$739,333	15.5%	180,943
Commercial properties	$713,267	12.9%	34,712	$536,246	11.2%	30,390

We take into account a number of factors in determining the rate of our property management fees, such as location, property type, age, quality and other attributes of the properties, scope of services and local government’s guidance price on property management fees. In general, properties that (i) are located in city center with convenient access to public transportations, (ii) are higher-end in terms of design and construction quality, and (iii) were delivered more recently tend to command higher property management service fees. During renewal negotiations for our property management service agreements or otherwise as approved by a requisite number of property owners under the applicable PRC laws and regulations, we may propose to raise our property management fee rates.

In the PRC, property management fees charged for certain properties, such as residential properties, are regulated and supervised by the relevant PRC authorities. The price administration and construction administration departments of the State Council are jointly responsible for supervision over and administration of fees charged for property management and related services, and we are also subject to regional guidance prices implemented by the local government authorities in the PRC. In December 2014, the NDRC issued the Circular of the NDRC on the Opinions of Relaxing Price Controls in Certain Services, which requires provincial-level price administration authorities to abolish all price control or guidance policies on residential properties, with certain exceptions. For more information, see “Regulation — Qualification of Property Management Enterprises,” “Regulation — Appointment of Property Management Enterprises” and “Regulation — Fees Charged by Property Management Enterprises” The property management fees charged by us are in compliance with the relevant PRC laws and regulations in relation to such pricing control. According to the Sichuan Province Property Management Regulations promulgated by the Standing Committee of Sichuan Provincial People’s Congress on September 29, 2021 and came into effect on May 1, 2022, the standard for property management services fees shall follow the principles of reasonableness, fairness, openness and consistency of quality and price which shall be agreed by the parties to the agreement. The collecting standards of property management services fees for early-stage property services and affordable housing property services shall be formulated by the municipal (state) or county (city, district) people’s government. For the same property type, the same property service content and standard within the same property service area, the property management services fees shall be under same price standard. The collecting standards of property management services fees shall remain relatively stable and any adjustment shall be negotiated with the property owners’ association and the owners and jointly decided by the owners. According to the Chengdu Municipal Property Management Regulations which came into effect on August 1, 2008, the property management service enterprises may collect the relevant fees (including public utility charges) on entrustment and no additional charges such as commission charges can be collected from the owners.

Residential Property Management Service Agreements

For the provision of our residential property management services, we generally enter into (i) preliminary property management service agreements with property developers or (ii) property management service agreements with property owners’ associations (on behalf of the property owners).

A preliminary property management service agreement is a type of property management service agreement that is entered between the property developer and the property management service provider before the property management service provider is engaged by property owners or property owners’ association as such agreement is generally entered into at the construction and pre-delivery stage of a property development project when the property owners’ association has not been established. In relation to residential properties that have already been delivered where property owners’ associations are established, we enter into property management service agreements with property owners’ associations which act on behalf of property owners.

For the six months ended September 30, 2024 and 2023, preliminary property management service agreements entered into with property developers accounted for 63.0% and 97.5% of our revenue from property management services for residential properties. For the year ended March 31, 2024 and 2023, preliminary property management service agreements entered into with property developers accounted for 63.0 and 52.8% of our revenue from property management services for residential properties, respectively.

Preliminary Property Management Service Agreements with Property Developers

Our preliminary property management service agreements with property developers typically include the following key terms:

•        Scope of Services.    We are responsible for property management services mainly on common areas of the property, such as security of the public area and cleaning. We are also responsible for establishing property management rules as well as organizing and executing our property service plans.

•        Performance Standards.    We agree and set out in the preliminary property management service agreements the performance standards of the property management services and the requirement for regular checks and maintenance of equipment and facilities in the common area.

•        Property Developer’s Obligations.    The property developer’s obligations mainly include: (i) requesting and supervising us, on behalf of the owner, to provide property services in accordance with the property management service agreements; (ii)supervising and assisting us in the implementation of property management services; (iii) including the preliminary property management rules in the sale and purchase agreements related to the property, (iv) providing room(s) to us for property management service purposes and for us to set up the property management office, undertaking the property warranty responsibility in accordance with the relevant law; (v) complying with the procedures of entrusting property management service to us in accordance with the relevant law and providing us with the construction plans, acceptance documents and other documents related to the property.

•        Property Management Fees.    We agree and set out in the preliminary property management service agreements the fee standards and settlement terms. The management fees, calculated based on the building area, usually start to accrue after the execution of the agreements and should be paid monthly, quarterly, or annually. The property developer normally shall be responsible for the management fees of the unsold and un-delivered properties; owners shall be responsible for the management fees for management fees once the properties are delivered. We charge penalties for late payment of property management fees, and may seek to recover the property management fees through legal proceedings when necessary.

•        Term of Service.    The agreements usually have no fixed terms. They generally come into effect on a specified date, and terminate on the date the property owners’ association enters into a property management service agreement with us or engage different property management service companies.

Property developers typically engage property management service providers through a tender and bidding process or in other manners as allowed under applicable PRC laws and regulations and would enter into agreements directly with property management service providers before newly developed properties are sold to property owners. According to Sichuan Province Property Management Regulations, which was amended on September 29, 2019 and effective on May 1, 2022, the developers for residential properties shall select and employ early-stage property management service providers through bidding and the maximum term of the Preliminary Property Management Service Agreement shall be two years. As of the date of this prospectus, all of our preliminary property management service agreements are not subject to this two-year limitation because they were executed prior to the date that the amendment became effective. After property developers deliver properties to property owners, property owners may form and operate a property owners’ association to represent them in matters related to the properties under certain conditions. Upon engagement by the property developers, property management companies are generally required to register the preliminary property management service agreements (together with the proposed property management fees) with the local PRC authorities. Such filing, as required by the local PRC authorities, is generally required be made prior to the approval of property pre-sale permits for the property developers by the local PRC authorities.

The property owners’ associations are independent from us. We need to secure our engagement by the property owners’ meeting based on reasonable prices, quality services and management methods and other competitive advantages. In the event that a property owners’ association is formed, pursuant to applicable PRC laws and regulations, a general meeting of the property owners can engage or dismiss a property management service provider with affirmative votes of property owners who own more than half of the total gross floor area of the property and represent more than half of the total number of the property owners. The general meeting can select a new property management service provider by way of a public tender or entering into agreement with a specific property management service provider directly, based on certain selection criteria.

As advised by our PRC counsel, although neither the property owners’ associations nor property owners are parties to the preliminary property management service agreements, these agreements are nonetheless legally binding on the future property owners under PRC law as the property sale and purchase agreements that property owners enter into with property developers shall include the content of the preliminary property management service agreements. Accordingly, property owners are obligated to pay property management fees directly to us under these agreements. Property owners will be our customers of property management services after the delivery of properties. The preliminary property management service agreement will be terminated when the property owners’ association is formed and a new property management service agreement is entered into and becomes effective.

Property Management Service Agreements with Property Owners’ Associations

We currently do not have property management service agreements with any property owners’ associations but we may enter into such agreements in the future.

According to relevant PRC laws and regulations, the property owners’ association is elected by property owners’ general meeting, and represents their interest in matters concerning property management. The property owners’ association’s decisions are binding on all property owners. As advised by our PRC counsel, agreements between property owners’ associations and property management companies, including the legal rights and obligations of property owners under such agreements, are valid and legally binding on property owners, whom their respective property owners’ associations represent, even if the property owners are not parties to such agreements. As a result, property management service companies have legal claims against property owners for accrued and outstanding property management fees. Property owners and residents have the right to be informed of and supervise the use of public funds and the management of common areas and public facilities.

Commercial Property Management Service Agreements

For the provision of our commercial property management services, we generally enter into property management service agreements with property developers and tenants separately. Our property management service agreements typically include the following key terms:

•        Scope of Services.    The scope of services in our property management service agreements with property developers and tenants are substantially similar. We are responsible for property management services mainly on common areas of the property, such as maintenance, service and management of sanitation, transportation, public order and shared facilities and equipment. We are also responsible for establishing property management rules, maintaining property management archives of the property, and establishing and executing property service plans.

•        Performance Standards.    We agree and set out in the property management service agreements with tenants the performance standards of the property management services and the requirement for regular checks and maintenance of equipment and facilities in the common area.

•        Property Management Fees.    We agree and set out in the property management service agreements the fee standards and settlement terms. For the property leased to tenants, the management fees should be paid by the tenants quarterly or biannually and calculated based on the building area of the tenant’s leasing space. For the property not leased, the management fees should be paid by property developers annually and calculated based on the building area of the unleased property. We charge tenants penalties for late payment of property management fees, and may seek to recover the property management fees through legal proceedings when necessary.

•        Term of Service.    The agreements we enter into with tenants usually have fixed terms ranging from two to five years. The agreements we enter into with property developers usually have fixed terms of five years.

As advised by our PRC counsel, the PRC laws on property management services agreements, as described above, are also applicable to commercial property management service. Pursuant to Property Management Regulations, property management companies shall provide services as agreed upon under the property management agreements, and shall undertake legal liabilities if the property management companies fail to perform the agreed services and causing damages to the owners’ personal injury or property safety. Property management companies may subcontract part of property management services to a professional service company to provide specific services within the area under management, however, property management companies are not allowed to subcontract all property management services to others. If the property management companies collect public utility bills on entrustment, no additional charges shall be collected from the owners.

Commercial Operation Services

We actively seek opportunities for providing integrated commercial operation services to developers and owners of office buildings, industrial parks, commercial complexes, retail stores and other commercial properties. From April 2022, we began to provide commercial operation services, which primarily comprise brand planning, market research and positioning consultancy, tenant sourcing and management, marketing and business support.

As of September 30, 2024, we provided commercial operation services for five properties with an aggregate gross floor area of approximately 450,895 square meters (approximately 4.78 million square feet).

Scope of Services

We primarily provide the following types of commercial operation services:

•        Brand Planning, Market Research and Positioning Consultancy.    We provide services to property developers during the preparatory stage, which primarily involve conducting market analysis to formulate an optimal plan with respect to the positioning, tenant and brand mix, and advising on their design and construction from marketing and positioning perspectives.

•        Tenant Sourcing and Management.    We are entrusted by property developers and owners of commercial properties to provide tenant sourcing and management services. We identify and solicit target tenants, assist property developers and owners in lease negotiations and subsequent fee collection processes, as well as provide tenants hassle-free move-in and move-out support services. We are also responsible for managing tenant relations on behalf of the property developers and owners through various channels, such as regular collection of customer feedback and handling of complaints and suggestions.

•        Marketing Support.    We assist the property developers and owners in their business promotion activities, such as new product releases, holiday sales and themed events. We also provide business support to tenants, including, but not limited to, business registration, permit applications and other administrative services.

In the future, we plan to provide business support to tenants, including, but not limited to, business registration, permit applications and other administrative services, which fees are paid by tenants.

Operation Service Fee

For commercial operation services, we charge fees either on a packaged price basis or a percentage of the project’s revenue. A packaged price model is a fixed price charged on a project basis without reference to any unit price per square meter per month. Such packaged prices are determined based on factors such as the nature and scope of the specific services to be provided, our cost expected to be incurred, reasonable target profit margins and competition from peer companies. The percentage fee basis is charged based on a fixed percentage of a project’s overall revenue, such as the project’s total rental income.

Commercial Operation Service Agreements

For the provision of our commercial operation services, we generally enter into property operation and management service agreements with property owners. The service agreements typically include the following key terms:

•        Scope of Services.    We are responsible for operating and managing owner’s property.

•        Performance Requirements.    We shall regularly propose plans for the property on (1) quality improvement; (2) business planning; (3) advertising; and (4) tenant solicitation, which shall be implemented after the owner’s approval. We shall urge the tenant to reasonably use and care for the property and its ancillary facilities and equipment.

•        Commercial Operation Service Fees.    We agree and set out in the assets entrustment management agreements the fee standards and settlement terms. The commercial operation service fees, calculated based on certain percentage of the rent owner receives, should be paid to us with certain days owner receives the rent.

•        Term of Service.    The agreements we enter into with owners usually have fixed terms ranging from four to ten years.

Real Estate Leasing

We currently do not own any real properties, but we lease certain properties, such as office buildings and business complexes, from related parties and then sublease to tenants, such as retail stores and various businesses. According to our positioning and investment strategy for each subleasing project, we may conduct necessary site renovation and furnishing services to the leased properties to improve operating efficiency.

As of September 30, 2024, March 31, 2024 and 2023, we leased an aggregate area of 29,823 square meters and 35,578 square meters of properties for our leasing business, respectively.

We charge rents at fee rates generally in line with prevailing market rates, and pay an agreed amount of rent to property owners.

Lease Agreements

For the provision of our real estate leasing, we generally enter into lease agreements with property owners. The lease agreements typically include the following key terms:

•        Scope of Services.    We, as tenant who lease the property from the property owner and pay a fixed rent quarterly, operate and manage the property and have the right to sublease the property and collect rent from sublessees. We have full operational autonomy over the property, including but not limited to, business planning, advertising, subleasing, maintenance and renovation for quality improvement. We may also carry out sales brokerage activities for the property and charge sales commissions equal to certain percentage of the total sale price of the property upon owner’s consent.

•        Performance Standards.    We use and take good care of the property as well as its ancillary facilities and equipment. However, owners have the right to evaluate our performance. If the subleasing rate for 3 consecutive months is lower than 80%, the owner has the right to request us for ratification. If we failed to ratify within three months upon the request, owner has the right to unilateral terminate the agreement.

•        Term of Service.    The agreements we enter into with property owners usually have fixed terms ranging from ten to fifteen years.

The Tender Process

Under PRC laws, property developers are typically required to select property management service providers and enter into preliminary property management service agreements for residential properties through a tender and bidding process. In circumstances where there are not enough bidders or the size of the managed property is small, property developers are permitted under PRC laws to select property management service providers without conducting any tender and bidding process, subject to approval by the competent PRC property administration authorities.

A typical tender process primarily involves the following stages:

•        Invitation.    The property developer may publish an announcement to invite potential bidders or extend private invitations to at least three qualified bidders setting out the specifications and requirements for the property management project to be tendered. Tender invitation related documents and governmental approvals in relation to the property project are required to be submitted and filed with the competent local real estate administration department in the PRC in advance.

•        Tender Submission.    Bidders submit tender documents to the property developer which generally contain proposed pricing, proposal and plan for property management and other information as specified by the tender invitation. Bidders may be required to provide pre-qualification documents for vetting before the formal tender documents are submitted.

•        Evaluation.    The property developer will establish a tender evaluation committee to review and rank the submitted tenders. The tender evaluation process and the composition of the tender evaluation committee must comply with the requirements of relevant PRC laws and regulations. The tender evaluation committee generally considers factors, such as credentials, service quality, availability of capital and proposed fee levels.

•        Selection.    Based on its evaluation, the tender evaluation committee recommends the property developer and rank the top three bidders. The property developer will generally confirm the top bidder as the winner and proceed to arrange for necessary notification.

•        Award and Agreement Signing.    The property developer must file the result of the tender with the relevant local authorities within 15 days upon confirmation of the award. The property management service agreement awarded to the winner is expected to be signed within 30 days upon issuing the notification of the award.

For the six months ended September 30, 2024 and 2023, and for the years ended March 31, 2024 and 2023, we secured our preliminary property management service agreements from property developers mainly through (i) tender and bidding procedures regulated by applicable PRC laws or (ii) commercial negotiation pursuant to approvals obtained from relevant local authorities or otherwise not required by the relevant local authorities.

As advised by our PRC counsel, we are not required under the relevant PRC laws and regulations to undergo the tender process when we negotiate with the property owners’ associations directly for renewal of existing agreements.

Our tender success rates for managing residential properties were 100.0% during the six months ended September 30, 2024 and 2023, and during the years ended March 31, 2024 and 2023. We consider that the 100% tender success rate was attributable to (i) our strategy to bid for projects after comprehensive feasibility analysis; (ii) our ability in generating accurate and timely financial data, which is helpful in projecting our operating costs when managing a particular property’s expenses and in preparing our tendering documents; (iii) our well-established presence and reputation in western China; and (iv) our good relationship with property developers, mainly Dalu Group.

As advised by our PRC counsel, under applicable PRC laws and regulations, unlike residential properties, for commercial properties such as shopping malls, property developers or owners are not required to go through a tender process in engaging commercial property management and operational service providers. As of the date of this prospectus, we do not have any shopping mall projects. We acquire part of the property management service business for office building projects through the tender and bidding process, and the other projects through direct agreements.

Competition

We face competition across our lines of business. We face competition from other national, regional and real estate service providers, companies that traditionally competed in other segments of the property management and commercial operation services industries and have expanded into property management services, in-house corporate real estate departments and property owners/developers that self-perform real estate services, accounting/consulting firms that advise on real estate strategies, and providers of flexible office-space solutions that offer space directly to the occupier.

Despite ongoing consolidation, the property management and commercial operation services industries remains highly fragmented and competitive. Although many of our competitors are larger than us on a regional or local-market basis or have a stronger position in a specific market segment or service offering, we believe that we are able to continue competing with them due to our competitive strengths, as described under the heading “Competitive Strengths.” Moreover, new market entrants are faced with entry barriers such as brand value, capital requirements, quality of management and availability of talent and technical expertise, all of which we believe we have and will continue to develop. For more information on the industry and the markets that we operate in, see “Industry” and “Risk Factors — Risks related to our business and industry” in this prospectus.

Customers

Our customer base primarily consists of property developers, property owners, occupiers and tenants of the properties we manage or lease. We assess prospective customers by evaluating key factors, such as estimated costs associated with property management, historical fee collection rates and projected profitability.

For the six months ended September 30, 2024 and 2023, revenue from our five largest customers amounted to approximately $1.1 million and $1.1 million, respectively, accounting for approximately 38% and 39.4% of our total revenue for the same periods, respectively. For the years ended March 31, 2024 and 2023, revenue from our five largest customers amounted to approximately $2.2 million and $1.8 million, respectively, accounting for approximately 39.6% and 36.8% of our total revenue for the same periods, respectively.

We have entered into service contracts and/or leases with our customers. See “Business — Our Services” for the terms of those agreements.

Subcontractors and Suppliers

Our major suppliers are subcontractors for our property management services to provide security and cleaning services. We outsource these services to lower our costs and improve our service quality as our subcontractors are highly specialized and efficient in the services they perform. We believe that such subcontracting arrangements allow us to leverage the human resources and technical expertise of our subcontractors, reduce our labor costs and enhance our overall profitability. We did not outsource such services since the year ended March 31, 2024.

To ensure the overall service quality of our subcontractors, we maintain and regularly review a list of qualified subcontractors, the selection of which is based on factors including, among other things, their background, qualifications and past performance in providing subcontracted services to us. We generally appoint subcontractors through a bidding process, and the bidders generally have to be on our list of qualified subcontractors. The bidding process is managed by our internal committee, comprising management, accounting personnel, quality control personnel and technical personnel. The internal committee will evaluate the bids submitted. When selecting the winning bidder, it will consider various factors, such as the qualifications, reputation, financial resources and bidding price. The selected bids will be submitted to the headquarters for final review and approval. The responsible person of the project will regularly examine the subcontractor’s performance to confirm whether it complies with the contracts.

We regularly inspect the work of subcontractors, evaluate the subcontractors on their ability to meet our requirements and update our record based on such assessment. However, we cannot assure you that they will always perform in accordance with our expectations. See “Risk Factors — Risks Related to Our Business and Industry — We are exposed to risks associated with third-party subcontractors to perform certain services to our customers.” If a subcontractor repeatedly performs poorly, we will terminate the contractual relationship in accordance with the subcontracting agreements.

Employees

As of September 30, 2024 and 2023, we had 94 and 91 full-time employees. The following table provides a breakdown of our employees by function as of September 30, 2024.

Functions	Number of Full-time Employees (Number of Dispatched Workers)	Percentage
Management	5	5%
Finance	3	3%
Marketing &Sales	1	1%
Engineering	10	11%
Customer Services	10	11%
Security	39	41%
Cleaning	24	26%
Administration	2	2%
Total	94	100%

We enter into employment contracts with our full-time employees. In addition to salaries and benefits, we provide performance-based bonuses for our full-time employees.

As required by regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments for our PRC-based full-time employees, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. We are required under PRC law to make contributions from time to time to employee benefit plans for our PRC-based full-time employees at specified percentages of the salaries, bonuses and certain allowances of such employees, up to a maximum amount specified by the local governments in China. We have not made adequate employee benefit payments to the social security insurance and the housing provident fund. We may be required to make up the contributions for these plans. In addition, we may be required to pay late fees and may be imposed fines if we fail to make up the difference within the time frame prescribed by relevant government authorities. See “Risk Factors — Risks Related to Our Business and Industry — We have failed to register for and/or fully contribute to social insurance and housing provident funds for some of our employees.” and “Risk Factors — Risks Related to Doing Business in China — Failure to pay the social insurance premium and housing provident funds for and on behalf of our employees in accordance with the Labor Contract Law or comply with other related regulations of the PRC may have an adverse impact on our financial conditions and results of operations.”

Our employees are not covered by any collective bargaining agreement. We believe that we maintain a good working relationship with our employees, and we have not experienced any significant labor disputes.

Properties

Our corporate headquarters are located at Dalu International Building No.1207, No. 11-1, Section 4, Renmin South Road, Wuhou District, Chengdu City, Sichuan Province, China 610042, where we lease an office of approximately 470 square meters. We believe that the space is adequate to meet our needs for the foreseeable future, and we believe that we will be able to obtain adequate facilities, principally through leasing of additional properties, to accommodate our future expansion plans.

Intellectual Property

As of the date of the prospectus, we have registered three trademarks in China. We have not registered any domain names with the Internet Corporation for Assigned Names and Numbers.

Environmental Matters

We are subject to PRC laws in relation to environmental protection matters. We consider environmental protection important and are committed to operating our business in compliance with applicable environmental protection laws and regulations. We have implemented reasonable measures in the operation of our businesses to comply with all applicable requirements. Given the nature of our operations, we do not believe we are subject to material environmental liability risk or compliance costs. As of the date of this prospectus, no fines or penalties for non-compliance of PRC environmental laws have been imposed on us, and we have not been subject to any material administrative penalties due to violation of environmental laws in the PRC.

Insurance

We provide social security insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance for our employees as required by PRC law. We do not maintain property insurance. We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain key-man insurance. We consider our insurance coverage in line with market practice for our business operations in China.

Legal Proceedings

Except for the legal proceedings below, we are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in a substantial cost and diversion to our resources, including our management’s time and attention.

In July 2019, a custodian became ill while working at one of the properties Yinglianhua provided property management services to and subsequently passed away. On August 31, 2020, Chengdu Human Resources and Social Security Bureau determined her death to be work related. On April 12, 2021, Chengdu Qingyang District People’s Court accepted the administrative lawsuit filed by Yinglianhua against Chengdu Human Resources and Social Security Bureau for a judicial review of the determination of the custodian’s work-related death. On September 17, 2021, the court denied the request and dismissed the case. As of July 12, 2019, Yinglianhua paid RMB76,296 (approximately $16,200) to the custodian’s descendants.

On April 12, 2022, Qingyang District People’s Court of Chengdu accepted a wrongful death lawsuit against Yinglianghua by surviving spouse and children of a former employee of Yinglianhua. The court ordered Yinglianhua to pay the surviving spouse and children of a former employee of Yinglianhua RMB746,530 (approximately $117,800) as death benefit, but dismissed their request for family pension of approximately RMB179,300 (approximately $25,300). Both parties appealed to Chengdu Intermediate People’s Court and this case was heard by the court on November 22, 2022. Prior to the ruling by the court, the parties reached an agreement to settle all claims. Pursuant to the terms of the settlement agreement, Yinglianhua paid a total amount of RMB650,000 (approximately $91,400) in December 2022, and the plaintiffs withdrew the appeal. As of the date of this prospectus, the case has been fully settled.

In May 2023, a former employee of Yinglianhua filed a labor dispute case against Yinglianhua with the Court of Qingyang District of Chengdu on the grounds that her previous employment with Yinglianhua was wrongfully terminated. Ms. Wang Ying sought compensation for her lost pay, lost benefits, and award of punitive damages. The court issued a judgment in May 2023, ruling in favor of the Company and overruled Ms. Wang Ying’s claim.

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations Related to Foreign Investment

The establishment, operation and management of companies in China are mainly governed by the PRC Company Law, as most recently amended in 2023, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the PRC Foreign Investment Law (the “Implementing Rules”) to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020 and replaced three major previous laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment, where “pre-entry national treatment” means that the treatment given to foreign investors and their investments at market access stage is no less favorable than that given to domestic investors and their investments, and “negative list” means the special administrative measures for foreign investment’s access to specific fields or industries, which will be proposed by the competent investment department of the State Council in conjunction with the competent commerce department of the State Council and other relevant departments, and be reported to the State Council for promulgation, or be promulgated by the competent investment department or competent commerce department of the State Council after being reported to the State Council for approval. Foreign investment beyond the negative list will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with the special requirements on the shareholding, senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalogue of industries for which foreign investments are encouraged according to the needs for national economic and social development, to list the specific industries, fields and regions in which foreign investors are encouraged and guided to invest. The current industry entry clearance requirements governing investment activities in the PRC by foreign investors are set out in two categories, namely the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2024 version), or the Negative List, promulgated by the NDRC and MOFCOM on September 6, 2024 and took effect on November 1, 2024, and the Encouraged Industry Catalogue for Foreign Investment (2022 version), promulgated by the MOFCOM on October 26, 2022 and took effect on January 1, 2023. Industries not listed in these two categories are generally deemed “permitted” for foreign investment unless specifically restricted by other PRC laws. The property management and commercial operation services industries are not on the Negative List and therefore we are not subject to any restriction or limitation on foreign ownership.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the SAMR or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc. However, the relevant competent government departments shall not grant the license or permit enterprise registration if the foreign investor intends to invest in the industries or fields as specified in the negative list without satisfying the relevant requirements. In the event that a foreign investor invests in a prohibited field or industry as specified in the negative list, the relevant competent government department shall order the foreign investor to stop the investment activities, dispose of the shares or assets or take other necessary measures within a specified time limit, and restore to the status prior to the occurrence of the aforesaid investment, and the illegal gains, if any, shall be confiscated. If the investment activities of a foreign investor violate the special administration measures for access restrictions on foreign investments as stipulated in the negative list, the relevant competent government department shall order the investor to make corrections within the specified time limit and take necessary measures to meet the relevant requirements. If the foreign investor fails to make corrections within the specified time limit, the aforesaid provisions regarding the circumstance that a foreign investor invests in the prohibited field or industry shall apply.

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system shall be established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. In addition, the MOFCOM shall set up a foreign investment information reporting system to receive and handle the investment information and inter-departmentally shared information forwarded by the administration for market regulation in a timely manner. The foreign investors or foreign-invested enterprises shall report the investment information by submitting reports including initial reports, change reports, deregistration reports and annual reports.

Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established according to the previous laws regulating foreign investment prior to the implementation of the Foreign Investment Law may maintain their structure and corporate governance within five years after the implementation of the Foreign Investment Law. The Implementing Rules further clarify that such foreign-invested enterprises established prior to the implementation of the Foreign Investment Law may either adjust their organizational forms or organizational structures pursuant to the Company Law or the Partnership Law, or maintain their current structure and corporate governance within five years upon the implementation of the Foreign Investment Law. Since January 1, 2025, if a foreign-invested enterprise fails to adjust its organizational form or organizational structure in accordance with the laws and go through the applicable registrations for changes, the relevant administration for market regulation shall not handle other registrations for such foreign-invested enterprise and shall publicize the relevant circumstances. However, after the organizational forms or organizational structures of a foreign-invested enterprise have been adjusted, the original parties to the Sino-foreign equity or cooperative joint ventures may continue to process such matters as the equity interest transfer, the distribution of income or surplus assets as agreed by the parties in the relevant contracts.

In addition, the Foreign Investment Law and the Implementing Rules also specify other protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, etc.

Huazhan, our wholly foreign owned subsidiary, as a foreign invested entity, and Dalu HK as a foreign investor, are required to comply with the information reporting requirements under the Foreign Investment Law, the Implementing Rules and the Information Reporting Measures for Foreign Investment and are in full compliance.

Regulations on Dividend Distributions

The principal laws, rule and regulations governing dividends distribution by companies in the PRC are the PRC Company Law, which applies to both PRC domestic companies and foreign-invested companies, and the Foreign Investment Law and its implementing rules, which apply to foreign-invested companies. Under these laws, regulations and rules, both domestic companies and foreign-invested companies in the PRC are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of their reserves reaches 50% of their registered capital. PRC companies are not permitted to distribute any profits until any losses from prior years have been offset. Profits retained from prior years may be distributed together with distributable profits from the current year.

Qualification of Property Management Enterprises

According to the Regulation on Property Management, which was promulgated by the State Council on June 8, 2003, came into effect since September 1, 2003, and was amended on August 26, 2007, February 6, 2016 and March 19, 2018, the construction administration authority of the State Council shall, jointly with the relevant authorities, establish a joint honesty incentives and joint dishonesty punishment mechanism to strengthen the industry creditworthiness administration.

According to Measures for the Administration on Qualifications of Property Service Enterprises, which was promulgated by the Ministry of Construction on March 17, 2004, came into effect on May 1, 2004, amended on November 26, 2007 and abolished on March 8, 2018, a system of qualification administration was once adopted and the qualifications of a property management enterprise was classified into first, second and third grades based on specific conditions.

According to Decision of the State Council on Canceling the Third Batch of Administrative Licensing Items Designated by the Central Government for Implementation by Local Governments, which was promulgated by the State Council on January 12, 2017, the examination and approval of second grade or below qualifications of property management enterprises were canceled. According to the Decision of the State Council on Canceling a Group of Administrative Licensing Items, which was promulgated by the State Council on September 22, 2017, the examination and approval of first-grade qualification of property management enterprises were canceled.

According to the Notice of the General Office of Ministry of Housing and Urban-Rural Development on Effectively Implementing the Work of Canceling the Qualification Accreditation for Property Management Enterprises, which was promulgated by the General Office of the Ministry of Housing and Urban-Rural Development(the “MOHURD”) on December 15, 2017, application for, change, renewal or re-application of the qualifications of property management enterprises shall not be accepted, and the qualifications obtained already shall not be a requirement for property management enterprises to undertake new property management projects. The real estate administration department at and above the county level shall instruct and supervise the property management work, and the integrity management system of the property management industry will be established, the supervision of property management enterprises will be based on credit appraisal. The Decision of Ministry of Housing and Urban-Rural Development on Abolishing Measures for the Administration on Qualification of Property Management Enterprise which was promulgated and came into effect on March 8, 2018, abolished Measures for the Administration on Qualifications of Property Service Enterprises and canceled the accreditation of qualifications of property management enterprises.

The Decision of the State Council on Revising and Repealing Certain Administrative Regulations (2018) which was promulgated and came into effect on March 19, 2018, deleted the requirements on qualifications of property management enterprises in the Regulation on Property Management.

On February 25, 2020, the Sichuan Department of Housing and Urban-Rural Development (the “Sichuan HURD”) promulgated Measures for Administration of Credit Information of Property Services Enterprises in Sichuan Province, pursuant to which property services enterprises shall report relevant information in good faith independently and the administrative department of Sichuan HURD will also collect information accordingly. Huazhan and Yinglianhua have completed the required information report filing.

The Establishment of Property Owners’ Associations

According to the Property Law of the PRC issued by the National People’s Congress (the “NPC”) on March 16, 2007 which came into effect on October 1, 2007, the general meeting of property owners may vote to establish a property owners’ association. The property owners’ association is elected by the property owners, and represents their interest in matters related to property management, and the association’s decisions are binding on the property owners. As from January 1, 2021, the Civil Code of the PRC came into effect and the Property Law of the PRC was replaced by the same. Under the Civil Code, similar provisions on the property owners’ associations have been prescribed.

According to the Regulation on Property Management, which was promulgated by the State Council on June 8, 2003, came into effect on September 1, 2003 and was revised on August 26, 2007, February 6, 2016 and March 19, 2018, to form the general meeting of the property owners and elect the property owners’ association, the property owners in the property management area shall follow the guidelines of the real estate administrative department of the district or county government or the sub-district office or the township government. The local government may assist property owners in the formation of the property owners’ association, providing guidelines and advice. The Circular on Issuing the Guidance Rules of the General Meeting of the Property Owners and the Property Owners’ Association, which was promulgated by MOHURD on December 1, 2009, came into effect on January 1, 2010, provides a practical guideline for the establishment and governance of the general meeting of property owners and property owners’ association, and the supervision of the real estate administrative department of the local government.

Appointment of Property Management Enterprises

According to Property Law of the PRC issued by the NPC on March 16, 2007 which came into effect on October 1, 2007, the owners of a building may manage the building and its affiliated facilities by themselves or by entrusting property management enterprise or other management personnel. The owners are entitled to change the property management enterprise or any other management personnel hired by the developer according to law. Property management enterprises or other management personnel shall manage the building and its ancillary facilities within the building area upon the entrustment of the owners and be subject to the supervision of the owners. As from January 1, 2021, the Civil Code of the PRC came into effect and the Property Law of the PRC was replaced by the same. Under the Civil Code, similar provisions have been prescribed.

According to the Regulation on Property Management, which was promulgated by the State Council on June 8, 2003,came into effect on September 1, 2003 and was revised on August 26, 2007, February 6, 2016 and March 19, 2018, a general meeting of the property owners of a community can engage or dismiss the property management enterprise with affirmative votes of owners who own more than half of the total GFA of the community and who account for more than half of the total number of the property owners. Property owners’ association, on behalf of the general meeting, can sign property management service contracts with property management enterprises engaged at the general meeting. Before the engagement of a property management enterprise by property owners and a general meeting of the property owners, a written preliminary property management service contract should be entered into between the property developer and the selected and engaged property management enterprise. A sales contract concluded by the property developer and the realty buyer shall include the contents stipulated in the preliminary property management service contract. The preliminary property management service contract may stipulate the contract duration. If the property management service contract signed by the property owners’ association and the property management enterprise comes into force within the term of preliminary property management service contract, the preliminary property management service contract automatically terminates. Property developers of residential buildings shall enter into preliminary property management service contracts with property management enterprises through tender process. Where the property developer fails to hire the property management enterprise through a tender and bidding process or hire the property management enterprise by signing agreement without the approval of relevant government authority, the competent real estate administrative department of the local government at the county level or above shall order it to make correction within a prescribed time limit, issue a warning and impose with the penalty of no more than RMB100,000.

According to Interim Measures for Bid-Inviting and Bidding Management of Preliminary Property Management, which was promulgated by the Ministry of Construction on June 26, 2003 and came into effect on September 1, 2003, preliminary property management services shall be implemented by the property management enterprise employed by the construction entity before the owners or the owners’ general meeting select a property management enterprise at its own discretion. The construction entity of residential buildings and non-residential buildings located in the same property management areas shall engage the property management enterprises of corresponding qualification through bid-invitation and bidding. The bid inviter shall establish tender evaluation committee consisting of an odd number of no less than five members, among which the experts in property management other than the representatives of the bid inviter shall be no less than two-thirds of total members. The property management experts shall be confirmed by the means of random sampling from the expert name list set up by the administrative departments of real estate, and person of interest with the bidder shall not be a member of the Bidding Evaluation Commission of the relevant project. In cases where there are no more than 3 bidders or the residence scale is relatively small, the construction entity may select the property management enterprise with corresponding qualifications through agreement upon approval by the administrative department of real estate of the people’s government of the district or county of the place where the realty is located.

In addition, Interpretation of the Supreme People’s Court on Several Issues on the Specific Application of Law in the Trial of Cases of Disputes over Property Management Service, which was issued by the Supreme People’s Court on May 15, 2009 and came into effect on October 1, 2009 and latest amended on January 1, 2021, stipulates the principles applied by the court when hearing disputes on specific matters between property owners and property management companies. For example, the preliminary property management contract signed according to the relevant laws and regulations by the developer and the property management company and the property management contract signed by the property owners’ association and property management companies hired according to the relevant laws and regulations by the general meeting are legally binding on property owners, and the people’s court shall not support a claim if property owners plead on the basis that they are not a party to the contract. The court shall support a claim if property owners’ association or property owners appeal to the court to confirm that the clauses of property management service contracts which exempt the responsibility of property management companies or which aggravate the responsibility or harm the rights of property owners’ association or property owners are invalid.

Fees Charged by Property Management Enterprises

According to Administrative Measures for Property Service Charges, which was jointly promulgated by the NDRC and the Ministry of Construction on November 13, 2003 and came into effect on January 1, 2004, property management enterprises are permitted to charge property service fees from property owners for repairing, maintaining and managing houses as well as their accompanying facilities and equipment and relevant sites, and ensuring the sanitation and order of relevant areas according to relevant property management contracts.

Property service charges shall be reasonable, transparent, and suitable for the level of services offered, and shall take into account the unique nature and characteristics of the different property and be priced under the government’s guidance and market regulation respectively. In what way the charges are priced shall be determined by competent price departments under the people’s governments of all provinces, autonomous regions and municipalities directly under the Central Government, in concert with the competent departments of real estate.

According to the Regulation on Property Management Service Fee with Clear Price Tag, which was jointly promulgated by the NDRC and the Ministry of Construction on July 19, 2004 and came into effect on October 1, 2004, property management enterprises, during their provision of services to the property owners (inclusive of the property service as stipulated in the property management contract as well as other services requested by property owners), shall charge service fees at expressly marked prices, and display their service items, standards and other related contents. In case there is any change to the pricing standard, the property management enterprise shall adjust the related contents displayed and indicate the execution date of new standards one month prior to the implementation of the new standards.

According to the Circular of NDRC on the Opinions for Decontrolling the Prices of Certain Services, which was promulgated by the NDRC and became effective on December 17, 2014, the competent price departments of all provinces, autonomous regions and municipalities directly under the PRC Government are supposed to perform relevant procedures to liberalize the prices of the following types of services that have met the relevant conditions:

(1)    Property management services for non-government-supported houses. Property management fees are fees charged by property management service providers for(i) the maintenance, conservation and management of non-government-supported houses, their supporting facilities and equipment and the relevant sites thereof,(ii) maintaining the environment, sanitation, and order within the geographical scope of the managed properties as agreed upon in the property management service contract, and (iii) other actions entrusted by the property owner in accordance with the property management service contract. The provincial price authorities shall, jointly with the housing and urban-rural development administrative authorities, implement government guidance prices for property management fees charged in relation to government-supported houses, houses under housing reform, older residential communities and preliminary property management services with regard to the actual situation.

(2)    Parking services in residential communities. Fees charged by property management service providers or parking service companies from property owners or residents of residential areas for the management of parking spaces and parking facilities.

According to the Circular of the NDRC and the Ministry of Construction on Issuing the Measures for the Supervision and Examination of Pricing Costs of Property Services (Trial)which was jointly issued by the NDRC and the Ministry of Construction on September 10, 2007 and came into effect on October 1, 2007, competent pricing department of people’s government shall formulate or regulate property management charging standards and implements pricing cost supervision and examination on relevant property management enterprises. Property management pricing cost is determined according to the social average cost of property management services verified by the competent pricing department of the people’s government. With the assistance of a competent real estate administrative department, competent pricing department is responsible for organizing the implementation of the property management pricing cost supervision and examination work. Property management service pricing cost shall include staff costs, expenses for daily operation and maintenance on public facilities and equipment, green conservation costs, sanitation fee, order maintenance cost, public facilities and equipment as well as public liability insurance costs, office expenses, shared administration fee, fixed assets depreciation and other fees approved by property owners.

We overcharged utility fees in certain of our property management service projects which may subject us to fines and other penalties. See “Risk Factors — Risks Related to Our Business and Industry — Overcharge of utility fees may result in penalties and administrative orders such as suspension of business for rectification.”

Regulations Relating to Leasing

Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2019, lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, liability for rent and repair, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department.

Pursuant to the Civil Code of the PRC (the “Civil Code”), which was promulgated by the NPC on May 28, 2020 with effect from January 1, 2021, a leasing contract shall include clauses dealing with the name, quantity and uses of the leased goods, the period of the lease, rent, deadlines for rent payments and methods of payment, the repair of the leased goods, and so forth. The lessee may sublease the leased premises to a third party, subject to the consent of the lessor.

Neither Huazhan nor Yinglianhua has registered any of the leases with the real estate administration department, as required by applicable PRC laws and regulations. See “Risk Factors — Risks Related to Our Business and Industry — Some of our lease agreements were not registered with the relevant government authorities.”

Regulations Relating to Fire Prevention

The Fire Prevention Law of the PRC, or the Fire Prevention Law, was adopted on April 29, 1998 and amended on October 28, 2008, April 23, 2019 and April 29, 2021. According to the Fire Prevention Law and other relevant laws and regulations of the PRC, the Minister of Housing and Urban-rural Development and its local counterparts at or above county level shall monitor and administer the fire prevention affairs. The fire prevention departments of such public securities are responsible for implementation. The Fire Prevention Law provides that the fire prevention design or construction of a construction project must conform to the national fire prevention technical standards (as the case may be). The property service enterprises in residential areas shall maintain and manage the common fire prevention facilities within the management area and provide fire prevention and safety services. As of the date of this prospectus, we are not aware of any violation of the Fire Prevention Law by Yinglianhua, which is a property service enterprise.

Regulations Relating to Intellectual Property

China has adopted comprehensive legislation governing intellectual property rights, including copyrights, trademarks, patents and domain names. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization in December 2001.

Copyright

On September 7, 1990, the SCNPC promulgated the Copyright Law of the People’s Republic of China (the “Copyright Law”), effective on June 1, 1991 and amended on October 27, 2001, February 26, 2010 and November 11, 2020. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Center of China.

Trademark

According to the Trademark Law of the People’s Republic of China promulgated by the SCNPC on August 23, 1982, and amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, respectively, the Trademark Office of the SAIC is responsible for the registration and administration of trademarks in China. The SAIC under the State Council has established a Trademark Review and Adjudication Board for resolving trademark disputes. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. On April 29, 2014, the State Council issued the revised the Implementing Regulations of the Trademark Law of the People’s Republic of China, which specified the requirements of applying for trademark registration and renewal.

Patent

According to the Patent Law of the People’s Republic of China (the “Patent Law”) promulgated by the SCNPC on March 12, 1984 and amended on September 4, 1992, August 25, 2000, December 27, 2008 and October 17, 2020, and the Implementation Rules of the Patent Law of the People’s Republic of China (the “Implementation Rules of the Patent Law”) promulgated by the State Council on June 15, 2001 and revised on December 28, 2002, January 9, 2010 and December 11, 2023, the patent administrative department under the State Council is responsible for the administration of patent-related work nationwide and the patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective administrative areas. The Patent Law and Implementation Rules of the Patent Law provide for three types of patents, namely “inventions,” “utility models” and “designs.” Invention patents are valid for twenty years, while utility model patents are valid for ten years and design patents are valid for fifteen years, from the date of application. The Chinese patent system adopts a “first come, first file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. An invention or a utility model must possess novelty, inventiveness and practical applicability to be patentable. Third Parties must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the unauthorized use constitutes an infringement on the patent rights.

Domain Names

On May 28, 2012, the China Internet Network Information Center (the CNNIC”) issued the Implementing Rules for Domain Name Registration which took effect on May 29, 2012 setting forth the detailed rules for registration of domain names. On August 24, 2017, the MIIT promulgated the Administrative Measures for Internet Domain Names (the “Domain Name Measures”), which took effect on November 1, 2017. The Domain Name Measures regulate the registration of domain names, such as the China’s national top-level domain name “.CN”. The CNNIC issued the Measures of the China Internet Network Information Center for the Resolution of Country Code Top-Level Domain Name Disputes on September 9, 2014, which took effect on November 21, 2014, pursuant to which domain name disputes shall be accepted and resolved by the dispute resolution service providers as accredited by the CNNIC.

Regulations Relating to Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Administrative Regulations on Foreign Exchange of the People’s Republic of China (the “Foreign Exchange Administrative Regulation”), which was promulgated by the State Council on January 29, 1996, which took effect on April 1, 1996 and was subsequently amended on January 14, 1997 and August 5, 2008 and the Administrative Regulations on Foreign Exchange Settlement, Sales and Payment which was promulgated by the PBOC on June 20, 1996 and took effect on July 1, 1996. Under these regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items such as the repayment of foreign currency-denominated loans, direct investment overseas and investments in securities or derivative products outside of the PRC. FIEs are permitted to convert their after-tax dividends into foreign exchange and to remit such foreign exchange out of their foreign exchange bank accounts in the PRC.

On March 30, 2015, SAFE promulgated the SAFE Circular 19, which took effect on June 1, 2015. According to SAFE Circular 19, the foreign currency capital contribution to an FIE in its capital account may be converted into RMB on a discretional basis.

On June 9, 2016, the SAFE promulgated the SAFE Circular 16. The SAFE Circular 16 unifies the discretional foreign exchange settlement for all the domestic institutions. The Discretional Foreign Exchange Settlement refers to the foreign exchange capital in the capital account which has been confirmed by the relevant policies subject to the discretional foreign exchange settlement (including foreign exchange capital, foreign loans and funds remitted from the proceeds from the overseas listing) can be settled at the banks based on the actual operational needs of the domestic institutions. The proportion of Discretional Foreign Exchange Settlement of the foreign exchange capital is temporarily determined as 100%. Violations of SAFE Circular 19 or SAFE Circular 16 could result in administrative penalties in accordance with the Foreign Exchange Administrative Regulation and relevant provisions.

Furthermore, SAFE Circular 16 stipulates that the use of foreign exchange incomes of capital accounts by FIEs shall follow the principles of authenticity and self-use within the business scope of the enterprises. The foreign exchange incomes of capital accounts and capital in RMB obtained by the FIE from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for the payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or financial schemes other than bank guaranteed products unless otherwise provided by relevant laws and regulations; (iii) used for granting loans to non-affiliated enterprises, unless otherwise permitted by its business scope; and (iv) used for the construction or purchase of real estate that is not for self-use (except for the real estate enterprises).

Regulations Relating to Offshore Special Purpose Companies Held by PRC Residents

SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents on May 10, 2013, which took effect on May 13, 2013 and which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

SAFE promulgated the SAFE Circular 37 on July 4, 2014, which requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and term of operation), capital increase or capital reduction, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purposes Vehicles.

SAFE further enacted the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfil the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary.

We have notified substantial beneficial owners of our ordinary shares who we know are PRC residents of their filing obligation and are aware that all substantial beneficial owners have completed the necessary registration with the local SAFE branch or qualified banks as required by SAFE Circular 37. However, we may not at all times be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and cannot assure you that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules. See “Risk Factors — Risks Related to Doing Business in China — PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.”

Regulations Relating to Private Lending

The transfer of funds among companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (the “Provisions on Private Lending Cases”), which was issued by the Supreme People’s Court of the People’s Republic of China on August 25, 2015 and amended on August 19, 2020 and December 29, 2020 to regulate the private lending activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases do not apply to the disputes arising from relevant financial services such as loan disbursement by financial institutions and their branches established upon approval by the financial regulatory authorities to engage in lending business.

The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (v) the lending is violations of public orders or good morals; or (vi) the lending is in violations of mandatory provisions of laws or administrative regulations.

In addition, the Provisions on Private Lending Cases set forth that the People’s Court shall support the interest rates not exceeding four times of the market interest rate quoted for one-year loan at the time the private lending contracts were entered into. The Provisions on Private Lending Cases do not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. The Company is in full compliance with the regulations related to private lending.

Regulations Relating to Taxation

Income Tax

According to the Enterprise Income Tax Law of the People’s Republic of China (the “EIT Law”), which was promulgated on March 16, 2007, took effect as from January 1, 2008 and amended on February 24, 2017 and December 29, 2018, an enterprise established outside the PRC with de facto management bodies within the PRC is considered as a resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Implementing Rules of the Enterprise Income Law of the People’s Republic of China (the “Implementing Rules of the EIT Law”) defines a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Non-PRC resident enterprises without any branches in the PRC pay an enterprise income tax in connection with their income originating from the PRC at the tax rate of 10%.

On February 3, 2015, the SAT issued the SAT Circular 7. The SAT Circular 7 repeals certain provisions in the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Non-Resident Enterprises (the “SAT Circular 698”), which was issued by SAT on December 10, 2009 and the Announcement on Several Issues Relating to the Administration of Income Tax on Non-resident Enterprises issued by SAT on March 28, 2011 and clarifies certain provisions in the SAT Circular 698. The SAT Circular 7 provides comprehensive guidelines relating to, and heightening the Chinese tax authorities’ scrutiny on, indirect transfers by a non-resident enterprise of assets (including assets of organizations and premises in PRC, immovable property in the PRC, equity investments in PRC resident enterprises) (the “PRC Taxable Assets”). For instance, when a non-resident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain PRC Taxable Assets and if the transfer is believed by the Chinese tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, the SAT Circular 7 allows the Chinese tax authorities to reclassify the indirect transfer of PRC Taxable Assets into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the non-resident enterprise. The SAT Circular 7 lists several factors to be taken into consideration by tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, regardless of these factors, the overall arrangements in relation to an indirect transfer satisfying all the following criteria will be deemed to lack a reasonable commercial purpose: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Assets; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or during the one year period before the indirect transfer, 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries and branches that directly or indirectly hold the PRC Taxable Assets are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Assets is lower than the potential PRC tax on the direct transfer of those assets. On the other hand, indirect transfers falling into the scope of the safe harbors under the SAT Circular 7 will not be subject to PRC tax under the SAT Circular 7. The safe harbors include qualified group restructurings, public market trades and exemptions under tax treaties or arrangements.

On October 17, 2017, SAT issued the SAT Circular 37, which took effect on December 1, 2017. According to the SAT Circular 37, the balance after deducting the equity net value from the equity transfer income shall be the taxable income amount for equity transfer income. Equity transfer income shall mean the consideration collected by the equity transferor from the equity transfer, including various income in monetary form and non-monetary form. Equity net value shall mean the tax computation basis for obtaining the said equity. The tax computation basis for equity shall be: (i) the capital contribution costs actually paid by the equity transferor to a Chinese resident enterprise at the time of investment and equity participation, or (ii) the equity transfer costs actually paid at the time of acquisition of such equity to the original transferor of the said equity. Where there is reduction or appreciation of value during the equity holding period, and the gains or losses may be confirmed pursuant to the rules of the finance and tax authorities of the State Council, the equity net value shall be adjusted accordingly. When an enterprise computes equity transfer income, it shall not deduct the amount in the shareholders’ retained earnings such as undistributed profits etc. of the investee enterprise, which may be distributed in accordance with the said equity. In the event of partial transfer of equity under multiple investments or acquisitions, the enterprise shall determine the costs corresponding to the transferred equity in accordance with the transfer ratio, out of all costs of the equity.

Under the SAT Circular 7 and the Law of the People’s Republic of China on the Administration of Tax Collection promulgated by the SCNPC on September 4, 1992 and newly amended on April 24, 2015, in the case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor shall act as withholding agents. If they fail to make withholding or withhold the full amount of tax payable, the transferor of equity shall declare and pay tax to the relevant tax authorities within seven days from the occurrence of tax payment obligation. Where the withholding agent does not make the withholding, and the transferor of the equity does not pay the tax payable amount, the tax authority may impose late payment interest on the transferor. In addition, the tax authority may also hold the withholding agents liable and impose a penalty of ranging from 50% to 300% of the unpaid tax on them. The penalty imposed on the withholding agents may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with the SAT Circular 7.

Withholding Tax on Dividend Distribution

The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other China-sourced income of non-PRC resident enterprises which have no establishment or place of business in the PRC, or if established, the relevant dividends or other China-sourced income are in fact not associated with such establishment or place of business in the PRC. However, the Implementing Rules of the EIT Law which reduced the rate from 20% to 10%, took effect on January 1, 2008. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, for example, pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income (the “Double Tax Avoidance Arrangement”) and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under the Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends that the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from the tax authority in charge.

Based on the Notice on Relevant Issues Relating to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, at their discretion, that a company benefits from such reduced income tax rate due to a structure or an arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Announcement of the State Administration of Taxation on Issues Concerning “Beneficial Owners” in Tax Treaties, which was promulgated on February 3, 2018 and came into effect on April 1, 2018. If the company’s activities do not constitute substantive business activities, it will be analyzed according to the actual situation of the specific case, which may not be conducive to the determination of its “beneficiary owner” capacity, and thus may not enjoy the concessions under the Double Tax Avoidance Arrangement.

Value-Added Tax

Pursuant to the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the State Council on December 13, 1993 and amended on November 10, 2008, February 6, 2016 and November 19, 2017, and the Implementation Rules for the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the MOF on December 25, 1993 and amended on December 15, 2008 and October 28, 2011, entities or individuals engaging in sale of goods, provision of processing services, repairs and replacement services or import of goods within the territory of the PRC shall pay value-added tax (the “VAT”). Unless provided otherwise, the rate of VAT is 17% on sales and 6% on the services. On April 4, 2018, MOF and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates (the “Circular 32”), according to which (i) for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to tax rate of 11%, such tax rate shall be adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to tax rate of 16%, such tax shall be calculated at the tax rate of 12%; (iv) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate shall be adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate shall be adjusted to 10%. Circular 32 took effect on May 1, 2018 and shall supersede existing provisions which are inconsistent with Circular 32.

Since January 1, 2012, the MOF and the SAT have implemented the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax (the “VAT Pilot Program”), which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nation-wide application in 2013. According to the Implementation Rules for the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax released by the MOF and the SAT on the VAT Pilot Program, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. The Notice on Comprehensively Promoting the Pilot Plan of the Conversion of Business Tax to Value-Added Tax, which was promulgated on March 23, 2016, took effect on May 1, 2016 and amended on July 11, 2017, sets out that VAT in lieu of business tax be collected in all regions and industries.

On March 20, 2019, MOF, SAT and GAC jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which took effect on April 1, 2019 and provides that (i) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (ii) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (iii) with respect to purchase of agricultural products for the purpose of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (iv) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%; and (v) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%.

On December 25, 2024, the Law on Value-Added Tax of the People’s Republic of China (the “VAT Law”) has been promulgated and will take effect as from January 1, 2026. The VAT Law has refined, improved and adjusted relevant provisions on value-added tax on the basis of keeping the current tax framework and the tax burden generally unchanged.

Regulations Relating to Employment

The Labor Contract Law of the People’s Republic of China (the “Labor Contract Law”) and its implementation rules provide requirements concerning employment contracts between an employer and its employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. The Labor Contract Law and its implementation rules also require compensation to be paid upon certain terminations. In addition, if an employer intends to enforce a non-compete provision in an employment contract or non-competition agreement with an employee, it must compensate the employee monthly during the term of the restriction period after the termination or expiry of the labor contract. Employers in most cases are also required to provide severance payment to their employees after their employment relationships are terminated.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the Social Insurance Law, an employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and an overdue fine of 0.05% will also be imposed. If the employer still fails to make up the difference within prescribed term, a penalty equal to one to three times of the outstanding amount will be imposed. According to the Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; if the enterprise fails to rectify the non-compliance with the stipulated deadline, it be may be subject to a fine ranging from RMB10,000 or RMB50,000 and an application may be made to a local court for compulsory enforcement.

We have not made adequate contributions to employee benefit plans, as required by applicable PRC laws and regulations. See “Risk Factors — Risks Related to Our Business and Industry — Failure to pay the social insurance premium and housing provident funds for and on behalf of our employees in accordance with the Labor Contract Law or comply with other related regulations of the PRC may have an adverse impact on our financial conditions and results of operations.”

On December 28, 2012, the Labor Contract Law was amended to impose more stringent requirements on labor dispatch which took effect on July 1, 2013. Pursuant to the amended Labor Contract Law, the dispatched workers shall be entitled to equal pay for equal work as a fulltime employee of an employer, and they shall only be engaged to perform temporary, ancillary or substitute works, and an employer shall strictly control the number of dispatched workers so that they do not exceed certain percentage of total number of employees. “Temporary work” means a position with a term of less than six months; “auxiliary work” means a non-core business position that provides services for the core business of the employer; and “substitute worker” means a position that can be temporarily replaced with a dispatched worker for the period that a regular employee is away from work for vacation, study or for other reasons. According to Interim Provisions on Labor Dispatch (the “Labor Dispatch Provisions”), which was promulgated by the Ministry of Human Resources and Social Security on January 24, 2014 and took effect on March 1, 2014, dispatched workers are entitled to equal pay with full-time employees for equal work. Employers are allowed to use dispatched workers for temporary, auxiliary or substitutive positions, and the number of outsourced workers may not exceed 10% of the total number of employees. Any labor dispatching entity or employer in violation of the Labor Dispatch Provisions shall be ordered by the labor administrative authorities to rectify the noncompliance within a prescribed time limit; and if such entity or employer fails to do so within the prescribed time limit, it may be subject to a fine from RMB5,000 to RMB10,000 for each noncompliance dispatched worker, and the labor dispatching entity is subject to revocation of its license for engaging in the labor dispatch business. Where the employer causes any damage to the dispatched worker, the labor dispatch entity and the employer shall assume joint and several liabilities.

Pursuant to the PRC Civil Code, which was promulgated by the National People’s Congress on May 28, 2020 and took effect on January 1, 2021, employers shall bear tortious liability for any injury or damage caused to other people by their employees in the course of their work. Parties that use dispatched labor shall bear tortious liability for any injury or damage caused to other people by dispatched personnel during the course of their work during the labor dispatch period; the labor dispatching party shall bear corresponding supplementary liability where it is at fault.

The Company has employed a considerable number of dispatched workers for its operations and is not in compliance with the Labor Dispatch Provisions. See “Risk Factors — Risks Related to Our Business and Industry — The enforcement of certain labor-related regulations in the PRC may adversely affect our business and our results of operation.”

Regulations Relating to Ownership of Companies Limited by Shares

Pursuant to the Company Law of the PRC, directors, supervisors and senior management members of a company limited by shares are required to report their shareholding in the company and changes in such shareholding to the company; and shall not transfer more than 25% of their shareholding in the company during their term of service or transfer their shares within one year from the date on which the shares of the company are listed on a stock exchange. The directors, supervisors and senior management members are also prohibited from transferring their shares of the company within half a year after termination of their services.

Regulations Relating to Environmental Protection

On December 24, 2021, the SCNPC adopted the Noise Pollution Prevention and Control Law of the PRC which came into force on June 5, 2022. The construction units shall include the expenses for noise pollution prevention and control in the project cost according to the applicable provisions, and specify the responsibility of the contractor for noise pollution prevention and control in the construction contract. The contractor shall make the plan for noise pollution prevention and control according to the applicable provisions, and take effective measures to reduce vibration and noise. The construction units shall supervise the contractor’s implementation of such plan. Priority shall be given to the use of low-noise construction processes and equipment for the construction operations in areas where noise-sensitive buildings are concentrated.

According to the Prevention and Control of Environment Pollution Caused by Solid Wastes of the PRC, adopted by the SCNPC on April 29, 2020 and came into force on September 1, 2020, a project construction contractor shall prepare a construction waste treatment plan, take pollution prevention and control measures, and make a filing with the environmental health department of the local people’s government at or above the county level. A project construction contractor shall promptly remove and transport construction wastes and other solid wastes produced during the construction of the project and utilize or treat them as required by the environmental health department. A project construction contractor shall not dump, litter or stack construction wastes produced in the process of project construction without authorization.

According to the Regulations on Comprehensive Management of Urban and Rural Environment in Sichuan Province which came into force on October 1, 2011 and amended on November 28, 2019, in residential areas where property management is practiced, the responsibility for the comprehensive management of the urban and rural environment in the area shall be borne by the property management company. The property management company shall fulfill the following responsibilities: (a) establish and improve the relevant system of comprehensive governance within the area; (b) designate specialized agencies and personnel to be responsible for the specific work of comprehensive governance in the area; (c) equip, improve and maintain relevant facilities such as sanitation; (d) establish a daily cleaning team or arrange for cleaning personnel, and ensure that the appearance and order of the area and the environmental hygiene meet the relevant standards.

Regulations Relating to Overseas Listing and M&A

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Rules on the Merger and Acquisition of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which took effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC domestic enterprises or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC. Although (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (ii) when we set up our offshore holding structure, Dalu HK was ultimately owned by a foreign individual and thus not an offshore special purpose vehicle prescribed under the M&A Rules so its acquisition of Huazhan, currently our PRC subsidiary, was not an acquisition subject to MOC approval under the M&A Rules; the interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

The M&A Rules, and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011 and which took effect 30 days thereafter, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the MOFCOM on August 25, 2011 and which took effect on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

On July 6, 2021, the State Council and General Office of the CPC Central Committee issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. The opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. See “Risk Factors — Risks Related to Doing Business in China — Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our ordinary shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China.”

On February 17, 2023, the CSRC issued the Overseas Listing Regulations. The Overseas Listing Regulations are applicable to overseas securities offerings and/or listings conducted by issuers who are (i) PRC domestic companies directly and (ii) companies incorporated overseas with substantial operations primarily in the PRC and valued based on interests in PRC domestic companies, or indirect offerings. The Overseas Listing Regulations stipulate that such issuer shall fulfill the filing procedures within three working days after it makes an application for initial public offering and listing in an overseas stock market. Among other things, if an overseas listed issuer intends to effect any follow-on offering in an overseas stock market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after the completion of the offering. The required filing materials shall include, but not be limited to, (1) filing report and relevant commitment letter and (2) domestic legal opinions. On the same day, the CSRC also held a press conference for the release of the Overseas Listing Regulations and issued the Guidance Rules and Notice, which, among others, clarifies that: (i) on or prior to the effective date of the Overseas Listing Regulations, the PRC domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; (ii) a six-month transition period will be granted to PRC domestic companies which, prior to the effective date of the Overseas Listing Regulations, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Overseas Listing Regulations. As of the date of this prospectus, we have completed the filing for this offering with the CSRC in compliance with the Overseas Listing Regulations. The Overseas Listing Regulations may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Overseas Listing Regulations on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China — The CSRC issued the Overseas Listing Regulations for China-based companies seeking to offer its securities in foreign markets. The Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our ordinary shares to significantly decline or become worthless.”

MANAGEMENT

Directors, Director Nominees and Executive Officers

The following table sets forth information regarding our executive officers, directors and director nominees as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at Dalu International Building No.1207, No. 11-1, Section 4, Renmin South Road, Wuhou District, Chengdu City, Sichuan Province, China 610042.

Name	Age	Position with our Company
Dalu Yang	72	Chairman of the board of directors
Yi Yang	42	Chief Executive Officer and Director
Ya Wu	42	Chief Financial Officer
Yong Hu	41	Director nominee
Xiaoyuan Zhang	36	Director nominee
Trent D. Davis	56	Director nominee

Dalu Yang has served as the Chairman of the board of directors of the Company since November 2022. He also has served as the chairman of Dalu Group since March 2000, as the chairman of Sichuan Dalu Real Estate Development Co., Ltd., a real estate development company, since August 1994, as the chairman of Sichuan Xuanyuan Real Estate Development Co., Ltd., a real estate development company, since October 2005, as the chairman of Sichuan Dalu Chenghua Property Co., Ltd., a real estate development company since December 2009; as the chairman of Sichuan Kangteneng Pharmaceutical Co., Ltd., a pharmaceutical company, since September 2002; as the executive director of Sichuan Dalu Chengxi Real Estate Co., Ltd., a real estate development company since July 2016, as the executive director of Sichuan Dalu Jincheng Real Estate Co., Ltd, a company engaged in leasing business, since April 2016, as the executive of Qunguang Dalu (Chengdu) Management Service Co., Ltd., a consulting company, since June 2003, as the executive director of Chengdu Chimelong Yinfeng Real Estate Co., Ltd., a real estate development company, since October 2018, as the legal representative of Sichuan Dalu Building Materials Co., Ltd., a building materials wholesaler and retailer, since April 2003, as the executive director of Sichuan Dalu Kangteneng Biotechnology Co., Ltd., a biotechnology company, since June 1997, as the executive director of Chengdu Tianxin Gas Pipeline Anticorrosion Engineering Co., Ltd., a company that provides natural gas pipeline anticorrosion service, since January 2020. Mr. Yang received his Master of Business Administration degree from Sichuan University, China.

Yi Yang has served as the Chief Executive Officer and director of the Company since November 2022. From March 2009 to October 2010, she served as a client consultant and display designer in a physical store in the United Kingdom of U.S. URBN Group, a lifestyle retailer dedicated to inspiring customers through a unique combination of product, creativity and cultural understanding. After that, she was a marketing adviser in the Royal London Accounting Firm from November 2010 to March 2012, engaging in project management. Ms. Yang received her Bachelor of Marketing Management degree from Birmingham University and Master of Business Administration Multinational Management degree from Loughborough University Business School, United Kingdom.

Ya Wu has approximately 17 years of experience in finance and accounting. She has served as a Chief Financial Officer of the Company since November 2022. She previously served as the accountant of Dalu Group, Ltd. from March 2009 to December 2010, as the host accountant of Yinglianhua from January 2011 to December 2013, the financial manager of Sichuan Dalu Real Estate Development Co., Ltd., a real estate development company, from January 2014 to July 2022, and the financial director of Huazhan since August 2022. Ms. Wu received her Bachelor of Accounting from Sichuan University, China. Ms. Wu is an intermediate accountant of the Chinese Institute of Certified Public Accountants.

Yong Hu will serve as a director of the Company upon effectiveness of the registration statement of which this prospectus forms a part. Currently, Mr. Hu is the Chief Executive Officer of Chengdu Xixing Tianxia Technology Co., Ltd., an online car-hailing company in China. He also serves as a member of the board of directors of QinHong International Group, a provider of financial facilitation and referral services in Sichuan Province, China, since October 2019. From August 2019 to January 2020, Mr. Hu served as the general manager of Yicheng Financial Leasing Co., Ltd., a company engaged in the business of financial leasing and automotive financing and leasing in China. Formerly, he served as the assistant to chief executive officer of Sichuan Senmiao Ronglian Technology Co., Ltd., an internet finance company, from April 2016 to July 2019. From November 2011 to March 2016, Mr. Hu served as the general manager of business department at Chengdu Hongsen Financial Guarantee Co., Ltd., a provider of financial guarantee and lending services and from July2008 to October 2011, he served as the assistant to general manager at Sichuan Chuangye Financial Guarantee Co., Ltd., a financial guarantee company. From February 2006 to June 2008, Mr. Hu was the customer service manager at Xindu Branch of Chengdu Bank (formerly Chengdu City Commercial Bank). Mr. Hu received a bachelor’s degree in education technology from Leshan Normal University and a master’s degree in quantitative economics from Southwestern University of Finance and Economics. Mr. Hu is well qualified to serve on our board of directors due to his significant experience in consumer finance industry.

Xiaoyuan Zhang will serve as a director of the Company upon effectiveness of the registration statement of which this prospectus forms a part. She has served as Chief Financial Officer and Treasurer for Senmiao Technology Limited (Nasdaq: AIHS), a financing and servicing company focused on the online ride-hailing industry in China, since September 2018. She served as a director and the chairperson of the Audit Committee of Color Star Technology Co., Ltd. (Nasdaq: CSCW), a provider of online and offline education services in China, from July 2019 to March 2021. Ms. Zhang previously served as Senior Auditor and Assurance Manager of Ernst & Young Hua Ming LLP, Chengdu Branch, from October 2010 to September 2018 where she participated in audits of several public companies listed in China, Hong Kong and Singapore, as well as large state-owned and foreign investment enterprises. Ms. Zhang received her dual bachelor’s degrees in accounting and law from Southwestern University of Finance and Economics in Chengdu, China. Ms. Zhang is an intermediate accountant and a Certified Public Accountant of the Chinese Institute of Certified Public Accountants.

Trent D. Davis will serve as a director of the Company upon effectiveness of the registration statement of which this prospectus forms a part. Mr. Davis has served as a director and a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee of Senmiao Technology Limited (Nasdaq: AIHS), a financing and servicing company focused on the online ride-hailing industry in China, since March 21, 2018. Mr. Davis is also currently the Chief Executive Officer of Paulson Investment Company, LLC, which is a boutique investment firm specializing in private equity offerings for small to mid-cap markets. Formerly, from December 2014 to December 2018, Mr. Davis was President and Chief Operating Officer of Whitestone Investment Network, Inc., which specializes in providing executive advisory services to small entrepreneurial companies, as well as restructuring, recapitalizing, and making strategic investments in small to midsize companies. Currently, Mr. Davis is a Director for INVO Bioscience (OTC: INVO), which is a medical device company focused on creating simplified, lower cost treatments for patients diagnosed with infertility. Formerly, from September 2016 to August 2019, Mr. Davis was Vice Chairman and Lead Director of Eastside Distilling Inc. (Nasdaq: EAST), a manufacturer of high-quality, master-crafted spirits. As the Lead Independent Director Dataram Corporation (Nasdaq: DRAM), which develops, manufactures, and markets memory products primarily used in enterprise servers and workstations worldwide, from July 2015 to April 2017, Mr. Davis helped the company successfully complete the reverse merger with U.S. Gold Corp (Nasdaq: USAU), a gold exploration and development company. Previously, from December 2014 to July 2015, Mr. Davis was Chairman of the Board for Majesco Entertainment Company (Nasdaq: COOL), an innovative developer, marketer, publisher, and distributor of interactive entertainment for consumers around the world. From November 2013 until July 2014, Mr. Davis served as the President and Director of Paulson Capital Corp. (Nasdaq: PLCC) until he successfully completed the reverse merger of Paulson with VBI Vaccines (Nasdaq: VBIV). He went on to serve as a member of its Board of Directors and Audit Committee until May 2016. Mr. Davis was also the Chief Executive Officer of Paulson Investment Company, Inc., a subsidiary of Paulson Capital Corp, from July 2005 to October 2014, and is credited with overseeing the syndication of approximately $600 million for over 50 client companies in both public and private transactions. In 2003, Mr. Davis served as Chairman of the Board of the National Investment Banking Association. Mr. Davis holds a B.S. in Business and Economics from Linfield College and an M.B.A. from University of Portland. Mr. Davis is qualified to serve on our board of directors because of his deep knowledge of finance and public company issues, capital market, advisory and entrepreneurial experiences, and extensive expertise in operational and executive management.

Board of Directors and Committees

Upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part, our board of directors will consist of five directors, including two executive directors and three independent directors. We will also establish an audit committee, a compensation committee and a nominating and corporate governance committee upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. We will adopt a charter for each of the three committees. Each of the committees of our board of directors shall have the composition and responsibilities described below.

Audit Committee

Ms. Zhang, Mr. Davis and Mr. Hu will serve as members of our audit committee with Ms. Zhang serving as the chairman of the audit committee. Each of our audit committee members will satisfy the “independence” requirements of the Nasdaq Listing Rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our board of directors have determined that Ms. Zhang possesses accounting or related financial management experience that qualifies her as an “audit committee financial expert” as defined by the rules and regulations of the SEC. Our audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our audit committee will perform several functions, including:

•        evaluating the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

•        approving the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

•        monitoring the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

•        reviewing the financial statements to be included in our Annual Report on Form 20-F and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

•        overseeing all aspects of our systems of internal accounting control and corporate governance functions on behalf of the board;

•        reviewing and approving in advance any proposed related-party transactions and report to the full board on any approved transactions;

•        providing oversight assistance in connection with legal, ethical and risk management compliance programs established by management and our board of directors, including Sarbanes-Oxley Act implementation, and makes recommendations to our board of directors regarding corporate governance issues and policy decisions;

•        with the assistance of management, advising the board and any other board committee if the clawback provisions of our clawback policy are triggered based upon a financial statement restatement or other financial statement change; and

•        implementing and overseeing our cybersecurity and information security policies and periodically review the policies and manage potential cybersecurity incidents.

Compensation Committee

Ms. Zhang, Mr. Davis and Mr. Hu will serve as members of our compensation committee with Mr. Hu serving as the chairman of the compensation committee. All of our compensation committee members satisfy the “independence” requirements of the Nasdaq Listing Rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our compensation committee will be responsible for overseeing and making recommendations to our board of our directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices. The compensation committee will, with the assistance of management, have the authority and responsibility to, either by itself or in coordination with the audit committee, make any determinations and take or authorize the taking of any action contemplated by our clawback policy.

Nominating and Corporate Governance Committee

Ms. Zhang, Mr. Davis and Mr. Hu will serve as members of our nominating and corporate governance committee, with Mr. Davis serving as the chairman of the nominating and corporate governance committee. All of our nominating and corporate governance committee members will satisfy the “independence” requirements of the Nasdaq Listing Rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our nominating and corporate governance committee will be responsible for identifying and proposing new potential director nominees to the board of directors for consideration and reviewing our corporate governance policies.

Code of Business Conduct and Ethics

Effective upon consummation of this offering, we will adopt a code of business conduct and ethics that applies to all of our executive officers, directors and employees in accordance with the rules of the Nasdaq and the SEC. The code of business conduct and ethics codifies the business and ethical principles that govern all aspects of our business. We will file a copy of our Code of Business Conduct and Ethics as an exhibit to the registration statement of which this prospectus is a part. You will be able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, director nominees, executive officers or other person pursuant to which such person was selected to serve as a director or officer, except that Yi Yang is Dalu Yang’s daughter.

Duties of Directors

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)     duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)    duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)   directors should not improperly fetter the exercise of future discretion;

(iv)   duty to exercise powers fairly as between different classes of shareholders;

(v)    duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)   duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the aforementioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors has pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital — Comparison of Cayman Islands Corporate Law and U.S. Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

Our officers are appointed by and serve at the discretion of our board of directors and the shareholders voting by ordinary resolution. Our directors are not subject to a set term of office and hold office until the next general meeting called for the appointment of directors and until their successor is duly appointed or such time as they die, resign or are removed from office by a shareholders’ ordinary resolution. The office of a director will be vacated automatically if, among other things, the director resigns in writing, becomes bankrupt or makes any arrangement or composition with his/her creditors generally or is found to be or becomes of unsound mind.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for an initial term ranging between one and three years and is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term.

The executive officers are entitled to a fixed salary and to participate in our equity incentive plans, if any, and other company benefits, each as determined by the Board from time to time.

We may terminate the executive officer’s employment for cause, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law), for certain acts, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive’s right to all other benefits will terminate, except as required by any applicable law. We may also terminate the executive officer’s employment without cause upon 30 days’ advance written notice. In such case of termination by us, we are required to provide the following severance payments and benefits to the executive officer: (1) a lump sum cash payment equal to three months of base salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of annual bonus for the fiscal year immediately preceding the termination, if any; (3) payment of premiums for continued health benefits under our health plans for three months following the termination, if any; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Executive.

The executive officer may terminate his or her employment at any time with 30 days’ advance written notice if (1) there is any significant change in his or her duties and responsibilities or (2) a material reduction in his or her annual salary. In such case, the executive officer will be entitled to receive compensation equivalent to three months of his or her base salary. In addition, if we or our successor terminates the employment agreements upon a merger, consolidation, or transfer or sale of all or substantially all of our assets with or to any other individual(s) or entity, the executive officer shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to three months of base salary at a rate equal to the greater of his or her annual salary in effect immediately prior to the termination, or his or her then current annua1 salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of annual bonus for the fiscal year immediately preceding the termination; (3) payment of premiums for continued health benefits under our health plans for three months fo1lowing the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the executive officer. The employment agreements also contain customary restrictive covenants relating to confidentiality, non-competition and non-solicitation.

In August 2022, Ya Wu entered into a labor contract with Huazhan. Pursuant to the labor contract, Ms. Wu agreed to serve as finance manager of Huazhan from August 1, 2022 to July 31, 2025. Ms. Wu is entitled to a fixed base salary in the amount of RMB 6,000 per month.

Compensation of Directors and Executive Officers

For the year ended March 31, 2023, our executive officers had not received any compensation. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. As of the date of this prospectus, we are in compliance with all relevant laws and regulations regarding such benefits.

For the year ended March 31, 2023, no members of our board of directors received compensation in their capacity as directors. Historically, we have not paid our directors. Pursuant to the offer letter to our Chairman, Dalu Yang, he is entitled to a cash fee of $40,000 and an equity grant of $20,000 annually for serving as our Chairman and director, effective November 2022. We have also agreed to pay each of independent director nominees a cash fee $20,000 and an equity grant of $20,000 annually for their services on the Board, effective upon the effectiveness of the registration statement of which this prospectus form a part.

None of the directors are entitled to receive any compensation or benefits upon termination of their directorship with the Company except for those compensation that they have already earned for services so rendered. We will also reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus by our officers, directors, director nominees and 5% or greater beneficial owners of ordinary shares.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

As of the date of this prospectus, we had no ordinary shares outstanding that were held by record holders in the United States. Other than disclosed above, none of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

	Prior to Offering		After Offering
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares(2)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares(3)
Executive Officers and Directors
Dalu Yang(4)	12,600,000	70.0%	12,600,000	64.6%
Yi Yang(5)	1,800,000	10.0%	1,800,000	9.2%
Ya Wu	—	—	—	—
Yong Hu	—	—	—	—
Xiaoyuan Zhang	—	—	—	—
Trent D. Davis	—	—	—	—
All directors, director nominees and executive officers as a group (six individuals)	14,400,000	80.0%	14,400,000	73.8%
5% or Greater Shareholders
David Yang Holdings Limited(4)	12,600,000	70.0%	12,600,000	64.6%
Yatong Yang Holdings Limited(5)	1,800,000	10.0%	1,800,000	9.2%
ChengXF Holdings Limited(6)	900,000	5.0%	900,000	4.6%
HuangZY Holdings Limited(7)	900,000	5.0%	900,000	4.6%
YangDC Holdings Limited(8)	900,000	5.0%	900,000	4.6%
Taolei Holdings Limited(9)	900,000	5.0%	900,000	4.6%

____________

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is Dalu International Building No.1207, No. 11-1, Section 4, Renmin South Road, Wuhou District, Chengdu City, Sichuan Province, China 610042.

(2)      Applicable percentage of ownership is based on 18,000,000 ordinary shares outstanding as of the date of this prospectus.

(3)      Applicable percentage of ownership is based on 19,500,000 ordinary shares outstanding immediately after the offering, assuming no exercise of underwriters’ over-allotment option.

(4)      Dalu Yang, our chairman, is the sole shareholder of David Yang Holdings Limited, a British Virgin Islands company and holds the voting and dispositive power over the ordinary shares held by David Yang Holdings Limited. The address of David Yang Holdings Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

(5)      Yi Yang, our Chief Executive Officer and director, is the sole shareholder of Yatong Yang Holdings Limited, a British Virgin Islands company and holds the voting and dispositive power over the ordinary shares held by Yatong Yang Holdings Limited. The address of Yatong Yang Holdings Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

(6)      Xiufang Chen is the sole shareholder of ChengXF Holdings Limited, a British Virgin Islands company and holds the voting and dispositive power over the ordinary shares held by ChengXF Holdings Limited. The address of ChengXF Holdings Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

(7)      Zongying Huang is the sole shareholder of HuangZY Holdings Limited, a British Virgin Islands company and holds the voting and dispositive power over the ordinary shares held by HuangZY Holdings Limited. The address of HuangZY Holdings Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

(8)      Dacheng Yang is the sole shareholder of YangDC Holdings Limited, a British Virgin Islands company and holds the voting and dispositive power over the ordinary shares held by YangDC Holdings Limited. The address of YangDC Holdings Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

(9)      Lei Tao is the sole shareholder of Taolei Holdings Limited, a British Virgin Islands company and holds the voting and dispositive power over the ordinary shares held by Taolei Holdings Limited. The address of Taolei Holdings Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

RELATED PARTY TRANSACTIONS

Before the completion of this offering, we intend to adopt an audit committee charter, which will require the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee.

Set forth below are the related party transactions of our company that occurred for the six months ended September 30, 2024 and 2023, and for the years ended March 31, 2024, 2023 and 2022, respectively.

1)      Nature of relationships with related parties

Name	Relationship with the Company
Mr. Dalu Yang	Chairman and a principal shareholder of the Company
Dalu Group	Controlled by Mr. Dalu Yang
Sichuan Dalu Property Development Co., Ltd. (“Dalu Property Development”)	Controlled by Mr. Dalu Yang
Sichuan Xuanyuan Real Estate Development Co, Ltd. (“Sichuan Xuanyuan”)	Controlled by Mr. Dalu Yang
Sichuan Investment Management Co, Ltd. (“Dalu Investment”)	Controlled by Mr. Dalu Yang

2)      Transactions with related parties

	For the Year Ended March 31,			For the Six Months Ended September 30,
	2024	2023	2022	2024	2023
Revenues(a)
Dalu Property Development	$574,410	$343,434	$60,267	$273,427	$285,471
Dalu Group	306,343	319,574	—	152,423	153,997
Sichuan Xuanyuan	282,506	258,692	26,843	135,595	149,804
Dalu Investment	197,443	206,535	—	98,239	98,322
Others(b)	34,766	42,230	22,107	18,154	17,401
	$1,395,468	$1,170,465	$109,217	$677,838	$704,995

Lease cost charged by related parties(c)
Dalu Property Development	$1,954,032	$2,051,220	$—	$969,683	$984,863
Mr. Dalu Yang	207,426	97,097	—	104,579	102,885
Others	48,698	50,939	—	31,004	24,480
	$2,210,156	$2,199,256	$—	$1,105,266	$1,112,228

Loans made to a related party(d)
Dalu Property Development	$—	$379,473	$—	$—	$—

Collection of loans from a related party(d)
Dalu Property Development	$—	$428,122	$79,109	$—	$—

____________

(a)      During the six months ended September 30, 2024 and 2023, and during the years ended March 31, 2024, 2023 and 2022, the Company provided property management services, real estate leasing business and commercial operation services to related parties, and the Company generated revenues from provision of these services.

(b)      Others represented certain related parties which are controlled by Mr. Yang. During the six months ended September 30, 2024 and 2023, and during the years ended March 31, 2024, 2023 and 2022, the Company provided property management services to these related parties and earned service fees.

(c)      For the six months ended September 30, 2024 and 2023, and for the years ended March 31, 2024 and 2023, the Company leased office buildings and mixed-use buildings from three related parties at market price. The Company is charged lease expenses by these related parties.

(d)      For the six months ended September 30, 2024 and 2023, the Company did not make loans to Dalu Property Development. For the years ended March 31, 2024, 2023 and 2022, the Company made loans of $nil, $379,473 and nil to Dalu Property Development, respectively. The largest amount outstanding under the loans made to Dalu Property Development during the years ended March 31, 2024, 2023 and 2022, were $nil, $379,473 and $348,615, respectively. The loans were made to Dalu Property Development to support its operations.

For the six months ended September 30, 2024 and 2023, the Company did not collect payments from related paties. For the years ended March 31, 2024, 2023 and 2022, the Company collected payments of loans of $nil, $428,122 and $79,109, respectively, from Dalu Property Development.

The loans made to the related party were interest free, non-secured and repayable on demand. As of September 30, 2024, March 31, 2024 and 2023, the Company had no loans receivable due from Dalu Property Development.

As of the date of this prospectus, there are no outstanding loans made to related parties.

Share Issuances

See “Description of Share Capital — History of Securities Issuances.”

Employment Agreements

See “Management — Employment Agreements.”

Letter of Undertaking

Pursuant to a letter of undertaking dated on November 17, 2022, Dalu Group has provided an irrevocable guaranty to Huazhan, pursuant to which Dalu Group has agreed to indemnify and hold Huazhan harmless from and against all losses, claims, liabilities, costs (including reasonable costs of preparation and investigation and reasonable attorneys’, accountants’ and litigation fees) and expenses, lost profits or other amounts arising from the termination of the agreements due to foreclosure of the properties under the agreements between Huazhan and certain affiliates of Dalu Group and/or any enforcement action taken by PRC regulatory bodies based on land use rights violation claims related to properties underlying these agreements. For more details, see “Risk Factors — Risks Related to Our Business and Industry — A majority of our lease agreements in connection with the properties we managed under our commercial operation services and real estate leasing business were signed after the underlying properties had been mortgaged, for which the mortgagees’ written consents are not obtained” and “Risk Factors — Risks Related to Our Business and Industry — We may be subject to enforcement action and fines if the PRC government enforces certain land administration laws against certain projects we currently manage.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below.

We intend to adopt an amended and restated memorandum and articles of association (which we refer to as the Articles below) immediately prior to the completion of this offering and will replace our current memorandum and articles of association in its entirety.

Upon adoption of the Articles, our authorized share capital consists of [•] ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share. As of the date of this prospectus, 18,000,000 ordinary shares were issued and outstanding.

We were incorporated as an exempted company with limited liability under the Companies Act on August 10, 2022. A Cayman Islands exempted company:

•        is a company that conducts its business mainly outside the Cayman Islands;

•        is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•        does not have to hold an annual general meeting;

•        does not have to make its register of members open to inspection by shareholders of that company;

•        may obtain an undertaking against the imposition of any future taxation;

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

The following are summaries of material provisions of our proposed post-offering memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our Ordinary Shares that we expect will become effective immediately prior to the completion of this offering.

Ordinary Shares

Dividends.    Subject to any rights and restrictions of any other class or series of shares, our board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. In addition, our shareholders may by ordinary resolution declare dividends in accordance with the respective rights of the shareholders, but no dividend may exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights.    Holders of our ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our company. Holders of our ordinary shares vote as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll which shall be taken at such time and in such manner as the chairman of the meeting directs and the result of the poll shall be deemed to be the resolution of the meeting.

As a matter of Cayman Islands law, (i) an ordinary resolution requires the affirmative vote of a simple majority of the shareholders attaching to the ordinary shares which are cast by those of the shareholders who attend and vote at the general meeting of the company; and (ii) a special resolution requires the affirmative vote of a majority of at least two-thirds of the votes attaching to the ordinary shares which are cast by those of the shareholders who attend and vote at the general meeting of the company.

Under Cayman Islands law, some important matters, such as amending the memorandum and articles of association, changing the name, a reduction of share capital and the winding up of the company, require the approval of shareholders by a special resolution.

Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-residents or foreign shareholders to hold or exercise voting rights on the ordinary shares of our company. In addition, there are no provisions in our post-offering memorandum and articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.

Winding Up; Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), if the assets available for distribution among the holders of ordinary shares shall be more than sufficient to repay the whole of the share capital, the surplus shall be distributed among the holders of our shares in proportion to the par value of the shares held by them subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets shall be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption.    Repurchase and Surrender of Ordinary Shares. We may issue shares that are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as may, be determined by our board of directors, and we may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles of association authorize this and it has the ability to pay its debts as they come due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (1) unless it is fully paid up, (2) if such repurchase would result in there being no shares outstanding, or (3) if the company has commenced liquidation. In addition, under the Companies Act, our company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares outstanding (other than shares held as treasury shares).

No Preemptive Rights.    Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares.    If at any time the share capital is divided into different classes of shares or series, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class or series) may, subject to the memorandum and articles of association, be varied or abrogated with the consent in writing of the holders of at least two-thirds of the issued shares of that class or series or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class or series.

Anti-Takeover Provisions.    Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Special Considerations for Exempted Companies.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•        an exempted company’s register of members is not required to be open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may not issue negotiable or bearer shares;

•        an exempted company is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities;

•        an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Preference Shares

The board of directors is empowered to designate and issue from time to time one or more classes or series of preference shares and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of our ordinary shares or could have the effect of discouraging any attempt by a person or group to obtain control of us.

Comparison of Cayman Islands Corporate Law and U.S. Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Cayman Islands Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 662/3% in value) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette.

A shareholder has the right to vote on a merger or consolidation regardless of whether the shares that he holds otherwise give him voting rights. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree on the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by (a) 75% in value of shareholders, or (b) a majority in number representing 75% in value of creditors, depending on the circumstances, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•        we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•        the shareholders have been fairly represented at the meeting in question;

•        the arrangement is such that a business person would reasonably approve; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

•        a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•        the act complained of, although not beyond the scope of the authority, could be affected if duly authorized by more than the number of votes which have actually been obtained; or

•        those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our amended and restated memorandum and articles of association permit indemnification of officers and directors for actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred in their capacities as such other than reason of dishonesty or fraud of such directors or officers, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of such person’s duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, our offer letters to our independent directors and our employment agreements with our executive officers provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent in its certificate of incorporation. Our amended and restated articles of association provide that shareholders may not approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual general meeting, provided it complies with the notice provisions in the governing documents. An extraordinary general meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders any right to put proposals before a general meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our amended and restated articles of association allow our shareholders holding not less than one-third of all voting power of our share capital in issue to requisition a general meeting. Other than this right to requisition a general meeting, our current articles of association do not provide our shareholders other rights to put a proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any fewer protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution as a matter of Cayman Islands law (which requires the affirmative vote of a simple majority of the shareholders who attend and vote at a general meeting of the company). An appointment of a director may be for such term of office as may be agreed between our company and the director; but no such term shall be implied in the absence of express provision. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute in its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Restructuring

A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:

(a)     is or is likely to become unable to pay its debts; and

(b)    intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Companies Act, a Cayman Islands company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act, our company may be wound up, liquidated or dissolved by a special resolution of our shareholders or, if we are unable to pay our debts as they fall due, by an ordinary resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of

Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company, you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The Company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

a)      where this is necessary for the performance of our rights and obligations under any purchase agreements;

b)      where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

c)      where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

History of Securities Issuances

The following is a summary of our securities issuances since our incorporation:

On August 10, 2022, we issued one ordinary share to Ogier Global Subscriber (Cayman) Limited as subscriber share. On the same date, such subscriber share was transferred to Yatong Yang Holdings Limited. On August 10, 2022, we issued 9,999 ordinary shares to Yatong Yang Holdings Limited. On September 26, 2022, we issued an aggregate of 90,000 ordinary shares to David Yang Holdings Limited, ChengXF Holdings Limited, HuangZY Holdings Limited, YangDC Holdings Limited and Taolei Holdings Limited. In January 2025, we issued an aggregate of 17,900,000 ordinary shares to Yatong Yang Holding Limited, David Yang Holdings Limited, ChengXF Holdings Limited, HuangZY Holdings Limited, YangDC Holdings Limited and Taolei Holdings Limited.

Listing

We have applied to have our ordinary shares listed on the Nasdaq Capital Market under the symbol “DLHZ.” We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is [•]. The transfer agent and registrar’s address is [•].

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have ordinary shares outstanding, assuming the underwriters do not exercise their over-allotment option to purchase additional ordinary shares. All of the ordinary shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. Prior to this offering, there has been no public market for our ordinary shares. We plan to apply to list our ordinary shares on the Nasdaq Capital Market, but we cannot assure you that a regular trading market will develop. We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

Lock-Up Agreements

Each of our directors, officers and holders of 5% or more of our outstanding shares as of the effective date of this registration statement have agreed, without the prior written consent of the representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of ordinary shares (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of), enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of ordinary shares, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any ordinary shares or securities convertible into or exercisable or exchangeable for ordinary shares or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of six (6) months after the commencement of sales of the offering.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding ordinary shares which will equal 1,950,000 ordinary shares, assuming the underwriters do not exercise their over-allotment option; or

•        the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory share plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following discussion of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Yuan Tai Law Offices, our PRC counsel. To the extent the discussion relates to the matters of U.S. tax law, it represents the opinion of Ellenoff Grossman & Schole LLP.

The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to investors us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required under Cayman Islands laws on the payment of a dividend or capital to any holder of ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in the Cayman Islands in respect of the issue of our ordinary shares or on an instrument of transfer in respect of our ordinary shares, unless the relevant instruments are executed in, or after execution brought within, the jurisdiction of the Cayman Islands or our company holds interests in land in the Cayman Islands.

People’s Republic of China Taxation

Under the Enterprise Income Tax Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, State Administration of Taxation (SAT) Circular 82 issued in April 2009 specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in the PRC; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation) (the “SAT Bulletin 45”) on July 27, 2011, which took effect on September 1, 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. If the PRC tax authorities determine that Dalu is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, Dalu may be subject to enterprise income tax at a rate of 25% with respect to its worldwide taxable income. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ordinary shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or ordinary shares.

It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors — Risk Factors Related to Doing Business in China — We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.”

The SAT and the Ministry of Finance issued the Notice of Ministry of Finance and State Administration of Taxation on Several Issues relating to Treatment of Corporate Income Tax Pertaining to Restructured Business Operations of Enterprises (the “SAT Circular 59”) in April 2009, which took effect on January 1, 2008. On October 17, 2017, the SAT issued the SAT Circular 37, which took effect on December 1, 2017 and was amended on June 15, 2018. By promulgating and implementing the SAT Circular 59 and the SAT Circular 37, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise.

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority.

Pursuant to the Circular of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“Circular 81”), a resident enterprise of the counter-party to such Tax Arrangement should meet all of the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must take the form of a company; (ii) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (iii) it should directly own such percentage of capital in the PRC resident enterprise anytime in the 12 consecutive months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, or the Administrative Measures, which took effect in November 2015, requires that the non-resident taxpayer shall determine whether it may enjoy the treatments under relevant tax treaties and file the tax return or withholding declaration subject to further monitoring and oversight by the tax authorities. Accordingly, Dalu may be able to enjoy the 5% withholding tax rate for the dividends it receives from Huazhan, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Material United States Federal Income Tax Considerations

The following is a discussion of certain material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ordinary shares by a U.S. Holder, as defined below, that acquires our ordinary shares in this offering and holds our ordinary shares as “capital assets” (generally, property held for investment) under the Code. This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our ordinary shares.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

•        at least 75% of its gross income for such taxable year is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the shares. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

•        the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•        the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on Our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the ordinary shares are regularly traded on Nasdaq and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares.

UNDERWRITING

Revere Securities LLC is acting as representative of the underwriters (the “Representative”). Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us on a firm commitment basis the following respective number of ordinary shares at the public price less the underwriting discounts set forth on the cover page of this prospectus:

Underwriter	Number of Ordinary Shares
Revere Securities LLC	[•]
Total	[•]

The underwriting agreement provides that the obligations of the underwriters to purchase the ordinary shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the ordinary shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $[•] per share. If all of the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The Representative has advised us that the underwriters do not intend to make sales to discretionary accounts.

Certain of the underwriters are expected to make offers and sales both inside and outside the U.S. through their respective selling agents. Any offers or sales in the U.S. will be conducted by broker-dealers registered with the SEC.

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 225,000 additional ordinary shares at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any ordinary shares issued or sold under the option will be issued and sold on the same terms and conditions as the other ordinary shares that are the subject of this offering.

Discounts, Commissions and Expenses

The underwriting discounts for the shares and the over-allotment shares are equal to seven and half percent (7.5%) of the initial public offering price.

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the underwriters):

	Per Share	Total Without Exercise of Over-Allotment Option	Total With Exercise of Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts	$	$	$
Proceeds, before expenses, to us	$	$	$

We have also agreed to reimburse the underwriters for their expenses in connection with this offering, up to $250,000. We have also agreed to pay the underwriters a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering. In addition, we have agreed to pay $100,000 to the underwriters as advisory fee, and $50,000 has been paid to the underwriters as of the date of this prospectus. The balance of the advisory fee will be paid upon the closing of this offering. We estimate the total expenses of this offering which will be payable by us, excluding the underwriting discount and the underwriter’s expenses payable by us, will be approximately $[•].

We have advanced $50,000 to the Representative to partially cover its out-of-pocket expenses. The advance will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred, or are less than the advances in accordance with FINRA Rule 5110(g)(4)(A).

Lock-Up Agreements

Each of our directors, officers and holders of more than 5% of our outstanding shares as of the effective date of this registration statement have agreed, without the prior written consent of the representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of ordinary shares (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of), enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of ordinary shares, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any ordinary shares or securities convertible into or exercisable or exchangeable for ordinary shares or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of six (6) months after the commencement of sales of the offering.

Right of First Refusal

We have granted to the Representative a right of first refusal (the “Right of First Refusal”), exercisable at the sole discretion of the Representative for twelve (12) months from the closing day of this offering, to provide investment banking service to the Company on terms that are the same or more favorable to the Company comparing to terms offered to the Company by other underwriters or placement agents. For these purposes, the investment banking service includes, without limitation, (a) acting as lead or joint-lead manager for any underwritten public offering; (b) acting as lead or joint book-runner and/or lead or joint placement agent, initial purchaser in connection with any private offering of securities of the Company; and (c) acting as financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the capital stock or assets of the Company, and any merger or consolidation of the Company with another entity.

Indemnification Escrow Agreement

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Concurrently with the execution and delivery of the underwriting agreement, we will set up an escrow account with a third-party escrow agent in the United States and will fund such account with $200,000 from this offering that may be utilized by the underwriters to fund any bona fide indemnification claims of the underwriters arising during a 12-month period following the offering. The escrow account will be interest bearing, and we will be free to invest the assets in securities. All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires. We will pay the reasonable fees and expenses of the escrow agent.

Determination of Offering Price

Prior to this offering, there has been no public market for the ordinary shares. The initial public offering price will be determined by negotiations between us and the underwriters. In determining the initial public offering price, we and the underwriters expect to consider a number of factors, including:

•        the information set forth in this prospectus and otherwise available to the underwriter;

•        our prospects and the history and prospects for the industries in which we compete;

•        an assessment of our management;

•        our prospects for future earnings;

•        the general condition of the securities markets at the time of this offering;

•        the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

•        other factors deemed relevant by the underwriters and us.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our ordinary shares, or that the shares will trade in the public market at or above the initial public offering price.

Stabilization

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•        Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•        Over-allotment involves sales by the underwriter of the ordinary share in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•        Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of our ordinary share available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•        Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the ordinary share originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•        In passive market making, market makers in the shares who are the underwriters or prospective underwriter may, subject to limitations, make bids for or purchases of our ordinary share until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of ordinary shares. As a result, the price of ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise, and, if commenced, may be discontinued at any time.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution of Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters. In addition, ordinary shares may be sold by the underwriters to securities dealers who resell ordinary shares to online brokerage account holders. Other than the prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by the underwriters is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Investors

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, an offer of ordinary shares described in this prospectus may not be made to the public in that member state unless the prospectus has been approved by the competent authority in such member state or, where appropriate, approved in another member state and notified to the competent authority in that member state, all in accordance with the Prospectus Regulation, except that an offer to the public in that member state of any ordinary shares may be made at any time under the following exemptions under the Prospectus Regulation:

•        to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ordinary shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For purposes of this provision, the expression an “offer of securities to the public” in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for the ordinary shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The sellers of the ordinary shares have not authorized and do not authorize the making of any offer of ordinary shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the ordinary shares as contemplated in this prospectus. Accordingly, no purchaser of the ordinary shares, other than the underwriters, is authorized to make any further offer of the ordinary shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors as defined in the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the ordinary shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ordinary shares has been or will be:

•        released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•        used in connection with any offer for subscription or sale of the ordinary shares to the public in France.

Such offers, sales and distributions will be made in France only:

•        to qualified investors (investisseursqualifiés) and/or to a restricted circle of investors (cercle restreintd’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•        to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•        in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (RèglementGénéral) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ordinary shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

This document, as well as any other offering or marketing material relating to the ordinary shares which are the subject of the offering contemplated by this prospectus, neither constitutes a prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations nor a simplified prospectus as such term is understood pursuant to article 5 of the Swiss Federal Act on Collective Investment Schemes. Neither the ordinary shares nor the shares underlying the ordinary shares will be listed on the SIX Swiss Exchange and, therefore, the documents relating to the ordinary shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

The ordinary shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the ordinary shares with the intention to distribute them to the public. The investors will be individually approached from time to time. This document, as well as any other offering or marketing material relating to the ordinary shares, is confidential and it is exclusively for the use of the individually addressed investors in connection with the offer of the ordinary shares in Switzerland and it does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in or from Switzerland.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the ordinary shares.

The ordinary shares are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for the ordinary shares, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, the ordinary shares shall be deemed to be made to such recipient and no applications for the ordinary shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the ordinary shares you undertake to us that, for a period of 12 months from the date of issue of the ordinary shares, you will not transfer any interest in the ordinary shares to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The ordinary shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•        a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•        a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

•        to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•        where no consideration is or will be given for the transfer; or

•        where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Cayman Islands

This prospectus does not constitute a public offer, or invitation for purchase or sale, of the ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in the PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and our ordinary shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Notice to Prospective Investors in Taiwan

The ordinary shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell ordinary shares in Taiwan.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ordinary shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing

Notice to Prospective Investors in the United Arab Emirates

The ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ordinary shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ordinary shares offered should conduct their own due diligence on the ordinary shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, Nasdaq listing fee and the FINRA filing fee, all amounts are estimates.

SEC Registration Fee		$1,585
Nasdaq Listing Fee		50,000
FINRA Filing Fee		2,053
Legal Fees and Expenses		[•]
Accounting Fees and Expenses		[•]
Printing and Engraving Expenses		[•]
Transfer Agent Fee		[•]
Miscellaneous Expenses		[•]
Total	$	[•]

LEGAL MATTERS

We are being represented by Ellenoff Grossman &Schole LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by VCL Law LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Yuan Tai Law Offices and for the underwriters by PacGate Law Group. Ellenoff Grossman &Schole LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Yuan Tai Law Offices with respect to matters governed by PRC law. VCL Law LLP may rely upon PacGate Law Group with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of our company as of March 31, 2024 and 2023, and for each of the years in the period then ended included in this prospectus have been so included in reliance on the report of ZH CPA, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The offices of ZH CPA, LLC are located at 999 18th Street, Suite 3000, Denver, Colorado, USA 80202.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to underlying ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ordinary shares.

Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing to us at Dalu International Building No.1207, No. 11-1, Section 4, Renmin South Road, Wuhou District, Chengdu City, Sichuan Province, China 610042, or call us at +86 (28) 8625-8726.

Consolidated Financial Statements as of and for the fiscal years ended March 31, 2024 and 2023

Dalu International Group Limited
Condensed Consolidated Balance Sheets
(Expressed in U.S. Dollars, except for the number of shares)

	September 30, 2024	March 31, 2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$4,140,351	$2,215,252
Accounts receivable, net of expected credit loss of $70,377 and $68,401, respectively	605,322	448,100
Accounts receivable – related parties	840,289	1,485,033
Prepayments	2,192	24,744
Due from related parties	54,552	634,560
Deferred offering costs	375,759	267,193
Other current assets	320,262	283,446
	6,338,727	5,358,328

Property and equipment, net	185,366	152,333
Operating lease right-of-use assets	13,117,878	13,643,428
Deferred tax assets	23,915	94,865
Total assets	$19,665,886	$19,248,954

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$25,477	$80,826
Contract liabilities	1,036,429	681,876
Income tax payable	322,635	340,915
Due to related parties	227,077	234,561
Operating lease liabilities, current – related parties	1,256,254	1,496,346
Accrued expenses and other liabilities	1,367,804	1,374,113
	4,235,676	4,208,637

Operating lease liabilities, noncurrent – related parties	11,957,282	12,526,544
Accrued expenses and other liabilities, noncurrent	353,757	357,795
Total liabilities	16,546,715	17,092,976

Commitments and contingencies

Shareholders’ equity
Ordinary shares (par value $0.0001 per share, 500,000,000 shares authorized; 18,000,000 and 18,000,000 shares issued and outstanding at September 30, 2024 and March 31, 2024)*	1,800	1,800
Subscription receivable	(1,800)	(1,800)
Paid-in capital	78,952	78,952
Statutory reserve	72,570	72,570
Retained earnings	2,929,254	2,051,441
Accumulated other comprehensive income (loss)	38,395	(46,985)
Total shareholders’ equity	3,119,171	2,155,978
Total liabilities and shareholders’ equity	$19,665,886	$19,248,954

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Dalu International Group Limited
Unaudited Condensed Consolidated Statements of Income and Comprehensive Income
(Expressed in U.S. dollars, except for the number of shares)

	For the Six Months Ended September 30,
	2024	2023
	(unaudited)	(unaudited)
Revenues
Revenues – third parties	$2,157,433	$2,058,270
Revenues – related parties	677,838	704,995
	2,835,271	2,763,265
Cost of revenues
Real estate lease expenses – related parties	(1,105,266)	(1,112,228)
Others	(476,066)	(397,745)
	(1,581,332)	(1,509,973)
Gross profit	1,253,939	1,253,292

Operating Expenses
General and administrative expenses	(222,935)	(258,981)
Total operating expenses	(222,935)	(258,981)

Income from operations	1,031,004	994,311

Other income
Interest income, net	2,800	876
Other income, net	56,338	30,122
Income before provision for income tax	1,090,142	1,025,309

Income tax expenses	(212,329)	(188,740)
Net income	877,813	836,569

Other comprehensive income (loss), net of tax of nil
Total foreign currency translation adjustment	85,380	(74,166)
Comprehensive income	$963,193	$762,403

Weighted average number of ordinary shares outstanding
Basic and diluted*	18,000,000	18,000,000

Earnings per share
Basic and diluted*	$0.05	$0.05

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Dalu International Group Limited
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity
(Expressed in U.S. dollars, except for the number of shares)

	Ordinary Shares		Subscription Receivable	Additional Paid-in	Statutory Reserve	Retained Earning	Accumulated Other Comprehensive Income (Loss)	Total
	Number*	Amount*
Balance as of March 31, 2023	18,000,000	$1,800	$(1,800)	$78,952	$63,781	$140,843	$(19,966)	$263,610
Net income	—	—	—	—	—	836,569	—	836,569
Foreign currency translation adjustment	—	—	—	—	—	—	(74,166)	(74,166)
Balance as of September 30, 2023 (Unaudited)	18,000,000	$1,800	$(1,800)	$78,952	$63,781	$977,412	$(94,132)	$1,026,013

Balance as of March 31, 2024	18,000,000	$1,800	$(1,800)	$78,952	$72,570	$2,051,441	$(46,985)	$2,155,978
Net income	—	—	—	—	—	877,813	—	877,813
Foreign currency translation adjustment	—	—	—	—	—	—	85,380	85,380
Balance as of September 30, 2024 (Unaudited)	18,000,000	$1,800	$(1,800)	$78,952	$72,570	$2,929,254	$38,395	$3,119,171

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Dalu International Group Limited
Unaudited Condensed Consolidated Statements of Cash Flows
(Expressed in U.S. dollars)

	For the Six Months Ended September 30,
	2024	2023
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$877,813	$836,569
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expenses	14,128	3,683
Non-cash operating lease	610,294	564,417
Allowance for expected credit loss of accounts receivable	—	55,627
Reclassification of deferred lPO costs to expense	(74,984)	—
Deferred tax expense	71,801	—
Change in operating assets and liabilities:
Accounts receivable	(140,579)	(281,156)
Accounts receivable – related parties	670,005	(423,767)
Prepayments	22,670	—
Due from related parties, current and noncurrent	582,993	99,001
Other current assets	(27,895)	49,195
Accounts payable	(56,205)	22,691
Contract liabilities	326,270	411,136
Income tax payable	(27,406)	177,459
Due to related parties	(13,894)	4,786
Lease liabilities	(897,498)	(542,196)
Accrued expenses and other liabilities, current and noncurrent	(58,824)	127,922
Net cash provided by operating activities	1,878,689	1,105,367

Cash flows from investing activities:
Acquisition of property, plant and equipment	(42,025)	(84,044)
Net cash used in investing activities	(42,025)	(84,044)

Cash flows from financing activities:
Payment of offering costs	(23,278)	(24,322)
Net cash used in financing activities	(23,278)	(24,322)

Effect of exchange rates on cash and cash equivalents	111,713	(69,844)

Net increase in cash and cash equivalents	1,925,099	927,157
Cash and cash equivalents, beginning of period	2,215,252	800,136
Cash and cash equivalents, end of period	$4,140,351	$1,727,293

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$167,934	$11,280

Supplemental disclosures of non-cash financing activities:
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$205,516	$235,585
Disposal of operating lease right-of-use assets due to early termination of lease agreements	$491,273	$82,741

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Dalu International Group Limited
Notes to Condensed Consolidated Financial Statements (Unaudited)

1.      Organization and Description of Business

Dalu International Group Limited (“Dalu,” and collectively with its subsidiaries, the “Company”) was incorporated on August 10, 2022 under the laws of the Cayman Islands as an exempted company with limited liability. Dalu, through its subsidiaries in China, provides property management services in Chengdu, Sichuan, the People’s Republic of China (“China” or the “PRC”). The Company commenced commercial operation services and real estate leasing business in Chengdu in April 2022.

Dalu owns 100% of the equity interests of China HK Dalu Group Limited (“Dalu HK”), a limited company incorporated in accordance with the laws and regulations of Hong Kong on August 29, 2022.

Reorganization with Yinglianhua

Sichuan Dalu Yinglianhua Property Management Co., Ltd. (“Yinglianhua”) was established on April 30, 2002 under the laws and regulations of the PRC. Yinglianhua had one subsidiary Sichuan Dalu Yinglianhua Zhonglian Property Management Co., Ltd. (“Zhonglian”), in which Yinglianhua had 51% of equity interest. Zhonglian was established on December 24, 2018 under the laws and regulations of the PRC.

On July 19, 2022, Yinglianhua transferred all of its 51% equity interest in Zhonglian to two third party individuals. Following the disposal of its interest in Zhonglian, the Company continues to engage in property management services. The management believed the disposition does not represent a strategic shift because it did not change the nature of its business nor did it change the way it conducts its business. The disposal is therefore not accounted for as discontinued operations in accordance with ASC 205-20.

On August 3, 2022, Sichuan Dalu Huazhan Commercial Operation Management Co., Ltd. (“Huazhan”), a limited liability company incorporated on January 26, 2022 in accordance with the laws and regulations of the PRC, entered into an equity transfer agreement with Yinglianhua and the shareholders of Yinglianhua. Pursuant to the equity transfer agreement, each of the shareholders of Yinglianhua transferred to Huazhan their respective equity interests in Yinglianhua for nil consideration, determined by reference to the evaluation of the net assets of Yinglianhua as of July 31, 2022 (“first reorganization”). Upon completion of such transfers, Yinglianhua became a direct wholly-owned subsidiary of Huazhan.

On August 3, 2022, Huazhan and Yinglianhua became under common control of then existing shareholders, who collectively owned 97% of the equity interest of Huazhan and 100% of the equity interests of Yinglianhua prior to the first reorganization.

Reorganization with Huazhan

On September 19, 2022, Dalu HK entered into an equity transfer agreement with Huazhan. Pursuant to the equity transfer agreement, each of the shareholders of Huazhan transferred to Dalu HK their respective equity interests in Huazhan for nil consideration, determined by reference to the evaluation of the net assets of Huazhan as of August 31, 2022 (“second reorganization”). Upon completion of such transfers, Huazhan became a direct wholly-owned subsidiary of Dalu HK and an indirect-wholly owned subsidiary of Dalu.

On September 19, 2022, Dalu completed the reorganization of entities under common control of five of its then existing shareholders, who collectively owned 90% of the equity interests of Dalu and 100% of the equity interests of Huazhan prior to the reorganization. Dalu and Dalu HK were established as holding companies of Huazhan, and all of these entities are under common control which resulted in the consolidation of Huazhan, which have been accounted for as a reorganization of entities under common control at carrying value. Huazhan did not commence operations until April 2022.

Upon completion of the first reorganization and second reorganization, Yinglianhua became a direct wholly-owned subsidiary of Huazhan, and Huazhan became an indirect-wholly owned subsidiary of the Company.

Dalu International Group Limited
Notes to Condensed Consolidated Financial Statements (Unaudited)

1.      Organization and Description of Business (cont.)

The Company recognizes the net assets of Huazhan and its subsidiary at their historical carrying amounts in the consolidated financial statements. No new goodwill is recognized. The carrying values of Huazhan and its subsidiary’s net assets were added to the carrying values of the Company’s net assets.

The combination has been treated as a corporate restructuring (the “reorganization”) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the six months ended September 30, 2024 and 2023, the results of these subsidiaries are included in the unaudited condensed consolidated financial statements for both periods.

On January 27, 2025, the Company issued 17,900,000 shares of ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis. No cash or other consideration was paid for the issuance of 17,900,000 ordinary shares. All the existing shareholders and directors of the Company consider this share issuance was part of the Company’s reorganization to result in 17,900,000 ordinary shares issued and outstanding prior to completion of this offering. The Company believed that it was appropriate to reflect the above transactions on a retroactive basis pursuant to ASC 260, Earnings Per Share. The Company has retroactively restated all shares and per share data for all periods presented.

2.      Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The unaudited condensed consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States (“US GAAP”).

The unaudited condensed financial information should be read in conjunction with the audited financial statements and the notes thereto, included in the registration statement for the fiscal years ended March 31, 2024 and 2023.

In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair presentation of financial results for the interim periods presented. The Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Company’s consolidated financial statements for the years ended March 31, 2024 and 2023. The results of income for the six months ended September 30, 2024 are not necessarily indicative of the results for the full years.

The unaudited condensed consolidated financial statements include the financial statements of Dalu and its wholly-owned subsidiaries. All intercompany transactions and balances among Dalu and its subsidiaries have been eliminated upon consolidation.

Accounts receivable, net

Accounts receivable are recorded at the gross billing amount less an allowance for expected credit loss on accounts due from the customers. Accounts receivable does not bear interest.

On April 1, 2023, the Company adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), using the modified retrospective transition method. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. Upon adoption, the Company changed the impairment model to utilize a forward-looking current expected credit losses (CECL) model in place of the incurred loss methodology for financial instruments measured at amortized cost and receivables resulting from the application of ASC 606, including contract assets. The adoption of the guidance did not have a material impact on the allowance for credit losses for accounts receivable on April 1, 2023.

Dalu International Group Limited
Notes to Condensed Consolidated Financial Statements (Unaudited)

2.      Summary of Significant Accounting Policies (cont.)

Upon the adoption of ASU 2016-13, The Company maintains an allowance for credit losses and records the allowance for credit losses as an offset to accounts receivable and the estimated credit losses charged to the allowance is classified as “general and administrative expenses” in the unaudited condensed consolidated statements of income and comprehensive income. The Company assesses collectability by reviewing accounts receivable on aging schedules because the accounts receivable were primarily consisted of property management fees due from customers in similar geographical areas. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the balances, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. Delinquent account balances are written-off against the allowance for expected credit loss after management has determined that the likelihood of collection is not probable.

For the six months ended September 30, 2024 and 2023, the Company provided expected credit losses of $nil and $55,627 against accounts receivable.

Operating leases

The Company adopted the Topic 842, Leases, to recognize and measure its operating leases.

The Company leases its office buildings and mixed-use buildings for real estate leasing business, which are classified as operating leases in accordance with Topic 842. A lease is classified at the inception date as either a finance lease or an operating lease. A lease is a finance lease if any of the following conditions exist: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life, d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property at the inception date, or e) the underlying asset is of a specialized nature that it is expected to have no alternative use to lessor at end of lease term.

Operating leases are required to record in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. The Company has elected the package of practical expedients, which allows the Company not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date and (3) initial direct costs for any expired or existing leases as of the adoption date. The Company elected the short-term lease exemption as the lease terms are 12 months or less. In addition, the Company has elected not to separate non-lease components (e.g., common area maintenance fees) from the lease components. As of September 30, 2024, the Company had six leases with property owners with lease terms over 12 months, among which two were early terminated as of the date of this report. As of March 31, 2024, the Company had four leases with property owners with lease terms over 12 months

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, less any lease incentives received. All right-of-use assets are reviewed for impairment.

Real estate lease income with tenants

As of September 30, 2024, the Company subleased three properties, including office buildings and mixed-use buildings, from related parties and one third party, and subleased to both third party and related party customers. The terms of leases with property owners are generally between 5 and 15 years with market-based renewal options. Lease income is primarily derived from the lease payments from tenants and are recorded net of tax. The Company adopted Topic 842 to recognize lease income with tenants.

Dalu International Group Limited
Notes to Condensed Consolidated Financial Statements (Unaudited)

2.      Summary of Significant Accounting Policies (cont.)

Monthly lease is generally fixed during the first one or two years within the lease term, and a per annum 3% – 5% lease cost escalation may be charged to tenants in the remaining lease terms. The Company also offers free-rent periods ranging from one to three months to tenants.

The Company determines all lease arrangements with tenants are operating leases since the benefits and risks incidental to ownership remain with the Company. Lease income, including lease cost escalation, is recognized on a straight-line basis starting from the commencement date stated in the lease agreements.

As of September 30, 2024, the Company had uncompleted performance obligations of $13,906,399, which will be recognized as lease income in a straight-line method over lease term over a period ranging between 1 months and 6.8 years.

Revenue recognition

The Company adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. In accordance with ASC 606, revenues are recognized when control of the promised services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The Company identified each distinct service, or each series of distinct services that are substantially the same and that have the same pattern of transfer to the customer, as one performance obligation.

The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company has no material incremental costs of obtaining contracts with customers.

Property management services

The Company provides a range of property management services to primarily property developers, property owners and occupiers. The Company’s property management portfolio covers residential properties and commercial properties, including office buildings and commercial complexes. The Company charged property management fees on a lump-sum basis. Lump-sum basis refers to the Company providing property management services for a predetermined set price. The Company acts as a principal in providing property management services as the Company is determined to be the primary obligor in fulfilling the property management services to the customers.

The Company identifies two performance obligations for each property management service, including parking management service and other property management services. The two performance obligations are separate from each other as parking management service is an optional service. The transaction value of both services was separately identified in the contract, and each reflected the standalone market value. Both performance obligations are satisfied over time. The Company bills a fixed amount for services provided monthly, and the Company recognizes revenues in the amount to which the Company has a right to invoice and corresponds directly with the value of performance completed.

Commercial operation services

Since April 2022, the Company has provided a range of commercial operation services primarily to property developers and property owners. The commercial operation services primarily comprise brand planning, market research and positioning consultancy, tenant sourcing and management, marketing and business support. These services are highly integrated with the purpose of assisting the property owners to improve occupancy rate.

Dalu International Group Limited
Notes to Condensed Consolidated Financial Statements (Unaudited)

2.      Summary of Significant Accounting Policies (cont.)

The Company charged commercial operation services at a predetermined percentage over the lease income earned by the property developers and property owners. The Company acts as a principal in providing commercial operating services as the Company is determined to be the primary obligor in fulfilling the commercial operating services to the customers.

The Company identifies one performance obligation for each commercial operation agreement, which is to promote the properties for the purpose of sourcing tenants. The Company bills a determined amount for services provided on a monthly basis, and the Company recognizes revenues on a monthly basis in the amount to which the Company has a right to invoice and corresponds directly with the value of performance completed.

Other community value-added services

The Company also provided other community value-added services to customers, primarily ad-hoc maintenance services. These services were based on specific requirements of the customers. Revenues are recognized when the services were rendered.

For the years ended September 30, 2024 and 2023, revenues from other community value-added services accounted for 2.6% and 2.9% of total revenues from contracts with customers, respectively.

Contract liabilities

The Company’s contract liabilities include payments received in advance of providing property management services and real estate leasing services which will be recognized as revenue as the Company completed the performances. The Company recorded contract liabilities on the unaudited condensed consolidated balance sheet. $681,876 and $628,569 of contract liabilities as of April 1, 2024 and 2023 were recognized as revenues for the six months ended September 30, 2024 and 2023, respectively.

Sources of revenue

For the six months ended September 30, 2024 and 2023, all of the Company’s revenue was generated in the PRC. The Company disaggregates revenue into four revenue streams as the following table:

	For the Six Months Ended September 30,
	2024	2023
Property management service fees	$490,206	$471,985
Property management service fees – related parties	206,102	236,120
Commercial operation service fees – related parties	319,313	314,878
Other community value-added services fees	74,703	79,007
	1,090,324	1,101,990
Real estate lease income	1,592,524	1,507,278
Real estate lease income – related party	152,423	153,997
Total revenues	$2,835,271	$2,763,265

Foreign currency translation

The reporting currency of the Company is U.S. dollars (“US$” or “$”) and the accompanying unaudited condensed consolidated financial statements have been expressed in US$. Since the Company operates primarily in the PRC, the Company’s functional currency is the Chinese Yuan (“RMB”). The Company’s unaudited condensed consolidated financial statements have been translated into the reporting currency US$. Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates.

Dalu International Group Limited
Notes to Condensed Consolidated Financial Statements (Unaudited)

2.      Summary of Significant Accounting Policies (cont.)

Income and expense accounts are translated at the average rate of exchange during the reporting period. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. The resulting translation adjustments are reported under the statements of income and other comprehensive income.

The following table outlines the currency exchange rates that were used in creating the unaudited condensed consolidated financial statements in this report:

	September 30, 2024	March 31, 2024
Year-end spot rate	7.0176	7.2203
	For the Six Months Ended September 30,
	2024	2023
Average rate	7.2023	7.1287

Reclassification

Certain items in the financial statements of comparative period have been reclassified to conform to the financial statements for the current period. The Company reclassified noncurrent deposits payable from accrued expenses and other current liabilities to the account of “Accrued expenses and other liabilities, noncurrent”. The reclassification has no impact on the total assets and total liabilities as of September 30, 2024 and March 31, 2024, or on the statements of operations for the six months ended September 30, 2024 and 2023.

Significant risks and uncertainties

Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable, due from related parties, and other receivables. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates.

As of September 30, 2024, the Company held cash and cash equivalents of $4,140,351, all of which were deposited in financial institutions located in Mainland China, and each bank account in Mainland China is insured by the PRC government authority with the maximum limit of RMB 500,000 (equivalent to approximately $71,200). The Company primarily places cash and cash equivalent deposits with large financial institutions in China which management believes are of high credit quality. Thus, the Company expects that there is no significant credit risk associated with the cash and cash equivalents.

The risk with respect to accounts receivable, due from related parties and other receivable is mitigated by credit evaluations the Company performs on its customers and its ongoing monitoring processes of outstanding balances.

Concentration risk

As of September 30, 2024, two related party customers accounted for 24.9% and 12.6% of accounts receivable, respectively. As of March 31, 2024, four related party customers accounted for 30.0%, 17.4%, 15.9% and 10.7% of accounts receivable, respectively.

For the six months ended September 30, 2024, one third-party customer accounted for 10.2% of revenues. For the six months ended September 30, 2023, one third-party customer accounted for 10.6% of revenues.

Dalu International Group Limited
Notes to Condensed Consolidated Financial Statements (Unaudited)

2.      Summary of Significant Accounting Policies (cont.)

For the six months ended September 30, 2024, one related-party supplier accounted for 61.3% of cost of revenues. For the six months ended September 30, 2023, one related-party supplier accounted for 64.9% of cost of revenues. The Company did not incur significant purchases from third party supplies. Because the Company’s property management business did not rely on the temporary labor, the Company did not believe there is any concentration risk on suppliers.

Liquidity risk

The Company is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and its shareholders to obtain short-term funding to resolve the liquidity shortage.

Foreign currency risk

Substantially all of the Company’s operating activities and the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. All of the cash and cash equivalents as of September 30, 2024 and March 31, 2024 were denominated in RMB.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits and financial products purchased from financial institutions. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.

Segment reporting

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment. All of the Company’s revenues and assets are based in China, and the Company had one segment as of September 30, 2024 and March 31, 2024.

Recently issued accounting pronouncements

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income (Subtopic 220-40): Disaggregation of Income Statement Expenses.” This pronouncement introduces new disclosure requirements aimed at enhancing transparency in financial reporting by requiring disaggregation of specific income statement expense captions. Under the new guidance, entities are required to disclose a breakdown of certain expense categories, such as: employee compensation; depreciation; amortization, and other material components. The disaggregated information can be presented either on the face of the income statement or in the notes to the financial statements, often using a tabular format. The ASU is effective for fiscal years beginning after December 15, 2025, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating these new disclosure requirements and does not expect the adoption to have a material impact.

In December 2023, the FASB issued ASU 2023-09, which is an update to Topic 740, Income Taxes. The amendments in this update related to the rate reconciliation and income taxes paid disclosures improve the transparency of income tax disclosures by requiring (1) adding disclosures of pretax income (or loss) and income tax expense (or benefit) to be consistent with U.S. Securities and Exchange Commission (the “SEC”) Regulation S-X 210.4-08(h), Rules

Dalu International Group Limited
Notes to Condensed Consolidated Financial Statements (Unaudited)

2.      Summary of Significant Accounting Policies (cont.)

of General Application — General Notes to Financial Statements: Income Tax Expense, and (2) removing disclosures that no longer are considered cost beneficial or relevant. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this update should be applied on a prospective basis. Retrospective application is permitted. The Company does not plan to early adopt ASU 2023-09 and is evaluating the impact of adoption of ASU 2023-09 on the consolidated financial statements.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — Codification Amendments in Response to SEC’s Disclosure Update and Simplification Initiative which amend the disclosure or presentation requirements of codification subtopic 230-10 Statement of Cash Flows — Overall, 250-10 Accounting Changes and Error Corrections — Overall, 260-10 Earnings Per Share — Overall, 270-10 Interim Reporting — Overall, 440-10 Commitments — Overall, 470-10 Debt — Overall, 505-10 Equity — Overall, 815-10 Derivatives and Hedging — Overall, 860-30 Transfers and Servicing — Secured Borrowing and Collateral, 932-235 Extractive Activities — Oil and Gas — Notes to Financial Statements, 946-20 Financial Services — Investment Companies — Investment Company Activities, and 974-10 Real Estate — Real Estate Investment Trusts — Overall. The amendments represent changes to clarify or improve disclosure and presentation requirements of the above subtopics. Many of the amendments allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the SEC’s requirements. Also, the amendments align the requirements in the codification with the SEC’s regulations. For entities subject to existing SEC disclosure requirements or those that must provide financial statements to the SEC for securities purposes without contractual transfer restrictions, the effective date aligns with the date when the SEC removes the related disclosure from Regulation S-X or Regulation S-K. Early adoption is not allowed. For all other entities, the amendments will be effective two years later from the date of the SEC’s removal.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the unaudited condensed consolidated balance sheets, unaudited condensed consolidated statements of income and comprehensive income and unaudited condensed consolidated statements of cash flows.

3.      Accounts Receivable, Net

As of September 30, 2024 and March 31, 2024, accounts receivable, net consisted of the following:

	September 30, 2024	March 31, 2024
Accounts receivable, gross	$675,699	$516,501
Less: allowance for expected credit losses	(70,377)	(68,401)
	$605,322	$448,100

For the six months ended September 30, 2024 and 2023, the changes in allowance for expected credit losses were as the following:

	For the Six Months Ended September 30, 2024	For the Year Ended March 31, 2024
Opening balance	$68,401	$25,406
Provision for expected credit allowance	—	55,627
Foreign exchange adjustments	1,976	(12,632)
Ending balance	$70,377	$68,401

Dalu International Group Limited
Notes to Condensed Consolidated Financial Statements (Unaudited)

4.      Property and Equipment, Net

As of September 30, 2024 and March 31, 2024, property and equipment, net consisted of the following:

	September 30, 2024	March 31, 2024
Office equipment	$62,027	$60,286
Furniture	33,668	24,745
Leasehold improvements	164,900	126,327
	260,595	211,358
Less: accumulated depreciation	(75,229)	(59,025)
	$185,366	$152,333

For the six months ended September 30, 2024 and 2023, the Company recognized depreciation expenses of $14,128 and $3,683, respectively.

5.      Operating Lease

The Company commenced its real estate leasing business in April 2022.

For the six months ended September 30, 2024, the Company entered into office buildings and mixed-use buildings lease agreements with one third party lessor and one related party lessor (Note 10), respectively, with lease terms of 5 years. For the same period, the Company early terminated two lease agreements with two related parties.

For the six months ended September 30, 2023, the Company entered into office buildings and mixed-use buildings lease agreements with one related party lessor (Note 10), with lease terms of 15 years. All of these office buildings and mixed-use buildings are located in Sichuan Province of China under non-cancellable operating leases. No renewal or termination options were agreed in the lease agreements. Lease expense for lease payment is recognized on a straight-line basis over the lease term.

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the leases do not provide a readily determinable implicit rate. Therefore, the Company discount lease payments based on an estimate of the incremental borrowing rate of 7.5% by reference to the borrowing rate borne by Sichuan Dalu Group Co., Ltd., an entity controlled by Mr. Dalu Yang, the Chairman and a principal shareholder of the Company.

For operating leases that include rent holidays and rent escalation clauses, the Company recognizes lease expense on a straight-line basis over the lease term from the date it takes possession of the leased property. The Company records the straight-line lease expense and any contingent rent, if applicable, in cost of revenues on the unaudited condensed consolidated statements of income and comprehensive income. The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The table below presents the operating lease related assets and liabilities recorded on the unaudited condensed consolidated balance sheets.

	September 30, 2024	March 31, 2024
Operating lease right-of-use assets	$13,117,878	$13,643,428
Operating lease liabilities, current – related parties	1,256,254	1,496,346
Operating lease liabilities, noncurrent – related parties	11,957,282	12,526,544
	$13,213,536	$14,022,890

Dalu International Group Limited
Notes to Condensed Consolidated Financial Statements (Unaudited)

5.      Operating Lease (cont.)

Other information about the Company’s leases is as follows:

	For the Six Months Ended September 30,
	2024	2023
Operating cash flows used in operating leases	$1,521,470	$1,182,264
Weighted average remaining lease term (years)	8.08	9.09
Weighted average discount rate	7.50%	7.50%

Operating lease expenses charged by related parties were $1,105,266 and $1,112,228, respectively, for the six months ended September 30, 2024 and 2023, respectively. For the six months ended September 30, 2024 and 2023, a third party lessor charged operating lease expenses of $9,111 and $nil, respectively. The operating lease expenses were recorded in the account of “cost of revenues” in the unaudited condensed consolidated statements of income and comprehensive income.

The following is a schedule, by years, of maturities of lease liabilities as of September 30, 2024:

September 30, 2024
For the year ending March 31, 2025	$1,100,385
For the year ending March 31, 2026	2,181,004
For the year ending March 31, 2027	2,185,948
For the year ending March 31, 2028	2,256,947
For the year ending March 31, 2028 and thereafter	9,884,307
Total lease payments	17,608,591
Less: Imputed interest	(4,395,055)
Present value of lease liabilities – related parties	$13,213,536

6.      Contract liabilities

A contract liability is an entity’s obligation to transfer goods or services to a customer for which the entity has received consideration or an amount of consideration is due from the customer. For the six months ended September 30, 2024 and 2023, the Company required advance payments from certain of its customers from real estate leasing business and property management business. Generally, a three-month of lease fees and property management fees were advanced from customers 15 days before the service period started. The lease income and revenues from property management services were recognized on a monthly basis at determinable transaction price. The advance payments were transferred into revenues upon revenue recognition.

For the six months ended September 30, 2024 and 2023, the movement of contract liabilities was as follows:

	For the Six Months Ended September 30,
	2024	2023
Opening balance	$681,876	$628,569
Addition of contract liabilities	2,862,742	2,206,728
Revenue recognition during the period	(2,536,473)	(1,795,766)
Foreign exchange adjustment	28,284	(46,162)
Ending balance	$1,036,429	$993,369

Dalu International Group Limited
Notes to Condensed Consolidated Financial Statements (Unaudited)

7.      Accrued Expenses and Other Liabilities, Current and Noncurrent

As of September 30, 2024 and March 31, 2024, accrued expenses and other current liabilities consisted of the following:

	September 30, 2024	March 31, 2024
Current liabilities:
Deposit payable(1)	$279,574	$243,996
Reserve for utility payments collected on behalf of utility companies(2)	493,664	450,701
Accrued payroll and welfare(3)	339,427	307,019
Other tax payable	102,773	237,760
Others	152,366	134,637
	$1,367,804	$1,374,113
Noncurrent liabilities:
Deposit payable(1)	$353,757	$357,795
	$353,757	$357,795

____________

(1)      As of September 30, 2024, the balance of deposit payable was comprised of deposits of $574,686 which would be payable to the lessees of the Company’s real estate leasing business upon the lessees would terminate lease agreements with the Company, and deposits of $58,646 which would be payable to customers to which the Company provided property management services.

As of March 31, 2024, the balance of deposit payable was comprised of deposits of $536,897 which would be payable to the lessees of the Company’s real estate leasing business upon the lessees would terminate lease agreements with the Company, and deposits of $64,894 which would be payable to customers to which the Company provided property management services

(2)      As part of property management services, the Company collected utility payments, including electricity and water, from property occupiers for which the Company provides property management services, and paid these expenses to related suppliers. As of September 30, 2024 and March 31, 2024, the balance represented the excess of the collected amount from property residents over the amount charged by suppliers. The total outstanding balance will be refunded by the Company to its customers or used as a credit for future utility payments, at the option of the customers.

(3)      The balance of accrued payroll and welfare represented (i) unpaid salary and welfare expenses of current month and would be paid in the next month, and (ii) the outstanding housing provident fund and social insurance contributions which the Company did not fully paid. These outstanding balances may be subject to penalties and fines due to late payments. (see Note 12).

8.      Equity

Ordinary shares

The Company’s authorized share capital is 500,000,000 ordinary shares, par value $0.0001 per share.

On August 19, 2022, the Company issued 100,000 ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis. On January 27, 2025, the Company issued 17,900,000 shares of ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis. Cash consideration of $1,800 was receivable from shareholders for the issuance of 18,000,000 ordinary shares. As of the date of this report, the Company has not received such consideration, and recorded the amount as “subscription receivable” under shareholders’ equity.

All the existing shareholders and directors of the Company consider this share issuance was part of the Company’s reorganization to result in 18,000,000 ordinary shares issued and outstanding prior to completion of this offering. The Company believed that it was appropriate to reflect the above transactions on a retroactive basis pursuant to ASC 260, Earnings Per Share. The Company has retroactively restated all shares and per share data for all periods presented.

As of September 30, 2024 and March 31, 2024, the Company had 18,000,000 outstanding ordinary shares.

Dalu International Group Limited
Notes to Condensed Consolidated Financial Statements (Unaudited)

8.      Equity (cont.)

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by Huazhan and Yinglianhua only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of the PRC subsidiaries included in the Company’s consolidated net assets are also non-distributable for dividend purposes. The results of operations reflected in the accompanying unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of Huazhan and Yinglianhua. Pursuant to the Company Accounting Standard (“CAS”) of PRC, each of Huazhan and Yinglianhua is required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, Huazhan and Yinglianhua may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

As of September 30, 2024 and March 31, 2024, Huazhan’s statutory reserve funds reached 50% of its registered capital. We did not set aside additional statutory reserve in Huazhan.

Yinglianhua presented an accumulated deficit as of March 31, 2024, which exempted Yinglianhua from setting aside statutory reserves as of March 31, 2024. Since the PRC entities generally set aside statutory reserve in the year end, Yinglianhua did not appropriate statutory reserves for the six months ended September 30, 2024.

As of September 30, 2024 and March 31, 2024, the Company had net assets restricted in the aggregate of approximately $151,522 and $151,522, respectively, which include paid-in capital and statutory reserve of the Company’s PRC subsidiaries that are included in the Company’s consolidated net assets.

9.      Income Taxes

Cayman Islands

Under the current and applicable laws of the Cayman Islands, Dalu is not subject to tax on income or capital gain. Additionally, upon payments of dividends by Dalu to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Dalu HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for the first Hong Kong Dollar (“HKD$”) 2 million of assessable profits is 8.25% and assessable profits above HKD$2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019. Before that, the applicable tax rate was 16.5% for corporations in Hong Kong. Dalu HK did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax laws, Dalu HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

Huazhan, Yinglianhua and Zhonglian were incorporated in the PRC and are subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. On March 16, 2007, the National People’s Congress enacted a new enterprise income tax law, which took effect on January 1, 2008. The law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises.

Dalu International Group Limited
Notes to Condensed Consolidated Financial Statements (Unaudited)

9.      Income Taxes (cont.)

Income tax expense consist of the following:

	For the Six Months Ended September 30,
	2024	2023
Current income tax expenses	$140,528	$188,740
Deferred income tax benefits	71,801	—
Income tax (expenses) benefits	$212,329	$188,740

Below is a reconciliation of the PRC statutory tax rate to the effective tax rate:

	For the Six Months Ended September 30,
	2024	2023
Income before provision for income tax	$1,090,142	$1,025,309
PRC statutory income tax rate	272,535	256,327
Effect of non-deductible expenses	37	234
Effect of utilization of net operating losses carryforward	(60,243)	(67,821)
Income tax Income tax expenses	$212,329	$188,740

Deferred tax assets as of September 30, 2024 and March 31, 2024 consist of the following:

	September 30, 2024	March 31, 2024
Deferred tax assets
Net operating losses carryforwards in the PRC	$29,815	$89,072
Operating lease liabilities	3,303,384	3,505,722
Allowance for expected credit losses	17,594	11,059
	3,350,793	3,605,853
Deferred tax liabilities
Operating lease right-of-use assets	(3,279,469)	(3,410,857)
Deferred tax assets	71,324	194,996
Less: valuation allowance	(47,409)	(100,131)
Deferred tax assets, net	$23,915	$94,865

As of September 30, 2024 and March 31, 2024, the Company had net operating loss carryforwards of $119,260 and $356,288, respectively, which will expire in the year ended March 31, 2027 if not utilized. The tax losses of $357,177 as of March 31, 2024 and $271,284 as of March 31, 2023 were utilized in the six months ended September 30, 2024 and 2023, respectively.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of September 30, 2024 and March 31, 2024, the Company did not have any significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit. The Company does not believe that its uncertain tax benefits position would materially change over the next twelve months.

Dalu International Group Limited
Notes to Condensed Consolidated Financial Statements (Unaudited)

10.    Related Party Transactions and Balances

1)      Nature of relationships with related parties

Name	Relationship with the Company
Mr. Dalu Yang	Chairman and a principal shareholder of the Company
Sichuan Dalu Group Co, Ltd. (“Dalu Group”)	Controlled by Mr. Dalu Yang
Dalu Property Development	Controlled by Mr. Dalu Yang
Sichuan Xuanyuan Real Estate Development Co, Ltd. (“Sichuan Xuanyuan”)	Controlled by Mr. Dalu Yang
Sichuan Dalu Investment Management Co, Ltd. (“Dalu Investment”)	Controlled by Mr. Dalu Yang

2)      Transactions with related parties

	For the Six Months Ended September 30,
	2024	2023
Revenues(a)
Dalu Property Development	$273,427	$285,471
Dalu Group	152,423	153,997
Sichuan Xuanyuan	135,595	149,804
Dalu Investment	98,239	98,322
Others*	18,154	17,401
	$677,838	$704,995

Lease cost charged by related parties(b)
Dalu Property Development	969,683	984,863
Mr. Dalu Yang	104,579	102,885
Others	31,004	24,480
	$1,105,266	$1,112,228

____________

*        Others represented certain related parties which are controlled by Mr. Yang. During the six months ended September 30, 2024 and 2023, the Company provided property management services, commercial operation services and real estate leasing services to these related parties and earned service fees.

(a)      For the six months ended September 30, 2024 and 2023, the Company provided property management services to end customers on behalf of certain related parties, or provided commercial operating services and leasing services to related parties, and the Company generated revenues from services fees paid by these related parties.

(b)      For the six months ended September 30, 2024 and 2023, the Company leased office buildings and mixed-use buildings from three related parties. The Company is charged of lease expenses by these related parties.

Dalu International Group Limited
Notes to Condensed Consolidated Financial Statements (Unaudited)

10.    Related Party Transactions and Balances (cont.)

3)      Balances with related parties

— Accounts receivable — related parties

	September 30, 2024	March 31, 2023
Property management fees receivable(a)
Dalu Property Development	$145,498	$216,267
Sichuan Xuanyuan	136,675	306,835
Others	40,945	32,815
	323,118	555,917
Real estate leasing income receivable(b)
Dalu Group	182,596	336,873
	182,596	336,873
Commercial operation service income receivable(c)
Dalu Property Development	215,134	362,857
Dalu Investment	106,874	207,748
Others	12,567	21,638
	334,575	592,243
	$840,289	$1,485,033

____________

(a)      During the six months ended September 30, 2024 and 2023, the Company was engaged by certain related parties to provide property management services to end customers and earned property management service fees from these related parties. As of September 30, 2024 and March 31, 2024, the balances represented the property management service fees due from these related parties. As of the date of this report, the outstanding balances due from related parties have been fully collected.

(b)      Starting from April 2022, the Company provides real estate leasing services to certain related parties and earned lease income from these related parties, As of September 30, 2024 and March 31, 2024, the balances represented the lease income due from these related parties. As of the date of this report, the outstanding balances due from related parties have been fully collected.

(c)      Starting from April 2022, the Company provides commercial operation services to certain related parties and earned commercial operation income from these related parties, As of September 30, 2024 and March 31, 2024, the balances represented the commercial operation income due from these related parties. As of the date of this report, the outstanding balances due from related parties have been fully collected.

— Due from related parties

	September 30 2024	March 31, 2024
Payment on behalf of related parties(a)
Others	54,552	35,512
	54,552	35,512
Other receivable(b)
Dalu Property Development	—	599,048
	—	599,048
	$54,552	$634,560

____________

(a)      As of September 30, 2024 and March 31, 2024, the balances due from related parties represented payment of certain administrative fees on behalf of the related parties. The balances were non-interest bearing and non-secured, and were repayable on demand.

(b)      As of March 31, 2024, the balance of other receivable represented deposits of $264,946 due from related parties for certain office buildings leases and deposits of $276,997 due from related parties for commercial operation services. The deposits were fully collected in the six months ended September 30, 2024.

Dalu International Group Limited
Notes to Condensed Consolidated Financial Statements (Unaudited)

10.    Related Party Transactions and Balances (cont.)

Deposits for office buildings leases

To support the Company’s real estate leasing business, the Company leased certain office buildings from related parties and paid deposits to these related parties. The deposits are refundable upon termination of the lease agreements.

Deposits for commercial operation services

The deposit was refundable in June 2024 if the Company meet the performance target underlying the commercial operation services. As of the date of this report, the Company collected all deposits repaid by due date.

— Due to related parties

	September 30 2024	March 31, 2024
Other payable(a)
Dalu Property Development	$121,237	$150,921
Dalu Investment	45,233	35,088
Sichuan Xuanyuan	11,229	9,584
Dalu Group	6,573	2,688
Others	42,805	36,280
	$227,077	$234,561

____________

(a)      As of September 30, 2024 and March 31, 2024, the balance of other payables due to related parties represented the operating expenses paid by related parties on behalf of the Company. The balances were non-interest bearing and repayable on demand.

11.    Commitments and Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as certain legal proceedings, claims and disputes. The Company records a liability for such loss contingencies when the likelihood of an unfavorable outcome is probable and the amount of loss can be reasonably estimated.

Unregistered lease agreements

Pursuant to relevant PRC regulations, parties to a lease agreement are required to file the lease agreements for registration and obtain property leasing filing certificates for their leases. As of September 30, 2024, the Company failed to register all 51 lease agreements under which the Company is the tenants. The failure to register the lease agreements does not affect the validity of the lease agreements under the relevant PRC laws and regulations, or the Company’s rights or entitlements to lease out the investment properties to tenants. However, the Company may be required by relevant government authorities to file the lease agreements to complete the registration formalities and may be subject to a fine for non-registration within the prescribed time limit, which may range from RMB1,000 (approximately $142) to RMB10,000 (approximately $1,420) per lease agreement. The amount of fines and other penalties charged by governmental authority cannot be reasonably estimated as of the date of report date. As of September 30, 2024 and March 31, 2024, the Company did not accrue the contingent liability in the balance sheet.

Non-transferred land under projects we manage

According to the Interim Regulations of the PRC on Granting and Transferring of the State-owned Land Use Right in Cities and Towns, latest amended on November 29, 2020, if the allocated land is to be transferred, leased or mortgaged, the state-owned land right user shall either make up the land use right granting consideration or pay the land use right granting consideration with the proceeds generated from the transfer, leasing or mortgaging of the land and with approval of the relevant land and real estate administrative department. If the allocated land is leased without approval, the illegal gains will be confiscated and penalties will be imposed in accordance with the seriousness of the

Dalu International Group Limited
Notes to Condensed Consolidated Financial Statements (Unaudited)

11.    Commitments and Contingencies (cont.)

case. As of September 30, 2024, there are 83 carports that the Company manages under certain assets entrustment management agreement that are considered allocated land. The carports have been leased out without approval by the land and real estate administrative department. The amount of fines and other penalties charged by governmental authority cannot be reasonably estimated as of the date of report date. As of September 30, 2024 and March 31, 2024, the Company did not accrue the contingent liability in the balance sheet.

Social insurance and housing funds

In accordance with applicable PRC laws and regulations, the Company is obliged to contribute to social insurance and housing provident funds for the Company’s employees. During six months ended September 30, 2024 and 2023, the Company did not register or contribute to housing provident funds for any of the Company’s employees. It is estimated that the outstanding housing provident fund for the six months ended September 30, 2024 and 2023 are $130,920 and $110,290 respectively. As advised by the Company’s PRC counsel, under the Regulations on Administration of Housing Provident Fund, (i) if the Company fails to complete housing provident fund registration before the prescribed deadlines, the Company may be subject to a fine ranging from RMB10,000 (approximately $1,420) to RMB50,000 (approximately $7,120) for each non-compliant subsidiary or branch and (ii) if the Company fails to pay housing provident fund contributions within the prescribed deadlines, the Company may be subject to an order by the relevant people’s court to make such payments. During the six months ended September 30, 2024 and 2023, the Company did not fully contribute to social insurance for all of its employees. It is estimated that the outstanding social insurance contributions for the six months ended September 30, 2024 and 2023 are $145,310 and $134,916, respectively. According to the Social Insurance Law of the PRC, for outstanding social insurance fund contributions that the Company did not fully pay within the prescribed deadlines, the relevant PRC authorities may demand that the Company pays the outstanding social insurance contributions within a stipulated deadline and the Company may be liable for a late payment fee equal to 0.05% of the outstanding contribution amount for each day of delay, which amounts to approximately $56,000. If the Company fails to make such payments, the Company may be liable to a fine of one to three times the outstanding contribution amount.

The outstanding housing provident fund and social insurance contributions were recorded as “accrued payroll and welfare” in the account of accrued expenses and other current liabilities as of September 30, 2024 and March 31, 2024, respectively.

Fees payable due to China PINX International Investment Group Limited (“China PINX”)

The Company entered into a financial advisory agreement with China PINX, pursuant to which China PINX would provide financial advisory services relating to initial public offering to the Company in exchange for cash consideration of $2.0 million. As of the date of the report, the Company has paid $1.0 million to PINX, with the last instalment of $1.0 million payable upon closing initial public offering on the NASDAQ.

12.    Subsequent Events

On January 27, 2025, the Company issued 17,900,000 shares of ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis. Cash consideration was receivable from shareholders for the issuance of 18,000,000 ordinary shares. All the existing shareholders and directors of the Company consider this share issuance to be part of the Company’s reorganization resulting in 18,000,000 ordinary shares issued and outstanding prior to completion of this offering. The Company believed that it was appropriate to reflect the above transactions on a retroactive basis pursuant to ASC 260, Earnings Per Share. The Company has retroactively restated all shares and per share data for all periods presented.

Other than the above, the Company evaluated the subsequent event through February 25, 2025, and concluded that there are no material reportable subsequent events that need to be disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Dalu International Group Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Dalu International Group Limited and its subsidiaries (the “Company”) as of March 31, 2024 and 2023, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2024, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2024 in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previous Issued Financial Statements

As discussed in Note 3 to the consolidated financial statements, the 2023 consolidated financial statements have been restated to correct misstatements.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ZH CPA, LLC

We have served as the Company’s auditor since 2022.

Denver, Colorado

December 27, 2024 (except for the effects of the issuance of ordinary shares to all existing shareholders on a pro rata basis disclosed in Note 1, Note 3, Note 10 and Note 15 as to which the date is February 25, 2025)

Dalu International Group Limited
Consolidated Balance Sheets
(Expressed in U.S. Dollars, except for the number of shares)

	March 31, 2024	March 31, 2023 (Restated)
Assets
Current assets
Cash and cash equivalents	$2,215,252	$787,510
Restricted cash	—	12,626
Accounts receivable, net of expected credit loss of $68,401 and $25,406, respectively	448,100	303,182
Accounts receivable – related parties	1,485,033	994,304
Prepayments	24,744	3,137
Due from related parties	634,560	767,712
Deferred offering costs	267,193	—
Other current assets	283,446	392,814
	5,358,328	3,261,285

Due from related parties, noncurrent	—	291,223
Property and equipment, net	152,333	14,728
Operating lease right-of-use assets	13,643,428	15,377,214
Deferred tax assets	94,865	89,531
Total assets	$19,248,954	$19,033,981

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$80,826	$107,769
Contract liabilities	681,876	628,569
Income tax payable	340,915	48,572
Due to related parties	234,561	594,797
Operating lease liabilities, current – related parties	1,496,346	1,466,095
Accrued expenses and other liabilities	1,731,908	1,655,324
	4,566,432	4,501,126

Operating lease liabilities, noncurrent – related parties	12,526,544	14,269,245
Total liabilities	17,092,976	18,770,371

Commitments and contingencies

Shareholders’ equity
Ordinary shares (par value $0.0001 per share, 500,000,000 shares authorized; 18,000,000 and 18,000,000 shares issued and outstanding at March 31, 2024 and 2023)*	1,800	1,800
Subscription receivable	(1,800)	(1,800)
Paid-in capital	78,952	78,952
Statutory reserve	72,570	63,781
Retained earnings	2,051,441	140,843
Accumulated other comprehensive loss	(46,985)	(19,966)
Total shareholders’ equity	2,155,978	263,610
Total liabilities and shareholders’ equity	$19,248,954	$19,033,981

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

Dalu International Group Limited
Consolidated Statements of Income and Comprehensive Income
(Expressed in U.S. dollars, except for the number of shares)

	For the Years Ended March 31,
	2024	2023 (Restated)
Revenues
Revenues – third parties	$4,141,307	$3,614,688
Revenues – related parties	1,395,468	1,170,465
	5,536,775	4,785,153
Cost of revenues
Real estate lease expenses – related parties	(2,210,156)	(2,199,256)
Others	(795,828)	(970,061)
	(3,005,984)	(3,169,317)
Gross profit	2,530,791	1,615,836

Operating Expenses
General and administrative expenses	(219,678)	(1,179,890)
Total operating expenses	(219,678)	(1,179,890)

Income from operations	2,311,113	435,946

Other income
Interest income, net	2,934	717
Gain from disposal of a subsidiary	—	172,514
Other income, net	38,852	11,347
Income before provision for income tax	2,352,899	620,524

Income tax expenses	(433,512)	941
Net income	1,919,387	621,465
Less: Net income attributable to noncontrolling interest	—	37,871
Net income attributable to Dalu International Group Limited’s shareholders	$1,919,387	$583,594

Net income	$1,919,387	$621,465

Other comprehensive (loss) income, net of tax of nil
Total foreign currency translation adjustment	(27,019)	10,893
Comprehensive income	$1,892,368	$632,358
Less: comprehensive income attributable to noncontrolling interest	—	34,897
Comprehensive income attributable to Dalu International Group Limited’s shareholders	$1,892,368	$597,461
Weighted average number of ordinary shares outstanding
Basic and diluted*	18,000,000	18,000,000

Earnings per share
Basic and diluted*	$0.11	$0.03

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

Dalu International Group Limited
Consolidated Statements of Changes in Shareholders’ Equity
(Expressed in U.S. dollars, except for the number of shares)

	Attributable to Dalu International Group Limited’ shareholders							Noncontrolling Interest	Total Equity (Deficit)
	Ordinary Shares*		Subscription Receivable	Additional Paid-in	Statutory Reserve	Retained Earning (Deficit)	Accumulated Other Comprehensive Loss
	Number	Amount
Balance as of March 31, 2022	18,000,000	$1,800	$(1,800)	$78,952	$—	$(378,970)	$(33,833)	$46,075	$(287,776)
Net income (restated)	—	—	—	—	—	583,594	—	37,871	621,465
Appropriation of statutory reserve (restated)	—	—	—	—	63,781	(63,781)	—	—	—
Foreign currency translation adjustment (restated)	—	—	—	—	—	—	13,867	(2,974)	10,893
Disposal of a subsidiary	—	—	—	—	—	—		(80,972)	(80,972)
Balance as of March 31, 2023 (Restated)	18,000,000	$1,800	$(1,800)	$78,952	$63,781	$140,843	$(19,966)	$—	$263,610
Net income	—	—	—	—	—	1,919,387	—	—	1,919,387
Appropriation of statutory reserve	—	—	—	—	8,789	(8,789)	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	(27,019)	—	(27,019)
Balance as of March 31, 2024	18,000,000	$1,800	$(1,800)	$78,952	$72,570	$2,051,441	$(46,985)	$—	$2,155,978

____________

*        The shares and per share information are presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

Dalu International Group Limited
Consolidated Statements of Cash Flows
(Expressed in U.S. dollars)

	For the Years Ended March 31,
	2024	2023 (Restated)
Cash flows from operating activities:
Net income	$1,919,387	$621,465
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expenses	12,842	5,201
Non-cash operating lease	1,141,952	1,075,653
Allowance for expected credit loss of accounts receivable	44,565	25,465
Gain from disposal of a subsidiary	—	(172,514)
Gain from modification and early termination of lease agreements	(36,540)	—
Deferred tax benefits	(9,780)	(89,741)
Change in operating assets and liabilities:
Accounts receivable	(205,478)	(383,660)
Accounts receivable – related parties	(543,302)	(836,190)
Prepayments	(21,922)	417
Due from related parties, current and noncurrent	375,290	(629,270)
Other current assets	90,848	(114,000)
Accounts payable	(21,716)	61,188
Contract liabilities	84,636	568,756
Income tax payable	296,903	74,680
Due to related parties	(333,639)	596,187
Lease liabilities – related parties	(1,066,295)	(716,692)
Accrued expenses and other liabilities	158,612	657,880
Net cash provided by operating activities	1,886,363	744,825

Cash flows from investing activities:
Acquisition of property, plant and equipment	(152,194)	(19,034)
Loans made to a related party	—	(379,473)
Collection of loans from a related party	—	428,122
Loss of cash in connection with disposal of a subsidiary	—	(17,368)
Net cash (used in) provided by investing activities	(152,194)	12,247

Cash flows from financing activities:
Payment of offering costs	(269,177)	—
Net cash used in financing activities	(269,177)	—
Effect of exchange rates on cash and cash equivalents	(49,876)	(5,672)

Net increase in cash, cash equivalents and restricted cash	1,415,116	751,400
Cash, cash equivalents and restricted cash, beginning of year	800,136	48,736
Cash, cash equivalents and restricted cash, end of year	$2,215,252	$800,136

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$146,388	$155

Supplemental disclosures of non-cash financing activities:
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$234,322	$16,488,777

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets

	March 31, 2024	March 31, 2023
Cash and cash equivalents	$2,215,252	$787,510
Restricted cash	—	12,626
Total assets	$2,215,252	$800,136

The accompanying notes are an integral part of these consolidated financial statements.

Dalu International Group Limited
Notes to Consolidated Financial Statements

1.      Organization and Description of Business

Dalu International Group Limited (“Dalu,” and collectively with its subsidiaries, the “Company”) was incorporated on August 10, 2022 under the laws of the Cayman Islands as an exempted company with limited liability. Dalu, through its subsidiaries in China, provides property management services in Chengdu, Sichuan, the People’s Republic of China (“China” or the “PRC”). The Company commenced commercial operation services and real estate leasing business in Chengdu in April 2022.

Dalu owns 100% of the equity interests of China HK Dalu Group Limited (“Dalu HK”), a limited company incorporated in accordance with the laws and regulations of Hong Kong on August 29, 2022.

Reorganization with Yinglianhua

Sichuan Dalu Yinglianhua Property Management Co., Ltd. (“Yinglianhua”) was established on April 30, 2002 under the laws and regulations of the PRC. Yinglianhua had one subsidiary Sichuan Dalu Yinglianhua Zhonglian Property Management Co., Ltd. (“Zhonglian”), in which Yinglianhua had 51% of equity interest. Zhonglian was established on December 24, 2018 under the laws and regulations of the PRC.

On July 19, 2022, Yinglianhua transferred all of its 51% equity interest in Zhonglian to two third party individuals. Following the disposal of its interest in Zhonglian, the Company continues to engage in property management services. The management believed the disposition does not represent a strategic shift because it did not change the nature of its business nor did it change the way it conducts its business. The disposal is therefore not accounted for as discontinued operations in accordance with ASC 205-20.

On August 3, 2022, Sichuan Dalu Huazhan Commercial Operation Management Co., Ltd. (“Huazhan”), a limited liability company incorporated on January 26, 2022 in accordance with the laws and regulations of the PRC, entered into an equity transfer agreement with Yinglianhua and the shareholders of Yinglianhua. Pursuant to the equity transfer agreement, each of the shareholders of Yinglianhua transferred to Huazhan their respective equity interests in Yinglianhua for nil consideration, determined by reference to the evaluation of the net assets of Yinglianhua as of July 31, 2022 (“first reorganization”). Upon completion of such transfers, Yinglianhua became a direct wholly-owned subsidiary of Huazhan.

On August 3, 2022, Huazhan and Yinglianhua became under common control of then existing shareholders, who collectively owned 97% of the equity interest of Huazhan and 100% of the equity interests of Yinglianhua prior to the first reorganization.

Reorganization with Huazhan

On September 19, 2022, Dalu HK entered into an equity transfer agreement with Huazhan. Pursuant to the equity transfer agreement, each of the shareholders of Huazhan transferred to Dalu HK their respective equity interests in Huazhan for nil consideration, determined by reference to the evaluation of the net assets of Huazhan as of August 31, 2022 (“second reorganization”). Upon completion of such transfers, Huazhan became a direct wholly-owned subsidiary of Dalu HK and an indirect-wholly owned subsidiary of Dalu.

On September 19, 2022, Dalu completed the reorganization of entities under common control of five of its then existing shareholders, who collectively owned 90% of the equity interests of Dalu and 100% of the equity interests of Huazhan prior to the reorganization. Dalu and Dalu HK were established as holding companies of Huazhan, and all of these entities are under common control which resulted in the consolidation of Huazhan, which have been accounted for as a reorganization of entities under common control at carrying value. Huazhan did not commence operations until April 2022.

Upon completion of the first reorganization and second reorganization, Yinglianhua became a direct wholly-owned subsidiary of Huazhan, and Huazhan became an indirect-wholly owned subsidiary of the Company.

Dalu International Group Limited
Notes to Consolidated Financial Statements

1.      Organization and Description of Business (cont.)

The Company recognizes the net assets of Huazhan and its subsidiary at their historical carrying amounts in the consolidated financial statements. No new goodwill is recognized. The carrying values of Huazhan and its subsidiary’s net assets were added to the carrying values of the Company’s net assets.

The combination has been treated as a corporate restructuring (the “reorganization”) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the years ended March 31, 2024 and 2023, the results of these subsidiaries are included in the consolidated financial statements for both periods.

On January 27, 2025, the Company issued 17,900,000 shares of ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis. No cash or other consideration was paid for the issuance of 17,900,000 ordinary shares. All the existing shareholders and directors of the Company consider this share issuance was part of the Company’s reorganization to result in 17,900,000 ordinary shares issued and outstanding prior to completion of this offering. The Company believed that it was appropriate to reflect the above transactions on a retroactive basis pursuant to ASC 260, Earnings Per Share. The Company has retroactively restated all shares and per share data for all periods presented.

2.      Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The consolidated financial statements include the financial statements of Dalu and its wholly-owned subsidiaries. All intercompany transactions and balances among Dalu and its subsidiaries have been eliminated upon consolidation.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities on the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. The Company bases its estimates on past experiences and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Estimates are used when accounting for items and matters including, but not limited to, allowances for expected credit loss, useful lives and impairment of long-lived assets.

Cash and cash equivalents

Cash and cash equivalents primarily consist of cash on hand, bank deposits, as well as highly liquid investments, with original maturities of three months or less, which are unrestricted as to withdrawal and use. The Company maintains most of its bank accounts in the PRC.

Restricted cash

Restricted cash mainly represents the utility payments the Company collected from its customers that the Company is obliged to pay to utility suppliers on behalf of its customers. For the year ended March 31, 2024, the Company did not collect the utility fees from customers in advance, as of March 31, 2024, the Company had no restricted cash on the consolidated balance sheets.

Dalu International Group Limited
Notes to Consolidated Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

Accounts receivable, net

Accounts receivable are recorded at the gross billing amount less an allowance for expected credit loss on accounts due from the customers. Accounts receivable does not bear interest.

On April 1, 2023, the Company adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), using the modified retrospective transition method. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. Upon adoption, the Company changed the impairment model to utilize a forward-looking current expected credit losses (CECL) model in place of the incurred loss methodology for financial instruments measured at amortized cost and receivables resulting from the application of ASC 606, including contract assets. The adoption of the guidance did not have a material impact on the allowance for credit losses for accounts receivable on April 1, 2023.

Prior to the Company’s adoption of ASU 2016-13, the Company applied ASC 310, Receivables (“ASC 310”) to recognize and measure accounts receivable. The Company records impairment losses for accounts receivable based on assessments of the recoverability of the trade and other receivables and individual account analysis, including the current creditworthiness and the past collection history of each debtor. Impairments arise when there is objective evidence indicating that the balances may not be collectible. The identification of bad and doubtful debts, in particular of a loss event, requires the use of judgment and estimates, which involve the estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed non-collectable on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

After the adoption of ASU 2016-13, The Company maintains an allowance for credit losses and records the allowance for credit losses as an offset to accounts receivable and the estimated credit losses charged to the allowance is classified as “general and administrative expenses” in the consolidated statements of income and comprehensive income. The Company assesses collectability by reviewing accounts receivable on aging schedules because the accounts receivable were primarily consisted of property management fees due from customers in similar geographical areas. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the balances, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. Delinquent account balances are written-off against the allowance for expected credit loss after management has determined that the likelihood of collection is not probable.

For the year ended March 31, 2024, the Company provided expected credit losses of $44,565 against accounts receivable. For the year ended March 31, 2023, the Company provided allowance of $25,465 against the accounts receivable.

Deferred offering cost

In the event of offering of equity securities, incremental costs that otherwise would not have been incurred are deferred and capitalized in the balance sheet as deferred offering costs which will be later deducted against additional paid-in capital upon completion of offering of equity securities. The deferred offering cost would be charged to the consolidated statements of income and comprehensive income in the event of unsuccessful or aborted offering of equity securities.

Dalu International Group Limited
Notes to Consolidated Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

Operating leases

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-02, Leases (Topic 842), which is effective for annual reporting periods (including interim periods) beginning after December 15, 2018 for public companies, and is effective for annual reporting periods (including interim periods) beginning after December 15, 2021 for private companies (including emerging growth companies), and early adoption is permitted. The Company adopted the Topic 842 on April 1, 2020 using a modified retrospective approach reflecting the application of the standard to leases existing at, or entered after, the beginning of the earliest comparative period presented in the consolidated financial statements.

The Company leases its office buildings and mixed-use buildings for real estate leasing business, which are classified as operating leases in accordance with Topic 842. A lease is classified at the inception date as either a finance lease or an operating lease. A lease is a finance lease if any of the following conditions exist: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life, d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property at the inception date, or e) the underlying asset is of a specialized nature that it is expected to have no alternative use to lessor at end of lease term.

Operating leases are required to record in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. The Company has elected the package of practical expedients, which allows the Company not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date and (3) initial direct costs for any expired or existing leases as of the adoption date. The Company elected the short-term lease exemption as the lease terms are 12 months or less. In addition, the Company has elected not to separate non-lease components (e.g., common area maintenance fees) from the lease components. The Company commenced real estate leasing business in April 2022. As of March 31, 2024 and 2023, the Company had four and four leases with property owners with lease terms over 12 months, respectively.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, less any lease incentives received. All right-of-use assets are reviewed for impairment.

Property, equipment, net

Property and equipment primarily consist of office equipment, furniture and leasehold improvement used in subleased offices, which are stated at cost less accumulated depreciation and impairment losses. Depreciation is provided using the straight-line method based on the estimated useful life. The useful lives of property and equipment as follows:

Office equipment	3 years
Furniture	5 years
Leasehold improvements	10 years

Expenditures for repairs and maintenance, which do not materially extend the useful lives of the assets, are expensed as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized.

For the year ended March 31, 2024, the Company early adopted ASU 2023-01 to account for leasehold improvements associated with common control leases. The useful lives of the leasehold improvements were estimated to the common control group.

Dalu International Group Limited
Notes to Consolidated Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment of long-lived assets was recognized for the years ended March 31, 2024 and 2023.

Real estate lease income with tenants

Since April 2022, the Company has leased five properties, including office buildings and mixed-use buildings, from related parties, and subleased to both third party and related party customers. The terms of leases with property owners are generally between 10 and 15 years with market-based renewal options. Lease income is primarily derived from the lease payments from tenants and are recorded net of tax. The Company adopted Topic 842 to recognize lease income with tenants.

Monthly lease is generally fixed during the first one or two years within the lease term, and a per annum 3% – 5% lease cost escalation may be charged to tenants in the remaining lease terms. The Company also offers free-rent periods ranging from one and three months to tenants.

The Company determines all lease arrangements with tenants are operating leases since the benefits and risks incidental to ownership remain with the Company. Lease income, including lease cost escalation, is recognized on a straight-line basis starting from the commencement date stated in the lease agreements.

As of March 31, 2024, the Company had uncompleted performance obligations of $14,060,242, which will be recognized as lease income in a straight-line method over lease term over a period ranging between 3 months and 10.6 years.

Revenue recognition

The Company adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”) on April 1, 2020, using the modified retrospective approach for contracts that were not completed as of April 1, 2019. ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. In accordance with ASC 606, revenues are recognized when control of the promised services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The Company identified each distinct service, or each series of distinct services that are substantially the same and that have the same pattern of transfer to the customer, as one performance obligation.

The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company has no material incremental costs of obtaining contracts with customers.

Dalu International Group Limited
Notes to Consolidated Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

Property management services

The Company provides a range of property management services to primarily property developers, property owners and occupiers. The Company’s property management portfolio covers residential properties and commercial properties, including office buildings and commercial complexes. The Company charged property management fees on a lump-sum basis. Lump-sum basis refers to the Company providing property management services for a predetermined set price. The Company acts as a principal in providing property management services as the Company is determined to be the primary obligor in fulfilling the property management services to the customers.

The Company identifies two performance obligations for each property management service, including parking management service and other property management services. The two performance obligations are separate from each other as parking management service is an optional service. The transaction value of both services was separately identified in the contract, and each reflected the standalone market value. Both performance obligations are satisfied over time. The Company bills a fixed amount for services provided monthly, and the Company recognizes revenues in the amount to which the Company has a right to invoice and corresponds directly with the value of performance completed.

Commercial operation services

Since April 2022, the Company has provided a range of commercial operation services primarily to property developers and property owners. The commercial operation services primarily comprise brand planning, market research and positioning consultancy, tenant sourcing and management, marketing and business support. These services are highly integrated with the purpose of assisting the property owners to improve occupancy rate.

The Company charged commercial operation services at a predetermined percentage over the lease income earned by the property developers and property owners. The Company acts as a principal in providing commercial operating services as the Company is determined to be the primary obligor in fulfilling the commercial operating services to the customers.

The Company identifies one performance obligation for each commercial operation agreement, which is to promote the properties for the purpose of sourcing tenants. The Company bills a determined amount for services provided on a monthly basis, and the Company recognizes revenues on a monthly basis in the amount to which the Company has a right to invoice and corresponds directly with the value of performance completed.

Other community value-added services

The Company also provided other community value-added services to customers, primarily ad-hoc maintenance services. These services were based on specific requirements of the customers. Revenues are recognized when the services were rendered.

For the years ended March 31, 2024 and 2023, revenues from other community value-added services accounted for 3.0% and 7.3% of total revenues from contracts with customers, respectively.

Contract liabilities

The Company’s contract liabilities include payments received in advance of providing property management services and real estate leasing services which will be recognized as revenue as the Company completed the performances. The Company recorded contract liabilities on the consolidated balance sheet. $628,569 and $80,229 of contract liabilities as of April 1, 2023 and 2022 were recognized as revenues for the years ended March 31, 2024 and 2023, respectively.

Dalu International Group Limited
Notes to Consolidated Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

Sources of revenue

For the years ended March 31, 2024 and 2023, all of the Company’s revenue was generated in the PRC. The Company disaggregate revenue into four revenue streams as the following table:

	For the Years Ended March 31,
	2024	2023
Property management service fees	$956,478	$916,070
Property management service fees – related parties	439,680	359,509
Commercial operation service fees – related parties	649,445	491,382
Other community value-added services fees	165,309	162,623
	2,210,912	1,929,584
Real estate lease income	3,019,520	2,535,995
Real estate lease income – related party	306,343	319,574
Total revenues	$5,536,775	$4,785,153

Value-added taxes

The Company’s PRC subsidiaries are subject to value-added tax (“VAT”) and related surcharges based on gross product or service price depending on the type of products or services provided in the PRC (“output VAT”), and the VAT may be offset by VAT paid by the Company on service purchases (“input VAT”). Commencing from April 1, 2019, the applicable rate for general VAT payer is 6% for property management and other community value-added services, and 9% for real estate leasing services. The VAT is not included in the consolidated statements of income and comprehensive income.

Cost of revenues

Cost of revenues consists primarily of real estate lease expenses, employee salaries and welfare expenses, landscaping and cleaning expenses, security charges, maintenance costs and other expenses directly attributable to the Company’s operations.

Income Taxes

The Company accounts for income taxes in accordance with the ASC 740 Income Taxes for income taxes. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets is based on the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due and deferred taxes.

The current income tax is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent that it is more likely than not to be realized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

Dalu International Group Limited
Notes to Consolidated Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company does not believe that there was any uncertain tax position as of March 31, 2024 and 2023. As of March 31, 2024, income tax returns for the tax years ended December 31, 2019 through December 31, 2023 remain open for statutory examination in the PRC.

Foreign currency translation

The reporting currency of the Company is U.S. dollars (“US$” or “$”) and the accompanying consolidated financial statements have been expressed in US$. Since the Company operates primarily in the PRC, the Company’s functional currency is the Chinese Yuan (“RMB”). The Company’s consolidated financial statements have been translated into the reporting currency US$. Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. The resulting translation adjustments are reported under the statements of income and other comprehensive income.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	March 31, 2024	March 31, 2023
Year-end spot rate	7.2203	6.8676
	For the Years Ended March 31,
	2024	2023
Average rate	7.1671	6.8516

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of the fair value hierarchy are described below:

Level 1 —	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 —

inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 —

Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

As of March 31, 2024 and 2023, financial instruments of the Company comprised primarily current assets and current liabilities including cash and cash equivalents, accounts receivable, due from/to related parties, other receivables, accounts payable, and accrued expenses and other current liabilities, which approximate their fair values because of the short-term nature of these instruments. For lease liabilities, fair value approximates their carrying value

Dalu International Group Limited
Notes to Consolidated Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

at the year-end as the interest rates used to discount the host contracts approximate market rates. The Company noted no transfers between levels during any of the periods presented. The Company did not have any instruments that were measured at fair value on a recurring nor non-recurring basis as of March 31, 2024 and 2023.

Classification

Certain items in the financial statements of comparative period have been reclassified to conform to the financial statements for the current period, primarily for the effects of reclassification of breakdown of revenue for in Note 2. Summary of Significant Accounting Policies — Revenue Recognition.

Significant risks and uncertainties

Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents, restricted cash, accounts receivable, due from related parties, and other receivables. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates.

As of March 31, 2024, the Company held cash and cash equivalents of $2,215,252, all of which were deposited in financial institutions located in Mainland China, and each bank account in Mainland China is insured by the PRC government authority with the maximum limit of RMB 500,000 (equivalent to approximately $69,200). The Company primarily places cash and cash equivalent deposits with large financial institutions in China which management believes are of high credit quality. Thus, the Company expects that there is no significant credit risk associated with the cash and cash equivalents.

The risk with respect to accounts receivable, due from related parties and other receivable is mitigated by credit evaluations the Company performs on its customers and its ongoing monitoring processes of outstanding balances.

Concentration risk

As of March 31, 2024, four related party customers accounted for 30.0%, 17.4%, 15.9% and 10.7% of accounts receivable, respectively. As of March 31, 2023, three related party customers accounted for 26.3%, 20.7% and 20.3% of accounts receivable, respectively.

For the year ended March 31, 2024, one third-party customer accounted for 10.5% of revenues. For the year ended March 31, 2023, one third-party customer accounted for 12.7% of revenues.

For the year ended March 31, 2024, one related party supplier accounted for 65.0% of cost of revenues. For the year ended March 31, 2023, one related party supplier accounted for 64.6% of cost of revenues. The Company did not incur significant purchases from third party supplies. Because the Company’s property management business did not rely on the temporary labor, the Company did not believe there is any concentration risk on suppliers.

Liquidity risk

The Company is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and its shareholders to obtain short-term funding to resolve the liquidity shortage.

Foreign currency risk

Substantially all of the Company’s operating activities and the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted

Dalu International Group Limited
Notes to Consolidated Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. All of the cash and cash equivalents as of March 31, 2024 and 2023 were denominated in RMB.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits and financial products purchased from financial institutions. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.

Segment reporting

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment. All of the Company’s revenues and assets are based in China, and the Company had one segment as of March 31, 2024 and 2023.

Recently issued accounting pronouncements

In December 2023, the FASB issued ASU 2023-09, which is an update to Topic 740, Income Taxes. The amendments in this update related to the rate reconciliation and income taxes paid disclosures improve the transparency of income tax disclosures by requiring (1) adding disclosures of pretax income (or loss) and income tax expense (or benefit) to be consistent with U.S. Securities and Exchange Commission (the “SEC”) Regulation S-X 210.4-08(h), Rules of General Application — General Notes to Financial Statements: Income Tax Expense, and (2) removing disclosures that no longer are considered cost beneficial or relevant. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this update should be applied on a prospective basis. Retrospective application is permitted. The Company does not plan to early adopt ASU 2023-09 and is evaluating the impact of adoption of ASU 2023-09 on the consolidated financial statements.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — Codification Amendments in Response to SEC’s Disclosure Update and Simplification Initiative which amend the disclosure or presentation requirements of codification subtopic 230-10 Statement of Cash Flows — Overall, 250-10 Accounting Changes and Error Corrections — Overall, 260-10 Earnings Per Share — Overall, 270-10 Interim Reporting — Overall, 440-10 Commitments — Overall, 470-10 Debt — Overall, 505-10 Equity — Overall, 815-10 Derivatives and Hedging — Overall, 860-30 Transfers and Servicing — Secured Borrowing and Collateral, 932-235 Extractive Activities — Oil and Gas — Notes to Financial Statements, 946-20 Financial Services — Investment Companies — Investment Company Activities, and 974-10 Real Estate — Real Estate Investment Trusts — Overall. The amendments represent changes to clarify or improve disclosure and presentation requirements of the above subtopics. Many of the amendments allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the SEC’s requirements. Also, the amendments align the requirements in the codification with the SEC’s regulations. For entities subject to existing SEC disclosure requirements or those that must provide financial statements to the SEC for securities purposes without contractual transfer restrictions, the effective date aligns with the date when the SEC removes the related disclosure from Regulation S-X or Regulation S-K. Early adoption is not allowed. For all other entities, the amendments will be effective two years later from the date of the SEC’s removal.

Dalu International Group Limited
Notes to Consolidated Financial Statements

2.      Summary of Significant Accounting Policies (cont.)

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated balance sheets, consolidated statements of income and comprehensive income and consolidated statements of cash flows.

3.      Restatement of Previously Issued Financial Statements

The Company has noted the following errors in relation to its consolidated financial statements for the year ended March 31, 2023 that had been filed in the Form F-1 on December 28, 2023. The errors related to the expense of deferred offering cost and recognition of deferred tax assets arising from operating lease arrangements upon adoption of ASC 842.

a.      Expense of deferred offering cost

For the year ended March 31, 2024, the Company recorded deferred offering cost of $981,438, which should be expensed because these professional expenses were not directly related to the initial public offering of the Company. The Company restated to expense deferred offering costs. The restatement also affected the current income tax expenses which were based on net income before income tax expenses and statutory reserves which were appropriated on the basis of net income.

b.      Recognition of deferred tax assets arising from operating lease arrangements upon adoption of ASC 842.

The Company adopted ASC 842 since April 1, 2022, and recognized operating lease right of use assets and operating lease liabilities, both of which caused temporary differences in reconciliation of taxable income. The Company restated to recognize deferred tax assets on operating lease right of use assets and lease liabilities.

The following tables present the effects of correcting this error on the Company’s financial statements as of March 31, 2023, and for the year ended March 31, 2023:

	March 31, 2023
Consolidated balance sheet	As previously reported	Adjustments	As restated
Deferred offering cost	$981,438	$(981,438)	$—
Total current assets	$4,242,723	$(981,438)	$3,261,285
Deferred tax assets	$—	$89,531	$89,531
Total assets	$19,925,888	$(891,907)	$19,033,981
Income tax payable	$267,702	$(219,130)	$48,572
Total current liabilities	$4,720,256	$(219,130)	$4,501,126
Total liabilities	$18,989,501	$(219,130)	$18,770,371
Statutory reserve	$84,804	$(21,023)	$63,781
Retained earnings	$794,169	$(653,326)	$140,843
Accumulated other comprehensive loss	$(21,538)	$1,572	$(19,966)
Total shareholders’ equity	$936,387	$(672,777)	$263,610
Total liabilities and equity	$19,925,888	$(891,907)	$19,033,981

Dalu International Group Limited
Notes to Consolidated Financial Statements

3.      Restatement of Previously Issued Financial Statements (cont.)

	For the Year Ended March 31, 2023
Consolidated statements of income	As previously reported	Adjustments	As restated
General and administrative expenses	$(196,158)	$(983,732)	$(1,179,890)
Total operating expenses	$(196,158)	$(983,732)	$(1,179,890)
Income from operations	$1,419,678	$(983,732)	$435,946
Income before provision for income tax	$1,604,256	$(983,732)	$620,524
Income tax expenses	$(308,442)	$309,383	$941
Net income	$1,295,814	$(674,349)	$621,465
Net income attributable to Dalu International Group Limited’s shareholders	$1,257,943	$(674,349)	$583,594
Total foreign currency translation adjustment	$9,321	$1,572	$10,893
Comprehensive income	$1,305,135	$(672,777)	$632,358
Comprehensive income attributable to Dalu International Group Limited’s shareholders	$1,270,238	$(672,777)	$597,461
Earnings per share – basic and diluted*	$0.07	$(0.04)	$0.03
	For the Year Ended March 31, 2023
Consolidated statements of cash flows	As previously reported	Adjustments	As restated
Net income	$1,295,814	$(674,349)	$621,465
Deferred tax benefits	$—	$(89,741)	$(89,741)
Change in operating assets and liabilities:
Income tax payable	$294,322	$(219,642)	$74,680
Due to related parties	$132,061	$464,126	$596,187
Net cash provided by operating activities	$1,264,431	$(519,606)	$744,825
Payment of offering costs	$(519,606)	$519,606	$—
Net cash used in financing activities	$(519,606)	$519,606	$—

____________

*        The per share information are presented on a retroactive basis to reflect the reorganization as disclosed in Note 1, Note 10 and Note 15.

4.      Transfer of Equity Interest in Zhonglian

On July 19, 2022, Yinglianhua transferred equity interest in Zhonglian to two third party individuals at cash consideration of $256,789 (RMB 1,720,000), which was outstanding as of March 31, 2023. The transfer of equity interest in Zhonglian did not discontinue the Company’s property management services. For the period from April 1, 2022 through July 19, 2022, Zhonglian reported revenue and net income of $136,682 and $77,288, respectively, accounting for 3% and 6% of consolidated revenues and net income, respectively, for the year ended March 31, 2023. The management believes the disposition does not represent a strategic shift because it is not changing the way it is running its business. The Company has not shifted the nature of its operations. The termination is not accounted as discontinued operations in accordance with ASC 205-20.

In accordance with ASC 810-10-40-3(a), the gain or loss arising from deconsolidation of Zhonglian is measured as the difference between (a) the aggregate of the fair value of any consideration received, and the carrying amount of any noncontrolling interest in the former subsidiary at the date the subsidiary is deconsolidated, and (b) the carrying amount of the former subsidiary’s assets and liabilities.

Dalu International Group Limited
Notes to Consolidated Financial Statements

4.      Transfer of Equity Interest in Zhonglian (cont.)

On July 19, 2022, the Company recorded a gain of $172,514 from the transfer of equity in the account of “gain from disposal of a subsidiary” in the consolidated statements of income and comprehensive income. The gain was comprised of the following:

July 19, 2022
Fair value of consideration	$256,789
Noncontrolling interest of Zhonglian	80,972
Less: Net assets of Zhonglian	(165,247)
Net gains from deconsolidation of Zhonglian	$172,514

Upon the close of transfer of equity interest in Zhonglian, the Company had no continuous involvement in Zhonglian, and Zhonglian was no longer a subsidiary or a related party of the Company. The third-party individuals made 50% of the consideration on the closing of transfer of equity interest of Zhonglian. Pursuant to the payment agreement among the Company and the two third-party individuals, the remaining 30% of the consideration would be paid before December 31, 2023, and the 20% would be paid before June 30, 2024. As of the date of this report, consideration was fully collected.

5.      Accounts Receivable, Net

As of March 31, 2024 and 2023, accounts receivable, net consisted of the following:

	March 31, 2024	March 31, 2023
Accounts receivable, gross	$516,501	$328,588
Less: allowance for expected credit losses	(68,401)	(25,406)
	$448,100	$303,182

For the years ended March 31, 2024 and 2023, the changes in allowance for expected credit losses were as the following:

	March 31, 2024	March 31, 2023
Opening balance	$25,406	$—
Provision for expected credit allowance	44,565	25,465
Foreign exchange adjustments	(1,570)	(59)
Ending balance	$68,401	25,406

6.      Property and Equipment, Net

As of March 31, 2024 and 2023, property and equipment, net consisted of the following:

	March 31, 2024	March 31, 2023
Office equipment	$60,286	$63,381
Furniture	24,745	—
Leasehold improvements	126,327	—
	211,358	63,381
Less: accumulated depreciation	(59,025)	(48,653)
	$152,333	$14,728

For the years ended March 31, 2024 and 2023, the Company recognized depreciation expenses of $12,842 and $5,201, respectively.

Dalu International Group Limited
Notes to Consolidated Financial Statements

7.      Operating Lease

The Company commenced its real estate leasing business in April 2022. During April 2022 through March 2024, the Company entered into office buildings and mixed-use buildings lease agreements with three related parties (Note 12), with lease terms ranging between 10 and 15 years. All of these office buildings and mixed-use buildings are located in Sichuan Province of China under non-cancellable operating leases. No renewal or termination options were agreed in the lease agreements. Lease expense for lease payment is recognized on a straight-line basis over the lease term.

During the year ended March 31, 2024, the Company early terminated one lease agreement with a related party. No gains or loss were incurred from early termination.

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the leases do not provide a readily determinable implicit rate. Therefore, the Company discount lease payments based on an estimate of the incremental borrowing rate of 7.5% by reference to the borrowing rate borne by Sichuan Dalu Group Co., Ltd., an entity controlled by Mr. Dalu Yang, the Chairman and a principal shareholder of the Company.

For operating leases that include rent holidays and rent escalation clauses, the Company recognizes lease expense on a straight-line basis over the lease term from the date it takes possession of the leased property. The Company records the straight-line lease expense and any contingent rent, if applicable, in cost of revenues on the consolidated statements of income and comprehensive income. The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The table below presents the operating lease related assets and liabilities recorded on the consolidated balance sheets.

	March 31, 2024	March 31, 2023
Operating lease right-of-use assets	$13,643,428	$15,377,214

Operating lease liabilities, current – related parties	1,496,346	1,466,095
Operating lease liabilities, noncurrent – related parties	12,526,544	14,269,245
Total operating lease liabilities – related parties	$14,022,890	$15,735,340

Other information about the Company’s leases is as follows:

	March 31, 2024	March 31, 2023
Operating cash flows used in operating leases*	$2,360,618	$1,348,429
Weighted average remaining lease term (years)	8.61	9.57
Weighted average discount rate	7.50%	7.50%

____________

*        For the year ended March 31, 2023, in addition to the cash payment of $1,348,429 for operating leases, the Company also net off operating lease payable of $658,075 due to Sichuan Dalu Property Development Co., Ltd. (“Dalu Property Development”), against real estate leasing income receivable due from Dalu Property Development.

Operating lease expenses charged by related parties were $2,210,156 and $2,199,256, respectively, for the years ended March 31, 2024 and 2023, respectively. The operating lease expenses were recorded in the account of “cost of revenues” in the consolidated statements of income and comprehensive income.

Dalu International Group Limited
Notes to Consolidated Financial Statements

7.      Operating Lease (cont.)

The following is a schedule, by years, of maturities of lease liabilities as of March 31, 2024:

March 31, 2024
For the year ending March 31, 2025	$2,470,554
For the year ending March 31, 2026	2,157,725
For the year ending March 31, 2027	2,157,725
For the year ending March 31, 2028	2,219,675
For the year ending March 31, 2028 and thereafter	9,903,295
Total lease payments	18,908,974
Less: Imputed interest	(4,886,084)
Present value of lease liabilities – related parties	$14,022,890

8.      Contract liabilities

A contract liability is an entity’s obligation to transfer goods or services to a customer for which the entity has received consideration or an amount of consideration is due from the customer. For the years ended March 31, 2024 and 2023, the Company required advance payments from its customers from real estate leasing business and property management business. Generally, a three-month of lease fees and property management fees were advanced from customers 15 days before the service period started. The lease income and revenues from property management services were recognized on a monthly basis at determinable transaction price. The advance payments were transferred into revenues upon revenue recognition.

For the years ended March 31, 2024 and 2023, the movement of contract liabilities was as follows:

	For the years ended March 31,
	2024	2023
Opening balance	$628,569	$80,229
Addition of contract liabilities	4,432,026	3,756,370
Revenue recognition during the year	(4,347,564)	(3,187,789)
Derecognition of contract liabilities due to disposal of a subsidiary	—	(12,795)
Foreign exchange adjustment	(31,155)	(7,446)
Ending balance	$681,876	$628,569

9.      Accrued Expenses and Other Liabilities

As of March 31, 2024 and 2023, accrued expenses and other current liabilities consisted of the following:

	March 31, 2024	March 31, 2023
Deposit payable(1)	$601,791	$589,276
Reserve for utility payments collected on behalf of utility companies(2)	450,701	542,723
Accrued payroll and welfare(3)	307,019	293,425
Other tax payable	237,760	135,593
Others	134,637	94,307
	$1,731,908	$1,655,324

____________

(1)      As of March 31, 2024, the balance of deposit payable was comprised of deposits of $536,897 which would be payable to the lessees of the Company’s real estate leasing business upon the lessees would terminate lease agreements with the Company, and deposits of $64,894 which would be payable to customers to which the Company provided property management services

Dalu International Group Limited
Notes to Consolidated Financial Statements

9.      Accrued Expenses and Other Liabilities (cont.)

As of March 31, 2023, the balance of deposit payable was comprised of deposits of $510,842 which would be payable to the lessees of the Company’s real estate leasing business upon the lessees would terminate lease agreements with the Company, and deposits of $78,434 which would be payable to customers to which the Company provided property management services.

(2)      As part of property management services, the Company collected utility payments, including electricity and water, from property occupiers for which the Company provides property management services, and paid these expenses to related suppliers. As of March 31, 2024 and 2023, the balance represented the excess of the collected amount from property residents over the amount charged by suppliers. The total outstanding balance will be refunded by the Company to its customers or used as a credit for future utility payments, at the option of the customers.

(3)      The balance of accrued payroll and welfare represented (i) unpaid salary and welfare expenses of current month and would be paid in the next month, and (ii) the outstanding housing provident fund and social insurance contributions which the Company did not fully paid. These outstanding balances may be subject to penalties and fines due to late payments. (see Note 13).

10.    Equity

Ordinary shares

The Company’s authorized share capital is 500,000,000 ordinary shares, par value $0.0001 per share.

On August 19, 2022, the Company issued 100,000 ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis. On January 27, 2025, the Company issued 17,900,000 shares of ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis. Cash consideration of $1,800 was receivable from shareholders for the issuance of 18,000,000 ordinary shares. As of the date of this report, the cash consideration of $1,800 was recorded as “subscription receivable” under shareholders’ equity.

All the existing shareholders and directors of the Company consider this share issuance was part of the Company’s reorganization to result in 18,000,000 ordinary shares issued and outstanding prior to completion of this offering. The Company believed that it was appropriate to reflect the above transactions on a retroactive basis pursuant to ASC 260, Earnings Per Share. The Company has retroactively restated all shares and per share data for all periods presented.

As of March 31, 2024 and 2023, the Company had 18,000,000 outstanding ordinary shares.

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by Huazhan and Yinglianhua only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of the PRC subsidiaries included in the Company’s consolidated net assets are also non-distributable for dividend purposes. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of Huazhan and Yinglianhua. Each of Huazhan and Yinglianhua is required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, Huazhan and Yinglianhua may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

For the years ended March 31, 2024 and 2023, the Company’s PRC subsidiaries appropriated statutory reserve of $8,789 and $63,781 (restated).

As of March 31, 2024 and 2023, the Company had net assets restricted in the aggregate of approximately $151,522 and $142,733 (restated), respectively, which include paid-in capital and statutory reserve of the Company’s PRC subsidiaries that are included in the Company’s consolidated net assets.

Dalu International Group Limited
Notes to Consolidated Financial Statements

11.    Income Taxes

Cayman Islands

Under the current and applicable laws of the Cayman Islands, Dalu is not subject to tax on income or capital gain. Additionally, upon payments of dividends by Dalu to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Dalu HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for the first Hong Kong Dollar (“HKD$”) 2 million of assessable profits is 8.25% and assessable profits above HKD$2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019. Before that, the applicable tax rate was 16.5% for corporations in Hong Kong. Dalu HK did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax laws, Dalu HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

Huazhan, Yinglianhua and Zhonglian were incorporated in the PRC and are subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. On March 16, 2007, the National People’s Congress enacted a new enterprise income tax law, which took effect on January 1, 2008. The law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises.

Income tax (expense) benefits consist of the following:

	For the Years Ended March 31,
	2024	2023 (Restated)
Current income tax expenses	$(443,292)	$(88,800)
Deferred income tax benefits	9,780	89,741
Income tax (expenses) benefits	$(433,512)	$941

Below is a reconciliation of the PRC statutory tax rate to the effective tax rate:

	For the Years Ended March 31,
	2024	2023 (Restated)
Income before provision for income tax	$2,352,899	$620,524
PRC statutory income tax rate	(588,225)	(155,131)
Effect of non-deductible expenses	(331)	(1,935)
Effect of utilization of net operating losses carryforward	155,044	158,007
Income tax Income tax (expenses) benefits	$(433,512)	$941

Dalu International Group Limited
Notes to Consolidated Financial Statements

11.    Income Taxes (cont.)

Deferred tax assets as of March 31, 2024 and 2023 consist of the following:

	March 31, 2024	March 31, 2023 (Restated)
Deferred tax assets
Net operating losses carryforwards in the PRC	$89,072	$246,667
Operating lease liabilities	3,505,722	3,933,835
Allowance for expected credit losses	11,059	6,351
	3,605,853	4,186,853
Deferred tax liabilities
Operating lease right-of-use assets	(3,410,857)	(3,844,304)
Deferred tax assets	194,996	342,549
Less: valuation allowance	(100,131)	(253,018)
Deferred tax assets, net	$94,865	$89,531

As of March 31, 2024 and 2023, the Company had net operating loss carryforwards of $356,288 and $986,668 (restated), respectively. The tax losses of $945,437 as of March 31, 2023 and $752,269 (restated) as of March 31, 2022 was utilized in the year ended March 31, 2024 and 2023, respectively.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of March 31, 2024 and 2023, the Company did not have any significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit. The Company does not believe that its uncertain tax benefits position would materially change over the next twelve months.

12.    Related Party Transactions and Balances

1)      Nature of relationships with related parties

Name	Relationship with the Company
Mr. Dalu Yang	Chairman and a principal shareholder of the Company
Sichuan Dalu Group Co, Ltd. (“Dalu Group”)	Controlled by Mr. Dalu Yang
Dalu Property Development	Controlled by Mr. Dalu Yang
Sichuan Xuanyuan Real Estate Development Co, Ltd. (“Sichuan Xuanyuan”)	Controlled by Mr. Dalu Yang
Sichuan Dalu Investment Management Co, Ltd. (“Dalu Investment”)	Controlled by Mr. Dalu Yang

Dalu International Group Limited
Notes to Consolidated Financial Statements

12.    Related Party Transactions and Balances (cont.)

2)      Transactions with related parties

	For the Year Ended March 31,
	2024	2023
Revenues(a)
Dalu Property Development	$574,410	$343,434
Dalu Group	306,343	319,574
Sichuan Xuanyuan	282,506	258,692
Dalu Investment	197,443	206,535
Others*	34,766	42,230
	$1,395,468	$1,170,465

Lease cost charged by related parties(b)
Dalu Property Development	$1,954,032	$2,051,220
Mr. Dalu Yang	207,426	97,097
Others	48,698	50,939
	$2,210,156	$2,199,256

Loans made to a related party
Dalu Property Development(c)	$—	$379,473

Collection of loans from a related party
Dalu Property Development(c)	$—	$428,122

____________

*        Others represented certain related parties which are controlled by Mr. Yang. During the years ended March 31, 2024 and 2023, the Company provided property management services, commercial operation services and real estate leasing services to these related parties and earned service fees.

(a)      For the years ended March 31, 2024 and 2023, the Company provided property management services to end customers on behalf of certain related parties, or provided commercial operating services and leasing services to related parties, and the Company generated revenues from services fees paid by these related parties.

(b)      For the years ended March 31, 2024 and 2023, the Company leased office buildings and mixed-use buildings from three related parties. The Company is charged of lease expenses by these related parties.

(c)      For the years ended March 31, 2024 and 2023, the Company made loans of $nil and $379,473 to Dalu Property Development. For the same periods, the Company collected payments of loans of $nil and $428,122 from Dalu Property Development. The loans made to the related party were interest free, non-secured and repayable on demand.

Dalu International Group Limited
Notes to Consolidated Financial Statements

12.    Related Party Transactions and Balances (cont.)

3)      Balances with related parties

–       Accounts receivable — related parties

	March 31 2024	March 31, 2023
Property management fees receivable(a)
Dalu Property Development	$216,267	$195,622
Sichuan Xuanyuan	306,835	273,574
Others	32,815	48,175
	555,917	517,371
Real estate leasing income receivable(b)
Dalu Group	336,873	347,525
	336,873	347,525
Commercial operation service income receivable(c)
Dalu Property Development	362,857	72,919
Dalu Investment	207,748	54,604
Others	21,638	1,885
	592,243	129,408
	$1,485,033	$994,304

____________

(a)      During the years ended March 31, 2024 and 2023, the Company was engaged by certain related parties to provide property management services to end customers and earned property management service fees from these related parties. As of March 31, 2024 and 2023, the balances represented the property management service fees due from these related parties. As of the date of this report, the outstanding balances due from related parties have been fully collected.

(b)      Starting from April 2022, the Company provides real estate leasing services to certain related parties and earned lease income from these related parties, As of March 31, 2024 and 2023, the balances represented the lease income due from these related parties. As of the date of this report, the outstanding balances due from related parties have been fully collected.

(c)      Starting from April 2022, the Company provides commercial operation services to certain related parties and earned commercial operation income from these related parties, As of March 31, 2024 and 2023, the balances represented the commercial operation income due from these related parties. As of the date of this report, the outstanding balances due from related parties have been fully collected.

–       Due from related parties

	March 31 2024	March 31, 2023
Payment on behalf of related parties(a)
Dalu Property Development	$—	$246,776
Dalu Group	—	78,127
Others	35,512	33,145
	35,512	358,048
Other receivable(b)
Dalu Property Development	599,048	409,664
	599,048	409,664
	$634,560	$767,712

____________

(a)      As of March 31, 2024 and 2023, the balances due from Dalu Property Development and Dalu Group represented payment of certain administrative fees on behalf of the related parties. The balances were non-interest bearing and non-secured, and were repayable on demand.

(b)      As of March 31, 2024, the balance of other receivable represented deposits of $264,946 due from related parties for certain office buildings leases and deposits of $276,997 due from related parties for commercial operation services.

          As of March 31, 2023, the balance of other receivable represented deposits of $347,785 due from related parties for certain office buildings leases.

Dalu International Group Limited
Notes to Consolidated Financial Statements

12.    Related Party Transactions and Balances (cont.)

Deposits for office buildings leases

To support the Company’s real estate leasing business, the Company leased certain office buildings from related parties and paid deposits to these related parties. The deposits are refundable upon termination of the lease agreements.

Deposits for commercial operation services

The deposit was refundable in June 2024 if the Company meet the performance target underlying the commercial operation services. As of the date of this report, the Company collected all deposits repaid by due date.

–       Due from related parties, noncurrent

	March 31 2024	March 31, 2023
Other receivable(a)
Dalu Property Development	$—	$291,223
	$—	$291,223

____________

(a)      As of March 31, 2023, the balances due from Dalu Property Development represented deposits made to the related party for commercial operation services. The deposit was refundable in June 2024 if the Company meet the performance target underlying the commercial operation services. As of March 31, 2024, the Company reclassified the deposits to due from related parties in current assets. As of the date of this report, the Company collected all deposits repaid by due date.

–       Due to related parties

	March 31 2024	March 31, 2023
Offering cost payable
Dalu Group(a)	$—	$463,044
	—	463,044
Other payable(b)
Dalu Property Development	150,921	54,392
Dalu Investment	35,088	48,495
Sichuan Xuanyuan	9,584	—
Dalu Group	2,688	—
Others	36,280	28,867
	234,561	131,753
	$234,561	$594,797

____________

(a)      For the year ended March 31, 2023, Dalu Group paid offering costs on behalf of the Company. The balance was unsecured, interest-free and payable on demand. For the year ended March 31, 2024, the Company repaid the outstanding balance.

(b)      As of March 31, 2024 and 2023, the balance of other payables due to related parties represented the operating expenses paid by related parties on behalf of the Company. The balances were non-interest bearing and repayable on demand.

13.    Commitments and Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as certain legal proceedings, claims and disputes. The Company records a liability for such loss contingencies when the likelihood of an unfavorable outcome is probable and the amount of loss can be reasonably estimated.

Dalu International Group Limited
Notes to Consolidated Financial Statements

13.    Commitments and Contingencies (cont.)

Unregistered lease agreements

Pursuant to relevant PRC regulations, parties to a lease agreement are required to file the lease agreements for registration and obtain property leasing filing certificates for their leases. As of March 31, 2024, the Company failed to register 48 lease agreements under which the Company is the tenant. The failure to register the lease agreements does not affect the validity of the lease agreements under the relevant PRC laws and regulations, or the Company’s rights or entitlements to lease out the investment properties to tenants. However, the Company may be required by relevant government authorities to file the lease agreements to complete the registration formalities and may be subject to a fine for non-registration within the prescribed time limit, which may range from RMB1,000 (approximately $138) to RMB10,000 (approximately $1,380) per lease agreement. The amount of fines and other penalties charged by governmental authority cannot be reasonably estimated as of the date of report date. As of March 31, 2024 and 2023, the Company did not accrue the contingent liability in the balance sheet.

Non-transferred land under projects we manage

According to the Interim Regulations of the PRC on Granting and Transferring of the State-owned Land Use Right in Cities and Towns, as amended, if the allocated land is to be transferred, leased or mortgaged, the state-owned land right user shall either make up the land use right granting consideration or pay the land use right granting consideration with the proceeds generated from the transfer, leasing or mortgaging of the land and with approval of the relevant land and real estate administrative department. If the allocated land is leased without approval, the illegal gains will be confiscated and penalties will be imposed in accordance with the seriousness of the case. As of March 31, 2024, there were 83 carports that the Company manages under certain assets entrustment management agreement that are considered allocated land. The carports have been leased out without the approval by the land and real estate administrative department. The amount of fines and other penalties charged by governmental authority cannot be reasonably estimated as of the date of report date. As of March 31, 2024 and 2023, the Company did not accrue the contingent liability in the balance sheet.

Social insurance and housing funds

In accordance with applicable PRC laws and regulations, the Company is obliged to contribute to social insurance and housing provident funds for the Company’s employees. During the year ended March 31, 2024, the Company did not register or contribute to housing provident funds for any of the Company’s employees. It is estimated that the outstanding housing provident fund for the year ended March 31, 2024 and 2023 are $115,806 and $101,134, respectively. As advised by the Company’s PRC counsel, under the Regulations on Administration of Housing Provident Fund, (i) if the Company fails to complete housing provident fund registration before the prescribed deadlines, the Company may be subject to a fine ranging from RMB10,000 (approximately $1,380) to RMB50,000 (approximately $6,920) for each non-compliant subsidiary or branch and (ii) if the Company fails to pay housing provident fund contributions within the prescribed deadlines, the Company may be subject to an order by the relevant people’s court to make such payments. During the year ended March 31, 2024, the Company did not fully contribute to social insurance for all of its employees. It is estimated that the outstanding social insurance contributions for year ended March 31, 2024 and 2023 are $128,431 and $135,027, respectively. According to the Social Insurance Law of the PRC, for outstanding social insurance fund contributions that the Company did not fully pay within the prescribed deadlines, the relevant PRC authorities may demand that the Company pays the outstanding social insurance contributions within a stipulated deadline and the Company may be liable for a late payment fee equal to 0.05% of the outstanding contribution amount for each day of delay, which amounts to approximately $39,000. If the Company fails to make such payments, the Company may be liable to a fine of one to three times the outstanding contribution amount.

The outstanding housing provident fund and social insurance contributions were recorded as “accrued payroll and welfare” in the account of accrued expenses and other current liabilities as of March 31, 2024 and 2023, respectively.

Dalu International Group Limited
Notes to Consolidated Financial Statements

13.    Commitments and Contingencies (cont.)

Fees payable due to China PINX International Investment Group Limited (“China PINX”)

The Company entered into a financial advisory agreement with China PINX, pursuant to which China PINX would provide financial advisory services relating to initial public offering to the Company in exchange for cash consideration of $2.0 million. As of the date of the report, the Company has paid $1.0 million to PINX, with the last instalment of $1.0 million payable upon closing initial public offering on the Nasdaq.

14.    Subsequent Events

The Company evaluated the subsequent event through December 27, 2024, and concluded that there are no material reportable subsequent events that need to be disclosed.

15.    Other subsequent events

On January 27, 2025, the Company issued 17,900,000 shares of ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis. Together with cash consideration for issuance of 100,000 shares of ordinary shares on August 19, 2022, cash consideration aggregating $1,800 was receivable from shareholders for the issuance of 18,000,000 ordinary shares. All the existing shareholders and directors of the Company consider this share issuance to be part of the Company’s reorganization resulting in 18,000,000 ordinary shares issued and outstanding prior to completion of this offering. The Company believed that it was appropriate to reflect the above transactions on a retroactive basis pursuant to ASC 260, Earnings Per Share. The Company has retroactively restated all shares and per share data for all periods presented.

1,500,000 Ordinary Shares

DALU INTERNATIONAL GROUP LIMITED

––––––––––––––––––––––––––––––

PROSPECTUS

______________________________

[•], 2025

Until [•], 2025 (25 days after the date of this prospectus), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to its unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, willful default or fraud.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Pursuant to our offer letters to directors and employment agreements with executive officers, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following ordinary shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of ordinary shares.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Ogier Global Subscriber (Cayman) Limited(1)	August 10, 2022	1	$0.0001
Yatong Yang Holdings Limited	August 10, 2022	10,000	$1.0
David Yang Holdings Limited	September 26, 2022	70,000	$7.0
ChengXF Holdings Limited	September 26, 2022	5,000	$0.5
HuangZY Holdings Limited	September 26, 2022	5,000	$0.5
YangDC Holdings Limited	September 26, 2022	5,000	$0.5
Taolei Holdings Limited	September 26, 2022	5,000	$0.5
Yatong Yang Holdings Limited	January 20, 2025	1,790,000	$179
David Yang Holdings Limited	January 20, 2025	12,530,000	$1253
ChengXF Holdings Limited	January 20, 2025	895,000	$89.5
HuangZY Holdings Limited	January 20, 2025	895,000	$89.5
YangDC Holdings Limited	January 20, 2025	895,000	$89.5
Taolei Holdings Limited	January 20, 2025	895,000	$89.5

____________

(1)      On August 10, 2022, Ogier Global Subscriber (Cayman) Limited transferred one ordinary share to Yatong Yang Holdings Limited for $0.0001.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chengdu, Sichuan Province, China, on February 25, 2025.

Dalu International Group Limited
By:	/s/ Yi Yang
	Name:	Yi Yang
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Yi Yang and Ya Wu, each acting alone, her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-1 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Yi Yang	Chief Executive Officer and Director	February 25, 2025
Yi Yang	(principal executive officer)
/s/ Ya Wu	Chief Financial Officer	February 25, 2025
Ya Wu	(principal financial and accounting officer)
/s/ Dalu Yang	Chairman	February 25, 2025
Dalu Yang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Dalu International Group Limited, has signed this registration statement or amendment thereto in Newark, Delaware on February 25, 2025.

Puglisi & Associates
By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

DALU INTERNATIONAL GROUP LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1**	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association of the Registrant, as currently in effect
3.2**	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering
4.1**	Registrant’s Specimen Certificate for Ordinary Shares
5.1**	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered
8.1**	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. tax matters
10.1**

English Translation of Preliminary Property Management Service Agreement, dated August 8, 2017, by and between Sichuan Dalu Yinglianhua Property Management Co., Ltd. and Sichuan Continental Chengxi Real Estate Co., Ltd.

10.2**

English Translation of Preliminary Property Management Service Agreement, dated April 23, 2019, by and between Sichuan Dalu Yinglianhua Property Management Co., Ltd. and Sichuan Xuanyuan Real Estate Development Co., Ltd.

10.3**	English Translation of Lease Agreement, dated September 20, 2022, by and between Sichuan Dalu Huazhan Commercial Operation Management Co., Ltd. and Dalu Yang
10.4**	Consulting Agreement, dated December 3, 2021, by and between Sichuan Dalu Group Co., Ltd. and China PINX International Investment Group Limited
10.5**

English Translation of Preliminary Property Management Service Agreement, dated January 1, 2021, by and between Sichuan Dalu Yinglianhua Property Management Co., Ltd. and Sichuan Dalu Real Estate Development Co., Ltd.

10.6**

English Translation of Property Operation and Management Service Agreement, dated March 31, 2022, by and between Sichuan Dalu Huazhan Commercial Operation Management Co., Ltd. and Sichuan Dalu Real Estate Development Co., Ltd.

10.7**	Form of Indemnification Escrow
10.8**	English Translation of Letter of Undertaking, dated November 17, 2022, by Sichuan Dalu Group Co., Ltd. to Sichuan Dalu Huazhan Commercial Operation Management Co., Ltd.
21.1*	List of Subsidiaries
23.1*	Consent of ZH CPA, LLC
23.2**	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3**	Consent of Yuan Tai Law Offices (included in Exhibit 99.2)
23.4**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.2)
24.1*	Powers of Attorney (included on signature page to Registration Statement on Form F-1)
99.1**	Code of Business Conduct and Ethics
99.2**	Opinion of Yuan Tai Law Offices regarding certain PRC law matters
99.3*	Consent of Yong Hu be named as a director
99.4*	Consent of Xiaoyuan Zhang be named as a director
99.5*	Consent of Trent D. Davis be named as a director
99.6**	Form of Audit Committee Charter
99.7**	Form of Compensation Committee Charter
99.8**	Form of Nominating and Corporate Governance Committee Charter
107*	Filing Fee Table

____________

*        Filed herewith.

**      To be filed by amendment.

+        Portions of the exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.